SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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Proxim Corporation

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935 Stewart Drive

Sunnyvale, California 94085

August [     ], 2004

Dear Proxim Stockholders:

      We invite you to attend a special annual meeting of stockholders of Proxim Corporation (the “Company”) that will be held on September [     ], 2004 at 10:00 a.m. California time at our principal executive offices located at 935 Stewart Drive, Sunnyvale, California to approve certain terms of a recapitalization transaction between Proxim and Warburg Pincus Private Equity VIII, L.P., BCP Capital, L.P., BCP Capital QPF, L.P. and BCP Capital Affiliates Fund LLC. In addition to the proposal to approve the terms of the recapitalization transaction, we also are seeking your approval on a number of other matters, including annual meeting matters.

      On July 30, 2004, we received an aggregate investment of $10 million in cash from several private equity investors, namely, Warburg Pincus Private Equity VIII, L.P., BCP Capital, L.P., BCP Capital QPF, L.P. and BCP Capital Affiliates Fund LLC (the “Investors”). In exchange for the investment, we issued to the Investors 15% Secured Promissory Notes (“Bridge Notes”) with an aggregate principal amount equal to their investment of $10 million and a maturity date of June 30, 2005. In connection with the issuance of the Bridge Notes, the Investors agreed to and did exchange $30 million aggregate principal amount of our Amended and Restated Secured Subordinated Promissory Notes, plus accrued but unpaid interest on each, and $10 million aggregate principal amount of our Senior Secured Promissory Notes, plus accrued but unpaid interest on each, for 490,599 shares of our Series B Convertible Preferred Stock.

      In connection with the issuance of the Bridge Notes, we and the Investors agreed that, subject to the approval of our stockholders, the Investors would surrender (i) all of their Series A Convertible Preferred Stock, (ii) all of their Series B Convertible Preferred Stock and (iii) their warrants to purchase an aggregate of 42,133,464 shares of our Class A Common Stock (“Common Stock”) in exchange for 164,000,000 shares of our Common Stock and 400,000 shares of our Series C Preferred Stock. We refer to this proposed transaction as the Exchange. As of the date of this letter and the attached proxy statement, the Investors own all of our outstanding Series A Convertible Preferred Stock, all of our outstanding Series B Convertible Preferred Stock and warrants to purchase 42,133,464 shares of our Common Stock out of the 44,784,770 total shares of our Common Stock covered by warrants.

      The Investors have previously invested an aggregate of $115 million in Proxim. In August 2002, we used the proceeds of a previous investment to finance the acquisition of assets from Agere Systems, Inc., including our ORiNOCO product line, for $65 million in cash and related expenses and fees. In connection with this investment in August 2002, the Investors were issued shares of our Series A Convertible Preferred Stock and warrants to purchase 12,271,345 shares of our Class A Common Stock. As of the date of this letter and the attached proxy statement, the Investors continue to hold those securities.

      In July 2003, the Investors invested $30 million in our Subordinated Secured Promissory Notes, the terms of which were subsequently amended and restated in October 2003. In December 2003, the Investors invested an additional $10 million in our Senior Secured Promissory Notes. In connection with these transactions, the Investors also received warrants to purchase 24,000,000 shares of our Class A Common Stock. We used the proceeds from these investments in 2003 to provide working capital for our operations. By their terms, all of the secured promissory notes that we issued to the Investors in 2003 were exchangeable for shares of our Series B Convertible Preferred Stock. On July 30, 2004, the Investors exchanged the entire $40 million in aggregate principal amount of the secured promissory notes, plus accrued but unpaid interest thereon, for 490,599 shares of our Series B Convertible Preferred Stock. As of the date of this notice and the attached proxy statement, the Investors continue to hold those shares of our Series B Convertible Preferred

Stock and the warrants to purchase our Common Stock issued in connection with the note financing transactions in 2003.

      As a Nasdaq-listed company, we are subject to the Marketplace Rules of the National Association of Securities Dealers which, as described in detail in the attached proxy statement, require stockholder approval prior to the issuance of shares of our Series C Preferred Stock and our Common Stock in the Exchange. The proposal will be voted on at a special annual meeting of stockholders on [                    ], September [     ], 2004 at 10:00 a.m. California time at our principal executive offices located at 935 Stewart Drive, Sunnyvale, California and must be approved by a majority of total votes cast in person or by proxy at a meeting at which a quorum is present. Only those stockholders who held shares of our Common Stock, shares of our Series A Convertible Preferred Stock or shares of our Series B Convertible Preferred Stock at the close of business on August [     ], 2004 will be entitled to vote at the special annual meeting.

      A special committee of our Board of Directors believes that approval of the Exchange is in the best interests of the Company. If our stockholders approve the proposal, (i) the Investors shall surrender all of their Series A Convertible Preferred Stock, all of their Series B Convertible Preferred Stock and their warrants to purchase an aggregate of 42,133,464 shares of our Common Stock in exchange for 164,000,000 shares of our Common Stock and $40 million of our Series C Preferred Stock and (ii) our Series A Convertible Preferred Stock and our Series B Convertible Preferred Stock will no longer be outstanding. If our stockholders do not approve the Exchange, the Exchange will not be consummated and each of our Series A Convertible Preferred Stock, our Series B Convertible Preferred Stock and the warrants held by the Investors will remain outstanding in accordance with their respective terms. Additionally, if our stockholders do not approve the Exchange, the Investors will have the right to put the Bridge Notes to the Company for repayment, including accrued but unpaid interest thereon, at any time following the thirtieth day after which such approval is denied.

      As disclosed in detail in our quarterly report on Form 10-Q filed August 11, 2004, we may be subject to significant and immediate liabilities in connection with our patent litigation case with Symbol Technologies, Inc. (“Symbol”) which exceed our current cash resources and, regardless of the outcome of the Symbol litigation, we have a significant ongoing need to raise cash to fund our operational activities. As a result, if our stockholders do not approve the Exchange and the Investors demand payment on the Bridge Notes, we likely would not have sufficient cash to repay the Bridge Notes and we would be required to seek alternative sources of financing which may not be available on favorable terms, if at all. If we could not obtain such alternative financing in such a situation, we likely also would be unable to meet our ongoing operating obligations as they come due in the ordinary course of business, and would have to seek protection under applicable bankruptcy laws.

Accordingly, a special committee of our Board of Directors has approved and recommends that our stockholders approve our ability to issue shares of our Series C Preferred Stock and Common Stock to the Investors upon the Investors’ surrender of all of their Series A Convertible Preferred Stock, all of their Series B Convertible Preferred Stock and their warrants to purchase 42,133,464 shares of our Common Stock.

      In addition to the proposal detailed above, we are also seeking your approval at the meeting on a number of other matters, each of which is more fully described in the attached proxy statement:

(A) To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a one-for-ten reverse split of the outstanding shares of Proxim’s common stock;

(B) To elect three Class I directors to hold office until the 2007 annual meeting of stockholders;

(C) To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2004; and

(D) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      All of the matters to be considered at the special annual meeting are of great importance to the Company and our stockholders. Accordingly, you are urged to read and carefully consider the information presented in this proxy statement, and to complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope or vote by telephone by following the instructions provided on the proxy card. On behalf of our Board of Directors, I thank you for your support and urge you to vote “FOR” approval of each proposal.

Sincerely,

FRANCO PLASTINA
Chief Executive Officer

935 Stewart Drive

Sunnyvale, California 94085

NOTICE OF SPECIAL ANNUAL MEETING OF STOCKHOLDERS

To Be Held on September [      ], 2004

To the Stockholders of Proxim Corporation:

      We will hold a special annual meeting of the stockholders of Proxim Corporation (“Proxim” or the “Company”) on [                    ], September [     ], 2004 at 10:00 a.m. California time at our principal executive offices located at 935 Stewart Drive, Sunnyvale, California for the following purposes:

1. To approval our ability to issue an aggregate of 164,000,000 shares of our Common Stock and 400,000 shares of our Series C Preferred Stock to the Investors upon the Investors’ surrender of all of their Series A Convertible Preferred Stock, all of their Series B Convertible Preferred Stock and their warrants to purchase an aggregate of 42,133,464 shares of our Class A Common Stock.

2. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a one-for-ten reverse split of the outstanding shares of Proxim’s common stock;

3. To elect three Class I directors to hold office until the 2007 annual meeting of stockholders;

4. To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2004; and

5. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

      Please carefully read the attached proxy statement for additional information concerning the matters to be considered at the special annual meeting. Our Board of Directors has fixed the close of business on August [     ], 2004 as the record date for identifying those stockholders entitled to notice of, and to vote at, the special annual meeting and at any adjournment or postponement of the special annual meeting. Only stockholders of record at the close of business on the record date will be entitled to notice of, and to vote at, the special annual meeting or any postponement or adjournment thereof.

      All stockholders are cordially invited to attend the special annual meeting in person. Whether or not you expect to attend the special annual meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Holders of record may also vote by telephone by following the instructions provided on the enclosed proxy card. Even if you have returned your proxy card or voted by telephone, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from that broker, bank or other nominee a proxy card issued in your name.

By Order of the Board of Directors,

RICHARD J. TALLMAN
General Counsel and Secretary

Sunnyvale, California

August [     ], 2004

      This proxy statement is dated August [     ], 2004, and is first being mailed to Proxim stockholders on or about August [     ], 2004.

Page

Questions and Answers	1
Summary of the Proxy Statement	7
The Special Annual meeting	7
Background	7
Material Terms of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock	8
Material Terms of the Warrants	13
Material Terms of the Series C Preferred Stock	13
Material Terms of the Bridge Notes	14
Effects of the Exchange Transaction	15
Statements Regarding Forward-Looking Information	16
The Special Annual Meeting	17
Proxy Solicitation Materials	17
Date, Time and Place of the Special Annual Meeting	17
Solicitation	17
Matters to be Considered at the Special Annual Meeting	17
Record Date, Voting Rights and Outstanding Shares	17
Vote Required	18
Quorum, Abstentions and Broker Non-Votes	18
Revocability of Proxies	19
Stockholder Proposals	19
Accountants	19
Multiple Stockholders Sharing One Address	20
Proposal I: The Exchange	21
Background	21
Board Recommendation	24
Terms of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock	25
Terms of the Warrants	29
Terms of the Series C Preferred Stock	30
Terms of the Bridge Notes	31
Opinion of Financial Advisor	32
Effects of the Exchange Transaction	40
Accounting Treatment of the Proposed Transaction	43
Interests of the Investors in the Transaction	45
Reasons for Seeking Stockholder Approval	45
Proposal II: Reverse Split of the Company’s Common Stock	47
General	47
Purpose	47
The Reverse Stock Split May Not Result in an Increase in the Per Share Price of Proxim’s Common Stock; There Are Other Risks Associated with the Reverse Stock Split	48
Principal Effects of the Reverse Stock Split	48
No Dissenter’s Rights	51
Federal Income Tax Consequences of the Reverse Stock Split	51
Vote Required; Recommendation of the Board	51

i

ii

PROXY STATEMENT

FOR THE SPECIAL ANNUAL MEETING OF STOCKHOLDERS

To Be Held on September [      ], 2004

QUESTIONS AND ANSWERS

      Although we encourage you to read the proxy statement in its entirety, we include these Questions and Answers to provide background information and brief answers to several questions that you may have about the proposal.

Q.	What proposals are stockholders being asked to consider at the upcoming special annual meeting?

A.	We are seeking our stockholders’ approval of four proposals, including one proposal for the reelection of certain members of our Board of Directors.

The first proposal relates to our ability to issue an aggregate of 164,000,000 shares of our Class A Common Stock (“Common Stock”) and 400,000 shares of our newly issued Series C Preferred Stock to Warburg Pincus Private Equity VIII, L.P. (“Warburg Pincus”), BCP Capital, L.P., BCP Capital QPF, L.P. and BCP Capital Affiliates Fund LLC. (the affiliated funds together, “BCP” and collectively with Warburg Pincus, the “Investors”) upon each Investor’s surrender of all of their Series A Convertible Preferred Stock, all of their Series B Convertible Preferred Stock and their warrants to purchase an aggregate of 42,133,464 shares of our Common Stock. We refer to this transaction in this proxy statement as the Exchange. The Investors own all of our outstanding Series A Convertible Preferred Stock and all of our outstanding Series B Convertible Preferred Stock, so approval of the Exchange would result in the retirement of these classes of our securities. If the Exchange proposal is not approved, the Company would not have the ability to complete the Exchange and each of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and the Common Stock warrants held by the Investors will remain outstanding. Additionally, the Investors would have the right to demand repayment at any time following the thirtieth day after such approval is denied of $10 million in aggregate principal amount of our secured promissory notes, plus accrued but unpaid interest thereon.

The second proposal relates to amending the Company’s Amended and Restated Certificate of Incorporation to effect a one-for-ten reverse split of our common stock. Since July 16, 2004 and continuing through the date of this proxy statement, the trading price of the Company’ Common Stock consistently has closed below $1 on the Nasdaq National Market. The minimum closing price for stocks traded on the Nasdaq National Market is $1. In order to avoid possible delisting actions by Nasdaq and in order to attempt to decrease volatility in the trading price of the Company’s Common Stock, the Company is proposing to amend its Certificate of Incorporation to effect a one-for-ten reverse split of its common stock.

The third proposal is for the reelection of Franco Plastina, Kenneth E. Westrick, and Michael P. Ressner as Class I members of our Board of Directors. Messrs. Plastina, Westrick and Ressner all are present members of our Board of Directors. More information about Messrs. Plastina, Westrick and Ressner is provided below.

The fourth proposal is for the ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2004. More information about the Company’s relationship with PricewaterhouseCoopers LLP is provided below.

Q.	Why did Proxim raise additional capital in July 2004?

A.	In April 2004, our management and Board of Directors recognized our need to raise additional capital to fund our ongoing operations, to support our growth objectives and to strengthen our balance sheet position. We formed a special committee consisting of directors not affiliated with the Investors, and we engaged Bear, Stearns & Co. Inc. (“Bear Stearns”) to advise the Company regarding financing and certain other strategic alternatives. As revenue in the first quarter was below our expectations, we had to take certain steps to increase our short-term working capital flexibility. Our liquidity concerns had led certain of our customers, vendors and contract manufacturers to express concern regarding our financial position. We were required to repay $40 million in aggregate principal amount, plus accrued but unpaid interest, of our secured promissory notes issued to the Investors in 2003, on September 30, 2004, absent the Investors’ agreement to exchange the notes for equity securities or otherwise modify our obligations thereunder. Our management and Board of Directors anticipated that we would not have sufficient cash to meet these obligations and recognized that if we were not able to secure additional financing or reach an agreement with the Investors, we would be unable to repay the notes and would have to seek protection under applicable bankruptcy laws.

In view of market conditions, our existing cash constraints, the potential impact of our patent litigation with Symbol Technologies, Inc. (“Symbol”), the limited number of authorized shares of our common stock available for issuance, the existing preferences of the Investors and other constraints which limited our ability to effect a public offering, we determined that it would not be feasible to raise additional capital through a public offering. In addition, we also considered a private placement to existing investors or other investors and considered the likelihood of a sale of the Company on favorable terms, or at all, but determined not to proceed with any of these transactions. From April 2004 through July 2004, we engaged in numerous and extensive discussions of the terms and conditions of potential transactions with the Investors, and we reviewed the absence of near-term alternative financing or other strategic prospects in view of our existing capital structure and the significant preferences of the Investors’ outstanding securities. Following the receipt of advice from our financial advisors, Bear Stearns, and the receipt of a fairness opinion from Bear Stearns as to the Exchange, the special committee of our Board of Directors approved a series of financing and recapitalization transactions designed to simplify the Company’s capital structure and to provide additional working capital.

On July 30, 2004, the Investors exchanged their $40 million in aggregate principal amount of our secured promissory notes, plus accrued but unpaid interest thereon, for 490,599 shares of our Series B Convertible Preferred Stock, relieving us from the repayment of those obligations on September 30, 2004. Also on July 30, 2004, we issued to the Investors 15% secured promissory notes with an aggregate principal amount equal to their investment of $10 million (the “Bridge Notes”) and a maturity date of June 30, 2005. The purpose of the Bridge Notes was to provide us with working capital until such time as the Company could complete the Exchange and potential additional financing transactions to fund our ongoing business operations and to provide short-term funding for our pursuit of emerging opportunities in the WiMAX and Wi-Fi spaces. In connection with the issuance of the Bridge Notes, Proxim and the Investors also agreed to the Exchange, subject to stockholder approval, with the stated purpose of simplifying the Company’s capital structure, which we believe would make it more feasible for the Company to manage its business and obtain additional financing.

In order to further fund the Company, pursuant to the terms of the Securities Purchase Agreement, dated as of July 27, 2004, between us and the Investors (“Purchase Agreement”), the Company and the Investors agreed that after the Exchange, (i) the Company would use its reasonable best efforts to market and consummate a financing transaction or series of financing transactions in which the Company would issue and sell its Common Stock or warrants to purchase its Common Stock or both in exchange for aggregate gross proceeds to the Company of at least $20 million (a “Qualified Transaction”) and (ii) that simultaneous with the closing of a Qualified Transaction, the outstanding principal and accrued but unpaid interest on the Bridge Notes shall automatically be exchanged for the Company’s Common Stock and/or Common Stock warrants at the same price and upon the same terms and conditions agreed to with the investors in the Qualified Transaction.

If our stockholders do not approve the Exchange, the Investors will have the right to put the Bridge Notes to the Company for repayment, including accrued but unpaid interest thereon, at any time following the thirtieth day after which such approval is denied. If a Qualified Transaction does not take place before June 30, 2005, the Bridge Notes would mature and would become payable.

As disclosed in detail in our quarterly report on Form 10-Q filed August 11, 2004, we may be subject to significant and immediate liabilities in connection with our patent litigation case with Symbol which exceed our current cash resources and, regardless of the outcome of the Symbol litigation, we have a significant ongoing need to raise cash to fund our operational activities. As a result, if our stockholders do not approve the Exchange and the Investors demand payment on the Bridge Notes or if a Qualified Transaction does not occur by June 30, 2005 and the Bridge Notes become payable, we likely would not have sufficient cash to repay the Bridge Notes and we would be required to seek alternative sources of financing which may not be available on favorable terms, if at all. If we could not obtain such alternative financing in such a situation, we likely also would be unable to meet our ongoing operating obligations as they come due in the ordinary course of business, and would have to seek protection under applicable bankruptcy laws.

Q.	Why would the Company like to retire its Series A Convertible Preferred Stock and Series B Convertible Preferred Stock and issue Series C Preferred Stock and Common Stock to the Investors instead?

A.	Proxim’s Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, all of which are held by the Investors, are governed by a complex set of preferences, accretion provisions, antidilution rights, conversion mechanisms and voting limitations that make them burdensome and expensive to administer. Moreover, given the approximately $223 million in liquidation preferences associated with the Investors’ preferred stock and warrants, we believe that our existing capital structure is an impediment to raising new capital. We believe that this complex capital structure creates inefficiencies that unnecessarily distract from the running of our business. We believe that issuing Common Stock and Series C Preferred Stock would help to alleviate some of these problems. The Company’s Series C Preferred Stock is nonvoting and nonconvertible by its terms and is designed and intended to function in many respects as a debt instrument, making it much easier to administer and account for than our Series A Convertible Preferred Stock or our Series B Convertible Preferred Stock. More importantly, by reducing the Investors’ liquidation preferences in a Change in Control transaction (as defined below) by approximately $143 million, or 64%, from approximately $223 million to approximately $80 million, and by eliminating the Investors’ rights to anti-dilution protection in future capital raising transactions, we believe the Company would be better positioned to attract additional capital. In the event of a Change in Control of sufficient size after the Exchange, therefore, approximately $143 million in additional value could be available for distribution to holders of our common stock over what would be available if our Series A Convertible Preferred Stock and our Series B Convertible Preferred Stock were to remain outstanding. In addition to the elimination of the liquidation preferences on the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock, the Exchange will also eliminate the Company’s obligation to purchase the Series B Warrants, at a valuation based on Black-Scholes calculation methodology, in the event of a Change in Control.

We believe that holders of our Common Stock will benefit from the Investors becoming holders of our Common Stock because the interests of the Investors and our other stockholders will be more closely aligned. We also believe that simplifying the Company’s capital structure will help the capital markets to more easily evaluate the fundamental condition of the Company.

Q.	Why is Proxim seeking stockholder approval for the Exchange proposal?

A.	As a Nasdaq-listed company, we are subject to the Marketplace Rules of the National Association of Securities Dealers. Marketplace Rule 4350(i) requires stockholder approval prior to the Exchange because the Common Stock issued in the exchange would equal more than 20% of our outstanding Common Stock, and because, based on the price per share attributable on an as-converted basis to our August 2002 Series A Convertible Preferred Stock Financing and our note financings in July 2003 and December 2003, this Common Stock would be sold at a per share price lower than the greater of the book or market value of our Common Stock as of the date on which we entered into the purchase agreement with the Investors regarding the transaction.

Marketplace Rule 4350(i) also requires stockholder approval of the Exchange because Lorenzo A. Bettino, Jeffrey A. Harris and Steven D. Brooks, members of our Board of Directors, have financial interests in the Investors in the transaction. Lorenzo A. Bettino and Jeffrey A. Harris are partners of Warburg Pincus & Co. and members and managing directors of Warburg Pincus LLC, affiliates of Warburg Pincus. Steven D. Brooks is a member and managing director of BCP Capital Management LLC, an affiliate of BCP Capital, L.P. Under Marketplace Rule 4350(i) and related guidance, we generally are required to obtain stockholder approval for indirect issuances of securities to directors who have financial interests in an investor if the securities are sold at a per share price less than the market value of our Common Stock as of the date on which we entered into the purchase agreement with the investors regarding the transaction.

Q.	Why is the Company seeking stockholder approval of the reverse stock split?

A.	In order to effect the reverse stock split, the Company must amend portions of its Amended and Restated Certificate of Incorporation. Pursuant to Article X of the Company’s Amended and Restated Certificate of Incorporation, this amendment would require the consent of two-thirds (66 2/3%) of the Company’s outstanding shares that are entitled to vote. If the stockholders approve the proposal, the Company immediately will file a Certificate of Amendment with the Secretary of State of the State of Delaware to effect a one-for-ten reverse split of the Company’s common stock.

Q.	What does our Board recommend?

A.	A special committee of our Board of Directors has determined that each of the proposals is in the best interests of the Company. Accordingly, our Board of Directors recommends that you vote “FOR” each proposal.

Q.	What vote is required to approve each proposal?

A.	Holders of a majority of the outstanding shares entitled to vote must be present, in person or by proxy, at the special annual meeting in order to have the required quorum for the transaction of business. With regard to the proposal relating to the Exchange, the proposal relating to the election of directors, and proposal relating to the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2004, the affirmative vote of a majority of the total votes cast on each proposal, in person or by proxy, is required to approve the proposal. With regard to the proposal relating to the amendment of the Company’s Amended and Restated Certificate of Incorporation to effect the reverse stock split, the affirmative vote of two-thirds (66 2/3%) of the total shares outstanding is required to approve the proposal.

On all matters to be voted upon at the special annual meeting, each holder of record of Common Stock will be entitled to one vote for each common share held as of August [ ], 2004. In addition, on all matters to be voted upon at the special annual meeting, the holders of record of our Series A Convertible Preferred Stock will be entitled to such number of votes per share of Series A Convertible Preferred Stock as such holders would have been entitled to receive in the event each such share of Series A Convertible Preferred Stock held as of August [ ], 2004 had been converted into Common Stock in accordance with applicable conversion rights, subject to certain voting rights limitations. Additionally, the holders of our Series B Convertible Preferred Stock will be entitled to such number of votes per share of Series B Convertible Preferred Stock as such holders would have been entitled to receive in the event each such share of Series B Convertible Preferred Stock held as of August [ ], 2004 had been converted into Common Stock in accordance with applicable conversion rights and subject to certain voting rights limitations. As of the record date, August [ ], 2004, there were [ ] shares of our Common Stock outstanding and entitled to vote, 3,000,000 shares of our Series A Convertible Preferred Stock outstanding and entitled to vote on an as-converted basis and 490,599 shares of our Series B Convertible Preferred Stock outstanding and entitled to vote on an as-converted basis. As of August [ ], 2004, the holders of Series A Convertible Preferred Stock would have been entitled to vote, upon conversion of their preferred shares, an aggregate of [ ] shares of our Common Stock and the holders of Series B Convertible Preferred Stock would have been entitled to vote, upon conversion of their preferred shares, an aggregate of [ ] shares of our Common Stock.

Pursuant to the voting rights limitations set forth in the Certificate of Designations, Preferences and Rights of the Series A Convertible Preferred Stock of Proxim Corporation (“Series A Certificate of Designations”), the holders of the Series A Convertible Preferred Stock will be entitled to vote [ ] shares of Common Stock, the number of shares of Common Stock into which the Series A Convertible Preferred Stock would convert at a conversion price of $2.18 as of August [ ], 2004. By the terms of voting rights provisions set forth in the Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock of Proxim Corporation (“Series B Certificate of Designations”), the holders of the Series B Convertible Preferred Stock will be entitled to vote [ ] shares of Common Stock, the number of shares of Common Stock into which the Series B Convertible Preferred Stock would convert at a conversion price of $1.15 as of August [ ], 2004

The Investors have agreed to vote all of their shares in favor of the proposals to be considered at the special annual meeting on September [ ], 2004.

Q.	What happens if the Exchange proposal is approved?

A.	If our stockholders approve the Exchange proposal, (i) the Investors shall surrender all of their Series A Convertible Preferred Stock, all of their Series B Convertible Preferred Stock and their warrants to purchase an aggregate of 42,133,464 shares of our Class A Common Stock in exchange for 164,000,000 shares of our Common Stock and 400,000 shares of our Series C Preferred Stock and (ii) our Series A Convertible Preferred Stock, our Series B Convertible Preferred Stock and the Common Stock warrants held by the Investors will no longer be outstanding.

Q.	What happens if the Exchange proposal is not approved?

A.	If our stockholders do not approve the proposal, the Company will not have the ability to issue the Common Stock necessary to consummate the Exchange and the Investors will not exchange their Series A Convertible Preferred Stock, their Series B Convertible Preferred Stock or their warrants to purchase our Common Stock for our Common Stock and Series C Preferred Stock. Accordingly, each of our Series A Convertible Preferred Stock, our Series B Convertible Preferred Stock and the Common Stock warrants held by the Investors will remain outstanding in accordance with their respective terms. Additionally, if our stockholders do not approve the Exchange, the Investors will have the right to put the Bridge Notes to the Company for repayment, including accrued but unpaid interest thereon, at any time following the thirtieth day after which such approval is denied.

As disclosed in detail in our quarterly report on Form 10-Q filed August 11, 2004, we may be subject to significant and immediate liabilities in connection with our patent litigation case with Symbol which exceed our current cash resources and, regardless of the outcome of the Symbol litigation, we have a significant ongoing need to raise cash to fund our operational activities. As a result, if our stockholders do not approve the Exchange and the Investors demand payment on the Bridge Notes, we likely would not have sufficient cash to repay the Bridge Notes and we would be required to seek alternative sources of financing which may not be available on favorable terms, if at all. If we could not obtain such alternative financing in such a situation, we likely also would be unable to meet our ongoing operating obligations as they come due in the ordinary course of business, and would have to seek protection under applicable bankruptcy laws.

Q.	What should I do now?

A.	You should read this proxy statement carefully and promptly submit your proxy card or vote by telephone as provided on the proxy card to ensure that your vote is counted at the special annual meeting.

Q.	How do I vote if I hold shares directly?

A.	You may vote your shares by attending the special annual meeting in person and completing a ballot or returning your validly executed proxy card at the meeting. The special annual meeting will be begin promptly at 10:00 a.m. California time on [ ], September [ ], 2004 at our principal executive offices located at 935 Stewart Drive, Sunnyvale, California.

If you do not want to attend the special annual meeting and you hold your shares directly, you may vote by granting a proxy. To grant a proxy, mail your signed proxy card in the enclosed return envelope or vote by telephone as provided on the proxy card as soon as possible so that your shares may be represented at the special annual meeting.

Q.	How do I vote if I hold shares in street name?

A.	If you do not want to attend the special annual meeting and hold your shares in a stock brokerage account or if your shares are held by a bank or nominee (i.e., in “street name”), you must provide your broker with directions on how to vote your shares. Your broker will provide you with instructions regarding how to direct your broker to vote your shares. It is important to follow these instructions carefully to ensure your shares are represented at the special annual meeting. If you do not provide directions to your broker, your shares will not be voted at the special annual meeting.

If you want to attend the special annual meeting and hold your shares in street name, you must obtain a signed proxy card from your broker, bank or other nominee acting as record holder that gives you the right to vote the shares. Your broker will provide you with instructions regarding how to obtain a signed proxy card from the bank or other nominee acting as record holder in order to enable you to vote your shares in person at the special annual meeting.

Q.	What if I do not vote?

A.	If you fail to respond, your shares will neither be voted nor count for purposes of obtaining a quorum. If you respond and abstain from voting, your shares will count for purposes of obtaining a quorum and will have the same effect as a vote against each of the proposals. If you respond by returning a properly executed proxy card without instructions, your shares will be voted “FOR” adoption of each proposal.

Q.	How can I change my vote after I have mailed my proxy card?

A.	If you are a holder of record, you may generally change your vote by delivering a later-dated proxy or written notice of revocation to our Corporate Secretary before the special annual meeting, or by attending the special annual meeting and voting in person. If your shares are held in “street name” by your broker, you must follow the instructions received from your broker regarding how to change your vote.

SUMMARY OF THE PROXY STATEMENT

      This summary of the proxy statement highlights selected information in this proxy statement and does not contain all of the information that is important to you. You should read this entire proxy statement, including the appendices and the other documents we refer to, for a more complete understanding of the proposal.

The Special Annual Meeting (see pages                    and                    )

      The enclosed proxy is solicited on behalf of the Board of Directors of Proxim Corporation for use at our special annual meeting of stockholders to be held on [                    ], September [     ], 2004 at 10:00 a.m. California time, or at any adjournment or postponement of the meeting. The special annual meeting will be held at our principal executive offices located at 935 Stewart Drive, Sunnyvale, California.

Background (see pages                    and                    )

      In April 2004, our management and Board of Directors recognized our need to raise additional capital to fund our ongoing operations, to support our growth objectives and to strengthen our balance sheet position. We formed a special committee consisting of directors not affiliated with the Investors, and we engaged Bear Stearns to advise the Company regarding financing and other strategic alternatives. As revenue in the first quarter was below our expectations, we deemed it necessary to take certain steps to increase our short-term working capital flexibility which we believe impacted our first quarter results. Our liquidity concerns had led certain of our customers, vendors and contract manufacturers to express concern regarding our financial position. We were required to repay $40 million in aggregate principal amount, plus accrued but unpaid interest, of our secured promissory notes issued to the Investors in 2003, on September 30, 2004, absent the Investors’ agreement to exchange the notes for equity securities or otherwise modify our obligations thereunder. Our management and Board of Directors anticipated that we would not have sufficient cash to meet these obligations and recognized that if we were not able to secure additional financing or reach an agreement with the Investors, we would be unable to repay the notes and would have to seek protection under applicable bankruptcy laws.

      In view of market conditions, our existing cash constraints, the potential impact of our patent litigation with Symbol, the limited number of authorized shares of our common stock available for issuance, the existing preferences of the Investors and other constraints which limited our ability to effect a public offering, we determined that it would not be feasible to raise additional capital through a public offering. In addition, we also considered a private placement to existing investors or other investors and considered the likelihood of a sale of the Company on favorable terms, or at all, but we determined not to proceed with any of these transactions. From April 2004 through July 2004, we engaged in numerous and extensive discussions of the terms and conditions of potential transactions with the Investors, and we reviewed the absence of near-term alternative financing or other strategic prospects in view of our existing capital structure and the significant preferences of the Investors’ outstanding securities. Following the receipt of advice from our financial advisors, Bear Stearns, and the receipt of a fairness opinion from Bear Stearns as to the Exchange, the special committee of our Board of Directors approved a series of financing and recapitalization transactions designed to simplify the Company’s capital structure and to provide additional working capital.

      On July 30, 2004, the Investors exchanged their $40 million in aggregate principal amount of our secured promissory notes, plus accrued but unpaid interest thereon, for 490,599 shares of our Series B Convertible Preferred Stock, relieving us from the repayment of those obligations on September 30, 2004. Also, on July 30, 2004, we issued to the Investors the 15% Bridge Notes with an aggregate principal amount equal to their investment of $10 million and a maturity date of June 30, 2005. The purpose of the Bridge Notes was to provide us with working capital until such time as the Company could complete the Exchange and potential additional financing transactions to fund our business and to provide short-term funding for our pursuit of emerging opportunities in the WiMAX and Wi-Fi spaces. In connection with the issuance of the Bridge Notes, Proxim and the Investors also agreed to the Exchange, subject to stockholder approval, with the stated

purpose of simplifying the Company’s capital structure, which we believe would make it more feasible for the Company to manage its business and obtain additional financing.

      Further, we and the Investors agreed that, subject to the approval of our stockholders, the Investors collectively would surrender (i) all of their shares of Series A Convertible Preferred Stock, (ii) all of their shares of Series B Convertible Preferred Stock and (iii) their warrants to purchase an aggregate of 42,133,464 shares of our Class A Common Stock in exchange for 164,000,000 shares of our Common Stock and 400,000 shares of our Series C Preferred Stock. We refer to this transaction as the Exchange. The Exchange transaction would reduce the liquidation preference held by the Investors by approximately $143 million, or 64%, from approximately $223 million to approximately $80 million and would eliminate the Investors’ rights to antidilution protection in future capital raising transactions. In addition to the elimination of the liquidation preferences on the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock, the Exchange will also eliminate the Company’s obligation to purchase the Series B Warrants, at a valuation based on Black-Scholes calculation methodology, in the event of a Change in Control.

      Also, the Exchange would significantly simplify the Company’s capital structure. For both of these reasons, we believe that the consummation of the Exchange transaction would help the Company attract additional capital in the future.

      In order to provide for further funding of the Company, we and the Investors agreed that after the Exchange, (i) the Company would use its reasonable best efforts to market and consummate a Qualified Transaction and (ii) that simultaneous with the closing of a Qualified Transaction, the outstanding principal and accrued but unpaid interest on the Bridge Notes shall automatically be exchanged for the Company’s Common Stock and/or Common Stock warrants at the same price and upon the same terms and conditions agreed to with the investors in the Qualified Transaction.

      As disclosed in detail in our quarterly report on Form 10-Q filed August 11, 2004, we may be subject to significant and immediate liabilities in connection with our patent litigation case with Symbol which exceed our current cash resources and, regardless of the outcome of the Symbol litigation, we have a significant ongoing need to raise cash to fund our operational activities. As a result, if our stockholders do not approve the Exchange and the Investors demand payment on the Bridge Notes or if a Qualified Transaction does not occur by June 30, 2005 and the Bridge Notes become payable, we likely would not have sufficient cash to repay the Bridge Notes and we would be required to seek alternative sources of financing which may not be available on favorable terms, if at all. If we could not obtain such alternative financing in such a situation, we likely also would be unable to meet our ongoing operating obligations as they come due in the ordinary course of business, and would have to seek protection under applicable bankruptcy laws.

Material Terms of the Series A Convertible Preferred Stock and the Series B Preferred Stock (see pages                    and                    )

      The following description summarizes the material terms of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock which would be exchanged for Common Stock and our newly issued Series C Preferred Stock if the stockholders approve the Exchange. You are urged to read carefully in their entirety each of the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Proxim Corporation (the “Series A Certificate of Designations”) and the Certificate of Designations, Preferences and Rights of Series B Convertible Preferred Stock of Proxim Corporation (the “Series B Certificate of Designations”) which fully set forth the terms of our Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.

      Dividends. The Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock each will receive dividends or distributions declared on the common stock on an as-converted basis. However, the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock will not participate in any such dividends or distributions that would result in an adjustment to the conversion price of the Series A Convertible Preferred Stock or the Series B Convertible Preferred Stock, as applicable.

      In addition, after August 5, 2005 through August 5, 2007, the Series A Convertible Preferred Stock will receive dividends, in cash or in Common Stock (at our option), on the liquidation preference on a semi-annual basis at a rate of 8% per annum. Dividends paid in Common Stock on the shares of Series A Convertible Preferred Stock will be valued based on the 10-day volume-weighted average price of the Company’s Common Stock prior to the relevant record date.

      Liquidation Preference. The initial liquidation preferences for each share of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock were $25.00 per share and $100 per share respectively. The liquidation preference of the Series A Convertible Preferred Stock accretes at 8% per annum, compounded semi-annually, through August 5, 2005. The liquidation preference of the Series B Convertible Preferred Stock accretes at 14% per annum, compounded quarterly, through the seventh anniversary of the date on which we first issued shares of our Series B Convertible Preferred Stock, July 30, 2004 (the “Series B Original Issue Date”).

      Notwithstanding the foregoing, in the event of a Change in Control, as described below, that occurs before August 5, 2005, the liquidation preference of the Series A Convertible Preferred Stock will be increased by the amount, if any, by which the amount of the liquidation preference, had it fully accreted from the date of the transaction through August 5, 2005, exceeds the liquidation preference then in effect.

      In the event of a Change of Control transaction or a Material Asset Sale, as described below, before July 30, 2011, the liquidation preference of the Series B Convertible Preferred Stock will be increased by the amount, if any, by which the amount of the liquidation preference, had it fully accreted from the date of the transaction through July 30, 2011, exceeds the liquidation preference then in effect. Instead of receiving the liquidation preference in the event of a Change in Control, holders of our Series A Convertible Preferred Stock and Series B Convertible Preferred Stock may elect to participate with our common stock upon a liquidation.

      In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, subject to payments to holders of senior securities, the holders of our Series A Convertible Preferred Stock and Series B Convertible Preferred Stock will be entitled to receive the following payments:

•	Our Series A Convertible Preferred Stock will be entitled to receive the greater of:

•	(i) the liquidation preference of the Series A Convertible Preferred Stock in effect on the date of the liquidation, dissolution or winding up, plus an amount equal to the unrecognized accretion, if any, from the end of the most recent semi-annual period ending February 5th or August 5th up to but not including the date of the liquidation, dissolution or winding up and after August 5, 2005, the dividends accrued and unpaid on the Series A Convertible Preferred Stock, whether or not declared, up to but not including the date of the liquidation, dissolution or winding up; or

•	(ii) the payment the holders would have received had the holders, immediately prior to the liquidation, dissolution or winding up, converted their shares of Series A Convertible Preferred Stock into shares of our Common Stock.

•	Our Series B Convertible Preferred Stock will be entitled to receive the greater of:

•	the liquidation preference of the Series B Convertible Preferred Stock in effect on the date of the liquidation, dissolution or winding up, plus an amount equal to the unrecognized accretion, if any, from the end of the most recent quarterly period ending on the quarterly anniversary of the filing of the Series B Certificate of Designations up to but not including the date of the liquidation, dissolution or winding up; or

•	the payment the holders would have received had the holders, immediately prior to the liquidation, dissolution or winding up, converted their shares of Series B Convertible Preferred Stock into shares of our Common Stock.

      Redemption. Both the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock are mandatorily redeemable securities. The Company must redeem the Series A Convertible Preferred

Stock on August 5, 2007 and must redeem the Series B Convertible Preferred Stock on July 30, 2011. On their respective redemption dates, both the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock must be redeemed at a cash redemption price equal to the liquidation preference in effect on the redemption date, plus an amount equal to accrued and unpaid dividends, whether or not declared, up to but not including the redemption date. In the event that we do not pay the redemption price on the redemption date, the redemption price will be calculated as of the later of the redemption date and the date on which the redemption payment is made. In the event of any redemption of only a part of the then-outstanding Series A Convertible Preferred Stock or Series B Convertible Preferred Stock, we will effect the redemption on a pro rata basis among the holders. Except as provided above, there is no restriction on our right to redeem the shares of the Series A Convertible Preferred Stock or the Series B Convertible Preferred Stock while there is any arrearage in the payment of dividends or sinking fund installments.

      Conversion Price. The initial price at which the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock could be converted into shares of the Company’s Common Stock were $3.0559 and $1.15 per share respectively. The initial conversion price of both the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock is subject to adjustment as set forth below under “Anti-Dilution.” As a result of such antidilution adjustments made in connection with the issuance of the $40 million in aggregate principal of secured promissory notes in 2003 and the subsequent exchange of these notes and the issuance of the Series B Convertible Preferred Stock in July 2004, the conversion price of the Series A Convertible Preferred Stock is $2.0680 as of the date of this proxy statement. The conversion price of the Series B Convertible Preferred Stock has not been subject to any such adjustment as the date of this proxy statement.

      Conversion by Proxim. We can require conversion of the Series A Convertible Preferred Stock into shares of our Common Stock (i) after August 5, 2004, in whole or in part, if the closing market price of our Common Stock exceeds 250% of the conversion price then in effect for 30 consecutive trading days, (ii) after August 5, 2005, in whole or in part, if the closing market price of our Common Stock exceeds 200% of the conversion price then in effect for 30 consecutive trading days, (iii) after August 5, 2006, in whole or in part, if the closing market price of our Common Stock exceeds 150% of the conversion price then in effect for 30 consecutive trading days; and (iv) as described below under “Change in Control or Material Asset Sale.”

      We can require conversion of the Series B Convertible Preferred Stock into shares of our Common Stock from and after July 30, 2009, in whole or in part, if the average of the highest and lowest reported sales price of our Common Stock exceeds 300% of the conversion price then in effect for 90 consecutive trading days.

      Conversion by the Holders. The Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock are convertible at any time, in whole or in part, into that number of shares of Common Stock equal to the liquidation preference then in effect divided by the then current conversion price.

      Change of Control or Material Asset Sale. In the event that (i) any person or entity were to acquire 50% or more of either our common stock or voting power, (ii) the individuals who constitute our Board of Directors, as of the date immediately following the special meeting and including the Investors’ designees (such directors, our “Incumbent Board,” and including any individual whose election to our Board of Directors was approved by a vote of at least a majority of the “Incumbent Board”), cease for any reason to constitute at least a majority of our Board of Directors (iii) we were to experience a business combination transaction after which our stockholders generally hold less than 50% of the common stock and less than 50% of the combined voting power of the voting securities of the combined company, or (iv) our stockholders approve a complete liquidation or dissolution of the Company (each such event, a “Change of Control”), the Company will have the right to convert the Series A Convertible Preferred Stock and the holders will have the right to convert the Series B Convertible Preferred Stock, in whole or in part, into the then current number of shares of our Common Stock equal to the liquidation preference then in effect divided by the conversion price, and holders of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock receiving the Common Stock will receive the consideration from the Change of Control transaction upon conversion. These conversion rights apply if the consideration to be received from the Change of Control transaction is in liquid securities or cash and has a fair market value equal to or greater than 110% of the liquidation preference then in effect. If the consideration is less than 110% of the then current liquidation preference, we must either:

•	modify the conversion price of each of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock so that the consideration to be received by the holders equals 110% of the liquidation preference then in effect for each of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock; or

•	offer to repurchase the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock for cash within 60 days of the Change of Control transaction at 101% of the liquidation preference then in effect, plus any unrecognized accretion or accrued and unpaid dividends, in each case up to but not including the repurchase date.

      Upon a change in control transaction before August 5, 2005, the liquidation preference of the Series A Convertible Preferred Stock will increase to include up to three years of accretion.

      A Material Asset Sale (as defined in the Series B Certificate of Designations) is any sale of our assets that does not constitute a sale of all or substantially all of our assets but as a result of which our revenues for the twelve-month period preceding the transaction would have declined by 40% or more on a pro forma basis, giving effect to such asset sale. Upon a Change of Control transaction or Material Asset Sale that occurs after July 30, 2004, the liquidation preference of the Series B Convertible Preferred Stock will automatically increase to include seven full years of accretion at 14% per annum. In connection with a Material Asset Sale after July 30, 2011, the holders will also be entitled to receive unrecognized accretion and accrued but unpaid dividends. Instead of receiving the liquidation preference, holders of the Series B Convertible Preferred Stock may elect to participate with our common stock upon a liquidation.

      Anti-Dilution. The conversion price of both the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock are subject to customary weighted average anti-dilution adjustments and other customary adjustments upon transactions such as stock splits, subdivisions, distributions, business combinations and issuances of our common stock or securities exercisable for or exchangeable or convertible into, our common stock (other than capital stock issued as consideration for mergers and acquisitions, upon the exercise of employee stock options, in a registered public offering resulting in gross proceeds of not less than $20 million or upon issuance of Common Stock upon exercise of the Series A Convertible Preferred Stock or Series B Convertible Preferred Stock or upon exercise of the existing warrants or any future issued warrants), without consideration or for consideration per share less than the conversion price then in effect.

      Purchase Rights. If at any time after the initial issuance of the Series A Convertible Preferred Stock or the Series B Convertible Preferred Stock, we grant, issue or sell any:

•	options, warrants or other rights to purchase or acquire common stock (other than capital stock issued as consideration for mergers and acquisitions, upon the exercise of employee stock options, in a registered public offering resulting in gross proceeds of not less than $20 million or upon issuance of common stock upon exercise of the Series B preferred stock or Series A preferred stock or upon exercise of the existing warrants or any future issued warrants);

•	securities by their terms convertible into or exchangeable for common stock (other than capital stock issued as consideration for mergers and acquisitions, upon the exercise of employee stock options, in a registered public offering resulting in gross proceeds of not less than $20 million or upon issuance of common stock upon exercise of the Series B preferred stock or Series A preferred stock or upon exercise of the existing warrants or any future issued warrants) or options, warrants or other rights to purchase or acquire these convertible or exchangeable securities; or

•	rights to purchase property

pro rata to the record holders of our common stock other than issuances or sales that result in an adjustment of the conversion price under the anti-dilution provisions, then each holder of Series A Convertible Preferred Stock and the Series B preferred stock will be entitled to acquire on the same terms either:

•	the aggregate amount of these rights which the holder would have acquired if it had held the number of shares of common stock acquirable upon conversion of the Series A Convertible Preferred Stock or Series B Convertible Preferred Stock immediately before the grant, issuance or sale of these rights; or

•	if these rights have expired, the number of shares of Common Stock or the amount of property which the holder could have acquired upon the exercise of the rights at the time or times at which we granted, issued or sold the expired rights.

      Voting Rights. Holders of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock have the right to vote with the common stock on an as-converted basis subject to the voting rights limitations of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock set forth in the paragraph below. In addition, the approval of holders of a majority of the Series A Convertible Preferred Stock or Series B Convertible Preferred Stock, as appropriate, is separately required to approve:

•	changes to the certificate of incorporation or bylaws that adversely affect the rights of the holders of our Series A Convertible Preferred Stock or Series B Convertible Preferred Stock;

•	any creation, authorization, or issuance of any equity or equity-linked securities of our Company ranking senior to or equally with the Series A Convertible Preferred Stock or the Series B Convertible Preferred Stock; and

•	any repurchase or redemption of equity securities or rights to acquire equity securities (other than from an employee, director or consultant following termination), or the declaration or payment of any dividend on our common stock.

      Although the conversion of the Series A Convertible Preferred and the Stock Series B Convertible Preferred Stock are subject to weighted-average anti-dilution adjustments in the event of certain issuances of our common stock, or securities exercisable for or exchangeable or convertible into our common stock, as described in Anti-Dilution (page      ), the Series A Certificate of Designations and the Series B Certificate of Designations limit the voting rights of both series as follows:

•	Series A Convertible Preferred Stock shall not vote at a higher rate than if converted to Common Stock at a conversion price of $2.18 per share. Accordingly, as of August [ ], 2004, the holders of the Series A Convertible Preferred Stock are entitled to vote [ ];

•	Series B Convertible Preferred Stock shall not vote at a higher rate than as if converted at $1.15. Accordingly, as of August [ ], 2004, the holders of the Series B Convertible Preferred Stock are entitled to vote 42,992,616 shares on an as-converted basis.

      Right to Board Seat. For so long as Warburg Pincus owns at least 25% of its shares of Series A Convertible Preferred Stock or 25% of the shares of common stock issuable on conversion of its Series A Convertible Preferred Stock, Warburg Pincus will have the right to appoint one member to our Board of Directors In addition, Warburg Pincus and BCP each have the right to appoint one director to our Board of Directors for so long as Warburg Pincus or BCP, as the case may be, owns at least 25% of the shares of Series B Convertible Preferred Stock or 25% of the shares of common stock issuable on conversion of such shares of Series B Convertible Preferred Stock and issuable upon exercise of the warrants issued in connection with the issuance in 2003 of the $40 million in aggregate principal of our secured promissory notes. Each of the directors appointed by Warburg Pincus and BCP pursuant to these rights will sit on all major board committees (for so long as such membership does not conflict with any applicable law or regulation or listing requirement of the Nasdaq National Market, as determined in good faith by our Board of Directors).

      As a result of these rights, the Investors have a right to hold three of the nine seats on our Board of Directors. Messrs. Lorenzo Bettino and Jeffrey A. Harris are the members of our Board of Directors appointed by Warburg Pincus. Mr. Steven Brooks is the member of our Board of Directors appointed by BCP. Warburg

Pincus has the additional right to have one observer attend the meetings of the Board of Directors. Our amended and restated certificate of incorporation and bylaws provide that our Board of Directors shall be divided into three classes. The term of office for Class I directors expires at the special annual meeting of stockholders to be held September [     ], 2004, the term of office for Class II directors expires at the annual meeting of stockholders to be held in 2005 and the term of office for Class III directors expires at the annual meeting of stockholders to be held in 2006. Messrs. Bettino and Brooks each serve as a Class II director and Mr. Harris serves as a Class III director.

Material Terms of the Warrants (see pages                    and                    )

      The following description summarizes the material terms of the common stock warrants held by the Investors.

      Number of Shares and Exercise Price. On August 5, 2002, in connection with the issuance to the Investors of our Series A Convertible Preferred Stock, we issued to the Investors warrants to purchase 6,708,335 shares of our Common Stock at an exercise price of $3.0559 per share. Thereafter in October 2002, we issued to the Investors additional warrants to purchase 5,563,010 additional shares of our Common Stock at an exercise price of $3.0559 per share. In the aggregate, we refer to these warrants as the Series A Warrants. All of the Series A Warrants are exercisable at any time, in whole or in part. As a result of certain anti-dilution adjustments to the Series A Warrants as described below, as of the date of this proxy statement, the Investors have the right pursuant to the Series A Warrants to purchase an aggregate of 18,133,464 shares of our Common Stock at an exercise price of $2.0680 per share.

      In December 2003, in connection with the amendment of the terms of our outstanding secured promissory notes and the issuance to the Investors of new secured promissory notes, we issued to the Investors warrants to purchase an aggregate of 18 million shares of our Common Stock at an exercise price of $1.46 per share and an aggregate of 6 million shares of our Common Stock at an exercise price of $1.53 per share. In the aggregate, we refer to these warrants as the Series B Warrants. All of the Series B Warrants are exercisable at any time, in whole or in part.

      Expiration. The Series A Warrants automatically expire on August 5, 2007. The Series B Warrants automatically expire on December 13, 2011.

      Adjustments in the Exercise Price. The exercise price and the number of shares issuable upon exercise of the Series A Warrants and the Series B Warrants is subject to customary weighted average anti-dilution adjustments and customary adjustments due to business combinations and other transactions affecting our common stock.

      Change of Control. In the event of a Change of Control transaction (as defined in the Series B Certificate of Designations), the Investors shall have the right to require the Company to purchase the Series B Warrants, at a valuation based on a computation of the option value of the Series B Warrants using a Black-Scholes calculation methodology.

Material Terms of the Series C Preferred Stock (see pages                    and                    )

      The following description summarizes the material terms of the Series C Preferred Stock. You are urged to read carefully in its entirety the form of Certificate of Designations, Preferences and Rights of Series C Preferred Stock of Proxim Corporation (the “Series C Preferred Certificate of Designations”) which fully sets forth the terms of our Series C Preferred Stock. A copy of the Series C Preferred Certificate of Designations is attached as Appendix A.

      Dividends (see page                    ). The holders of the Series C Preferred Stock are not entitled to receive dividends on the Series C Preferred Stock.

      Liquidation Preference (see page                    ). The initial liquidation preference for the shares of Series C Preferred Stock is $100.00 per share. The liquidation preference accretes at 8.75% per annum, compounded quarterly, through the eighth anniversary of the date on which we will first issue shares of our Series C

Preferred Stock (the “Series C Preferred Stock Original Issue Date”). The liquidation preference is generally subject to adjustment in the event we undertake a business combination or other extraordinary transaction, or we are liquidated or dissolved. In the event of a Change of Control transaction or a Material Asset Sale (as described below) after the Series C Preferred Stock Original Issue Date, the liquidation preference will automatically increase to include eight full years of accretion at 8.75% per annum.

      Mandatory Redemption (see page                    ). On the eighth anniversary of the Series C Preferred Stock Original Issue Date, we will be required to redeem all outstanding shares of Series C Preferred Stock, if any, at a price per share in cash equal to the liquidation preference as if the Series C Preferred Stock had fully accreted through the eighth anniversary of the Series C Preferred Stock Original Issue Date.

      Optional Redemption (see page                     ). At any time prior to the eighth anniversary of the Series C Preferred Stock Original Issue Date, the Company has the right at its option to redeem all outstanding shares of Series C Preferred Stock at a price per share in cash equal to the liquidation preference as if the Series C Preferred Stock had fully accreted through the eighth anniversary of the Series C Preferred Stock Original Issue Date. Additionally, the Company has the right at its option to redeem all outstanding shares of Series C Preferred Stock (i) at any time prior to, and including, the third anniversary of the Series C Preferred Stock Original Issuance Date at a price per share in cash equal to its then accreted liquidation preference, if the market price of the Company’s Common Stock has been higher than $2.25 for a period of forty-five (45) consecutive trading days prior to the date that notice of redemption is given to the Investors or (ii) at any time following the third anniversary of the Series C Preferred Stock Original Issuance Date at a price per share equal to its then accreted liquidation preference if the market price of the Company’s Common Stock has been higher than $2.00 for a period of forty-five (45) consecutive trading days prior to the date that notice of redemption is given to the Investors.

      Change of Control or Material Asset Sale (see pages                    and                    ). In the event that (i) any person or entity were to acquire 50% or more of either our Common Stock or voting power, (ii) the individuals who constitute our Board of Directors, as of the date immediately following the special annual meeting and including the investors’ designees (such directors, our “Incumbent Board,” and including any individual whose election to our Board of Directors was approved by a vote of at least a majority of the “Incumbent Board”), cease for any reason to constitute at least a majority of our Board of Directors, (iii) we were to experience a business combination transaction after which our stockholders generally hold less than 50% of the Common Stock and less than 50% of the combined voting power of the voting securities of the combined company, or (iv) our stockholders approve a complete liquidation or dissolution of the Company (each such event, a “Change of Control”), the Company is required to redeem in cash or readily marketable securities all of the Series C Preferred Stock at a price per share in cash equal to the liquidation preference as if the Series C Preferred Stock had fully accreted through the eighth anniversary of the Series C Preferred Stock Original Issue Date plus following the eighth anniversary of the Series C Preferred Stock Original Issue Date, an amount equal to the unrecognized accretion, if any, up to but not including the date of the Change of Control.

      In the event that the Company participates in any sale of the Corporation’s assets (i) that does not constitute a Business Combination and (ii) as a result of which sale the Corporation’s revenues for the prior twelve-month period would have declined by forty percent (40%) or more on a pro forma basis giving effect to such asset sale (a “Material Asset Sale”), each holder of shares of Series C Preferred Stock has the right to require the Company to repurchase such holder’s shares of Series C Preferred Stock, in whole or in part, at such holder’s option, at a price per share in cash equal to the liquidation preference as if the Series C Preferred Stock had fully accreted through the eighth anniversary of the Series C Preferred Stock Original Issue Date plus following the eighth anniversary of the Series C Preferred Stock Original Issue Date, an amount equal to the unrecognized accretion, if any, up to but not including the date of the Material Asset Sale.

Material Terms of the Bridge Notes (see page                    )

      The following description summarizes the general terms of the Bridge Notes issued to the Investors on July 30, 2004 and the rights given to the Investors upon the Company’s stockholders’ approval or failure to approve the Exchange. You are urged to read carefully the Purchase Agreement, the form of senior secured promissory note and the Pledge and Security agreement, copies of which were filed as exhibits to the Company’s current report on Form 8-K filed July 30, 2004 and which are incorporated herein by reference. The descriptions here are qualified in their entirety by reference to the complete documents so filed.

      Principal, Maturity and Interest. The outstanding Bridge Notes have an aggregate principal amount of $10 million. These outstanding notes have been issued in the form of the secured promissory note. All of the Bridge Notes are outstanding. Each Bridge Note generally becomes due and payable upon the earliest of (i) the occurrence of an event of default under the terms of the Bridge Notes, (ii) any date after the Exchange but prior to the consummation of a Qualified Transaction on which the holder of an outstanding note demands payment under its terms upon the occurrence of a Change of Control, (iii) any date prior to the Exchange upon which a Change of Control occurs, (iv) any time following the thirtieth day after stockholder approval of the issuances in connection with the Exchange are not approved at a special meeting if the holder of a Bridge Note demands payments under its terms or (v) June 30, 2005 (the earliest of (i), (ii), (iii), (iv) and (v) the “Maturity Date”).

      Interest on each Bridge Note accrues at the rate of 15% per annum until the Maturity Date. From and after the Maturity Date or the occurrence of any event of default, interest on each Bridge Note shall accrue at the rate of 20% per annum and accrued but unpaid interest on each Note shall become payable on the demand of the holder. If a Qualified Transaction is consummated by June 30, 2005, simultaneous with the closing of the Qualified Transaction, the outstanding principal and accrued but unpaid interest on the Bridge Notes shall automatically be exchanged for the Company’s Common Stock and/or Common Stock warrants at the same price and upon the same terms and conditions agreed to with the investors in the Qualified Transaction.

Effects of the Exchange Transaction (see pages      and                     )

      On a fully accreted basis before the Exchange, the Investors collectively own [                    ] shares of our Common Stock on an as-converted and as-exercised basis, representing approximately [                    ]% of our Common stock based as of August [     ], 2004 based on [                    ] shares outstanding as of August [     ], 2004. If our stockholders approve the Exchange and we issue to the Investors 164,000,000 shares of our Common Stock and 400,000 shares of our newly issued Series C Preferred Stock, the shares of our Common Stock issued in connection with the Exchange and held by the Investors would represent approximately [                    ]% of our Common Stock as of August [     ], 2004, based on [                    ] shares outstanding as of August [     ], 2004. In effect, the Exchange would reduce the Investors’ holdings by [                    ] shares, or [                    ]% on a fully accreted, as-converted and as-exercised basis.

      By bringing about the early retirement of our Series A Convertible Preferred Stock and our Series B Convertible Preferred Stock and by substituting the Investors’ holdings in those securities with our Common Stock and Series C Preferred Stock, the Exchange would reduce the liquidation preference payable to the Investors on a Change in Control by approximately $143 million, or 64%, from approximately $223 million to approximately $80 million and would eliminate the Investors’ rights to antidilution protection in future capital raising transactions. In the event of a Change in Control of sufficient size after the Exchange, therefore, approximately $143 million in additional value could be available for distribution to holders of our common stock over what would be available if our Series A Convertible Preferred Stock and our Series B Convertible Preferred Stock were to remain outstanding. In addition to the elimination of the liquidation preferences on the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock, the Exchange will also eliminate the Company’s obligation to purchase the Series B Warrants, at a valuation based on Black-Scholes calculation methodology, in the event of a Change in Control.

      For further discussion and tabular disclosure of the effects of the Exchange, see “Effects of the Exchange Transaction” below on page [     ].

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

      This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to the financial condition, results of operations, pro forma condensed consolidated financial data, cash flows, dividends, financing plans, business strategies, operating efficiencies or synergies, budgets, capital and other expenditures, competitive positions, growth opportunities for existing products, benefits from new technology, the Company’s patent litigation with Symbol, plans and objectives of management, markets for Proxim’s stock, and other matters. Statements in this document that are not historical facts are identified as forward-looking statements for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended.

      When we use the words “anticipate,” “estimate,” “project,” “intend,” “expect,” “plan,” “believe,” “should,” “likely” and similar expressions, we are making forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement and the other documents we incorporate by reference in this proxy statement. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

      These forward-looking statements, including statements relating to future business prospects, revenues, accounting for the capital restructuring, working capital, liquidity, capital needs, interest costs and income, wherever they occur in this proxy statement, are estimates reflecting our best judgment. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

•	the impact of additional unfavorable rulings in our ongoing patent litigation with Symbol;

•	our ability to continue as a going concern given our substantial need for capital to fund ongoing operations;

•	our ability to raise capital through equity issuances or the issuance of debt on terms acceptable to us or at all;

•	application of or changes in applicable rules, regulations, standards and guidance related to accounting for the proposed capital restructuring;

•	changes in technology that may increase the number of competitors we face or require significant capital expenditures to provide competitive products and services;

•	the effects of vigorous competition in the markets in which we operate;

•	the ability to enter into agreements, and the cost of entering new territories necessary, to provide international services;

•	general economic or business conditions that may be less favorable than expected, resulting in, among other things, lower than expected revenues;

•	legislative or regulatory changes may adversely affect the business in which we are engaged;

•	adverse changes may occur in the securities markets; and

•	other factors, including, but not limited to, economic, key employee, competitive, regulatory, governmental and technological factors, which may affect us.

      A more detailed discussion of the risks of the Exchange transaction and risks to our business generally is included in the risk factors attached to this proxy statement as Appendix G.

THE SPECIAL ANNUAL MEETING

Proxy Solicitation Materials

      The enclosed proxy is solicited on behalf of our Board of Directors for use at our special annual meeting or at any adjournment or postponement of the meeting, for the purposes set forth in this proxy statement and in the accompanying notice. These proxy solicitation materials are being first sent on or about August [     ], 2004 to all stockholders entitled to vote at the special annual meeting.

Date, Time and Place of the Special Annual Meeting

      The special annual meeting will be held on [                    ], September [     ], 2004 at 10:00 a.m. California time, at our principal executive offices located at 935 Stewart Drive, Sunnyvale, California.

Solicitation

      We will pay for the entire cost of proxy solicitations in connection with the special annual meeting, including preparation, assembly, printing and mailing of solicitation materials. We will provide copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding shares of our Common Stock beneficially owned by others to forward these materials to the beneficial owners of our Common Stock. We may reimburse persons representing beneficial owners of our Common Stock for their costs of forwarding solicitation materials. Although solicitation of proxies will generally be made by mail, directors, officers or other regular employees of ours, or if we request, our proxy solicitor, may also solicit proxies by telephone, telegram or in person. We will not additionally compensate directors, officers or other regular employees for these services. We have retained The Altman Group Inc. as our proxy solicitor and will pay its customary fee of approximately $7,500.

Matters to be Considered at the Special Annual Meeting

      At the special annual meeting and any adjournment or postponement of the special annual meeting, our stockholders will be asked to consider and vote upon our ability to issue shares of our Common Stock and Series C Preferred Stock to the Investors upon the Investors’ surrender of all of their Series A Convertible Preferred Stock, all of their Series B Convertible Preferred Stock and their warrants to purchase an aggregate of 42,133,464 shares of our Class A Common Stock.

      Our stockholders will also be asked to consider and vote upon (i) the approval of an amendment to our Certificate of Incorporation to effect a one-for-ten reverse split of our common stock, (ii) the election of three Class I directors to our Board of Directors and (iii) the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2004.

      We may also transact other business as may properly come before the special annual meeting or any adjournment or postponement of the special annual meeting.

Record Date, Voting Rights and Outstanding Shares

      Only Common Stockholders of record at the close of business on August [     ], 2004, Series A Convertible Preferred Stockholders of record as of the close of business on August [     ], 2004 and Series B Convertible Preferred Stockholders of record as of the close of business on August [     ], 2004 will be entitled to notice of, and to vote at, the special annual meeting. As of the close of business on August [     ], 2004, there were (i) [                    ] shares of our Common Stock outstanding and entitled to vote, held by approximately [                    ] stockholders of record (ii) 3,000,000 shares of Series A Convertible Preferred Stock outstanding and entitled to vote on an as-converted basis, held by four stockholders of record and (iii) 490,599 shares of Series B Convertible Preferred Stock outstanding and entitled to vote on an as-converted basis, held by four stockholders of record. The Investors constitute the four stockholders of record of our Series A Convertible Preferred Stock and the four stockholders of record of our Series B Convertible Preferred Stock. The Investors

will be entitled to vote their shares of our Series A Convertible Preferred Stock and Series B Convertible Preferred Stock on an as-converted basis at the special annual meeting.

      On all matters to be voted upon at the special annual meeting, each holder of record of Common Stock will be entitled to one vote for each common share held as of August [     ], 2004. In addition, on all matters to be voted upon at the special annual meeting, each holder of record of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock will be entitled to a number of votes per share of preferred stock as such holder would have been entitled to receive in the event each such share of preferred stock held as of August [     ], 2004 had been converted into Common Stock in accordance with applicable conversion rights.

      Pursuant to the voting rights limitations set forth in the Series A Certificate of Designations, the holders of the Series A Convertible Preferred Stock will be entitled to vote [                    ] shares of Common Stock, the number of shares of Common Stock into which the Series A Convertible Preferred Stock would convert at a conversion price of $2.18 as of August [     ], 2004. By the terms of voting rights provisions set forth in the Series B Certificate of Designations, the holders of the Series B Convertible Preferred Stock will be entitled to vote [                    ] shares of Common Stock, the number of shares of Common Stock into which the Series B Convertible Preferred Stock would convert at a conversion price of $1.15 as of August [     ], 2004.

      Proxies properly executed, duly returned to the Company and not revoked will be voted in accordance with the specifications made in the proxy card. Where no specifications are given, the proxies will be voted in favor of the proposal. If any matter not described in this proxy statement is properly presented for action at the meeting, the persons named on the enclosed proxy card will have discretionary authority to vote according to their best judgment. All votes will be tabulated by the inspector of stockholder votes appointed for the meeting, who will separately tabulate affirmative and negative votes. Proxy holders may adjourn the special annual meeting to solicit additional proxies if necessary.

Vote Required

      Pursuant to the rules of the National Association of Securities Dealers and our bylaws, the affirmative vote of a majority of the total votes cast on the proposal in person or by proxy and at which the required quorum is present is required to approve the Exchange proposal, the election of directors and the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2004. The affirmative vote of two-thirds (66 2/3%) of outstanding shares is required to approve the amendment of our Amended and Restated Certificate of Incorporation to effect the reverse stock split.

Quorum, Abstentions and Broker Non-Votes

      Holders of a majority of the outstanding shares entitled to vote must be present, in person or by proxy, at the special annual meeting in order to have the required quorum for the transaction of business. If the shares present, in person and by proxy, at the meeting do not constitute the required quorum, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum.

      Shares that are voted “FOR,” “AGAINST” or “WITHHELD” are treated as being present at the meeting for purposes of establishing a quorum. Shares that are voted “FOR,” “AGAINST” or “ABSTAIN” with respect to a matter will also be treated as shares entitled to vote, or “votes cast”, with respect to such matter.

      While no definitive statutory or case law authority exists in Delaware as to the proper treatment of abstentions, we believe that abstentions should be counted for purposes of determining both (i) the presence or absence of a quorum for the transaction of business and (ii) the number of votes cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

      Broker non-votes (i.e., votes from shares held of record by brokers as to which the beneficial owners have given no voting instructions) will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the outcome of the voting on a proposal that requires a majority of the votes cast (such as the approval of the proposal to be considered at this special annual meeting). Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on a proposal.

Revocability of Proxies

      Any person giving a proxy in response to this solicitation has the power to revoke it at any time prior to the time that the proxy is voted at the special annual meeting. Proxies may be revoked by any of the following actions:

•	delivering a written notice to our Corporate Secretary at our principal executive offices (935 Stewart Drive, Sunnyvale, California 94085) bearing a date later than the date of the proxy stating that the proxy is revoked;

•	signing and delivering a later-dated proxy relating to the same shares to our Corporate Secretary at our principal executive offices;

•	delivering a later-dated proxy using the telephone voting procedures described on the enclosed proxy card; and

•	attending the special annual meeting and voting in person (although attendance at the meeting will not, by itself, revoke a proxy).

      If your shares are held in “street name” by your broker, you must follow the directions received from your broker to change your vote.

Stockholder Proposals

      If a stockholder intends to submit a proposal at our 2005 annual meeting of stockholders and desires to have such proposal included in the Company’s proxy materials relating to such meeting, such proposal must be received by the Company at its principal executive offices no later than [                    ], 2005, which is 120 calendar days prior to the anniversary of the mailing date of this proxy, and must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for that annual meeting. Stockholders are advised to review the Company’s amended and restated bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

      If a stockholder intends to submit a proposal at our 2005 annual meeting of stockholders that is not eligible for inclusion in the proxy statement relating to the meeting, and the stockholder fails to give us notice in accordance with the requirements set forth in the Securities Exchange Act of 1934, as amended, no later than [                    ], 2005, which is 45 calendar days prior to the anniversary of the mailing date of the proxy statement relating to this year’s annual meeting, then the Company’s proxy holders will be allowed to use their discretionary authority when and if the proposal is raised at our 2005 annual meeting.

      We have not been notified by any stockholder of its intention to present a stockholder proposal at this special annual meeting.

Accountants

      The firm of PricewaterhouseCoopers LLP, our independent registered public accounting firm, is expected to be present at the special annual meeting and will have the opportunity to make a statement if they so decide and will be available to respond to appropriate questions.

      On March 21, 2002, our Board of Directors, upon recommendation of the Audit Committee, made a determination not to engage Arthur Andersen LLP, or Arthur Andersen, as the Company’s independent accountants and, on March 26, 2002, engaged PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2002. Arthur Andersen’s reports on our consolidated financial statements for each of the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

      During the years ended December 31, 2001 and 2000 and through the date of our engagement of PricewaterhouseCoopers LLP, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the subject matter in connection with its report on the Company’s financial statements for such years; and there were no reportable events as specified in Item 304(a)(1)(v) of Regulation S-K.

      The information set forth above and additional information relating to our change in accountants for the fiscal year ended December 31, 2002 is included in our Current Report on Form 8-K filed on March 28, 2002.

Multiple Stockholders Sharing One Address

      In some instances, we may deliver to multiple stockholders sharing a common address only one copy of this proxy statement and its attachments. If requested by phone or in writing, we will promptly provide a separate copy of the proxy statement and its attachments to a stockholder sharing an address with another stockholder. Requests by phone should be directed to our Corporate Secretary at (408) 731-2700, and requests in writing should be sent to Proxim Corporation, Attention: Corporate Secretary, 935 Stewart Drive, Sunnyvale, California 94085. Stockholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.

PROPOSAL I

APPROVAL OF OUR ABILITY TO ISSUE AN AGGREGATE OF

164,000,000 SHARES OF COMMON STOCK AND
400,000 SHARES OF SERIES C PREFERRED STOCK
TO THE INVESTORS UPON THE INVESTORS’ SURRENDER OF
ALL OF THEIR SERIES A CONVERTIBLE PREFERRED STOCK,
ALL OF THEIR SERIES B CONVERTIBLE PREFERRED STOCK
AND THEIR WARRANTS TO PURCHASE
AN AGGREGATE OF 42,133,464 SHARES
OF OUR CLASS A COMMON STOCK.

      At the special annual meeting, our stockholders will be asked to approve our ability to issue an aggregate of 164,000,000 shares of our Common Stock and 400,000 shares of our Series C Preferred Stock to the Investors upon the Investors’ surrender of all of their Series A Convertible Preferred Stock, all of their Series B Convertible Preferred Stock and their warrants to purchase an aggregate of 42,133,464 shares of our Class A Common Stock.

Background

      Merger with Proxim, Inc. On March 26, 2002, we (formerly known as Western Multiplex Corporation) merged with Proxim, Inc. to create one of the industry’s first end-to-end wireless equipment manufacturers capable of building wireless networks from the internet service provider to end users’ personal and laptop computers. In connection with the merger, each share of Proxim, Inc. was converted into 1.8896 of our shares and we changed our name to Proxim Corporation. The stockholders of each company before the merger owned approximately 50% of the combined company following the merger. Additional information about the merger and the merger agreement is available free of charge from the Securities and Exchange Commission’s (“SEC”) web site located at www.sec.gov.

      ORiNOCO Business Acquisition. On August 5, 2002, we acquired Agere’s 802.11 wireless local area network equipment business, including its ORiNOCO product line, for $65 million in cash. The addition of the ORiNOCO product line added a premium label and rounded out our wireless equipment product line. The transaction allows us to continue our consolidation of the wireless infrastructure industry, and to fulfill our vision of integrated wireless connectivity from the core network to devices in a home, office or public space. Additional information about the acquisition and related agreements is available free of charge from the SEC’s web site located at www.sec.gov.

      2002 Investment. In order to finance the acquisition of the ORiNOCO business in August 2002, we entered into a Securities Purchase Agreement with the Investors, dated June 16, 2002 (the “2002 Securities Purchase Agreement”), pursuant to which the investors agreed, among other things, to invest an aggregate of $75 million in our Company in exchange for our Series A Convertible Preferred Stock, convertible promissory notes and warrants to purchase shares of our Common Stock. The $75 million was used to finance the acquisition of the ORiNOCO business, to pay for related fees and expenses and for our working capital requirements.

      In connection with the 2002 investment, we issued to the investors 1,640,000 shares of our Series A Convertible Preferred Stock in the amount of approximately $41 million, with a conversion price of approximately $3.06 per share, and warrants to purchase approximately 6,700,000 shares of our Common Stock valued at approximately $12.3 million. The remaining $34 million of the 2002 investment was made in the form of convertible promissory notes. Pursuant to the 2002 Securities Purchase Agreement, we agreed to hold a special meeting of our stockholders to approve the conversion of the notes and the issuance to the investors of additional warrants to purchase shares of our Common Stock. Upon receipt of approval of our stockholders at the special meeting held on October 8, 2002, we converted the notes issued to these investors into 1,360,000 shares of our Series A Convertible Preferred Stock and we granted to the investors additional warrants to purchase approximately 5,600,000 shares of our Common Stock. In total, these investors received 3,000,000 shares of our Series A Convertible Preferred Stock and were granted warrants to acquire

12,271,345 shares of Common Stock for approximately $3.06 per share, which, as a result of certain antidilution adjustments subsequent to the issuance of the Series A Convertible Preferred Stock, represent as of the date of this proxy rights to acquire up to 18,133,464 shares of our Common Stock at an exercise price of $2.0680 per share. The Investors continue to hold these securities.

      2003 Investment. In April 2003, our management and Board of Directors recognized our need to raise additional funding to support our growth objectives and strengthen our balance sheet position. A special committee consisting of directors not affiliated with our investors was formed and we engaged Credit Suisse First Boston to advise us regarding financing and other strategic alternatives. As revenue in the second quarter was below our expectations, we had to take certain steps to increase our short-term working capital flexibility. Accordingly, in June 2003 while continuing to explore financing and other alternatives, we amended and restated our secured financing arrangements with Silicon Valley Bank to switch to an accounts receivable-based secured credit facility. That financing arrangement is secured by a lien on substantially all of our assets. In view of market conditions, our existing cash constraints, a lease default which limited our ability to file a registration statement on Form S-3 to more quickly effect a public offering, the subscription and anti-dilution rights held by existing investors, the lien Silicon Valley Bank had on our assets and other factors, we determined that it would not be feasible to raise additional capital through a public offering. Instead, we evaluated and focused our efforts on a private placement to existing investors or other investors and evaluated the likelihood of a sale of the Company on favorable terms, or at all. After numerous meetings and extensive discussion of the terms and conditions of a securities purchase agreement with Warburg Pincus and BCP and its affiliated funds, a review of the absence of alternative financing or other strategic prospects and the receipt of advice from our financial advisors, Credit Suisse First Boston, and a fairness opinion from Houlihan Lokey Howard & Zukin Financial Advisors, Inc., the special committee of the Board of Directors approved the financing transaction.

      On July 30, 2003, we received the aggregate investment of $30 million in cash from these investors. We used the proceeds of the investment to provide funding for ongoing business operations as well as to fund certain restructuring expenses, including settlement of lease obligations, related to our merger with Proxim, Inc. in March 2002 and our acquisition of assets from Agere Systems Inc., including our ORiNOCO product line, in August 2002 and certain legal expenses related to the patent infringement litigation with Symbol. In exchange for the investment and in accordance with the related securities purchase agreement, dated July 22, 2003, we issued to the Investors secured promissory notes with an aggregate principal amount equal to their investment of $30 million. We also agreed to hold a special meeting of our stockholders to approve the exchange of the aggregate principal amount of the notes, plus accrued but unpaid interest thereon, for shares of our Series B Convertible Preferred Stock, the issuance to the Investors of warrants to purchase shares of our Common Stock and the right to sell to the Investors at any time and from time to time prior to January 18, 2004 additional shares of our Series B Convertible Preferred Stock for an aggregate purchase price of up to $10 million.

      On September 15, 2003, we announced that a jury had rendered a verdict in the first phase of the patent infringement suit with Symbol. On Symbol’s claims of patent infringement, the jury found that certain of our products infringe two of Symbol’s patents and assessed a 6% royalty on our sales of these products from January 1, 1995. A special committee of members of our Board of Directors not affiliated with the Investors considered the potential impact of the jury verdict on our financial statements and results of operations for the third quarter of 2003. The special committee considered the possibility that the establishment of a reserve for estimated royalties and interest based on the jury verdict and the ongoing litigation with Symbol would, in the absence of a settlement, result in a material adverse change and/or an event of default under the outstanding secured promissory notes, causing all outstanding indebtedness in favor of the Investors and Silicon Valley Bank to become immediately due and payable. In addition, the special committee considered the possibility that the jury verdict would have prevented Proxim from accessing the additional $10 million investment from the Investors under the July 2003 terms.

      In light of these events, the Company and the Investors decided to modify the terms of the July 2003 financing transactions. The special committee of our Board of Directors reviewed alternatives available to us, in light of our recent cash balances, expenses of patent litigation, and our recent revenues and restructuring expenses. After exploring the absence of available alternatives, and following receipt of advice from our financial advisors, including a fairness opinion, the special committee of our Board of Directors approved certain modifications to our agreements with the Investors. The $30 million secured promissory notes issued to the Investors in July 2003 were amended to extend the due date from December 31, 2003 to September 30, 2004. In addition, the terms previously providing for automatic exchange of the notes upon stockholder approval for shares of Series B Convertible Preferred Stock were modified to provide for exchange at each Investor’s sole discretion following stockholder approval. We agreed that, upon receipt of stockholder approval, we would issue to these Investors warrants to purchase an aggregate of 24 million shares of our Common Stock. The Investors also agreed to continue to make available to us an additional aggregate principal amount of $10 million, issuable in exchange for secured promissory notes with the same terms as, but ranking senior to, the amended $30 million secured subordinated promissory notes, subject to the limitations set forth in the proxy statement. In December 2003, we drew down the additional $10 million investment from the Investors and issued to them additional secured promissory notes.

      2004 Bridge Note Financing. In April 2004, our management and Board of Directors recognized our need to raise additional capital to fund our ongoing operations, to support our growth objectives and to strengthen our balance sheet position. We formed a special committee consisting of directors not affiliated with the Investors, and we engaged Bear Stearns to advise the Company regarding financing and other strategic alternatives. As revenue in the first quarter was below our expectations, we deemed it necessary to take certain steps to increase our short-term working capital flexibility which we believe impacted our first quarter results. Our liquidity concerns had led certain of our customers, vendors and contract manufacturers to express concern regarding our financial position. We were required to repay $40 million in aggregate principal amount, plus accrued but unpaid interest, of our secured promissory notes issued to the Investors in 2003, on September 30, 2004, absent the Investors’ agreement to exchange the notes for equity securities or otherwise modify our obligations thereunder. Our management and Board of Directors anticipated that we would not have sufficient cash to meet these obligations and recognized that if we were not able to secure additional financing or reach an agreement with the Investors, we would be unable to repay the notes and would have to seek protection under applicable bankruptcy laws.

      In view of market conditions, our existing cash constraints, the potential impact of our patent litigation with Symbol, the limited number of authorized shares of our common stock available for issuance, the existing preferences of the Investors and other constraints which limited our ability to effect a public offering, we determined that it would not be feasible to raise additional capital through a public offering. In addition, we also considered a private placement to existing investors or other investors and considered the likelihood of a sale of the Company on favorable terms, or at all, but we determined not to proceed with any of these transactions. From April 2004 through July 2004, we engaged in numerous and extensive discussions of the terms and conditions of potential transactions with the Investors, and we reviewed the absence of near-term alternative financing or other strategic prospects in view of our existing capital structure and the significant preferences of the Investors’ outstanding securities. Following the receipt of advice from our financial advisors, Bear Stearns, and the receipt of a fairness opinion from Bear Stearns as to the Exchange, the special committee of our Board of Directors approved a series of financing and recapitalization transactions designed to simplify the Company’s capital structure and to provide additional working capital.

      On July 30, 2004, the Investors exchanged their $40 million in aggregate principal amount of our secured promissory notes, plus accrued but unpaid interest thereon, for 490,599 shares of our Series B Convertible Preferred Stock, relieving us from the repayment of those obligations on September 30, 2004. Also on July 30, 2004, we issued to the Investors the 15% Bridge Notes with an aggregate principal amount equal to their investment of $10 million and a maturity date of June 30, 2005. The purpose of the Bridge Notes was to provide us with working capital until such time as the Company could complete the Exchange and potential additional financing transactions to fund our ongoing business operations and to provide short-term funding for our pursuit of emerging opportunities in the WiMAX and Wi-Fi spaces. In connection with the issuance of the Bridge Notes, Proxim and the Investors also agreed to the Exchange, subject to stockholder approval, with the stated purpose of simplifying the Company’s capital structure, which we believe would make it more feasible for the Company to manage its business and obtain additional financing.

      In order to provide for further funding of the Company, the Company and the Investors agreed that after the Exchange, (i) the Company would use its reasonable best efforts to market and consummate a Qualified Transaction and (ii) that simultaneous with the closing of a Qualified Transaction, the outstanding principal and accrued but unpaid interest on the Bridge Notes shall automatically be exchanged for the Company’s Common Stock and/or Common Stock warrants at the same price and upon the same terms and conditions agreed to with the investors in the Qualified Transaction.

      If our stockholders do not approve the Exchange, our Series A Convertible Preferred Stock, our Series B Convertible Preferred Stock, and the Common Stock warrants held by the Investors will remain outstanding in accordance with their terms. In addition, pursuant to the terms of the Purchase Agreement and the Bridge Notes, if our stockholders do not approve the Exchange, the Investors will have the right to put the Bridge Notes to the Company for repayment, including accrued but unpaid interest thereon, at any time following the thirtieth day after which such approval is not obtained.

      As disclosed in detail in our quarterly report on Form 10-Q filed August 11, 2004, we may be subject to significant and immediate liabilities in connection with our patent litigation case with Symbol which exceed our current cash resources and, regardless of the outcome of the Symbol litigation, we have a significant ongoing need to raise cash to fund our operational activities. As a result, if our stockholders do not approve the Exchange and the Investors demand payment on the Bridge Notes, we likely would not have sufficient cash to repay the Bridge Notes and we would be required to seek alternative sources of financing which may not be available on favorable terms, if at all. If we could not obtain such alternative financing in such a situation, we likely also would be unable to meet our ongoing operating obligations as they come due in the ordinary course of business, and would have to seek protection under applicable bankruptcy laws.

Board Recommendation

      A special committee of our Board of Directors has approved and recommends that our stockholders approve our ability to issue an aggregate 164,000,000 shares of our Common Stock and 400,000 shares of our Series C Preferred Stock to the Investors upon the Investors’ surrender of all of their Series A Convertible Preferred Stock, all of their Series B Convertible Preferred Stock and their warrants to purchase 42,133,464 shares of our Common Stock.

Reasons for the Board of Directors’ Recommendation

      A special committee of our Board of Directors believes that approval of the proposal is in the best interests of our Company and stockholders for the following reasons:

•	if the Investors do not exchange the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock and the Common Stock warrants held by them, the Company will retain the complex set of preferences, accretion provisions, antidilution rights, conversion mechanisms and voting limitations associated with the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock and will be faced with the continuing administrative burden and costs associated with maintaining those securities;

•	if the Exchange is not approved by our stockholders, the Bridge Notes will become due and payable on the demand of any Investor. We would most likely have insufficient cash to repay the Bridge Notes and would be required to obtain alternative sources of financing to do so, which may not be available to us on favorable terms, or at all. We may be unable to meet our ongoing operating obligations as they come due in the ordinary course of business, and may have to seek protection under applicable bankruptcy laws;

•	if the Exchange did not take place and the Investors did not demand payment on the Bridge Notes, we still would be severely burdened in our attempts to secure additional funding through a Qualified Transaction because of our complex capital structure and we might be required to seek alternative sources of additional funding which may not be available on favorable terms or at all;

•	if the Investors do not exchange the Bridge Notes in a Qualified Transaction and we are unable to repay them or otherwise renegotiate their terms with the Investors, we could be in default of our financing agreements with Silicon Valley Bank, and Warburg Pincus, as collateral agent for the Investors, and Silicon Valley Bank would be entitled to exercise remedies available to them as secured creditors with liens on all of our assets and those of our guaranteeing subsidiaries, subject to the terms of an intercreditor agreement between those parties, us and our guaranteeing subsidiaries;

•	we will pay a lower accretion rate on the Series C Preferred Stock than the accretion rate on the Series B Convertible Preferred Stock (8.75% vs. 14%);

•	the Common Stock and the Series C Preferred Stock issued in the Exchange will not be subject to anti-dilution provisions;

•	the approximately $223 million in liquidation preferences on the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock will be replaced by the approximately $80 million of liquidation preference on the Series C Preferred Stock; our obligation to purchase certain of the Investors’ warrants on a change in control will be eliminated;

•	the Company and its business are subject to certain risks, set forth in detail at Appendix G, including risks related to its financial performance and its ability to continue as a going concern; a special committee of our Board of Directors believes that the consummation of the Exchange has the potential to partially mitigate certain of these risks;

•	the interests of our stockholders and the Investors will be more closely aligned;

•	we will have more flexibility with respect to future financing needs; and

•	we will have a simplified capital structure that is easier for investors and analysts to understand.

Material Terms of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock

      The following description summarizes the material terms of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock which would be exchanged for Common Stock and our newly issued Series C Preferred Stock if the stockholders approve the Exchange. You are urged to read carefully in their entirety the Series A Certificate of Designations and the Series B Certificate of Designations which fully set forth the terms of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock.

      Dividends. The Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock each will receive dividends or distributions declared on the common stock on an as-converted basis. However, the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock will not participate in any such dividends or distributions that would result in an adjustment to the conversion price of the Series A Convertible Preferred Stock or the Series B Convertible Preferred Stock, as applicable.

      In addition, after August 5, 2005 through August 5, 2007, the Series A Convertible Preferred Stock will receive dividends, in cash or in Common Stock (at our option), on the liquidation preference on a semi-annual basis at a rate of 8% per annum. Dividends paid in Common Stock on the shares of Series A Convertible Preferred Stock will be valued based on the 10-day volume-weighted average price of the Company’s Common Stock prior to the relevant record date.

      Liquidation Preference. The initial liquidation preferences for each share of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock were $25.00 per share and $100 per share respectively. The liquidation preference of the Series A Convertible Preferred Stock accretes at 8% per annum, compounded semi-annually, through August 5, 2005. The liquidation preference of the Series B Convertible Preferred Stock accretes at 14% per annum, compounded quarterly, through July 30, 2011.

      Notwithstanding the foregoing, in the event of a Change in Control, as described below, that occurs before August 5, 2005, the liquidation preference of the Series A Convertible Preferred Stock will be increased by the amount, if any, by which the amount of the liquidation preference, had it fully accreted from the date of the transaction through August 5, 2005, exceeds the liquidation preference then in effect.

      In the event of a Change of Control transaction or a Material Asset Sale, as described below, before July 30, 2011, the liquidation preference of the Series B Convertible Preferred Stock will be increased by the amount, if any, by which the amount of the liquidation preference, had it fully accreted from the date of the transaction through July 30, 2011, exceeds the liquidation preference then in effect. Instead of receiving the liquidation preference in the event of a Change in Control, holders of our Series A Convertible Preferred Stock and Series B Convertible Preferred Stock may elect to participate with our common stock upon a liquidation.

      In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, subject to payments to holders of senior securities, the holders of our Series A Convertible Preferred Stock and Series B Convertible Preferred Stock will be entitled to receive the following payments:

•	Our Series A Convertible Preferred Stock will be entitled to receive the greater of:

•	(i) the liquidation preference of the Series A Convertible Preferred Stock in effect on the date of the liquidation, dissolution or winding up, plus an amount equal to the unrecognized accretion, if any, from the end of the most recent semi-annual period ending February 5th or August 5th up to but not including the date of the liquidation, dissolution or winding up and after August 5, 2005, the dividends accrued and unpaid on the Series A Convertible Preferred Stock, whether or not declared, up to but not including the date of the liquidation, dissolution or winding up; or

•	(ii) the payment the holders would have received had the holders, immediately prior to the liquidation, dissolution or winding up, converted their shares of Series A Convertible Preferred Stock into shares of our Common Stock.

•	Our Series B Convertible Preferred Stock will be entitled to receive the greater of:

•	the liquidation preference of the Series B Convertible Preferred Stock in effect on the date of the liquidation, dissolution or winding up, plus an amount equal to the unrecognized accretion, if any, from the end of the most recent quarterly period ending on the quarterly anniversary of the filing of the Series B Certificate of Designations up to but not including the date of the liquidation, dissolution or winding up; or

•	the payment the holders would have received had the holders, immediately prior to the liquidation, dissolution or winding up, converted their shares of Series B Convertible Preferred Stock into shares of our Common Stock.

      Redemption. Both the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock are mandatorily redeemable securities. The Company must redeem the Series A Convertible Preferred Stock on August 5, 2007 and must redeem the Series B Convertible Preferred Stock on July 30, 2011. On their respective redemption dates, both the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock must be redeemed at a cash redemption price equal to the liquidation preference in effect on the redemption date, plus an amount equal to accrued and unpaid dividends, whether or not declared, up to but not including the redemption date. In the event that we do not pay the redemption price on the redemption date, the redemption price will be calculated as of the later of the redemption date and the date on which the redemption payment is made. In the event of any redemption of only a part of the then-outstanding Series A Convertible Preferred Stock or Series B Convertible Preferred Stock, we will effect the redemption on a pro rata basis among the holders. Except as provided above, there is no restriction on our right to redeem the shares of the Series A Convertible Preferred Stock or the Series B Convertible Preferred Stock while there is any arrearage in the payment of dividends or sinking fund installments.

      Conversion Price. The initial price at which the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock could be converted into shares of the Company’s Common Stock were $3.0559 and $1.15 per share respectively. The initial conversion price of both the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock is subject to adjustment as set forth below under “Anti-

Dilution.” As a result of such antidilution adjustments made in connection with the issuance of the $40 million in aggregate principal of secured promissory notes in 2003 and the subsequent exchange of these notes and the issuance of the Series B Convertible Preferred Stock in July 2004, the conversion price of the Series A Convertible Preferred Stock is $2.0680 as of the date of this proxy statement. The conversion price of the Series B Convertible Preferred Stock has not been subject to any such adjustment as the date of this proxy statement.

      Conversion by Proxim. We can require conversion of the Series A Convertible Preferred Stock into shares of our Common Stock (i) after August 5, 2004, in whole or in part, if the closing market price of our Common Stock exceeds 250% of the conversion price then in effect for 30 consecutive trading days, (ii) after August 5, 2005, in whole or in part, if the closing market price of our Common Stock exceeds 200% of the conversion price then in effect for 30 consecutive trading days, (iii) after August 5, 2006, in whole or in part, if the closing market price of our Common Stock exceeds 150% of the conversion price then in effect for 30 consecutive trading days; and (iv) as described below under “Change in Control or Material Asset Sale.”

      We can require conversion of the Series B Convertible Preferred Stock into shares of our Common Stock from and after July 30, 2009, in whole or in part, if the average of the highest and lowest reported sales price of our Common Stock exceeds 300% of the conversion price then in effect for 90 consecutive trading days.

      Conversion by the Holders. The Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock are convertible at any time, in whole or in part, into that number of shares of Common Stock equal to the liquidation preference then in effect divided by the then current conversion price.

      Change of Control or Material Asset Sale. In the event that (i) any person or entity were to acquire 50% or more of either our common stock or voting power, (ii) the individuals who constitute our Incumbent Board cease for any reason to constitute at least a majority of our Board of Directors, (iii) we were to experience a business combination transaction after which our stockholders generally hold less than 50% of the common stock and less than 50% of the combined voting power of the voting securities of the combined company, or (iv) our stockholders approve a complete liquidation or dissolution of the Company (each such event, a “Change of Control”), the Company will have the right to convert the Series A Convertible Preferred Stock and the holders will have the right to convert the Series B Convertible Preferred Stock, in whole or in part, into the then current number of shares of our Common Stock equal to the liquidation preference then in effect divided by the conversion price, and holders of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock receiving the Common Stock will receive the consideration from the Change of Control transaction upon conversion. These conversion rights apply if the consideration to be received from the Change of Control transaction is in liquid securities or cash and has a fair market value equal to or greater than 110% of the liquidation preference then in effect. If the consideration is less than 110% of the then current liquidation preference, we must either:

•	modify the conversion price of each of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock so that the consideration to be received by the holders equals 110% of the liquidation preference then in effect for each of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock; or

•	offer to repurchase the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock for cash within 60 days of the Change of Control transaction at 101% of the liquidation preference then in effect, plus any unrecognized accretion or accrued and unpaid dividends, in each case up to but not including the repurchase date.

      Upon a change in control transaction before August 5, 2005, the liquidation preference of the Series A Convertible Preferred Stock will increase to include up to three years of accretion.

      A Material Asset Sale (as defined in the Series B Certificate of Designations) is any sale of our assets that does not constitute a sale of all or substantially all of our assets but as a result of which our revenues for the twelve-month period preceding the transaction would have declined by 40% or more on a pro forma basis, giving effect to such asset sale. Upon a Change of Control transaction or Material Asset Sale that occurs after the Series B Original Issue Date, the liquidation preference of the Series B Convertible Preferred Stock will automatically increase to include seven full years of accretion at 14% per annum. In connection with a Material Asset Sale after July 30, 2011, the holders will also be entitled to receive unrecognized accretion and accrued but unpaid dividends. Instead of receiving the liquidation preference, holders of the Series B Convertible Preferred Stock may elect to participate with our common stock upon a liquidation.

      Anti-Dilution. The conversion price of both the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock are subject to customary weighted average anti-dilution adjustments and other customary adjustments upon transactions such as stock splits, subdivisions, distributions, business combinations and issuances of our common stock or securities exercisable for or exchangeable or convertible into, our common stock (other than capital stock issued as consideration for mergers and acquisitions, upon the exercise of employee stock options, in a registered public offering resulting in gross proceeds of not less than $20 million or upon issuance of Common Stock upon exercise of the Series A Convertible Preferred Stock or Series B Convertible Preferred Stock or upon exercise of the existing warrants or any future issued warrants), without consideration or for consideration per share less than the conversion price then in effect.

      Purchase Rights. If at any time after the initial issuance of the Series A Convertible Preferred Stock or the Series B Convertible Preferred Stock, we grant, issue or sell any:

•	options, warrants or other rights to purchase or acquire common stock (other than capital stock issued as consideration for mergers and acquisitions, upon the exercise of employee stock options, in a registered public offering resulting in gross proceeds of not less than $20 million or upon issuance of common stock upon exercise of the Series B preferred stock or Series A preferred stock or upon exercise of the existing warrants or any future issued warrants);

•	securities by their terms convertible into or exchangeable for common stock (other than capital stock issued as consideration for mergers and acquisitions, upon the exercise of employee stock options, in a registered public offering resulting in gross proceeds of not less than $20 million or upon issuance of common stock upon exercise of the Series B preferred stock or Series A preferred stock or upon exercise of the existing warrants or any future issued warrants) or options, warrants or other rights to purchase or acquire these convertible or exchangeable securities; or

•	rights to purchase property

pro rata to the record holders of our common stock, other than issuances or sales that result in an adjustment of the conversion price under the anti-dilution provisions, then each holder of Series A Convertible Preferred Stock and the Series B preferred stock will be entitled to acquire on the same terms either:

•	the aggregate amount of these rights which the holder would have acquired if it had held the number of shares of common stock acquirable upon conversion of the Series A Convertible Preferred Stock or Series B Convertible Preferred Stock immediately before the grant, issuance or sale of these rights; or

•	if these rights have expired, the number of shares of Common Stock or the amount of property which the holder could have acquired upon the exercise of the rights at the time or times at which we granted, issued or sold the expired rights.

      Voting Rights. Holders of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock have the right to vote with the common stock on an as-converted basis subject to the voting rights limitations of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock set forth in the paragraph below. In addition, the approval of holders of a majority of the Series A Convertible Preferred Stock or Series B Convertible Preferred Stock, as appropriate, is separately required to approve:

•	changes to the certificate of incorporation or bylaws that adversely affect the rights of the holders of our Series A Convertible Preferred Stock or Series B Convertible Preferred Stock;

•	any creation, authorization, or issuance of any equity or equity-linked securities of our Company ranking senior to or equally with the Series A Convertible Preferred Stock or the Series B Convertible Preferred Stock; and

•	any repurchase or redemption of equity securities or rights to acquire equity securities (other than from an employee, director or consultant following termination), or the declaration or payment of any dividend on our common stock.

      Although the conversion of the Series A Convertible Preferred and the Stock Series B Convertible Preferred Stock are subject to weighted-average anti-dilution adjustments in the event of certain issuances of our common stock, or securities exercisable for or exchangeable or convertible into our common stock, as described in Anti-Dilution (page      ), the Series A Certificate of Designations and the Series B Certificate of Designations limit the voting rights of both series as follows:

•	Series A Convertible Preferred Stock shall not vote at a higher rate than if converted to Common Stock at a conversion price of $2.18 per share. Accordingly, as of August [ ], 2004, the holders of the Series A Convertible Preferred Stock are entitled to vote [ ];

•	Series B Convertible Preferred Stock shall not vote at a higher rate than as if converted at $1.15. Accordingly, as of August [ ], 2004, the holders of the Series B Convertible Preferred Stock are entitled to vote 42,992,616 shares on an as-converted basis.

      Right to Board Seat. For so long as Warburg Pincus owns at least 25% of its shares of Series A Convertible Preferred Stock or 25% of the shares of common stock issuable on conversion of its Series A Convertible Preferred Stock, Warburg Pincus will have the right to appoint one member to our Board of Directors In addition, Warburg Pincus and BCP each have the right to appoint one director to our Board of Directors for so long as Warburg Pincus or BCP, as the case may be, owns at least 25% of the shares of Series B Convertible Preferred Stock or 25% of the shares of common stock issuable on conversion of such shares of Series B Convertible Preferred Stock and issuable upon exercise of the warrants issued in connection with the issuance in 2003 of the $40 million in aggregate principal of our secured promissory notes. Each of the directors appointed by Warburg Pincus and BCP pursuant to these rights will sit on all major board committees (for so long as such membership does not conflict with any applicable law or regulation or listing requirement of the Nasdaq National Market, as determined in good faith by our Board of Directors).

      As a result of these rights, the Investors have a right to hold three of the nine seats on our Board of Directors. Messrs. Lorenzo Bettino and Jeffrey A. Harris are the members of our Board of Directors appointed by Warburg Pincus. Mr. Steven Brooks is the member of our Board of Directors appointed by BCP. Warburg Pincus has the additional right to have one observer attend the meetings of the Board of Directors. Our amended and restated certificate of incorporation and bylaws provide that our Board of Directors shall be divided into three classes. The term of office for Class I directors expires at the special annual meeting of stockholders to be held September [     ], 2004, the term of office for Class II directors expires at the annual meeting of stockholders to be held in 2005 and the term of office for Class III directors expires at the annual meeting of stockholders to be held in 2006. Messrs. Bettino and Brooks each serve as a Class II director and Mr. Harris serves as a Class III director.

Material Terms of the Warrants

      The following description summarizes the material terms of the common stock warrants held by the Investors.

      Number of Shares and Exercise Price. On August 5, 2002, in connection with the issuance to the Investors of our Series A Convertible Preferred Stock, we issued to the Investors warrants to purchase 6,708,335 shares of our Common Stock at an exercise price of $3.0559 per share. Thereafter in October 2002, we issued to the Investors additional warrants to purchase 5,563,010 additional shares of our Common Stock at an exercise price of $3.0559 per share. In the aggregate, we refer to these warrants as the Series A Warrants. All of the Series A Warrants are exercisable at any time, in whole or in part. As a result of certain anti-dilution adjustments to the Series A Warrants as described below, as of the date of this proxy statement, the Investors have the right pursuant to the Series A Warrants to purchase an aggregate of 18,133,464 shares of our Common Stock at an exercise price of $2.0680 per share.

      In December 2003, in connection with the amendment of the terms of our outstanding secured promissory notes and the issuance to the Investors of new secured promissory notes, we issued to the Investors warrants to purchase an aggregate of 18 million shares of our Common Stock at an exercise price of $1.46 per share and an aggregate of 6 million shares of our Common Stock at an exercise price of $1.53 per share. In the aggregate, we refer to these warrants as the Series B Warrants. All of the Series B Warrants are exercisable at any time, in whole or in part.

      Expiration. The Series A Warrants automatically expire on August 5, 2007. The Series B Warrants automatically expire on December 13, 2011.

      Adjustments in the Exercise Price. The exercise price and the number of shares issuable upon exercise of the Series A Warrants and the Series B Warrants is subject to customary weighted average anti-dilution adjustments and customary adjustments due to business combinations and other transactions affecting our common stock.

      Change of Control. In the event of a Change of Control transaction (as defined in the Series B Certificate of Designations), the Investors shall have the right to require the Company to purchase the Series B Warrants, at a valuation based on a computation of the option value of the Series B Warrants using a Black-Scholes calculation methodology.

Material Terms of the Series C Preferred Stock

      The following description summarizes the material terms of the Series C Preferred Stock. You are urged to read carefully in its entirety the form of Certificate of Designations, Preferences and Rights of Series C Preferred Stock of Proxim Corporation (the “Series C Preferred Certificate of Designations”) which fully sets forth the terms of our Series C Preferred Stock. A copy of the Series C Preferred Certificate of Designations is attached as Appendix A.

      Dividends (see page      ). The holders of the Series C Preferred Stock are not entitled to receive dividends on the Series C Preferred Stock.

      Liquidation Preference (see page      ). The initial liquidation preference for the shares of Series C Preferred Stock is $100.00 per share. The liquidation preference accretes at 8.75% per annum, compounded quarterly, through the eighth anniversary of the date on which we will first issue shares of our Series C Preferred Stock (the “Series C Preferred Stock Original Issue Date”). The liquidation preference is generally subject to adjustment in the event we undertake a business combination or other extraordinary transaction, or we are liquidated or dissolved. In the event of a Change of Control transaction or a Material Asset Sale (as described below) after the Series C Preferred Stock Original Issue Date, the liquidation preference will automatically increase to include eight full years of accretion at 8.75% per annum.

      Mandatory Redemption (see page      ). On the eighth anniversary of the Series C Preferred Stock Original Issue Date, we will be required to redeem all outstanding shares of Series C Preferred Stock, if any, at a price per share in cash equal to the liquidation preference as if the Series C Preferred Stock had fully accreted through the eighth anniversary of the Series C Preferred Stock Original Issue Date.

      Optional Redemption (see page      ). At any time prior to the eighth anniversary of the Series C Preferred Stock Original Issue Date, the Company has the right at its option to redeem all outstanding shares of Series C Preferred Stock at a price per share in cash equal to the liquidation preference as if the Series C Preferred Stock had fully accreted through the eighth anniversary of the Series C Preferred Stock Original Issue Date. Additionally, the Company has the right at its option to redeem all outstanding shares of Series C Preferred Stock (i) at any time prior to, and including, the third anniversary of the Series C Preferred Stock Original Issuance Date at a price per share in cash equal to its then accreted liquidation preference, if the market price of the Company’s Common Stock has been higher than $2.25 for a period of forty-five (45) consecutive trading days prior to the date that notice of redemption is given to the Investors or (ii) at any time following the third anniversary of the Series C Preferred Stock Original Issuance Date at a price per share equal to its then accreted liquidation preference if the market price of the Company’s Common Stock has been higher than $2.00 for a period of forty-five (45) consecutive trading days prior to the date that notice of redemption is given to the Investors.

      Change of Control or Material Asset Sale (see pages      and                     ). In the event that (i) any person or entity were to acquire 50% or more of either our Common Stock or voting power, (ii) the individuals who constitute our Incumbent Board cease for any reason to constitute at least a majority of our Board of Directors, (iii) we were to experience a business combination transaction after which our stockholders generally hold less than 50% of the Common Stock and less than 50% of the combined voting power of the voting securities of the combined company, or (iv) our stockholders approve a complete liquidation or dissolution of the Company (each such event, a “Change of Control”), the Company is required to redeem in cash or readily marketable securities all of the Series C Preferred Stock at a price per share in cash equal to the liquidation preference as if the Series C Preferred Stock had fully accreted through the eighth anniversary of the Series C Preferred Stock Original Issue Date plus following the eighth anniversary of the Series C Preferred Stock Original Issue Date, an amount equal to the unrecognized accretion, if any, up to but not including the date of the Change of Control.

      In the event that the Company participates in any any sale of the Corporation’s assets (i) that does not constitute a Business Combination and (ii) as a result of which sale the Corporation’s revenues for the prior twelve-month period would have declined by forty percent (40%) or more on a pro forma basis giving effect to such asset sale (a “Material Asset Sale”), each holder of shares of Series C Preferred Stock has the right to require the Company to repurchase such holder’s shares of Series C Preferred Stock, in whole or in part, at such holder’s option, at a price per share in cash equal to the liquidation preference as if the Series C Preferred Stock had fully accreted through the eighth anniversary of the Series C Preferred Stock Original Issue Date plus following the eighth anniversary of the Series C Preferred Stock Original Issue Date, an amount equal to the unrecognized accretion, if any, up to but not including the date of the Material Asset Sale.

Material Terms of the Bridge Notes

      The following description summarizes the general terms of the Bridge Notes issued to the Investors on July 30, 2004 and the rights given to the Investors upon the Company’s stockholders’ approval or failure to approve the Exchange. You are urged to read carefully the Purchase Agreement, the form of senior secured promissory note and the Pledge and Security agreement, copies of which were filed as exhibits to the Company’s current report on Form 8-K filed July 30, 2004 and which are incorporated herein by reference. The descriptions here are qualified in their entirety by reference to the complete documents so filed.

      Principal, Maturity and Interest. The outstanding Bridge Notes have an aggregate principal amount of $10 million. These outstanding notes have been issued in the form of the secured promissory note. All of the Bridge Notes are outstanding. Each Bridge Note generally becomes due and payable upon the earliest of (i) the occurrence of an event of default under the terms of the Bridge Notes, (ii) any date after the Exchange but prior to the consummation of a Qualified Transaction on which the holder of an outstanding note demands payment under its terms upon the occurrence of a Change of Control, (iii) any date prior to the Exchange upon which a Change of Control occurs, (iv) any time following the thirtieth day after stockholder approval of the issuances in connection with the Exchange are not approved at a special meeting if the holder of a Bridge Note demands payments under its terms or (v) June 30, 2005 (the earliest of (i), (ii), (iii), (iv) and (v) the “Maturity Date”).

      Interest on each Bridge Note accrues at the rate of 15% per annum until the Maturity Date. From and after the Maturity Date or the occurrence of any event of default, interest on each Bridge Note shall accrue at the rate of 20% per annum and accrued but unpaid interest on each Note shall become payable on the demand of the holder. If a Qualified Transaction is consummated by June 30, 2005, simultaneous with the closing of the Qualified Transaction, the outstanding principal and accrued but unpaid interest on the Bridge Notes shall automatically be exchanged for the Company’s Common Stock and/or Common Stock warrants at the same price and upon the same terms and conditions agreed to with the investors in the Qualified Transaction.

      Right to Board Seats. Under the terms of the Purchase Agreement, upon the closing of the Exchange, Warburg Pincus shall have the exclusive right to appoint one (1) director and BCP shall have the exclusive right to appoint one (1) director (each, a “Board Designee”) to the Board of Directors for so long as Warburg Pincus or BCP, as the case may be, beneficially owns shares of Common Stock equal to at least twenty-five percent (25%) of the number of shares of our Common Stock issued to Warburg Pincus or BCP, as the case may be, pursuant to the Exchange. In addition, Warburg Pincus shall have the exclusive right to appoint one (1) additional Board Designee for so long as Warburg Pincus beneficially owns shares of Common Stock equal to at least fifty percent (50%) of the number of shares of Common Stock issued to Warburg Pincus pursuant to the Exchange.

      The Board Designees shall be duly appointed in accordance with the Company’s By-laws, Certificate of Incorporation and the General Corporation Law of Delaware. For so long as Warburg Pincus retains the right to appoint two Board Designees, the Warburg Pincus Board Designees so elected shall serve as a Class III Director and a Class II Director, respectively, and BCP’s Board Designee so elected shall serve as a Class II Director (as designated in the Company’s Certificate of Incorporation), each serving until his or her successor is elected and qualified. If Warburg Pincus should retain the right to appoint only one Board Designee, Warburg Pincus shall elect to retain either its Class III Board Designee or its Class II Board Designee.

      Until the consummation of the Exchange, Warburg Pincus and BCP will retain their existing similar rights to appoint two (2) and one (1) Board Designee, respectively, as set forth in Section 9(e) of the Series A Preferred Certificate of Designations and Section 9(e) of the Series B Preferred Certificate of Designations.

Opinion of Financial Advisor

      Bear Stearns has acted as financial advisor to the Company’s special committee of its Board of Directors with respect to the Exchange. In connection with Bear Stearns’ engagement as financial advisor, the special committee requested that Bear Stearns evaluate the fairness, from a financial point of view, of the Exchange. On July 26, 2004, Bear Stearns delivered its oral opinion, subsequently confirmed in writing, to the special committee to the effect that, as of the date of its opinion and based on and subject to the assumptions, limitations and qualifications set forth therein, the Exchange was fair, from a financial point of view, to the holders of Common Stock (other than the Investors and their respective affiliates). For purposes of Bear Stearns’ opinion, the term “Exchange” does not include the issuance of Bridge Notes or any Qualified Transaction.

      THE FULL TEXT OF BEAR STEARNS’ WRITTEN OPINION, DATED JULY 26, 2004, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW UNDERTAKEN BY BEAR STEARNS, IS ATTACHED AS APPENDIX B TO THIS PROXY STATEMENT. THE SUMMARY OF THE BEAR STEARNS OPINION SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE BEAR STEARNS OPINION. STOCKHOLDERS ARE ENCOURAGED TO, AND SHOULD, READ CAREFULLY THE BEAR STEARNS OPINION IN ITS ENTIRETY IN CONJUNCTION WITH THIS PROXY STATEMENT.

      The Bear Stearns opinion was provided for the information of the special committee in connection with its consideration of the Exchange and relates only to the fairness, from a financial point of view, of the Exchange to the holders of Common Stock (other than the Investors and their respective affiliates). The Bear Stearns opinion does not constitute a recommendation to the special committee or any holders of Common Stock, Series A Convertible Preferred Stock or Series B Convertible Preferred Stock as to how to vote in connection with the Exchange or any matters related to the Exchange. The Bear Stearns opinion does not address the Company’s underlying business decision to pursue the Exchange, the relative merits of the Exchange as compared to any alternative business strategies that might exist for the Company or the effects of any other transaction in which the Company might engage. The Bear Stearns opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to Bear Stearns as of the date of its opinion.

      Although Bear Stearns evaluated the fairness, from a financial point of view, of the Exchange to the holders of Common Stock (other than the Investors and their respective affiliates), the form of the Exchange was determined by the parties to the Exchange through arm’s-length negotiations.

      In arriving at its opinion, Bear Stearns:

•	reviewed drafts dated July 26, 2004 of the Purchase Agreement, the Bridge Notes and the forms of the Certificates of Designations, Preferences and Rights of the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock and the Series C Preferred Stock;

•	reviewed the Company’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2002 and 2003, its Quarterly Reports on Form 10-Q for the period ended March 31, 2004, its preliminary results for the quarter ended June 30, 2004 and its Reports on Form 8-K for the two years ended the date of the Bear Stearns opinion;

•	reviewed certain operating and financial information relating to the Company’s business and prospects, including projections for the five years ended December 31, 2008, which are referred to as the “Projections”, all as prepared and provided to Bear Stearns by the Company’s senior management;

•	reviewed the forecasted monthly free cash flow generation as reflected in the Company’s monthly 2004 cash flow forecast and the Company’s potential needs for external capital in order to conduct its business, which are referred to as the “Monthly Cash Flow Statements”, all as prepared and provided to Bear Stearns by the Company’s senior management;

•	met with certain members of the Company’s senior management to discuss the Company’s business, operations, historical and projected financial results, capital needs and potential sources of liquidity, and future prospects;

•	reviewed a liquidation analysis of the Company as of June 30, 2004, as prepared and provided to Bear Stearns by the Company’s senior management, which is referred to as the “Liquidation Analysis”;

•	reviewed the historical prices, trading multiples and trading volumes of Common Stock;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which Bear Stearns deemed generally comparable to the Company;

•	reviewed the terms of recent transactions which Bear Stearns deemed comparable in certain respects to the Company and to the Exchange;

•	reviewed the pro forma impact of the Exchange and the Qualified Transaction; and

•	conducted such other studies, analyses, inquiries and investigations as Bear Stearns deemed appropriate.

      In arriving at its fairness opinion, Bear Stearns relied and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to Bear Stearns by the Company, including, without limitation, the Projections, the Monthly Cash Flow Statements and the Liquidation Analysis. With respect to the Company’s projected financial results that could be achieved upon consummation of the Exchange and the Qualified Transaction, Bear Stearns relied on representations that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company as to the expected future performance of the Company. With respect to the Liquidation Analysis, Bear Stearns relied upon representations that it had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of the Company as to the expected recoveries of the various creditors and equity holders of the Company upon a bankruptcy proceeding under the U.S. bankruptcy laws. In this regard, the Company advised Bear Stearns that, absent the Exchange, the Company would have no alternative other than to seek protection under the U.S. bankruptcy laws, and that upon a liquidation of the Company, the holders of Common Stock would not expect to receive any recovery. Bear Stearns did not assume any responsibility for the independent verification of any such information or of the Projections or the Monthly Cash Flow Statements provided to Bear Stearns, and Bear

Stearns further relied upon the assurances of the senior management of the Company that they were unaware of any facts that would make the information, including the Projections, the Monthly Cash Flow Statements and Liquidation Analysis provided to Bear Stearns, incomplete or misleading.

      In arriving at its opinion, Bear Stearns did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was Bear Stearns furnished with any such appraisals. During the course of its engagement, Bear Stearns was not asked by the special committee to solicit indications of interest from various third parties regarding any transaction with the Company. Bear Stearns assumed that the Exchange would be consummated in a timely manner and in accordance with the terms of the documents Bear Stearns reviewed without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on the Company.

      Bear Stearns did not express any opinion as to the price or range of prices at which the shares of Common Stock may trade subsequent to the announcement or consummation of the Exchange. Bear Stearns further expressed no opinion as to whether the Company would be able to consummate a Qualified Transaction on terms it deemed acceptable or as to the terms of the Bridge Notes.

      The following is a summary of the material factors considered and material analyses underlying the Bear Stearns opinion dated July 26, 2004, delivered to the special committee in connection with the Exchange. The financial analyses summarized below include information presented in tabular format. In order to fully understand Bear Stearns’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses could create a misleading or incomplete view of Bear Stearns’ financial analyses.

      Situation Analysis. In connection with the delivery of its opinion, Bear Stearns reviewed selected historical financial and operating results of the Company and observed that:

•	the Company has limited available cash which will not cover near-term operating or debt service requirements;

•	the Company faces litigation from Symbol, which could also have a significant impact;

•	the Company’s current capital structure is an impediment to raising new capital;

•	PricewaterhouseCoopers issued a going concern opinion in March 2004;

•	the Company has reported weak year-to-date financial performance;

•	the Company’s management has had difficulty forecasting the financial performance of the business;

•	the Company’s relationships with its contract manufacturers are strained;

•	the Company’s customers and vendors have expressed significant concern over the Company’s current financial position;

•	Over the past two quarters, key employees have left the Company largely due to the uncertainty and instability at the Company;

•	Despite a highly competitive environment, the Company’s management has been increasingly forced to divert its attention to managing internal issues;

•	the Company’s management has prepared two monthly liquidity scenarios forecasting liquidity with and without the Bridge Notes, the Exchange and a Qualified Transaction. These forecasts showed that, absent the Bridge Notes, the Exchange and a Qualified Transaction, the Company would exhaust its liquidity during the third quarter of 2004.

      Liquidity Analysis. The Company’s senior management provided Bear Stearns with the Monthly Cash Flow Statements. The Monthly Cash Flow Statements showed that, without the Bridge Notes, the Company would have a negative cash balance by August 31, 2004.

      Liquidation Analysis. The Company’s senior management also provided Bear Stearns with the Liquidation Analysis. The Liquidation Analysis showed that the holders of the Common Stock would not expect to receive any recovery upon a liquidation of the Company.

      Analysis of a Sale of the Company Outside of Bankruptcy. Bear Stearns analyzed potential recoveries for the holders of Common Stock in the event of an eventual sale of the Company. In order to develop an illustrative range of potential acquisition multiples, Bear Stearns analyzed both comparable company trading levels and publicly available comparable precedent transactions.

Comparable Company Trading Analysis

      Bear Stearns analyzed selected projected operating information provided by the Company’s management, stock price performance data and valuation multiples for the Company and compared this data to publicly available information for eight publicly traded wireless equipment companies. For each company, Bear Stearns reviewed:

•	Enterprise Value as a multiple of calendar year 2004 projected revenue

•	Enterprise Value as a multiple of calendar year 2005 projected revenue

      Enterprise Value is calculated as the sum of the value of the common equity on a fully diluted basis, using the treasury stock method for calculating in-the-money options, and the value of net debt, any minority interest and preferred stock.

      Bear Stearns reviewed the following companies:

      Enterprise Wireless Equipment Companies

•	Enterasys Networks, Inc.

•	NETGEAR, Inc.

•	Spectralink Corporation

•	Symbol Technologies, Inc.

      Carrier Wireless Equipment Companies

•	Airspan Networks, Inc.

•	Alvarion Ltd.

•	Nera ASA

•	Stratex Networks, Inc.

      Bear Stearns noted that due to various factors, none of the wireless equipment companies was directly comparable to the Company for reasons including:

•	none of the comparable companies are in all the same businesses as the Company;

•	the business lines of the comparable companies in which the Company does not operate have different growth characteristics and economics than those in which the Company operates;

•	some of the comparable companies are larger than the Company and have performed better than the Company over recent history;

•	the Company does not have positive projected net income, earnings before interest, taxes, depreciation and amortization, or earnings before interest and taxes, for 2004 or 2005, which makes most of the analysis of the comparable companies less relevant; and

•	the Company’s distressed situation makes comparison of financial multiples less relevant.

      The analysis showed the following:

Comparable Company Trading Analysis Summary

	Enterprise Value/
	Revenue

	CY 2004		CY 2005

Proxim	1.72	x	1.45	x
Enterprise Wireless Equipment Companies
Harmonic Mean	.72	x	.64	x
Median	1.04		.86
Carrier Wireless Equipment Companies
Harmonic Mean	.96	x	.80	x
Median	1.07		.83
Wireless Equipment Companies*
Harmonic Mean	0.82	x	0.71	x
Median	1.07		0.83

*	All eight wireless equipment companies

Precedent Transaction Analysis

      Bear Stearns analyzed a number of publicly announced merger and acquisition transactions in the communications technology industry. For each transaction, Bear Stearns reviewed:

•	the target companies’ enterprise value implied by the purchase rice as a multiple of last twelve months revenue before the transaction, which is referred to as “LTM revenue”; and

•	the target companies’ enterprise value implied by the purchase price as a multiple of the target companies’ projected revenues (based on target revenue for the year when the transaction was announced).

      Bear Stearns noted that due to various factors, none of the comparable transactions was directly comparable to the Company for reasons including:

•	that none of the target companies have the same business mix that the Company has;

•	the Company’s distressed situation makes comparison of financial multiples less relevant; and

•	the $237.6 million aggregate change of control preference on the Investors’ existing securities implied control over the Company, which makes the precedent transaction analysis less relevant.

      This analysis showed the following:

Precedent Transactions

Date		Purchase Price(1)/
Announced	Target/ Acquiror	LTM Revenue

12/1/03	LGP Allgon Holding AB/ Powerwave Technologies	1.53	x
6/30/03	MCE Technologies, Inc./Aeroflex Incorporated	1.15
3/20/03	Linksys Group Inc./Cisco Systems, Inc	1.17
3/4/03	CommWorks-Telecom Equip Bus./UTStarcom, Inc	0.65
2/18/03	Allen Telecom Inc./Andrew Corporation	1.53
1/21/03	Allgon AB/LGP Telecom Holding AB	0.42
5/20/02	Spectrian Corporation/REMEC, Inc	0.67
2/19/02	Celiant Corporation/Andrew Corporation	1.13

(1)	Purchase price calculated based on enterprise value at transaction price.

      Bear Stearns used the comparable company trading analysis and the precedent transaction analysis summarized above as a general guideline to determine a broad illustrative reference range for potential acquisition multiples. Using a reference range from 0.90x to 1.65x estimated 2004 revenues, as projected by the Company’s senior management, the implied enterprise value for the Company ranged from $118.0 million to $216.3 million.

      Taking into account the $237.6 million change of control preference on the Investors’ existing securities, as well as the Company’s potential liability for the Symbol litigation (which was assumed to be approximately $31 million for purposes of this analysis), the holders of Common Stock would receive no value through a sale of the Company at any revenue multiples within this range.

      This analysis showed the following:

Analysis of a Potential Sale

(Investors Receive $237.6 million Liquidation Preference)

	Illustrative Revenue Multiples

	0.90x	1.05x	1.20x	1.35x	1.50x	1.65x

	($ in millions)
Implied Enterprise Value(1)	$118.0	$137.7	$157.3	$177.0	$196.7	$216.3
Less: Total Preference on Investors’ Existing Securities(2)	237.6	237.6	237.6	237.6	237.6	237.6
Plus: Cash(3)	11.4	11.4	11.4	11.4	11.4	11.4
Value Remaining for the holders of Common Stock	$(108.1)	$(88.5)	$(68.8)	$(49.1)	$(29.5)	$(9.8)
Less: Symbol Litigation(4)	31.5	31.5	31.5	31.5	31.5	31.5
Value Remaining for the holders of Common Stock	$(139.6)	$(120.0)	$(100.3)	$(80.6)	$(61.0)	$(41.3)

(1)	Based on 2004E revenues of $131.1 million, per the Company’s management.

(2)	Source: Proxy statement dated November 10, 2003, Form 10-Q dated May 11, 2004, Form 10-K dated March 15, 2004, and the Company’s counsel and management.

(3)	As of June 30, 2004 (excludes $2.4 million in short-term investments and $0.8 million in restricted cash).

(4)	Liability of $31.5 million based on projected accruals as of January 2005, per the Company’s management. This date was chosen for illustrative purposes.

      Bear Stearns also analyzed the potential recovery to the holders of Common Stock assuming that the Investors did not receive the full amount of the accreted liquidation preference on their existing securities of $237.6 million. Based on the same illustrative range of 2004 revenue multiples of 0.90x to 1.65x used in the analysis summarized above, and assuming that the preference on the Investors’ existing securities was limited to its value as of June 30, 2004 of $135.3 million, this analysis showed that the holders of Common Stock would only receive value if the Company were purchased at a revenue multiple greater than 1.19x.

Analysis of a Potential Sale

(Investors Receive $135.3 million Liquidation Preference)

	Illustrative Revenue Multiples

	0.90x	1.05x	1.20x	1.35x	1.50x	1.65x

	($ in millions)
Implied Enterprise Value(1)	$118.0	$137.7	$157.3	$177.0	$196.7	$216.3
Less: Total Preference on Investors’ Existing Securities(2)	135.3	135.3	135.3	135.3	135.3	135.3
Plus: Cash(3)	11.4	11.4	11.4	11.4	11.4	11.4
Value Remaining for the holders of Common Stock	$(5.9)	$13.8	$33.5	$53.1	$72.8	$92.5
Less: Symbol Litigation(4)	31.5	31.5	31.5	31.5	31.5	31.5
Value Remaining for the holders of Common Stock	$(37.4)	$(17.7)	$1.9	$21.6	$41.3	$60.9

(1)	Based on 2004E revenues of $131.1 million, per the Company’s management.

(2)	Source: Proxy statement dated November 10, 2003, Form 10-Q dated May 11, 2004, Form 10-K dated March 15, 2004, and the Company’s counsel and management.

(3)	As of June 30, 2004 (excludes $2.4 million in short-term investments and $0.8 million in restricted cash).

(4)	Liability of $31.5 million based on projected accruals as of January 2005, per the Company’s management. This date was chosen for illustrative purposes.

      Analysis of the Exchange. The Company’s management provided Bear Stearns with the Projections, which included the following assumptions:

•	Series B Note is converted to Series B Convertible Preferred Stock in July 2004;

•	Bridge Notes are funded by the Investors in July 2004;

•	The Exchange is consummated and a $50 million Qualified Transaction is effected in October 2004. The Bridge Notes are exchanged for the same consideration issued in the Qualified Transaction; and

•	the Company receives an adverse ruling on its litigation with Symbol and is required to post payment in the form of a bond to appeal the ruling or payment of past royalties of approximately $31 million in January 2005.

Cash Flow Analysis

      Based on the Monthly Cash Flow Statements, following the Exchange and a Qualified Transaction, the Company would be able to withstand an adverse ruling in the Symbol litigation in the amount of $31 million in January 2005 and still have sufficient cash to fund its business plan through the end of the period covered by such statements.

Sale of the Company Analysis

      Bear Stearns also analyzed potential recoveries to the holders of Common Stock in the event of an eventual sale of the Company following the Exchange. Using the capital structure assumptions noted above and a range of illustrative revenue multiples from 0.90x to 1.65x estimated 2004 revenues, Bear Stearns observed that, after giving effect to the Exchange, the holders of Common Stock would receive recovery throughout this range of illustrative revenue multiples.

Analysis of a Potential Sale Post-Exchange*

	Illustrative Revenue Multiples

	0.90x	1.05x	1.20x	1.35x	1.50x	1.65x

	($ in millions)
Implied Enterprise Value(1)	$118.0	$137.7	$157.3	$177.0	$196.7	$216.3
Less: Total Preference on Investors’ new securities(2)	80.0	80.0	80.0	80.0	80.0	80.0
Plus: Cash(3)	66.9	66.9	66.9	66.9	66.9	66.9
Value Remaining for the holders of Common Stock	$104.9	$124.6	$144.2	$163.9	$183.6	$203.2
Less: Symbol Litigation(4)	31.5	31.5	31.5	31.5	31.5	31.5
Value Remaining for the holders of Common Stock	$73.4	$93.1	$112.7	$132.4	$152.1	$171.7

(*) Assumes $50 million Qualified Financing.

(1)	Based on 2004E revenues of $131.1 million, per the Company’s management.

(2)	Source: Draft Purchase Agreement

(3)	Includes $11.4 million in cash as of 6/30/04 (excluding $2.4 million in short-term investments and $0.8 million in restricted cash) plus $10 million from a new bridge loan plus proceeds of $50.0 million less estimated fees of $4.5 million.

(4)	Liability of $31.5 million based on projected accruals as of January 2005, per the Company’s management. This date was chosen for illustrative purposes.

      Other Analyses. In preparing its opinion, Bear Stearns performed a variety of financial analyses, including those described above. The summary of Bear Stearns’ analyses is not a complete description of the analyses underlying the Bear Stearns opinion. The preparation of a fairness opinion is a complex process and involves various judgments and determinations as to the most appropriate and relevant assumptions and financial analyses and the application of those methods to the particular circumstances involved. The Bear Stearns opinion is therefore not necessarily susceptible to partial analyses or summary description. In arriving at its opinion, Bear Stearns made qualitative judgments as to the significance and relevance of each analysis and factor considered by it and did not attribute particular weight to any one analysis or factor. Bear Stearns did not form an opinion as to whether any individual analysis or factor, positive or negative, considered in solution, supported or failed to support the Bear Stearns opinion. Accordingly, Bear Stearns believes that its analyses must be considered as a whole and that selecting portions of its analyses could create a misleading or incomplete view of the processes underlying its analyses and opinion.

      The analyses performed by Bear Stearns, particularly those based on estimates, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those results suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, Bear Stearns’ analyses are inherently subject to substantial uncertainty. The analyses were prepared solely as part of Bear Stearns’ analysis of the fairness, from a financial point of view, of the Exchange to the holders of the Company’s Common Stock (other than the Investors and their respective affiliates).

      The Bear Stearns opinion and financial analyses performed by Bear Stearns were only one of many factors considered by the special committee in its evaluation of the Exchange, and should not be viewed as determinative of the views of the special committee or the Company’s management with respect to the Exchange.

      The Company engaged Bear Stearns based on Bear Stearns’ qualifications, expertise and reputation in providing advice to companies with respect to transactions similar to the Exchange. Except as set forth in the following paragraph, Bear Stearns has not provided the Company any investment banking or other services in the past two years. Bear Stearns is an internationally recognized investment banking firm, and, as part of its investment banking activities, regularly engages in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Bear Stearns has also provided and may in the future provide services to the Investors and their respective affiliates. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and/or bank debt of the Company and certain affiliates of the Investors for Bear Stearns’ own account and for the account of Bear Stearns’ customers and, accordingly, may at any time hold a long or short position is such securities. In addition, Bear Stearns owns less than a 1% limited partnership interest in Warburg Pincus Private Equity VIII, L.P.

      Pursuant to the terms of its engagement letter dated May 27, 2004 with Bear Stearns, the Company has agreed to pay Bear Stearns a fee of $1,000,000, $500,000 of which became payable upon the delivery of the Bear Stearns opinion and the balance of which will become payable upon consummation of the Exchange. The Company has also engaged Bear Stearns to assist in its future financing activities for which Bear Stearns will receive customary fees. In addition, the Company has agreed to reimburse Bear Stearns for all reasonable out-of-pocket expenses incurred by Bear Stearns in connection with its engagement, including reasonable fees and disbursements of its legal counsel. The Company has also agreed to indemnify Bear Stearns against certain liabilities in connection with its engagement, including certain liabilities under the federal securities laws.

Effects of the Exchange Transaction

      Effect on Beneficial Ownership. If the proposal is approved by our stockholders at the special annual meeting, we will have the ability to issue an aggregate of 164,000,000 shares of our Common Stock and 400,000 shares of our Series C Preferred Stock to the Investors in the Exchange.

      On a fully accreted basis before the Exchange, the Investors collectively own [          ] shares of our Common Stock on an as-converted and as-exercised basis, representing approximately [          ]% of our Common stock based as of August [     ], 2004 based on [          ] shares outstanding as of August [     ], 2004. If our stockholders approve the Exchange and we issue to the Investors 164,000,000 shares of our Common Stock and 400,000 shares of our newly issued Series C Preferred Stock, the shares of our Common Stock issued in connection with the Exchange and held by the Investors would represent approximately [                    ]% of our Common Stock as of August [     ], 2004, based on [                    ] shares outstanding as of August [     ], 2004. In effect, the Exchange would reduce the Investors’ holdings by [          ] shares, or [          ]% on a fully accreted, as-converted and as-exercised basis.

      The following table sets forth:

•	the beneficial ownership of our Common Stock, on an as-converted and as-exercised basis, by each beneficial owner of our Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, including Common Stock issuable to each such holder on the exercise of warrants, as of August [ ], 2004; and

•	the fully accreted beneficial ownership of our Common Stock, on an as-converted and as-exercised basis, by each beneficial owner of our Series A Convertible Preferred Stock and Series B Convertible Preferred Stock, including accretion on the Series A Convertible Preferred Stock through August 5, 2005 and accretion on the Series B Convertible Preferred Stock through July 30, 2011; and

•	assuming approval of the proposal and the consummation of the Exchange, the projected beneficial ownership of our Common Stock based on shares outstanding as of August [ ], 2004;

      Beneficial ownership information set forth in this table is determined in accordance with the rules of the SEC. Shares issuable upon exercise of outstanding options and warrants within 60 days of August [     ], 2004 are considered owned by the person having the right to acquire such shares but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to the table, we believe that the beneficial owners listed in this table, based on information provided by them, have sole voting and investment power over the number of shares listed opposite their names.

As of August [ ], 2004
Prior to Giving Effect to
the Exchange

As of August [ ], 2004,
					Fully Accreted Ownership**				After Giving Effect to
					Shares of Our				the Exchange***
	Shares of Our				Common Stock on
	Common Stock on				an As-Converted and
	an As-Converted and				As-Exercised Basis				Shares of Our
	As-Exercised Basis				Prior to Exchange				Common Stock

	Amount and				Amount and				Amount and
	Nature of				Nature of				Nature of
	Beneficial		% of		Beneficial		% of		Beneficial	% of
Name and Address of Beneficial Owner	Ownership(1)		Class(2)		Ownership		Class(3)		Ownership(4)	Class(5)

Warburg Pincus Private Equity VIII, L.P.	[	](6)	[	]	[	](7)	[	]	142,133,339	[	]
466 Lexington Avenue
New York, NY 10017
BCP Capital, L.P.	[	](8)	[	]	[	](9)	[	]	2,645,861	[	]
950 Tower Lane
18th Floor
Foster City, CA 94404
BCP Capital QPF, L.P.	[	](10)	[	]	[	](11)	[	]	19,148,640	[	]
950 Tower Lane
18th Floor
Foster City, CA 94404
BCP Capital Affiliates Fund LLC	[	](12)	[	]	[	](13)	[	]	72,160	[	]
950 Tower Lane
18th Floor
Foster City, CA 94404
Total:	[	]	[	]	[	]	[	]	[ ]	[	]

* Less than 1%

**	Assumes (i) conversion of the Series A Convertible Preferred Stock to Common Stock at its fully accreted liquidation preference on August 5, 2005, (ii) conversion of the Series B Convertible Preferred Stock to Common Stock at its fully accreted liquidation preference on July 30, 2011 and (iii) no further antidilution adjustments to the Series A Convertible Preferred Stock, the Series B Convertible Preferred Stock or the warrants held by the Investors.

***	Based on shares outstanding as of August [ ], 2004. Assumes stockholder approval of the proposal at the special annual meeting and the issuance of an aggregate of 164,000,000 shares of our Common Stock to the Investors upon surrender by each Investor of all of the Series A Convertible Preferred Stock, all of the Series B Convertible Preferred Stock and all of the Common Stock warrants held by each Investor.

(1)	Amount of beneficial ownership includes accretion of the liquidation preference of our Series A Convertible Preferred Stock and Series B Convertible Preferred Stock as of August [ ], 2004, antidilution adjustments to the Series A Convertible Preferred Stock and certain warrants to purchase our Common Stock required as a result of the issuance of the secured subordinated notes with aggregate principal amount of $40 million on July 30, 2003 and December 19, 2003 and the exchange of such notes and the issuance of the Series B Convertible Preferred Stock in July 2004, which reduced the conversion price of the Series A Convertible Preferred Stock and the exercise price of the warrants from approximately $3.05 to approximately $2.07. [ ]number of outstanding options or warrants held by such person that are exercisable within 60 days of August [ ], 2004.

(3)	Percentages for each Investor are based on [ , , ] shares of Common Stock outstanding on August [ ], 2004.

(4)	Based on each Investor’ pro rata share of the 164,000,000 shares of Common Stock as set forth in the Schedule of Purchasers to the Purchase Agreement, filed as an exhibit to Proxim’s current report on Form 8-K on July 30, 2004.

(5)	Percentages for each Investor are based on [ , , ] shares of Common Stock outstanding on August [ ], 2004.

(6)	Includes [ ] shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock, [ ] shares of Common Stock issuable upon conversion of Series B Convertible Preferred Stock and [ ] shares of Common Stock issuable upon the exercise of warrants exercisable within 60 days of August [ ], 2004.

(7)	Includes [ ] shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock, [ ] shares of Common Stock issuable upon conversion of Series B Convertible Preferred Stock and [ ] shares of Common Stock issuable upon the exercise of warrants exercisable within 60 days of August [ ], 2004.

(8)	Includes [ ] shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock, [ ] shares of Common Stock issuable upon conversion of Series B Convertible Preferred Stock and [ ] shares of Common Stock issuable upon the exercise of warrants exercisable within 60 days of August [ ], 2004.

(9)	Includes [ ] shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock, [ ]shares of Common Stock issuable upon conversion of Series B Convertible Preferred Stock and [ ] shares of Common Stock issuable upon the exercise of warrants exercisable within 60 days of August [ ], 2004.

(10)	Includes [ ] shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock, [ ] shares of Common Stock issuable upon conversion of Series B Convertible Preferred Stock and [ ] shares of Common Stock issuable upon the exercise of warrants exercisable within 60 days of August [ ], 2004.

(11)	Includes [ ] shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock, [ ] shares of Common Stock issuable upon conversion of Series B Convertible Preferred Stock and [ ] shares of Common Stock issuable upon the exercise of warrants exercisable within 60 days of August [ ], 2004.

(12)	Includes [ ] shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock, [ ] shares of Common Stock issuable upon conversion of Series B Convertible Preferred Stock and [ ] shares of Common Stock issuable upon the exercise of warrants exercisable within 60 days of August [ ], 2004.

(13)	Includes [ ] shares of Common Stock issuable upon conversion of Series A Convertible Preferred Stock, [ ] shares of Common Stock issuable upon conversion of Series B Convertible Preferred Stock and [ ] shares of Common Stock issuable upon the exercise of warrants exercisable within 60 days of August [ ], 2004.

      Effect on Liquidation Preferences. By bringing about the early retirement of our Series A Convertible Preferred Stock and our Series B Convertible Preferred Stock and by substituting the Investors’ holdings in those securities with our Common Stock and Series C Preferred Stock, the Exchange would reduce the liquidation preference payable to the Investors on a Change in Control by approximately $143 million, or 64%, from approximately $223 million to approximately $80 million. In the event of a Change in Control of sufficient size after the Exchange, therefore, approximately $143 million in additional value could be available for distribution to holders of our common stock over what would be available if our Series A Convertible Preferred Stock and our Series B Convertible Preferred Stock were to remain outstanding. In addition to the elimination of the liquidation preferences on the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock, the Exchange will also eliminate the Company’s obligation to purchase the Series B Warrants, at a valuation based on Black-Scholes calculation methodology, in the event of a Change in Control.

      The following table shows:

•	The liquidation preference of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock, including accretion through August [ ], 2004;

•	the liquidation preference of the Series A Convertible Preferred Stock and the Series B Convertible Preferred Stock, fully accreted through the redemption dates on both series;

•	the liquidation preference of the Series C Preferred Stock; and

•	the difference in the Investors’ outstanding liquidation preferences that would result on the consummation of the Exchange.

			Liquidation	Total
		Issued and	Preference	Liquidation
	Authorized	Outstanding	Per Share	Preference

Series A Convertible Preferred Stock	3,000,000	3,000,000	—	—
Initial	—	—	$25	$75,000,000
As of August [ ], 2004	—	—	[ ]	[ ]
Fully Accreted	—	—	$31.6330	$94,898,926
Series B Convertible Preferred Stock	540,000	490,599	—	—
Initial	—	—	$100	$49,059,900
As of August [ ], 2004	—	—	[ ]	[ ]
Fully Accreted	—	—	$262.0172	$128,545,374
Total

Initial	—	—	—	$124,059,900
As of August [ ], 2004	—	—	—	[ ]
Fully Accreted	—	—	—	$223,444,300
Series C Preferred Stock	400,000	400,000	—	—
Initial	—	—	$100	$40,000,000
Fully Accreted	—	—	$199.8613	$79,944,520
Difference in Outstanding Liquidation Preference as a result of the Exchange			—

Initial	—	—	—	$84,059,900
Fully Accreted	—	—	—	$143,499,780

Accounting Treatment of the Proposed Transaction

      Accounting for Induced Conversion Charge. We will evaluate this transaction in accordance with EITF D-42 “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock.” Accordingly, the excess of the fair value of the common stock issued in the transaction to the holders of the preferred stock over the fair value of the securities issuable pursuant to the original conversion terms will be treated as a charge to increase net loss to arrive at net loss attributable to common stockholders in the calculation of net loss per share.

      Unaudited Pro Forma Condensed Consolidated Financial Data. The following unaudited pro forma condensed consolidated financial data for the year ended December 31, 2003 and for the six months ended July 2, 2004 has been derived by the application of pro forma adjustments to our historical consolidated financial statements included in this proxy statement. The unaudited pro forma condensed consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the capital restructuring occurred at the beginning of the periods presented, nor is it indicative of our future financial position or results of operations. The historical consolidated financial data includes certain reclassifications to conform to our current presentation.

      The unaudited pro forma adjustments were prepared based on the assumptions we believe are reasonable. Due to the fact that the capital restructuring has not yet been completed and the actual enterprise value has not yet been determined, for the purpose of the unaudited pro forma financial information included in this proxy statement, the enterprise value has been estimated at approximately $148.0 million, based upon currently available information. Should the actual enterprise value change, the unaudited pro forma adjustments could be materially different. These adjustments could include the induced conversion charge.

      The unaudited pro forma condensed consolidated balance sheet data as of July 2, 2004 gives effect to the exchange of convertible promissory notes to Series B Convertible Preferred Stock, issuance of the Bridge Loan and the capital restructuring, as appropriate, as if each had occurred on the date of the consolidated balance sheet. The unaudited pro forma condensed consolidated statements of operations data for the year ended December 31, 2003, and the six months ended July 2, 2004, give effect to the issuance of the Bridge Loan and the capital restructuring as if each had occurred on January 1, 2003 and excludes the effects of (a) non-recurring adjustments relating to the capital restructuring, such as the induced conversion charge, and (b) the consummation of the proposed reverse stock split.

      The unaudited pro forma condensed consolidated financial data does not purport to represent what our interim consolidated financial position or results of operations would have been had the various transactions in fact been completed on that date, or to project our results of operations for any future period. The unaudited pro forma consolidated financial data is based on assumptions that we believe are reasonable and should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and related notes included in this proxy statement. The report of PricewaterhouseCoopers LLP, our independent registered public accounting firm, on our financial statements as of and for the year ended December 31, 2003 includes an explanatory paragraph which states that there is substantial doubt about our ability to continue as a going concern.

	Six Months Ended	Year Ended
	July 2, 2004	December 31, 2003

	(in thousands, except per share data)
Net loss attributable to common stockholders as reported	$(27,597)	$(133,743)
Add: Accretion for Series A Preferred Stock obligations	3,345	6,303
Interest expense on convertible promissory notes	5,041	3,252
Amortization of debt discount and issuance costs	5,737	905
Loss on early extinguishment of debt	—	22,200
Less: Accretion for Series C Preferred Stock obligations	(1,929)	(3,617)
Revaluation of common stock warrants	(13,800)	(400)
Interest expense on the Bridge Loan	(905)	(1,618)

Pro forma net loss attributable to common stockholders	$(30,108)	$(106,718)

As reported:
Net loss per share	$(0.22)	$(1.10)
Shares used to compute net loss per share	123,293	121,662
Pro forma:
Net loss per share	$(0.10)	$(0.37)
Shares used to compute net loss per share	287,293	285,662

	As of July 2, 2004

		Upon Issuance
		of Series B	Upon Conversion
	Actual	and the Bridge Loan	to Common Stock

	(in thousands)
Cash and cash equivalents	$11,441	$21,441	$21,441

Bridge Loan	$—	$10,000	$10,000
Convertible promissory notes	45,551	—	—
Common Stock warrants	8,000	8,000	—
Series C Preferred Stock	—	—	40,000
Other long-term obligations, less current portion	8,871	8,871	8,871

Total long-term obligations, less current portion	62,422	16,871	48,871

Series A Preferred Stock	78,325	78,325	—
Series B Preferred Stock	—	49,060	—
Stockholders’ equity (deficit):
Common Stock and additional paid-in capital	319,510	319,510	519,086
Notes receivable from stockholders	(711)	(711)	(711)
Accumulated deficit	(425,350)	(428,859)	(493,050)
Accumulated other comprehensive income	306	306	306

Total stockholders’ equity (deficit)	(106,245)	(109,754)	25,631

Total capitalization	$34,502	$44,502	$84,502

Interests of the Investors in the Transaction

      Warburg Pincus and BCP previously invested an aggregate of $115 million in us in August 2002, July 2003 and December 2003. As of August [     ], 2004, Warburg Pincus and BCP beneficially owned approximately [                    ]% and [                    ]%, respectively, of our outstanding Common Stock, on an as-converted and as-exercised basis, assuming the conversion of the Series A Convertible Preferred Stock to Common Stock, the conversion of the Series B Convertible Preferred Stock to Common Stock and the exercise of each Investor’s outstanding warrants to purchase Common Stock. Warburg Pincus’ and BCP’s respective holdings as set forth in the preceding sentence do not include shares issuable upon the consummation of the Exchange transaction, as the Exchange transaction has not yet occurred and will not occur unless the proposal is approved at the special annual meeting. Lorenzo A. Bettino, Jeffrey A. Harris and Steven D. Brooks, members of our Board of Directors, have financial interests in the investors in the transaction. Lorenzo A. Bettino and Jeffrey A. Harris are partners of Warburg Pincus & Co. and members and managing directors of Warburg Pincus LLC, affiliates of Warburg Pincus. Steven D. Brooks is a member and managing director of BCP Capital Management LLC, an affiliate of BCP.

Reasons for Seeking Stockholder Approval

      As a Nasdaq-listed company, we are subject to the Marketplace Rules of the National Association of Securities Dealers. Marketplace Rule 4350(i) requires stockholder approval prior to the Exchange because the Common Stock issued in the Exchange would equal more than 20% of our outstanding Common Stock, and, based on the price per share attributable on an as-converted basis to our August 2002 Series A Convertible Preferred Stock Financing and our December 2003 convertible note financing, such Common Stock would be sold at a per share price lower than the greater of the book or market value of our Common Stock as of the date on which we entered into the purchase agreement with the Investors regarding the transaction.

      Marketplace Rule 4350(i) also requires stockholder approval of the Exchange because Lorenzo A. Bettino, Jeffrey A. Harris and Steven D. Brooks, members of our Board of Directors, have financial interests in the Investors in the transaction. Lorenzo A. Bettino and Jeffrey A. Harris are partners of Warburg Pincus & Co. and members and managing directors of Warburg Pincus LLC, affiliates of Warburg Pincus. Steven D. Brooks is a member and managing director of BCP Capital Management LLC, an affiliate of BCP. Under Marketplace Rule 4350(i) and related guidance, we generally are required to obtain stockholder approval for indirect issuances of securities to directors who have financial interests in an investor if the securities are sold at a per share price less than the market value of our Common Stock as of the date on which we entered into the purchase agreement with the investors regarding the transaction.

      Even if we realize all of the potential benefits of the Exchange transaction, we cannot assure you that a Qualified Transaction or any other subsequent financing transaction will take place.

      A special committee of our Board of Directors recommends that you vote “FOR” the proposal to approve the Exchange.

PROPOSAL II

TO APPROVE

AN AMENDMENT TO THE COMPANY’S CERTIFICATE OF INCORPORATION
TO EFFECT A ONE-FOR-TEN REVERSE SPLIT
OF THE OUTSTANDING SHARES OF PROXIM’S COMMON STOCK

General

      The Board of Directors has unanimously adopted a resolution approving, declaring advisable and recommending to the stockholders for their approval a Certificate of Amendment amending the Company’s Amended and Restated Certificate of Incorporation and effecting a reverse split of the Company’s common stock at a ratio of one post-split share for ten pre-split shares. If this proposal is approved, the Company immediately will file with the Secretary of State of the State of Delaware a Certificate of Amendment effecting the one-for-ten reverse stock split. The form of the proposed Certificate of Amendment is attached hereto as Appendix C.

      The Certificate of Amendment, if approved by the stockholders and filed with the Secretary of State of the State of Delaware, would effect a reverse split of the shares of Proxim’s issued and outstanding common stock, but it would not change the number of authorized shares of common stock or preferred stock, the number of treasury shares held by the Company or the par value of Proxim’s common stock or preferred stock.

Purpose

      The Board of Directors approved the Certificate of Amendment and the one-for-ten reverse stock split because the Board of Directors believes a reverse stock split is the most effective means to avoid a potential delisting of Proxim’s common stock from the Nasdaq National Market and because the Board of Directors believes a higher stock price may help generate investor interest in the Company.

      Nasdaq Listing. Proxim’s common stock is quoted on the Nasdaq National Market under the symbol “PROX.” On March 25, 2003, the Company received a letter from The Nasdaq Stock Market, Inc. (“Nasdaq”) notifying the Company that for the prior 30 consecutive trading days, the bid price of the Company’s common stock had closed below the $1.00 per share minimum required for continued inclusion on the Nasdaq National Market pursuant to Nasdaq’s Marketplace Rules. In accordance with the Marketplace Rules, the Company was provided 180 calendar days, or until September 22, 2003, to regain compliance with this requirement. On May 21, 2003, the Company received a letter from Nasdaq confirming that the Company regained compliance because the bid price per share of the Company’s common stock has been at $1.00 per share or greater for a minimum of ten (10) consecutive trading days.

      Beginning on July 16, 2004 and continuing through the date of this proxy statement, the Company’s common stock has closed below the $1.00 per share minimum price for continued inclusion on the Nasdaq National Market. As of the date of this proxy statement, the Company has not received any correspondence from Nasdaq with regard to this issue, but the Company believes such correspondence could be forthcoming if its Common Stock continues to close at current levels.

      The Board of Directors believes that maintaining the listing of its Common Stock on the Nasdaq National Market would provide a broader market for Proxim’s Common Stock and would facilitate the use of Proxim’s Common Stock in financing transactions. The Board of Directors approved the reverse stock split proposal partly as a means, if necessary, of increasing the share price of Proxim’s Common Stock above $1.00 per share and to prevent future delisting actions by Nasdaq.

      If our stockholders do not approve the reverse stock split proposal and our stock price does not otherwise increase to greater than $1.00 per share, we believe that Nasdaq may initiate delisting procedures. The Board of Directors currently believes that an initial post-split price for our Common Stock of $5.00 to $10.00 per share would be appropriate.

      Potential Increased Investor Interest. Beginning on July 16, 2004 and continuing through the date of this proxy statement, Proxim’s common stock has closed below $1.00 per share. In seeking stockholder approval for authority to effect a reverse stock split, the Board of Directors considered that the low trading price of Proxim’s Common Stock may discourage brokerage firms from recommending it to their clients. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. Also, the Board of Directors believes that many investment funds may be reluctant to invest in lower priced stocks for a variety of reasons, including increased price volatility.

The Reverse Stock Split May Not Result in an Increase in the Per Share Price of Our Common Stock; There Are Other Risks Associated With the Reverse Stock Split

      We cannot be certain whether the reverse stock split would increase the trading price for our Common Stock. The history of similar stock split combinations for companies in like circumstances is varied. There is no assurance that:

•	the trading price per share of our Common Stock after the reverse stock split would rise in proportion to the reduction in the number of pre-split shares of common stock outstanding before the reverse stock split;

•	the reverse stock split would result in a per share price that would attract brokers and investors who do not trade in lower priced stocks;

•	the market price per post-split share would either exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq or that we would otherwise meet the requirements of Nasdaq for continued inclusion for trading on Nasdaq.

      The market price of our Common Stock would also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. If the reverse stock split is consummated and the trading price of our Common Stock declines, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would occur in the absence of the reverse stock split. Furthermore, the liquidity of our Common Stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse stock split.

Principal Effects of the Reverse Stock Split

      If approved by the stockholders, the reverse stock split would occur simultaneously for all of the Company’s common stock and the ratio of one post-split share for ten pre-split shares would be the same for all of such shares. The reverse stock split would affect all stockholders uniformly and would not affect any stockholder’s percentage ownership interest in the Company, except to the extent that the reverse stock split would otherwise result in any stockholder owning a fractional share. As described below under “Effect on Fractional Stockholders”, registered stockholders otherwise entitled to fractional shares would be entitled to cash payments in lieu of such fractional shares. Such cash payments would reduce the number of post-split stockholders to the extent there are stockholders who otherwise would be entitled to receive less than one common share of the Company after the reverse stock split. This, however, is not the purpose for which Proxim’s Board of Directors is recommending the reverse stock split. In addition, the reverse stock split would not affect any stockholder’s proportionate voting rights (subject to the treatment of fractional shares). Each share of common share outstanding after the reverse stock split would be entitled to one vote and would remain fully paid and non-assessable. Proxim would continue to be subject to the periodic reporting requirements of the Exchange Act.

      The principal effects of the reverse stock split would be that:

•	Based on shares outstanding as of August [ ], 2004, in the event of a reverse stock split without giving effect to the Exchange, the number of shares of the Company’s Common Stock issued and outstanding would be reduced from approximately 123 million shares to approximately 12.3 million, a decrease of approximately 110.7 million shares, or 90%.

•	Based on shares outstanding as of August [ ], 2004 and assuming the issuance of 164 million shares in the Exchange, in the event of a reverse stock split after the consummation of the Exchange, the number of shares of the Company’s Common Stock issued and outstanding would be reduced from approximately 287 million shares to approximately 28.7 million, a decrease of approximately 258.3 million shares, or 90%. Approximately [ ] million shares will be available for future issuances, including [ ] million shares issuable upon exercise of options outstanding as of August [ ], 2004.

•	the exercise or conversion price and/or the number of shares of Common Stock issuable under the Company’s outstanding warrants and options and any other similar rights or securities would be proportionately adjusted upon the reverse stock split based on the ratio of one post-split share for ten pre-split shares, the same ratio used with regard to common stock outstanding.

      A reduction in the number of outstanding shares of the Company’s common stock could result in decreased liquidity in Proxim’s Common Stock. In addition, the reverse stock split could result in some stockholders owning “odd lots” of less than one hundred (100) shares of the Company’s Common Stock on a post-split basis. Odd lots may be more difficult to sell, or may require greater transaction costs per share to sell than do “board lots” of even multiples of one hundred (100) shares.

      Effect on Fractional Stockholders. No scrip or fractional shares would be issued if, as a result of the reverse stock split, a registered stockholder would otherwise become entitled to a fractional share. Instead, the Company would pay to the registered stockholder, in cash, the value of any fractional share interest arising from the reverse stock split. The cash payment would equal the fraction to which the stockholder would otherwise be entitled multiplied by the average of the closing prices (as adjusted to reflect the reverse stock split) of our common stock, as reported in The Wall Street Journal, during the ten (10) trading days preceding the date that is five (5) days before the effective time of the reverse stock split. If such price is not available, the fractional share payment would be based on the average of the last bid and ask prices of our common stock on such days or other prices determined by the Board of Directors. No transaction costs would be assessed to stockholders for the cash payment. Stockholders would not be entitled to receive interest for the period of time between the effective date of the reverse stock split and the date payment is made for their fractional shares.

      If you do not hold sufficient shares of pre-split Common Stock to receive at least one post-split share of Common Stock and you want to hold Proxim’s Common Stock after the reverse stock split, you may do so by taking either of the following actions far enough in advance so that it is completed before the reverse stock split is effected:

      (1) purchase a sufficient number of shares of Common Stock so that you would hold at least that number of shares of Common Stock in your account prior to the implementation of the reverse stock split that would entitle you to receive at least one common share on a post-split basis; or

      (2) if applicable, consolidate your accounts so that you hold at least that number of shares of the Company’s Common Stock in one account prior to the reverse stock split that would entitle you to at least one share of Common Stock on a post- split basis. Common Stock held in registered form (that is, shares held by you in your own name on the Company’s share register maintained by its transfer agent) and Common Stock held in “street name” (that is, shares held by you through a bank, broker or other nominee) for the same investor would be considered held in separate accounts and would not be aggregated when implementing the reverse stock split. Also, shares of Common Stock held in registered form but in separate accounts by the same investor would not be aggregated when implementing the reverse stock split.

      After the reverse stock split, then current stockholders would have no further interest in the Company with respect to their fractional shares. A person otherwise entitled to a fractional share interest would not have any voting, dividend or other rights in respect of their fractional interest except to receive the cash payment as described above. Such cash payments would reduce the number of post- split stockholders to the extent that there are stockholders holding fewer than ten pre- split shares. This, however, is not the purpose for which the Company is effecting the reverse stock split.

      Stockholders should be aware that, under the escheat laws of the various jurisdictions where stockholders reside, where Proxim is domiciled and where the funds would be deposited, sums due to stockholders in payment for fractional shares that are not timely claimed after the effective time may be required to be paid to the designated agent for each such jurisdiction. Thereafter, stockholders otherwise entitled to receive such funds may have to seek to obtain them directly from the state to which they were paid.

      Effect on Non-registered Stockholders. Non-registered stockholders holding their common shares through a bank, broker or other nominee should note that such banks, brokers or other nominees may have different procedures for processing the consolidation than those that would be put in place by the Company for registered stockholders, and their procedures may result, for example, in differences in the precise cash amounts being paid by such nominees in lieu of fractional share. If you hold your shares with such a bank, broker or other nominee and if you have questions in this regard, you are encouraged to contact your nominee.

      Effect on Authorized Shares. The number of authorized shares of common stock would not be effected by the reverse stock split. The Company would continue to have three hundred ninety million (390,000,000) shares of Class A Common Stock and ten million (10,000,000) shares of Class B Common Stock. The Company would also continue to have an aggregate of twenty five million (25,000,000) authorized shares of preferred stock. Based on shares outstanding as of August [ ], 2004 and assuming the issuance of 164 million shares in the Exchange, in the event of a reverse stock split after the consummation of the Exchange, approximately [                    ] million shares will be available for future issuances, including [                    ] million shares issuable upon exercise of options outstanding as of August [     ], 2004. The Company’s Board of Directors may issue capital stock for proper corporate purposes that may be identified in the future, such as to raise capital through the issuance of securities, to make acquisitions using securities as consideration, to issue securities in connection with strategic relationships with other companies, and to adopt additional employee benefit plans or reserve additional shares for issuance under such plans.

      Assuming the consummation of the Exchange, after giving effect to the reverse stock split, the number of authorized but unissued shares of the Company’s common stock would increase from approximately one hundred thirteen million (113,000,000) to approximately three hundred seventy one million (371,000,000).

      Effect on Accounting Matters. The reverse stock split would not affect the par value of Proxim’s common stock. As a result, on the effective date of the reverse stock split, the stated capital on Proxim’s balance sheet attributable to Proxim’s common stock would be reduced in proportion to the ratio of the reverse split. The per share net income or loss and net book value of Proxim’s common stock would be increased because there would be fewer shares of Proxim’s common stock outstanding.

      Potential Anti-Takeover Effect. Although the increased proportion of unissued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of Proxim’s Board of Directors or contemplating a tender offer or other transaction for the combination of Proxim with another company), the reverse stock split proposal is not being proposed in response to any effort of which we are aware to accumulate Proxim’s shares of common stock or obtain control of Proxim, nor is it part of a plan by management to recommend a series of similar amendments to Proxim’s Board of Directors and stockholders. Other than the reverse stock split proposal, Proxim’s Board does not currently contemplate recommending the adoption of any other amendments to Proxim’s Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of Proxim.

      Effect on Stock Certificates. If Proxim’s stockholders approve the reverse stock split, we would file the Certificate of Amendment with the Secretary of State of the State of Delaware. The reverse stock split would become effective at the time specified in the amendment, which we refer to as the “effective time.”

      If the stockholders approve the reverse stock split, registered stockholders will be sent a transmittal letter from the Company’s transfer agent as soon as practicable after the effective date of the reverse stock split. The letter of transmittal would contain instructions on how to surrender your certificate(s) representing your pre-split shares to the transfer agent. The transfer agent would forward to each registered stockholder who has sent the required documents a new share certificate representing the number of post-split shares of common stock to which the stockholder is entitled. Until surrendered, each share certificate representing pre-split shares of the common stock of the Company would be deemed for all purposes to represent the number of whole shares of post-split common shares, and the right to receive a cash payment in lieu of any fractional shares (without interest), to which the holder is entitled as a result of the reverse stock split. If a registered stockholder is entitled to a payment in lieu of any fractional share, such payment would be made as described above under “Effect on Fractional Stockholders”.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

No Dissenter’s Rights

      Under the Delaware General Corporation Law, Proxim’s stockholders are not entitled to dissenter’s rights with respect to the reverse stock split, and Proxim would not independently provide stockholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

      The following is a summary of certain material federal income tax consequences of the reverse stock split and does not purport to be a complete discussion of all of the possible federal income tax consequences of the reverse stock split and is included for general information only. Further, it does not address any state, local or foreign income or other tax consequences. For example, the state and local tax consequences of the reverse stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides. Also, it does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident alien individuals, broker-dealers and tax-exempt entities. The discussion is based on the provisions of the United States federal income tax law as of the date hereof, which is subject to change retroactively as well as prospectively. This summary also assumes that the pre-split shares were, and the post-split shares would be, held as a “capital asset,” as defined in the Internal Revenue Code of 1986, as amended (the “Code”) (i.e., generally, property held for investment). The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Each stockholder is urged to consult with such stockholder’s own tax advisor with respect to the tax consequences of the reverse stock split.

      Other than the cash payments for fractional shares discussed below, no gain or loss should be recognized by a stockholder upon such stockholder’s exchange of pre-split shares for post-split shares pursuant to the reverse stock split. The aggregate tax basis of the post-split shares received in the reverse stock split (including any fraction of a post-split share deemed to have been received) would be the same as the stockholder’s aggregate tax basis in the pre-split shares exchanged therefor. In general, stockholders who receive cash upon redemption of their fractional share interests in the post-split shares as a result of the reverse stock split would recognize gain or loss based on their adjusted basis in the fractional share interests redeemed. The federal income tax liability, if any, generated by the receipt of cash in lieu of a fractional interest should not be material in amount in view of the low value of the fractional interest. The stockholder’s holding period for the post-split shares would include the period during which the stockholder held the pre-split shares surrendered in the reverse stock split.

      Our view regarding the tax consequence of the reverse stock split is not binding on the Internal Revenue Service or the courts. Accordingly, each stockholder should consult with his or her own tax advisor with respect to all of the potential tax consequences to him or her of the reverse stock split.

Vote Required; Recommendation of Board

      The affirmative vote of two-thirds (66 2/3%) of all shares of our common stock and preferred stock voting on an as-converted basis which are entitled to vote on this proposal is required for approval of the amendment.

      Our Board of Directors recommends that you vote “FOR” the proposal to approve the special resolution giving the Company’s Board of Directors the authority to amend the Company’s Certificate of Incorporation to effect a reverse split of the Company’s Common Stock.

PROPOSAL III

TO ELECT

THREE CLASS I DIRECTORS
TO HOLD OFFICE UNTIL
THE 2007 ANNUAL MEETING
OF STOCKHOLDERS

      The Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Bylaws provide that the Board of Directors shall be divided into three classes. During the fiscal year ended December 31, 2003 and for the periods specified, each class consisted of the directors named below. The term of office for Class I expires at the special annual meeting of stockholders to be held on September [     ], 2004, the term of office for Class II expires at the annual meeting of stockholders to be held in 2005, and the term of office for Class III expires at the annual meeting of stockholders to be held in 2006. The term of each director in these three classes is for three years following election, or until earlier death, resignation or retirement. A director appointed to fill a vacancy (including a vacancy created by an increase in the size of the Board of Directors) will serve for the remainder of the term of the class of directors in which the vacancy occurred or until his or her successor is duly elected and qualified.

      In addition, for so long as Warburg Pincus and its affiliates beneficially own at least twenty-five percent of the shares of our Series A Convertible Preferred Stock issued to it in connection with our August 5, 2002 acquisition of the 802.11 WLAN systems business of Agere Systems, Inc. (the “ORiNOCO Acquisition”) or the shares of Common Stock issuable on conversion of its Series A Convertible Preferred Stock, Warburg Pincus Private Equity VIII, LP has the right to nominate for election one individual to serve as a Class II director. Also, in connection with financing transactions in 2003, Warburg Pincus and BCP each have the right to appoint one director to our Board of Directors for so long as (i) Warburg Pincus or BCP, as the case may be, owns at least 25% of the shares of Series B Convertible Preferred Stock issuable upon any exchange of the secured promissory notes issued to them in those transactions, or the shares of Common Stock issuable on conversion of such shares of Series B Convertible Preferred Stock and upon exercise of the outstanding warrants held by such investor. Each of the directors appointed by Warburg Pincus and BCP pursuant to this right will sit on all major board committees (for so long as such membership does not conflict with any applicable law or regulation or listing requirement of the Nasdaq National Market, as determined in good faith by our Board of Directors). Warburg Pincus’ second designee will serve as a Class III director and BCP’s designee will serve as a Class II director.

Directors Serving During the Fiscal Year Ended December 31, 2003

      Each of the following directors was serving on our Board of Directors as of December 31, 2003:

Class I:	Franco Plastina, Kenneth E. Westrick, and Michael P. Ressner
Class II:	Lorenzo A. Bettino, Steven D. Brooks, and Merle L. Gilmore
Class III:	Jeffrey A. Harris, Jeffrey D. Saper, and Joseph R. Wright, Jr.

      Lorenzo A. Bettino and Jeffrey A. Harris serve as Warburg Pincus’ designees and Steven D. Brooks serves as BCP’s designee. In addition to those serving on our Board of Directors at year-end, three other individuals served on our Board of Directors during the year ended December 31, 2003. Dr. Michael J. Boskin served on our Board of Directors from the beginning of 2003 until he resigned in March 2003. David C. King served on our Board of Directors from the beginning of 2003 year until he resigned in June 2003. Jonathan N. Zakin, the Company’s former Chief Executive Officer and the former Chairman of our Board of Directors, served on our Board of Directors from the beginning of 2003 until he resigned in August 2003.

      The term of the Class I directors expires on the occurrence of the special annual meeting on September [     ], 2004. The current directors are nominated for reelection for a Class I directorship. If elected at the annual meeting, each of the nominees will serve until the 2007 annual meeting or until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

      Directors are elected by a plurality (excess of votes cast over opposing nominees) of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by signed proxies will be voted, if the authority to do so is not withheld, on an as-converted basis for the election of the three nominees, named below, for reelection to a Class I directorship. If any nominee unexpectedly is unavailable for election, these shares will be voted for the election of a substitute nominee proposed by a majority of directors then in office, provided a quorum is present. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve as a director of the Company.

      Set forth below is biographical information for each person nominated for reelection and each other current director of the Company.

Nominees for Reelection to a Class I Directorship for a Three-Year Term Expiring at the 2007 Annual Meeting

      Franco Plastina, Age 41. Mr. Plastina has served as our President and CEO since May 2003 and was elected Chairman of the Board of Directors in December 2003. From March 2003 to April 2003, Mr. Plastina served as Executive in Residence for Warburg Pincus. Previously, Mr. Plastina was with Nortel Networks for 15 years and most recently was President, Metro & Enterprise Networks at Nortel Networks. Mr. Plastina joined Nortel Networks in 1987 and held a number of key executive positions, including President of Wireless and Core Networks, President of Carrier Networks, Vice President and COO of Internet and Service Provider Networks, Vice President of Business Development for Carrier Packet Solutions, and Vice President of Global Mergers and Acquisitions. Prior to joining Nortel Networks, Mr. Plastina was with the Toronto office of PricewaterhouseCoopers. Mr. Plastina received a Bachelor of Commerce degree from the University of Toronto in 1985 and a Chartered Accountant designation in 1987 from the Canadian Institute of Chartered Accountants.

      Kenneth E. Westrick, Age 47. Mr. Westrick has served as a member of our Board of Directors since March 2002. From 1997 to 2001, Mr. Westrick served as President and Chief Executive Officer of New Focus, Inc., a supplier of fiber optic components. Prior to 1997, Mr. Westrick spent nine years at Cornerstone Imaging, Inc., where he held positions including Senior Vice President, General Manager of the Display Division and Managing Director of Europe. Mr. Westrick received an M.B.A. from Stanford University and a B.A. from Northwestern University.

      Michael P. Ressner, Age 56. Mr. Ressner has served as a member of our Board of Directors since December 2003. Since January 2003, Mr. Ressner has been an Adjunct Professor of Applied Financial Management at North Carolina State University. From January 2001 to December 2002, Mr. Ressner served as Vice President, Nortel Networks. Prior to that time, Mr. Ressner served as Vice President of Finance of Nortel Networks Enterprise Solutions group from February 1999 to January 2001. From May 1994 to January 1999, Mr. Ressner served as Vice President of Finance for the Carrier Solutions business unit of Nortel Networks. Prior to these assignments, Mr. Ressner held a number of senior finance management posts within various business units of Nortel Networks. Mr. Ressner currently serves as a member of the Board of Directors for the following public companies: Entrust Inc., Magellan Health Services and Riverstone Networks. Mr. Ressner received a B.B.A. in Marketing and an M.B.A. in Finance both from the University of Wisconsin.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” EACH DIRECTOR NOMINEE.

Class II Directors Continuing in Office Until the 2005 Annual Meeting

      Lorenzo A. Bettino, Age 43. Mr. Bettino has served as a member of our Board of Directors since October 2002. Since September 2001, Mr. Bettino has been a Managing Director of Warburg Pincus & Co. From 1996 to 2001, Mr. Bettino was a founding partner at Baker Capital, a private equity firm. From 1989 to 1996, Mr. Bettino was a partner with Dillon Read Venture Capital, where he focused on technology and data communications investments. An experienced engineer, Mr. Bettino held a series of positions at International Business Machines Corporation prior to 1989. Mr. Bettino serves as a director of SS8 Networks, Inc., a telecommunications software provider, and as a director of Elematics, Inc., an optical data communications software provider. Mr. Bettino received an M.B.A. from Harvard Business School and a B.S. in Electrical Engineering in electrical engineering from Rensselaer Polytechnic Institute.

      Steven D. Brooks, Age 52. Mr. Brooks has served as a member of our Board of Directors since July 2003. Mr. Brooks has been a general partner of Broadview Capital Partners, a private equity firm, since February 1999. From September 1997 to February 1999, Mr. Brooks was a managing director of Donaldson, Lufkin & Jenrette Securities Corporation, an investment-banking firm. From 1996 to 1997, Mr. Brooks was a private investor and a consultant to technology companies. From 1994 to 1997, Mr. Brooks served as Managing Director and Head of Global Technology Investment Banking at the Union Bank of Switzerland Securities, LLC. Mr. Brooks serves as a director of Cogent Communications Inc., Pharsight Corporation, and VERITAS Software Corporation. Mr. Brooks received a B.A. degree from Yale College and a J.D. degree from the University of Virginia Law School.

      Merle L. Gilmore, Age 56. Mr. Gilmore has served as a member of our Board of Directors since March 2002. Since August 2001, Mr. Gilmore has been an industrial partner with Ripplewood Investments LLC, a private equity firm. Since May 2001, he has also been Chairman of the Board of Directors of D&M Holdings Inc., the parent company of Japan-based premium audio, video and home theater brands Denon and Marantz. Mr. Gilmore spent 30 years at Motorola, Inc. prior to retiring in 2000, and during this time he held several executive positions in Motorola’s telecommunications businesses. Mr. Gilmore also led Motorola’s acquisition of General Instruments and was President of Europe, Middle East and Africa. Mr. Gilmore received an M.S.E.E. from Florida Atlantic University and a B.S.E.E. from the University of Illinois.

Class III Directors Continuing in Office Until the 2006 Annual Meeting

      Jeffrey A. Harris, Age 48. Mr. Harris has served as a member of our Board of Directors since July 2003. Since April 1983, Mr. Harris has been a Member and Managing Director of Warburg Pincus LLC and a partner of Warburg Pincus & Co. Mr. Harris serves as a director of Spinnaker Exploration Co. Mr. Harris received a B.S. in Economics from Wharton School, University of Pennsylvania and an M.B.A. from Harvard Business School.

      Jeffrey D. Saper, Age 56. Mr. Saper has served as a member of our Board of Directors since March 2002. From December 1997 to March 2002, Mr. Saper served as a director of Proxim, Inc. and from February 1997 to March 2002, Mr. Saper served as Proxim, Inc.’s Secretary. Mr. Saper has been a corporate partner in the firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, since 1980 and is currently also a member of the firm’s Executive Management Committee and Policy Committee. Mr. Saper received a J.D. and a B.A., both from New York University.

      Joseph R. Wright, Jr., Age 65. Mr. Wright has served as a member of our Board of Directors since March 2002. Since August 2001, Mr. Wright has also served as President and Chief Executive Officer of PanAmSat, Corp., one of the world’s largest providers of global satellite-based communications services. Mr. Wright is Vice Chairman of Terremark Worldwide, Inc., a developer and operator of network access points (NAP’s) in the United States and Brazil. Previously, he served as Chairman and Director of GRC International, a public company providing advanced IT, Internet and software technologies to government and commercial customers. Mr. Wright also served as deputy director and director of the Federal Office of Management and Budget and a member of the President’s Cabinet during the Reagan Administration from 1982 to 1989 and, from 1981 to 1982, as Deputy Secretary of Commerce. Mr. Wright held positions as President of two Citibank subsidiaries and as a partner of Booz Allen & Hamilton, Inc. Mr. Wright also serves on the Board of Directors of the following public companies: Fairmarket, Inc., an excess inventory solutions provider; Titan Corporation, an information and communications solutions provider for national security; and Verso Technologies, Inc., a next generation communications solutions provider. Mr. Wright received an M.I.A. from Yale University and a B.S. in Professional Engineering from the Colorado School of Mines.

Board Committees and Meetings

      The Board of Directors of the Company held a total of nine meetings during 2003. The Board of Directors has an audit committee, a compensation committee, and a corporate governance and nominating committee. No incumbent director who served as a director during our fiscal year ended December 31, 2003 attended fewer than 75% of the sum of (i) the total number of meetings of the Board of Directors held during the applicable period of service as a director and (ii) the total number of meetings of all committees of the Board of Directors held during the applicable period of service as a member of such committee.

      The Company does not have a formal policy regarding the attendance of its directors at annual or special meetings of stockholders, but the Company encourages directors to attend such meetings. Of the two directors elected at the May 29, 2003 annual meeting and the six continuing directors not elected at that meeting, one director attended that meeting.

      The audit committee of the Board of Directors held a total of five meetings during 2003. From January 1, 2003 until December 4, 2003, Messrs. Wright, Gilmore, and Saper served as members of the audit committee, with Mr. Wright serving as the audit committee chair. Mr. Saper resigned from the audit committee on December 4, 2003. On December 4, 2003, the Board of Directors appointed Mr. Ressner to serve as a member of the audit committee and to serve as the audit committee chair. Mr. Ressner served in both of these capacities through the rest of the year ended December 31, 2003, and he continues to do so as of the time of this proxy.

      The audit committee operates under a written charter that is attached to this proxy statement as Appendix D. In discharging its duties, the audit committee performs the following functions, among others: (i) reviews and approves the scope of the annual audit, non-audit services to be performed by the independent registered public accounting firm and the independent registered public accounting firm’s audit and non-audit fees; (ii) appoints and, as appropriate, replaces the independent registered public accounting firm, pre-approves all audit and non-audit services of the independent registered public accounting firm and assesses the qualifications and independence of the independent registered public accounting firm; (iii) reviews the performance of the Company’s internal audit function, the Company’s auditing, accounting and financial reporting procedures and independent registered public accounting firm; (iv) reviews the general scope of our accounting, financial reporting, annual audit and internal audit programs and matters relating to internal control systems; (v) monitors the Company’s compliance with related legal and regulatory requirements; (vi) retains, when necessary and appropriate, independent legal, accounting or other advisors, (vii) meets independently with our independent registered public accounting firm and senior management; (viii) reviews and discusses with management periodic and annual reports prepared by the Company for filings with the Securities and Exchange Commission, including making a recommendation to our Board of Directors that the audited financial statements of the Company be included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission; and (ix) reviews the results of the annual audit and interim financial statements, auditor independence issues and the adequacy of the written audit committee charter adopted by our Board of Directors. A report of the audit committee for our fiscal year ended December 31, 2003 is included below in the section entitled “Audit Committee Report.”

      The Board of Directors of the Company evaluated the independence of audit committee members during 2003 under Rule 4200, as amended, of the listing standards of the National Association of Securities Dealers (“NASD”). Under Rule 4200, each of the current audit committee members, Messrs. Gilmore, Ressner and Wright, are considered independent. Mr. Ressner is the audit committee’s “financial expert” as that term is defined in Section 407 of the Sarbanes-Oxley Act of 2002. Mr. Saper was considered independent under applicable standards in effect during his service on the audit committee.

      The compensation committee of the Board of Directors held a total of six meetings during 2003. From January 1, 2003 until September 4, 2003, Messrs. Gilmore and Westrick served as members of the compensation committee, with Mr. Westrick serving as the compensation committee chair. On September 4, 2003, the Board of Directors appointed Mr. Harris to serve as the third member of the compensation committee. Mr. Harris served as a member of the compensation committee through the rest of the year ended December 31, 2003 but, as of the date of this proxy, no longer serves as a member of the compensation committee. The Board of Directors is endeavoring to fill the current vacancy on the compensation committee.

      The compensation committee is primarily responsible for making recommendations to the Board of Directors regarding the Company’s executive compensation policy and incentive compensation policy for employees and consultants to the Company and for making final determinations regarding bonus arrangements and awards of stock options for such persons. A report of the compensation committee for our fiscal year ended December 31, 2003 is included below in the section entitled “Report of the Compensation Committee on Executive Compensation.”

      The Board of Directors of the Company evaluated the independence of compensation committee members during 2003 under Rule 4200, as amended, of the listing standards of the NASD. Under Rule 4200, each of the current compensation committee members, Messrs. Gilmore and Westrick, are considered independent. After the annual meeting, the Board of Directors will reconsider the constitution of our compensation committee for fiscal year 2004 and beyond in view of the independence requirements of the Sarbanes-Oxley Act of 2002.

      The corporate governance and nominating committee of the Board of Directors was established on December 4, 2003 and held one meeting during 2003. Messrs. Saper, Westrick, and Wright serve as members of the corporate governance and nominating committee, with Mr. Saper serving as the committee chair. The corporate governance and nominating committee is primarily responsible for monitoring the composition of the Board of Directors and, when appropriate, seeking, screening and recommending for nomination qualified candidates for election to the Board of Directors at the Company’s Annual Meeting of Stockholders. In addition, the corporate governance and nominating committee is responsible for seeking qualified candidates to fill vacancies on the Board of Directors subject to appointment by the Board of Directors. The corporate governance and nominating committee will also evaluate the Board of Director’s structure and practices and, when appropriate, recommend new policies to the full Board of Directors. The corporate governance and nominating committee acts under a written charter, a current copy of which is available on the Company’s website at www.proxim.com.

      The Board of Directors of the Company evaluated the independence of corporate governance and nominating committee members during 2003 under Rule 4200, as amended, of the listing standards of the NASD. Under Rule 4200, each of the current corporate governance and nominating committee members, Messrs. Saper, Westrick, and Wright are considered independent.

Identification and Evaluation of Candidates for Board Membership

      The corporate governance and nominating committee may utilize a variety of methods for identifying and evaluating candidates for service on the Company’s Board of Directors. Candidates may come to the attention of the corporate governance nominating committee through current directors, management, professional search firms, stockholders or other persons. Candidates are evaluated at regular or special meetings of the corporate governance and nominating committee and may be considered at any point during the year. The corporate governance and nominating committee may take such measures that it considers appropriate in connection with its evaluation of a candidate, including candidate interviews, inquiry of the person recommending the candidate, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the corporate governance and nominating committee, the Board of Directors or management.

      In evaluating a candidate, the corporate governance and nominating committee may consider, among other things, a candidate’s decision-making abilities, business experience, relevant expertise, personal integrity and reputation. The corporate governance and nominating committee may also consider the current size and composition of the Board of Directors and the needs of the Board of Directors and its committees.

      The corporate governance and nominating committee believes it appropriate for at least one member of the Board of Directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of the Board of Directors meet the definition of “independent director” under the NASD rules. The nominating and corporate governance committee also believes it appropriate for certain members of our management to participate as members of the Board of Directors.

      In addition to considering of the makeup and characteristics of the Board of Directors as a whole, the corporate governance and nominating committee believes that all candidates for director individually must meet the following minimum qualifications:

•	Commitment to the Company’s business success consistent with the highest personal and professional ethics and integrity;

•	Proven achievement and competence in the candidate’s field and the ability to exercise sound business judgment;

•	Skills that are complementary to those of the existing directors;

•	The ability to assist and support management and make significant contributions to the Company’s success; and

•	An understanding of the fiduciary responsibilities that are required of a director and the commitment of time and energy necessary to diligently carry out those responsibilities.

Stockholder Recommendations of Candidates for Membership on the Board of Directors

      Stockholders may submit names of prospective candidates for election to the Board of Directors to the Secretary of the Company for referral to the corporate governance and nominating committee. Stockholders may submit such recommendations by mail to the following address: Board of Directors, c/o Corporate Secretary, Proxim Corporation, 935 Stewart Drive, Sunnyvale, California 94085. Any stockholder recommendations should include the candidate’s name and qualifications for membership on the Board of Directors. The corporate governance and nominating committee will consider persons properly recommended by the Company’s stockholders in the same manner as persons recommended by the Board of Directors, individual directors or management.

      Any stockholder who wishes to make a nomination for election to the Board of Directors at an annual or special meeting for the election of directors must comply with procedures set forth in the Company’s Bylaws.

Contacting the Board of Directors

      Stockholders may communicate with the directors of the Company by sending an email to the Company’s Board of Directors at bod@proxim.com. Alternatively, stockholders may communicate with the Board of Directors by mail at the following address: Board of Directors, c/o Corporate Secretary, Proxim Corporation, 935 Stewart Drive, Sunnyvale, California 94085. The Secretary will collect, organize and monitor these communications and will ensure that appropriate summaries of all received messages are provided to the Board of Directors at its regularly scheduled meetings. Stockholders who would like their submission directed to a specific director may so specify, and the communication will be so forwarded, as appropriate. Where the nature of a communication warrants, the Secretary may decide to obtain the more immediate attention of the appropriate committee of the Board of Directors or an independent director, or the Company’s management or independent advisors, as the Secretary considers appropriate.

PROPOSAL IV

TO RATIFY THE APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY
FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004

      We have selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2004. PricewaterhouseCoopers LLP served as our independent registered public accounting firm for the fiscal years ended December 31, 2002 and 2003. Arthur Andersen LLP served as our independent accountants for the fiscal years ended December 31, 2000 and 2001. On March 21, 2002, our Board of Directors, upon recommendation of the audit committee, made a determination not to engage Arthur Anderson LLP as the Company’s independent accountants and, on March 26, 2002, engaged PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for our fiscal year ended December 31, 2002. PricewaterhouseCoopers LLP served as Proxim, Inc.’s independent registered public accounting firm prior to the March 2002 merger of Western Multiplex and Proxim, Inc. (the “Merger”). Additional information about our prior engagement of PricewaterhouseCoopers LLP as our independent registered public accounting firm is included below in the section entitled “Independent Public Accountants.”

      We are submitting our selection of independent accountants for ratification by the Company’s stockholders at the special annual meeting to be held on September [     ], 2004. We expect that representatives of PricewaterhouseCoopers LLP will be present at the special annual meeting of stockholders and that they will have the opportunity to make a statement, if they desire to do so. In addition, we expect that these representatives will be available at the annual meeting to respond to appropriate questions.

      Our Bylaws do not require that the Company’s stockholders ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, we are submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the selection, our audit committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the audit committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

      The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” PROPOSAL IV.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth the beneficial ownership of our Common Stock, Series A Convertible Preferred Stock and Series B Convertible Preferred Stock as of August [     ], 2004, by (i) each stockholder that we know is the beneficial owner of more than 5% of our Common Stock, including beneficial owners of our Series A Convertible Preferred Stock and Series B Convertible Preferred Stock who are owners of more than 5% of our Common Stock on an as-converted basis, (ii) each of our executive officers, (iii) each director and (iv) all of our executive officers and directors as a group. Unless otherwise indicated below, the address for each listed 5% stockholder, director and executive officer is c/o Proxim Corporation, 935 Stewart Drive, Sunnyvale, California 94085.

      Beneficial ownership information set forth in this table is determined in accordance with the rules of the SEC. Shares issuable upon exercise of outstanding options and warrants within 60 days of August [     ], 2004 are considered owned by the person having the right to acquire such shares but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to the table, we believe that the beneficial owners listed in this table, based on information provided by them, have sole voting and investment power over the number of shares listed opposite their names.

Shares of Our
Common Stock on an
					Series A					Series B					As-Converted and As-
	Common Stock				Preferred Stock					Preferred Stock					Exercised Basis

	Amount and				Amount and					Amount and					Amount and
	Nature of				Nature of					Nature of					Nature of
Name and Address of	Beneficial		% of		Beneficial			% of		Beneficial			% of		Beneficial		% of
Beneficial Owner	Ownership(1)		Class		Ownership(1)			Class		Ownership			Class		Ownership(1)		Class

Warburg Pincus Private Equity VIII, L.P.	[	] (2)	[	]		2,600,000			86.66%		425,186			86.66%	[	]	[	]
466 Lexington Avenue
New York, NY 10017
BCP Capital, L.P.	[	](3)	[	]		48,400			1.61%		7.915			1.61%	[	]	[	]
950 Tower Lane
18th Floor
Foster City, CA 94404
BCP Capital QPF, L.P.	[	](4)	[	]		350,280			11.68%		57,282			11.68%	[	]	[	]
950 Tower Lane
18th Floor
Foster City, CA 94404
BCP Capital Affiliates Fund LLC	[	](5)	[	]		1,320			*		216			*	[	]	[	]
950 Tower Lane
18th Floor
Foster City, CA 94404
Kopp Investment Advisors, Inc.	[	](6)	[	]	[		]	[	]	[		]	[	]	[	]	[	]
7701 France Avenue South,
Suite 500
Edina, Minnesota 55435
Franco Plastina	[	]	[	]	[		]	[	]	[		]	[	]	[	]	[	]
Lorenzo A. Bettino(7)	[	]	[	]	[		]	[	]	[		]	[	]	[	]	[	]
Steven D. Brooks(8)	[	]	[	]	[		]	[	]	[		]	[	]	[	]	[	]
Merle L. Gilmore(9)	[	]	[	]	[		]	[	]	[		]	[	]	[	]	[	]
Jeffrey A. Harris(10)	[	]	[	]	[		]	[	]	[		]	[	]	[	]	[	]
Jeffrey D. Saper(11)	[	]	[	]	[		]	[	]	[		]	[	]	[	]	[	]
Kenneth E. Westrick(12)	[	]	[	]	[		]	[	]	[		]	[	]	[	]	[	]
Joseph R. Wright, Jr.(13)	[	]	[	]	[		]	[	]	[		]	[	]	[	]	[	]
All executive officers and directors as a group (9 persons)(14)	[	]	[	]	[		]	[	]	[		]	[	]	[	]	[	]

*	Less than 1%.

(1)	Amount of beneficial ownership includes accretion of the liquidation preferences of our Series A Convertible Preferred Stock and Series B Convertible Preferred Stock as of August [ ], 2004, antidilution adjustments to the Series A Convertible Preferred Stock and certain warrants to purchase our Common Stock in connection with the issuance of the secured subordinated notes with aggregate principal amount of $40 million on July 30, 2003 and December 19, 2003 and the exchange of such notes and the issuance of the Series B Convertible Preferred Stock in July 2004, which reduced the conversion price of the Series A Convertible Preferred Stock and the exercise price of the warrants from approximately $3.05 to approximately $2.07.

(2)	Constitutes [ ] shares of Common Stock issuable upon the exercise of warrants held by Warburg Pincus exercisable within 60 days of August [ ], 2004. Warburg Pincus & Co. is the sole general partner of Warburg Pincus. Warburg Pincus is managed by Warburg Pincus LLC. The address of Warburg Pincus & Co. and Warburg Pincus LLC is 466 Lexington Avenue, New York, NY 10017.

(3)	Constitutes [ ] shares of Common Stock issuable upon the exercise of warrants exercisable within 60 days of August [ ], 2004. BCP Capital Management LLC is the sole general partner of BCP Capital, L.P. BCP Capital, L.P. is managed by BCP Capital LLC. The address of BCP Capital Management LLC and BCP Capital LLC is 950 Tower Lane, 18th Floor, Foster City, CA 94404.

(4)	Constitutes [ ] shares of Common Stock issuable upon the exercise of warrants exercisable within 60 days of August [ ], 2004. BCP Capital Management LLC is the sole general partner of BCP Capital QPF, L.P. BCP Capital QPF, L.P. is managed by BCP Capital LLC. The address of BCP Capital Management LLC and BCP Capital LLC is 950 Tower Lane, 18th Floor, Foster City, CA 94404.

(5)	Constitutes [ ] shares of Common Stock issuable upon the exercise of warrants exercisable within 60 days of August [ ], 2004. BCP Capital Affiliates Fund LLC is managed by BCP Capital LLC. The address of BCP Capital LLC is 950 Tower Lane, 18th Floor, Foster City, CA 94404.

(6)	Based on the Schedule 13G/ A filed by such beneficial owner with the SEC on [ ] and reflects common stock beneficially held as of [ ], including [ ] shares as to which Kopp Investment Advisors, Inc. has shared dispositive power, [ ] shares as to which Kopp Investment Advisors, Inc. has sole dispositive power and [ ] shares as to which Kopp Investment Advisors, Inc. has sole voting power.

(7)	Excludes shares held by Warburg Pincus. Mr. Bettino disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Includes [ ] shares of Common Stock issuable upon the exercise of options exercisable within 60 days of August [ ], 2004.

(8)	Excludes shares held by entities associated with BCP. Mr. Brooks disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein. Includes [ ] shares of Common Stock issuable upon the exercise of options exercisable within 60 days of August [ ], 2004.

(9)	Includes [ ] shares of Common Stock issuable upon the exercise of options exercisable within 60 days of August [ ], 2004.

(10)	Excludes shares held by Warburg Pincus. Mr. Harris disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Includes [ ] shares of Common Stock issuable upon the exercise of options exercisable within 60 days of August [ ], 2004.

(11)	Includes [ ] shares of Common Stock issuable upon the exercise of options exercisable within 60 days of August [ ], 2004.

(12)	Includes [ ] shares of Common Stock issuable upon the exercise of options exercisable within 60 days of August [ ], 2004.

(13)	Includes [ ] shares of Common Stock issuable upon the exercise of options exercisable within 60 days of August [ ], 2004.

(14)	Includes [ ] shares of Common Stock issuable upon the exercise of options held by all directors and executive officers exercisable within 60 days of August [ ], 2004.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file.

      To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2003, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with but for the exception of one late filing of Form 4 for each of Stephen Brooks, Jeffrey Harris, Merle Gilmore, Jeffrey Saper, Kenneth Westrick and Joseph Wright and two late filings of Form 4 for Lorenzo Bettino, all due to administrative error of the Company.

EXECUTIVE COMPENSATION

      The following table sets forth information regarding executive compensation for services rendered during our fiscal years ended December 31, 2003, 2002 and 2001 by the Company’s chief executive officer, the Company’s former chief executive officer during part of fiscal year 2003 and our other four most highly compensated executive officers who were serving as executive officers as of December 31, 2003 and whose salary and bonus for our last fiscal year exceeded $100,000, and two individuals who would have been included in this list of our most highly compensated executive officers but for the fact that neither such individual was serving as an executive officer as of December 31, 2003. These eight individuals constitute the group referred to elsewhere in this proxy statement as the Named Executive Officers. The compensation summarized in the following table does not include perquisites or other personal benefits that do not in the aggregate exceed the lesser of $50,000 or 10% of the Named Executive Officer’s salary and bonus.

Summary Compensation Table

		Annual Compensation				Long Term
						Compensation
	Fiscal			Other Annual		Awards of	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation(1)		Options	Compensation

Franco Plastina(1)	2003	$309,615	$—	$—		$3,000,000	$—
Chairman of the Board of Directors,	2002	—	—	—		—	—
President and Chief Executive Officer	2001	—	—	—		—	—
Deborah Ablahat-Cipriano(2)	2003	106,154	—	—		500,000	—
Senior Vice President Sales &	2002	—	—	—		—	—
Marketing	2001	—	—	—		—	—
Ihab Abu-Hakima(3)	2003	225,000	72,640	—		50,000	—
Senior Vice President Corporate	2002	223,269	81,135	—		300,000	—
Development	2001	181,692	130,597	—		50,000	—
Kevin J. Duffy(4)	2003	211,077	—	—		200,000	—
Senior Vice President	2002	130,769	—	—		325,000	—
Product Development	2001	—	—	—		—	—
David E. Olson(5)	2003	145,385	—	—		300,000	—
Senior Vice President	2002	—	—	—		—	—
Operations & Services	2001	—	—	—		—	—
Jonathan N. Zakin(6)	2003	321,154	—	—		—	—
Former Chairman of the Board of	2002	500,000	—	—		1,000,000	—
Directors and Chief Executive Officer	2001	257,830	275,521	—		900,000	—
Keith E. Glover(7)	2003	186,153	—	—		—	96,462	(8)
Former Chief Financial Officer	2002	145,154	—	—		150,000	—
and Executive Vice President	2001	—	—	—		—	—
Amir Zoufonoun(9)	2003	173,269	95,836	879,931	(10)	—	160,876	(11)
Former Executive Vice President,	2002	256,923	—	546,223	(12)	500,000	—
WAN Strategy & Business Development	2001	228,725	189,283	3,168,173	(13)	100,000	—

(1)	Mr. Plastina was appointed President and Chief Executive Officer of the Company in May 2003.

(2)	Ms. Ablahat-Cipriano joined the Company in July 2003 and was appointed to Senior Vice President, Sales and Marketing in September 2003.

(3)	Mr. Abu-Hakima was appointed to Senior Vice President, Corporate Development of the Company in September 2003.

(4)	Mr. Duffy was appointed to Senior Vice President, Product Development of the Company in September 2003.

(5)	Mr. Olson joined the Company in April 2003 and was appointed to Senior Vice President, Operations and Services in September 2003.

(6)	Mr. Zakin tendered his resignation from the Company as Chief Executive Officer effective May 2003.

(7)	Mr. Glover tendered his resignation from the Company as Chief Financial Officer and Executive Vice President in August 2003.

(8)	This amount represents severance payments of $54,154 in connection with Mr. Glover’s resignation as Chief Financial Officer and Personal Time Off accrual payout of $42,308.

(9)	Mr. Zoufonoun tendered his resignation from the Company as Executive Vice President, WAN Strategy and Business Development effective August 2003.

(10)	This amount represents automobile allowances paid of $5,492 and gains on the sales of shares acquired upon exercise of nonqualified stock options of $874,439.

(11)	This amount represents severance payments of $91,731 in connection with Mr. Zoufonoun’s resignation as Executive Vice President, WAN Strategy and Business Development and Personal Time Off accrual payout of $69,145.

(12)	This amount represents automobile allowances paid of $8,400 and gains on the sale of shares acquired upon exercise of nonqualified stock options of $537,823.

(13)	This amount represents automobile allowances paid of $8,400 and gains on the sale of shares acquired upon exercise of nonqualified stock options of $3,159,733.

      The following table provides information regarding stock options granted to the Named Executive Officers during our fiscal year ended December 31, 2003.

Options Granted in Last Fiscal Year

					Potential Realizable Value
					at Assumed Annual Rates
	Individual Grants				of Stock Price
					Appreciation for Option
					Term(1)
	Number of	% of Total
	Securities	Options
	Underlying	Granted to	Exercise	Expiration
	Options	Employees	Price
Name	Granted(#)	During 2003	($/Share)	Date	5%	10%

Franco Plastina	3,000,000	36.96%	.68	5/1/2013	1,282,924	3,251,235
Deborah Ablahat-Cipriano	500,000	6.16%	1.28	8/20/2013	402,493	1,019,995
Ihab Abu-Hakima	50,000	.62%	1.81	9/4/2013	56,915	144,234
Kevin J. Duffy	200,000	2.46%	1.81	9/4/2013	227,600	576,935
David E. Olson	250,000	3.08%	.68	5/1/2013	106,912	270,936
	50,000	.62%	1.81	9/4/2013	56,915	144,234
Jonathan N. Zakin	—	—	—	—	—	—
Keith E. Glover	—	—	—	—	—	—
Amir Zoufonoun	—	—	—	—	—	—

(1)	The 5% and 10% assumed annual rates of compounded stock price appreciated are mandated by the rules of the SEC. The actual value, if any, that an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. There can be no assurance the value realized by an executive officer will be at or near the assumed 5% or 10% levels.

      The following table sets forth information regarding the exercise of stock options by the Named Executive Officers and year-end option values as of December 31, 2003.

Aggregate Option Exercises and Fiscal Year-End Option Values

					Value of
					Unexercised
			Number of Unexercised		In-The-Money Options
	Shares		Options at Year-End(#)		at Year-End($)(1)
	Acquired on	Value
Name	Exercise(#)	Realized($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Franco Plastina	—	$—	—	3,000,000	$—	$2,970,000
Deborah Ablahat-Cipriano	—	—	—	500,000	—	195,000
Ihab Abu-Hakima	—	—	560,004	199,996	—	—
Kevin J. Duffy	—	—	150,003	374,997	6,250	12,500
David E. Olson	—	—	—	300,000	—	247,500
Jonathan N. Zakin	—	—	1,900,000	—	—	—
Keith E. Glover	—	—	—	1,349,893	—	19,361
Amir Zoufonoun	794,450	874,439	—	—	—	—

(1)	Assumes that the value of unexercised options at fiscal year-end was $1.67 per share, the closing price of our common stock on the Nasdaq National Market on December 31, 2003.

Equity Compensation Plan Information

      The following table summarizes information as of December 31, 2003 with respect to the shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans. The table does not include information with respect to shares subject to outstanding options assumed by Proxim in connection with acquisitions of the companies, which originally granted those options. Footnote (5) to the table sets forth the total number of shares of the Company’s common stock issuable upon the exercise of those assumed options as of December 31, 2003, and the weighted average exercise price of those options. No future grants of options may be made under such plans.

	(a)	(b)	(c)
			Number of securities remaining
	Number of securities to be	Weighted-average	available for future issuance
	issued upon exercise of	exercise price of	under equity compensation
	outstanding options,	outstanding options,	plans (excluding securities
Plan Category	warrants and rights(1)	warrants and rights(2)	reflected in column (a))

Equity compensation plans approved by security holders	11,980,739 (3)	$4.75	12,484,787 (4)
Equity compensation plans not approved by security holders	10,642,872 (5)	$1.60	4,357,128 (6)
Total	22,623,611	$3.27	16,841,915

(1)	This column does not reflect shares underlying options assumed by Proxim in acquisitions where the plans governing the options will not be used for future awards.

(2)	This column does not reflect the price of shares underlying the assumed options referred to in footnote (1) of this table.

(3)	Includes options to purchase shares outstanding under the Proxim Corporation 1994 Director Option Plan, the Proxim Corporation 1995 Long-Term Incentive Plan (the “1995 Plan”), the Proxim Corporation 1999 Stock Incentive Plan (the “1999 Plan”) and the Proxim Corporation 2000 Stock Option Plan for Non-Employee Directors (the “2000 Plan”).

(4)	Includes shares available for future issuance pursuant to future option grants under the Proxim Corporation 1994 Director Option Plan, the 1995 Plan, the 1999 Plan and the Proxim Corporation 2000 Stock Option Plan for Non-Employee Directors, and also includes shares available for future purchase at 85% of fair market value under the Proxim Corporation 2001 Employee Stock Purchase Plan. This column does not include shares underlying the assumed options referred to in footnote (1) of this table.

(5)	Includes options to purchase shares outstanding under the Proxim Corporation 2002 Stock Option Merger Plan, the 2002 Nonstatutory Stock Option Acquisition Plan and the Frank Plastina Standalone Stock Option Agreement. The Proxim Corporation 2002 Stock Option Merger Plan and 2002 Nonstatutory Stock Option Acquisition Plan plans were adopted in connection with the Merger and the ORiNOCO Acquisition and have not been approved by our stockholders. This does not include options, as of December 31, 2002, to purchase a total of 5,629,467 shares, at a weighted average exercise price of $4.51, which have been assumed by Proxim in connection with acquisitions of the companies, which originally granted those options. Such options were issued under the following plans, which have not been approved by our stockholders: the Proxim, Inc. 1986 Stock Option Plan, the Proxim, Inc. 1999 Nonstatutory Stock Option Plan, the WirelessHome Corporation 1998 Stock Option Plan, the Ubiquity Communication, Inc. 1997 Stock Option Plan and the Ubiquity Communication, Inc. 1998 Stock Plan. No future grants of options may be made under such plans.

(6)	Includes shares available for future issuance pursuant to option grants under the Proxim Corporation 2002 Nonstatutory Stock Option Merger Plan and the 2002 Nonstatutory Stock Option Acquisition Plan.

Material Features of Plans Not Approved by Stockholders

      The Proxim Corporation 2002 Nonstatutory Stock Option Merger Plan (the “Merger Plan”) was implemented by our Board of Directors in April 2002 in connection with the Merger and is a non-stockholder approved plan. Options may be granted under the Merger Plan to employees, including officers and consultants, of the Company or any parent or subsidiary of the Company. Options may not be granted under the Merger Plan to our directors. The Board of Directors has authorized and reserved 7,000,000 shares of our common stock for issuance under the Merger Plan. All grants will have an exercise price per share equal to the fair market value per share of our common stock on the date of grant. Each option will vest in installments over the optionee’s period of service with the Company. The options will vest on an accelerated basis in the event the Company is acquired and those options are not assumed or replaced by the acquiring entity. All options are nonstatutory options under applicable Federal tax laws. As of December 31, 2003, 631,389 shares remained available for future option grants, and 6,368,611 shares were subject to issuance pursuant to the exercise of outstanding options.

      The Proxim Corporation 2002 Nonstatutory Stock Option Acquisition Plan (the “Acquisition Plan”) was implemented by our Board of Directors in August 2002 in connection with the ORiNOCO Acquisition and is a non-stockholder approved plan. Options may be granted under the Acquisition Plan to employees, including officers and consultants, of the Company or any parent or subsidiary of the Company. Options may not be granted under the Acquisition Plan to our directors. The Board of Directors has authorized and reserved 5,000,000 shares of our common stock for issuance under the Acquisition Plan. All grants will have an exercise price per share equal to the fair market value per share of our common stock on the date of grant. Each option will vest in installments over the optionee’s period of service with the Company. The options will vest on an accelerated basis in the event the Company is acquired and those options are not assumed or replaced by the acquiring entity. All options are nonstatutory options under applicable Federal tax laws. As of December 31, 2003, 3,725,739 shares remained available for future option grants, and 1,274,261 shares were subject to issuance pursuant to the exercise of outstanding options.

      The Proxim Corporation 2003 Stand-Alone Stock Option Agreement for Franco Plastina (the “Stand-Alone Agreement”) was entered into by Proxim Corporation and Mr. Plastina on May 2, 2003 in connection with Mr. Plastina’s appointment as President and Chief Executive Officer of Proxim Corporation. Under the Stand-Alone Agreement, Mr. Plastina was granted a nonstatutory stock option on May 2, 2003 to purchase 3,000,000 shares of the Company’s common stock at an exercise price of $0.68 per share, which was the fair market value per share on the date of the grant. One-third of the shares subject to the option vest on the one-year anniversary of the date of grant, and one-twelfth of the shares subject to the option vest each three-month period thereafter, with the option fully vesting three years from the date of grant. The option may be exercised for ninety days after Mr. Plastina ceases to be a service provider to the Company, but in the event of his death or disability, the option may be exercised for one year after he ceases to be a service provider. In no event, however, may the option be exercised later than its expiration date, which is May 2, 2013. In the event of a merger of Proxim Corporation with or into another corporation or the sale of substantially all of the assets of Proxim Corporation and the option is not assumed or substituted by the successor corporation or a parent or subsidiary of the successor corporation, then the option shall fully vest and become exercisable.

Director Compensation

      For our fiscal year ended December 31, 2003 and for our fiscal year ending December 31, 2004, all non-employee directors of the Company were and will be paid as follows:

•	an annual retainer of $50,000 for serving on the Board of Directors, payable in cash on a quarterly basis;

•	an annual retainer of $10,000 for serving on the audit committee of the Board of Directors, payable in cash on a quarterly basis;

•	an annual retainer of $5,000 for serving on the compensation committee of the Board of Directors, payable in each instance in cash on a quarterly basis;

•	an annual retainer of $5,000 for serving on the governance and nominating committee of the Board of Directors, payable in each instance in cash on a quarterly basis;

•	a meeting fee of $2,500 for each meeting of the Board of Directors attended in person;

•	a meeting fee of $1,250 for each meeting of the Board of Directors attended via telephone or teleconference;

•	a meeting fee of $1,200 for each meeting of any special committee of the Board of Directors attended via telephone or teleconference; and

•	with respect to service on the special committee to approve the Exchange and the related transactions, , a fee of $10,000.

      Currently, each non-employee director is entitled to receive an option to purchase 50,000 shares of our common stock under the 2000 Plan initially upon first becoming elected or appointed as a non-employee director. In addition, each non-employee director who continues to serve on our Board of Directors is entitled to receive an option to purchase 25,000 shares of our common stock under the 2000 Plan on the date of each annual meeting of our stockholders during such term of service. During our fiscal year ended December 31, 2003, we granted to directors options to purchase an aggregate of 275,000 shares of our common stock under the 2000 Plan.

Employment Agreements

      Frank Plastina. In May of 2003, we entered into an agreement with Frank Plastina, appointing him as President and Chief Executive Officer of the Company and as member of the Board of Directors. Under the terms of the agreement, Mr. Plastina receives an annual base salary of $500,000, subject to annual increases at the discretion of the Board of Directors, and an annual bonus with a target amount for achieving certain objectives of not less than 100% of his base salary. Mr. Plastina also received options to purchase 3,000,000 shares of the Company’s common stock at an exercise price of $0.68. The options vest over three years and have a maximum term of ten years.

      The Company may terminate Mr. Plastina’s employment at any time and Mr. Plastina may terminate his employment upon 90 days’ prior written notice without good reason or upon 30 days’ prior written notice for good reason (“good reason” in each case as defined in the employment agreement). In the event his employment is terminated by the Company without good reason or he terminates his employment for good reason, he is entitled to receive the following benefits, reduced by the present value of any other cash severance benefits payable to Mr. Plastina under any other plans or programs of the Company:

•	Earned but unpaid base salary and target bonus, pro rated through the date of termination;

•	Reimbursement for certain business expenses properly incurred;

•	Any employee benefits to which he is entitled under the Company’s benefit plans;

•	Continued payment of base salary for the lesser of 12 months or the number of months he had been employed by the Company (the “Severance Period”);

•	His annual bonus target amount, pro rated based on the number of months in the Severance Period in the event he has been employed less than one year;

•	Acceleration of all unvested options that would have vested during the Severance Period; and

•	Continued coverage under the Company’s medical insurance plans during the Severance Period at the same cost to him as was provided to him immediately prior to the date of termination.

      In the event the Company terminates Mr. Plastina’s employment without cause or he terminates his employment for good reason upon or within 13 months following a change of control (as defined in the employment agreement), Mr. Plastina’s severance benefits as described above shall be modified as follows:

•	The base salary and target bonus amounts described above shall be paid as a lump sum within 10 business days following termination;

•	The term “Severance Period” shall mean 12 months; and

•	All outstanding and unvested options shall vest and remain exercisable during the Severance Period.

      Mr. Plastina has agreed not to disclose any confidential information pertaining to the Company’s business and has agreed not to compete with the Company during his employment and for one year following termination of his employment.

      Deborah Ablahat-Cipriano. In July of 2003, we entered into an agreement with Deborah Ablahat-Cipriano, naming her Senior Vice President, Sales and Marketing of the Company. Under the terms of the agreement, Ms. Ablahat-Cipriano receives an annual base salary of $240,000, subject to annual increases at the discretion of the Board of Directors, and an annual bonus with a target amount for achieving certain objectives of not less than 60% of her base salary.

      The Company may terminate Ms. Ablahat-Cipriano’s employment at any time and Ms. Ablahat-Cipriano may terminate her employment upon 30 days’ prior written notice. In the event her employment is terminated by the Company without cause or she terminates her employment for good reason, she is entitled to receive the following benefits, reduced by the present value of any other cash severance benefits payable to Ms. Ablahat-Cipriano under any other plans or programs of the Company:

•	Earned but unpaid base salary and target bonus, pro rated through the date of termination;

•	Reimbursement for certain business expenses properly incurred;

•	Any employee benefits to which she is entitled under the Company’s benefit plans;

•	Continued payment of base salary for the lesser of 12 months or the number of months she had been employed by the Company (the “Severance Period”);

•	Her annual bonus target amount, pro rated based on the number of months in the Severance Period in the event she has been employed less than one year;

•	Acceleration of all unvested options that would have vested during the Severance Period; and

•	Continued coverage under the Company’s medical insurance plans during the Severance Period at the same cost to her as was provided to her immediately prior to the date of termination.

      In the event the Company terminates Ms. Ablahat-Cipriano’s employment without cause or she terminates her employment for good reason upon or within 13 months following a change of control (as defined in the employment agreement), Ms. Ablahat-Cipriano’s severance benefits as described above shall be modified as follows:

•	The base salary and target bonus amounts described above shall be paid as a lump sum within 10 business days following termination;

•	The term “Severance Period” shall mean 12 months; and

•	All outstanding and unvested options shall vest and remain exercisable during the Severance Period.

      Ms. Ablahat-Cipriano has agreed not to disclose any confidential information pertaining to the Company’s business and has agreed not to compete with the Company during her employment and for one year following termination of her employment.

      Ihab Abu-Hakima. In March of 2002, we entered into an agreement with Ihab Abu-Hakima, naming him Senior Vice President, International Sales of the Company. In September of 2003, Mr. Abu-Hakima was named Senior Vice President, Corporate Development. Mr. Abu-Hakima receives an annual base salary of $225,000, subject to annual increases at the discretion of the Board of Directors, and an annual bonus with a target amount for achieving certain objectives of not less than 56.5% of his base salary.

      The Company may terminate Mr. Abu-Hakima’s employment at any time and Mr. Abu-Hakima may terminate his employment upon 30 days’ prior written notice. In the event his employment is terminated by the Company without cause or he terminates his employment for good reason, he is entitled to receive the following benefits, reduced by the present value of any other cash severance benefits payable to Mr. Abu-Hakima under any other plans or programs of the Company:

•	Earned but unpaid base salary and target bonus, pro rated through the date of termination;

•	Reimbursement for certain business expenses properly incurred;

•	Any employee benefits to which he is entitled under the Company’s benefit plans;

•	Continued payment of base salary for the lesser of 12 months or the number of months he had been employed by the Company (the “Severance Period”);

•	His annual bonus target amount, pro rated based on the number of months in the Severance Period in the event he has been employed less than one year;

•	Acceleration of all unvested options that would have vested during the Severance Period; and

•	Continued coverage under the Company’s medical insurance plans during the Severance Period at the same cost to him as was provided to him immediately prior to the date of termination.

      In the event the Company terminates Mr. Abu-Hakima’s employment without cause or he terminates his employment for good reason upon or within 13 months following a change of control (as defined in the employment agreement), Mr. Abu-Hakima’s severance benefits as described above shall be modified as follows:

•	The base salary and target bonus amounts described above shall be paid as a lump sum within 10 business days following termination;

•	The term “Severance Period” shall mean 12 months; and

•	All outstanding and unvested options shall vest and remain exercisable during the Severance Period.

      Mr. Abu-Hakima has agreed not to disclose any confidential information pertaining to the Company’s business and has agreed not to compete with the Company during his employment and for one year following termination of his employment.

      David E. Olson. In April of 2003, we entered into an agreement with David E. Olson, naming him Senior Vice President, Operations and Services of the Company. Under the terms of the agreement, Mr. Olson receives an annual base salary of $200,000, subject to annual increases at the discretion of the Board of Directors, and an annual bonus with a target amount for achieving certain objectives of not less than 60% of his base salary.

      The Company may terminate Mr. Olson’s employment at any time and Mr. Olson may terminate his employment upon 30 days’ prior written notice. In the event his employment is terminated by the Company without cause or he terminates his employment for good reason, he is entitled to receive the following benefits, reduced by the present value of any other cash severance benefits payable to Mr. Olson under any other plans or programs of the Company:

•	Earned but unpaid base salary and target bonus, pro rated through the date of termination;

•	Reimbursement for certain business expenses properly incurred;

•	Any employee benefits to which he is entitled under the Company’s benefit plans;

•	Continued payment of base salary for the lesser of 12 months or the number of months he had been employed by the Company (the “Severance Period”);

•	His annual bonus target amount, pro rated based on the number of months in the Severance Period in the event he has been employed less than one year;

•	Acceleration of all unvested options that would have vested during the Severance Period; and

•	Continued coverage under the Company’s medical insurance plans during the Severance Period at the same cost to him as was provided to him immediately prior to the date of termination.

      In the event the Company terminates Mr. Olson’s employment without cause or he terminates his employment for good reason upon or within 13 months following a change of control (as defined in the employment agreement), Mr. Olson’s severance benefits as described above shall be modified as follows:

•	The base salary and target bonus amounts described above shall be paid as a lump sum within 10 business days following termination;

•	The term “Severance Period” shall mean 12 months; and

•	All outstanding and unvested options shall vest and remain exercisable during the Severance Period.

      Mr. Olson has agreed not to disclose any confidential information pertaining to the Company’s business and has agreed not to compete with the Company during his employment and for one year following termination of his employment.

      Kevin J. Duffy. In December of 2002, we entered into an agreement with Kevin J. Duffy, naming him Senior Vice President and General Manager of the Company. In September of 2003, Mr. Duffy was named Senior Vice President of Product Development. Under the terms of the agreement, Mr. Duffy receives an annual base salary of $200,000, subject to annual increases at the discretion of the Board of Directors, and an annual bonus with a target amount for achieving certain objectives of not less than 60% of his base salary.

      The Company may terminate Mr. Duffy’s employment at any time and Mr. Duffy may terminate his employment upon 30 days’ prior written notice. In the event his employment is terminated by the Company without cause or he terminates his employment for good reason, he is entitled to receive the following benefits, reduced by the present value of any other cash severance benefits payable to Mr. Duffy under any other plans or programs of the Company:

•	Earned but unpaid base salary and target bonus, pro rated through the date of termination;

•	Reimbursement for certain business expenses properly incurred;

•	Any employee benefits to which he is entitled under the Company’s benefit plans;

•	Continued payment of base salary for the lesser of 12 months or the number of months he had been employed by the Company (the “Severance Period”);

•	His annual bonus target amount, pro rated based on the number of months in the Severance Period in the event he has been employed less than one year;

•	Acceleration of all unvested options that would have vested during the Severance Period; and

•	Continued coverage under the Company’s medical insurance plans during the Severance Period at the same cost to him as was provided to him immediately prior to the date of termination.

      In the event the Company terminates Mr. Duffy’s employment without cause or he terminates his employment for good reason upon or within 13 months following a change of control (as defined in the employment agreement), Mr. Duffy’s severance benefits as described above shall be modified as follows:

•	The base salary and target bonus amounts described above shall be paid as a lump sum within 10 business days following termination;

•	The term “Severance Period” shall mean 12 months; and

•	All outstanding and unvested options shall vest and remain exercisable during the Severance Period.

      Mr. Duffy has agreed not to disclose any confidential information pertaining to the Company’s business and has agreed not to compete with the Company during his employment and for one year following termination of his employment.

      Jonathan N. Zakin. Mr. Zakin served as the Company’s Chief Executive Officer and as the Chairman of the Company’s Board of Directors from November 1999 until August 5, 2003. In May 2001, we entered into an agreement with Mr. Zakin to amend his employment agreement, dated as of October 1999. Pursuant to this amendment, Mr. Zakin became employed full-time, his annual base salary was increased from $50,000 to $500,000 and he became eligible to receive an incentive bonus equal to 75% of his annual base salary based on the achievement of performance targets established by our Board of Directors. Mr. Zakin also received options to purchase 900,000 shares of our common stock at an exercise price of $7.00 per share under the terms of the 1999 Plan. Upon the completion of the Merger and effective March 26, 2002, these 900,000 options vested and became fully exercisable.

      Under the terms of the agreement, the Company could terminate Mr. Zakin’s employment at any time for cause or upon 60 days’ written notice without cause, and Mr. Zakin could terminate his employment upon 60 days’ prior written notice. Mr. Zakin agreed not to disclose any confidential information pertaining to the Company’s business. Furthermore, he agreed not to compete with the Company during his employment and for one year following the termination of his employment.

      Amir Zoufonoun. In November 1999 we entered into an agreement with Amir Zoufonoun, who was then serving as our President and Chief Operating Officer. In connection with the Merger, Mr. Zoufonoun’s title and responsibilities as an employee of the Company changed and, from March 26, 2002 through the consummation of the ORiNOCO Acquisition on August 5, 2002, he served as our Executive Vice President, Technology. In August 2002, Mr. Zoufonoun’s title and responsibilities were modified and he became our Executive Vice President, WAN Strategy and Business Development. Mr. Zoufonoun’s annual base salary was $250,000 and provided that he was eligible to receive an annual incentive cash bonus of up to 60% of his base salary, based on his achievement of certain performance targets established by the Board of Directors.

      Under the terms of Mr. Zoufonoun’s employment agreement, the Company could terminate Mr. Zoufonoun’s employment at any time, and Mr. Zoufonoun could terminate his employment on 90 days’ prior written notice. On August 8, 2003, Mr. Zoufonoun resigned for good reason as defined in the employment agreement and we provided Mr. Zoufonoun the related severance benefits described below in the section entitled “Termination of Employment and Change-in-Control Arrangements.”

      Mr. Zoufonoun has agreed not to disclose any confidential information pertaining to the Company’s business. Furthermore, he has agreed not to compete with the Company during his employment and for one year following the termination of his employment.

Termination of Employment and Change-in-Control Arrangements

      Jonathan Zakin. In August of 2003, we entered into a severance agreement with Mr. Zakin pursuant to which the Company and Mr. Zakin agreed to the following:

•	Mr. Zakin’s service to the Company as an executive ended effective June 5, 2003;

•	During a transition period from June 5, 2003 until August 5, 2003, Mr. Zakin would serve as a non-executive employee and Chairman of the Board of Directors of the Company and would continue to receive his base salary and employee benefits;

•	Mr. Zakin’s termination was without cause;

•	Mr. Zakin would resign from all positions with the Company effective August 5, 2003.

•	All options under Mr. Zakin’s stock option agreement would be fully vested and would be exercisable for a period of one year from August 5, 2003; and

•	Mr. Zakin would be entitled to reimbursement for reasonable business expenses properly incurred prior to August 5, 2003.

      Keith E. Glover. On October 17, 2003, Keith Glover, the Company’s Executive Vice President and Chief Financial Officer until August 2003, terminated his employment in all remaining capacities with the Company. Under the terms of the Company’s change of control and severance agreement with Mr. Glover, he is entitled to receive:

•	Cash payments equal to 100% of his annual compensation (as defined in the agreement) paid over the 12 months following termination;

•	Company-provided health, dental, vision and life insurance at the same level of coverage as was provided to him immediately prior to termination for a period of 12 months following termination;

•	Acceleration of all unvested options to purchase shares of the Company’s common stock exercisable for a period of one year from the date of termination and the lapse of any repurchase right the Company may have with respect to stock held by him; and

•	Six months of outplacement assistance, not to exceed a cost of $10,000.

      In connection with the resignation by Mr. Glover, options to purchase 93,894 shares of our common stock held by Mr. Glover on the date his employment terminated, vested and became fully exercisable.

      Amir Zoufonoun. On August 8, 2003, Amir Zoufonoun, the Company’s former Executive Vice President of WAN Strategy and Business Development resigned from the Company. Under the terms of the Company’s employment agreement with Mr. Zoufonoun, he is entitled to receive:

•	Cash payments equal to his base salary paid and pro-rated bonus, if any, over the 12 months following termination;

•	Company-provided health, dental, vision and life insurance for a period of 12 months following termination.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

      This section of the proxy statement will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under such Acts.

Compensation Philosophy and Review

      The Company’s compensation philosophy for its executive officers serves two principal purposes: (i) to provide a total compensation package that is competitive and enables the Company to attract and retain key executive and employee talent needed to accomplish the Company’s business objectives, and (ii) to directly link compensation to improvements in the Company’s performance and increases in stockholder value as measured principally by the trading price of the Company’s common stock.

      The 2003 compensation levels for the Company’s executive officers were generally determined on an individual basis at the time of hiring in many cases pursuant to employment agreements entered into between the Company and such individuals prior to 2003.

      Members of the Board of Directors reviewed and approved each employment agreement entered into between the Company and executive officers in 2003, as well as stock options granted to executive officers in 2003. In determining compensation levels for 2003, the Company primarily relied upon publicly available compensation information and informal survey information obtained by management with respect to cash compensation and stock option grants to similarly situated officers of broadband wireless companies of comparable size and market capitalization.

Elements of Executive Officer Compensation

      The Company’s executive compensation consists primarily of salary, employee benefits, cash incentive bonuses and the award of stock options. The Company emphasizes the award of stock options and the compensation committee believes that in the highly competitive, emerging markets in which the Company operates and competes, equity-based compensation provides the greatest incentive for executive performance and the greatest alignment of management and stockholder long-term interests.

      Officer Salaries. The compensation committee reviews each senior executive officer’s salary annually. Except to the extent that salary increases are prescribed by written employment agreements, in determining the appropriate salary levels, the compensation committee considers, among other factors, the officer’s scope of responsibility, prior experience, past accomplishments and data on prevailing compensation levels in relevant markets for executive talent.

      Compensation for the Company’s Chief Executive Officer in 2003, Franco Plastina, was determined pursuant to his employment agreement effective as of April 24, 2003. The employment agreement provided for an annual base salary of $500,000. Mr. Plastina was eligible to receive an incentive bonus equal to 100% of his annual base salary based on the achievement of performance targets established by our Board of Directors. No such bonus was paid to Mr. Plastina for services rendered during fiscal year 2003 in light of general economic conditions during such period. In addition, Mr. Plastina received options to purchase 3,000,000 shares of our common stock at an exercise price of $0.68 per share under the terms of the Stand-Alone Agreement.

      The compensation committee believes that the base salary levels of the Company’s executive officers, including Mr. Plastina, are comparable to base salary levels for companies considered in the informal information reviewed by the compensation committee. The compensation committee believes that these base salary levels are appropriate in light of the Company’s emphasis on long-term equity compensation.

      Stock Option Grants. As noted above, the Company has relied substantially on long-term equity compensation as the principal means of compensating and providing incentives for its executive officers and key employees. It is the Company’s practice to set option exercise prices at not less than 100% of fair market value on the date of grant.

Thus, the value of the stockholders’ investment in the Company must appreciate before an optionee receives any financial benefit from the option.

      In determining the size of the stock option grants, the compensation committee considers various subjective factors primarily relating to the responsibilities of the individual officers and key employees, their current and expected future contributions to the Company, as well as the number and exercise price of unvested options and shares owned by the officer or key employee. In addition, the compensation committee examines the level of equity incentives held by each officer and key employee relative to the other officers’ and key employees’ equity positions and their tenure, responsibilities, experience and value to the Company.

      Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to the Company’s chief executive officer and to each of the other four most highly compensated executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise. Under this legislation, the Company may deduct such compensation with respect to any of these individuals only to the extent that during any taxable year such compensation does not exceed $1,000,000 or meets certain other conditions (such as stockholder approval). The Company’s policy is to qualify, to the extent reasonable, its executive officers’ compensation for deductibility under applicable tax laws. However, the compensation committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary for the Company’s success. Consequently, the compensation committee recognizes that the loss of a tax deduction may be necessary in some circumstances. The 1999 Plan and the 1995 Plan are both intended to the extent allowable to be exempt from the deduction limits under Section 162(m) of the Code.

      In conclusion, the compensation committee believes that the policies and programs described in this report are competitive and effectively align executive compensation with the Company’s goal of maximizing the return to the stockholders.

The 2003 Compensation Committee

Merle L. Gilmore
Jeffrey A. Harris
Kenneth E. Westrick

Compensation Committee Interlocks and Insider Participation

      Messrs. Gilmore and Westrick served as members of the compensation committee of our Board of Directors from January 1, 2003 through December 31, 2003. Former director Michael J. Boskin served as a member of the compensation committee from January 1, 2003 until his resignation from our Board of Directors on March 5, 2003. Mr. Harris served as a member of the compensation committee from September 4, 2003 through December 31, 2003. Mr. Harris is a partner of Warburg Pincus & Co. and a member and managing director of Warburg Pincus LLC, affiliates of Warburg Pincus Private Equity VIII, L.P. Please refer to “Certain Relationships and Related Transactions — Transactions with Management and Others — Recent Financing Activities” for additional information regarding Mr. Harris’ relationship with Warburg Pincus Private Equity VIII, L.P. and related transactions with Warburg Pincus Private Equity VIII, L.P. and other investors. As of the date of this proxy, Mr. Harris is not serving as a member the compensation committee of our Board of Directors.

      During the year ended December 31, 2003:

•	none of the members of our compensation committee was an officer (or former officer) or employee of employer any of its subsidiaries;

•	none of the members of the compensation committee entered into (or agreed to enter into) any transaction or series of transactions with the Company or any of its subsidiaries in which the amount involved exceeds $60,000;

•	none of the Company’s executive officers served on the compensation committee (or other board committee with similar functions or, if there was no such committee, the entire Board of Directors) of another entity where one of that entity’s officers served on the Company’s Board of Directors or as member of the compensation committee; and

•	none of the Company’s executive officers was a director of another entity where one of that entity’s officers served on the Company’s compensation committee.

Performance Measurement Comparison

      The following performance graph compares the percentage change in the cumulative total return to the stockholders of the Company’s common stock with the cumulative total return of the Nasdaq U.S. Index and the Morgan Stanley High-Technology Index for the period beginning August 1, 2000, when the Company’s stock was first traded, through December 31, 2003. The total stockholder return assumes $100 invested at the beginning of the period in each of the common stock of the Company, the Nasdaq U.S. Index and Morgan Stanley High-Technology Index. Historical stock price is not necessarily indicative of future stock performance.

      During the periods from August 1, 2000 to December 31, 2001, the Company’s common stock traded on the Nasdaq National Market under the symbol “WMUX,” reflecting the Company’s former name, Western Multiplex Corporation. In connection with the Merger, the Company changed its name to “Proxim Corporation.” For a period of five trading days following the Merger, the Company’s common stock traded on the Nasdaq National Market under the symbol “PROXd” and then began trading under the symbol “PROX.”

(1)	The Company’s common stock traded on the Nasdaq National Market under the symbol “WMUX” during the period beginning August 1, 2000 and ended December 31, 2002.

      This section is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Certain Relationships and Related Transactions

      Except for the compensation agreements and other arrangements that are described under the sections above entitled “Director Compensation,” “Employment Contracts,” “Termination of Employment and Change-in-Control Arrangements,” and the agreements and transactions described under the subsections below entitled “Transactions with Directors, Executive Officers and 5% Stockholders,” “Certain Business Relationships” and “Indebtedness of Management” there was not since the beginning of our fiscal year ended December 31, 2003, nor is there currently proposed, any transaction or series of similar transactions to which the Company was or is to be a party in which the amount involved exceeds $60,000 and in which any director, executive officer, 5% stockholder or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Transactions with Directors, Executive Officers and 5% Stockholders

      Recent Financing Activities. During 2003, Warburg Pincus Private Equity VIII, L.P. and Broadview Capital Partners L.P. and affiliates invested an aggregate of $40 million in us in exchange for secured promissory notes, exchangeable for shares of our Series B preferred stock, and warrants to purchase an aggregate of 24 million shares of our common stock. Please refer to Part I, Item 1, “Business — Recent Financing Activities” in our Annual Report on Form 10-K, a copy of which is enclosed herewith, for a detailed description of our recent transactions with these Investors, the terms of the Notes and warrants, including terms of conversion and exercise thereof, and our Amended Agreement with the Investors. Prior to the investment, Warburg Pincus Private Equity VIII, L.P. held approximately 87% of our Series A preferred stock, and Broadview Capital Partners L.P. and affiliates held approximately 13% of our Series A preferred stock.

      In connection with the investment and pursuant to the terms of the Amended Agreement, we appointed Jeffrey A. Harris and Steven D. Brooks as members of our Board of Directors effective as of July 30, 2003. In addition, Lorenzo A. Bettino has served as a member of our Board of Directors since September 2002. These directors may have an indirect financial interest in the investment as a result of positions held with the Investors. Messrs. Bettino and Harris are partners of Warburg Pincus & Co. and members and managing directors of Warburg Pincus LLC, affiliates of Warburg Pincus Private Equity VIII, L.P. Mr. Brooks is a member and managing director of BCP Capital Management LLC, an affiliate of BCP Capital L.P. In addition, in connection with services provided as members of our Board of Directors, each of Messrs. Harris and Brooks received an initial option grant to purchase 50,000 shares of our common stock under the Proxim Corporation 2000 Stock Option Plan for Non-Employee Directors, and Mr. Bettino received an annual option grant to purchase 25,000 shares of our common stock under the same plan, as well as certain other remuneration disclosed in the section above entitled “Director Compensation”.

Certain Business Relationships

      Legal Services. During the year ended December 31, 2003, the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, served, and in the current fiscal year continues to serve, as outside general corporate counsel to the Company. Mr. Saper, a director of the Company, is a member of Wilson Sonsini Goodrich & Rosati, Professional Corporation. We believe that the services performed by Wilson Sonsini Goodrich & Rosati, Professional Corporation, have been provided on terms no more favorable than those with unrelated parties.

Indebtedness of Management

      Promissory Note Issued by Amir Zoufonoun. On January 31, 2000, Mr. Zoufonoun issued a promissory note to us in the amount of $465,500 in connection with his purchase of 950,000 shares of our common stock. The principal amount of the promissory note is payable on the earlier of (i) the thirtieth day after we exercise a right to repurchase Mr. Zoufonoun’s shares of our common stock and under the related stock purchase agreement with him, or (ii) the tenth anniversary of the promissory note. Mr. Zoufonoun was serving as an executive officer of the Company at the time the note was issued to us and was serving as an executive officer of the Company during a portion of the year ended December 31, 2003. As disclosed above in the section entitled “Executive Compensation — Summary Compensation Table”, Mr. Zoufonoun tendered his resignation from the Company effective as of August 8, 2003.

      The note accrues interest at a rate of 8% per year, compounded annually. The aggregate amount of indebtedness outstanding in respect of the note during the year ended December 31, 2003 was $611,399.

      Mr. Zoufonoun also entered into a pledge agreement pursuant to which we hold a first priority security interest in the shares of our common stock purchased by him in connection with his respective note, the options to purchase shares of our common stock granted by the Company to him, the shares received pursuant to the exercise of any such options, and the proceeds received upon sale of any such shares purchased or received in connection with the foregoing. Under the pledge agreement with Mr. Zoufonoun, we have the right to reclaim such collateral in the event of default under the terms of the respective note. In the event any amounts outstanding under the note are not satisfied following any such reclamation of the collateral and our use of related proceeds to offset amounts outstanding under the note, we are entitled to seek recourse from Mr. Zoufonoun’s other personal assets or income for up to half of the principal amount of the loan.

      Guaranty of Indebtedness of David C. King; Indebtedness of David C. King. In December 2002, the Company entered into an employment agreement with Mr. King pursuant to which the Company assumed Proxim, Inc.’s guaranty of Mr. King’s obligations concerning certain margin accounts. In March 2001, Proxim, Inc. entered into a guaranty in favor of an investment bank, guaranteeing up to $5 million of the obligations of Mr. King, who was then serving as Proxim, Inc.’s Chief Executive Officer, to that investment bank. In consideration for this guaranty, Mr. King entered into a reimbursement and security agreement with Proxim, Inc. pursuant to which Mr. King was obligated, among other things, to pay a guaranty fee to Proxim, Inc. or any successor company. In October 2002, following a decline in the share price of our common stock, the investment bank demanded that Mr. King deposit sufficient funds into his account to discharge his indebtedness. After making certain payments to the investment bank, Mr. King indicated that he was unable to promptly pay the remaining $5 million of debt in his margin account. The investment bank called the Company’s guaranty and the Company made a payment to the investment bank of $5 million on October 15, 2002. In January 2003, Mr. King made a cash payment of $500,000 to the Company. We assessed the recoverability of the remaining balance of the loan with respect to Mr. King’s current financial position and recorded an impairment charge of $4.5 million in the fourth quarter of 2002. This charge does not constitute forgiveness of Mr. King’s indebtedness to the Company. Mr. King remains subject to the terms and conditions of the reimbursement and security agreement and is obligated to reimburse the Company for payments that the Company made to the investment bank under the guaranty.

AUDIT COMMITTEE REPORT

      This section of the proxy statement will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under such Acts.

      The audit committee of the Board of Directors held a total of five meetings during 2003. From January 1, 2003 until December 4, 2003, Messrs. Wright, Gilmore, and Saper served as members of the audit committee, with Mr. Wright serving as the audit committee chair. Mr. Saper resigned from the audit committee on December 4, 2003. On December 4, 2003, the Board of Directors appointed Mr. Ressner to serve on the audit committee. Mr. Ressner served as a member through the rest of the year ended December 31, 2003 and continues to serve on the audit committee. Under Rule 4200 of the NASD, each of the current audit committee members, Messrs. Gilmore, Ressner and Wright, are considered independent. Mr. Saper was considered independent during his service on the audit committee.

      The audit committee operates under a written charter that was approved and adopted by our Board of Directors in June 2000 and under legal and regulatory requirements promulgated by the Securities and Exchange Commission and the Nasdaq National Market. Historically, the then-current members of the audit committee have recommended, and our Board of Directors has appointed, the Company’s independent accountants. The audit committee now has full authority to engage the Company’s independent accountants and to approve the scope of audit and non-audit services. For the fiscal years ended December 31, 2003 and 2002, PricewaterhouseCoopers LLP served as our independent accountants. The engagement of PricewaterhouseCoopers LLP as our independent accountants for fiscal year 2003 is discussed below in the section entitled “Independent Public Accountants.”

      Management is responsible for the Company’s financial reporting process including its system of internal control, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The audit committee’s responsibility is to monitor and review these processes.

      In this context, the audit committee for the fiscal year ended December 31, 2003 met and held discussions with management and PricewaterhouseCoopers LLP. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the audit committee reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP. The audit committee discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees).

      PricewaterhouseCoopers LLP also provided to the audit committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the audit committee discussed with PricewaterhouseCoopers LLP that firm’s independence as our accountants for the fiscal year ending December 31, 2003.

      Based upon the audit committee’s review and discussion with management and PricewaterhouseCoopers LLP and the audit committee’s review of the representation of management and the report of PricewaterhouseCoopers LLP to the audit committee, the audit committee recommended that our Board of Directors include the audited consolidated financial statements in our annual report on Form 10-K for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission.

The 2003 Audit Committee

Merle L. Gilmore
Michael Ressner
Joseph R. Wright, Jr.

INDEPENDENT PUBLIC ACCOUNTANTS

      PricewaterhouseCoopers LLP served as our independent registered public accounting firm and auditors for the fiscal years ended December 31, 2003 and 2002. Arthur Andersen LLP served as our independent public accountants and auditors for the fiscal years ended December 2001 and 2000. On March 21, 2002, our Board of Directors, upon recommendation of the audit committee, made a determination not to engage Arthur Andersen LLP as the Company’s independent accountants and, on March 26, 2002, engaged PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2002. Arthur Andersen’s reports on our consolidated financial statements for each of the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

      During the years ended December 31, 2001 and 2000 and through the date of our engagement of PricewaterhouseCoopers LLP, there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the subject matter in connection with its report on the Company’s consolidated financial statements for such years; and there were no reportable events as specified in Item 304(a)(1)(v) of Regulation S-K.

INDEPENDENT ACCOUNTANT’S FEES

      PricewaterhouseCoopers LLP billed the Company the following fees in the fiscal year ended December 31, 2003:

      Audit fees: $615,000

      Financial information systems design and implementation fees: $0

      All other fees: $415,000

      Our audit committee determined that PricewaterhouseCoopers LLP’s provision of non-audit services was compatible with maintaining PricewaterhouseCoopers LLP’s independence during the fiscal year ended December 31, 2003.

ANNUAL REPORT ON FORM 10-K

      THE COMPANY IS REQUIRED TO FILE AN ANNUAL REPORT ON FORM 10-K WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2003 IS DELIVERED TOGETHER WITH THIS PROXY STATEMENT.

QUARTERLY REPORTS ON FORM 10-Q

      THE COMPANY IS REQUIRED TO FILE QUARTERLY REPORTS ON FORM 10-K WITH THE SECURITIES AND EXCHANGE COMMISSION. A COPY OF THE COMPANY’S QUARTERLY REPORTS ON FORM 10-Q FOR THE PERIODS ENDED APRIL 2, 2004 AND JULY 2,2004 ARE DELIVERED TOGETHER WITH THIS PROXY STATEMENT.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly, and special reports, proxy statements, and other information with the SEC. You may read and copy any reports, statements, and other information filed by us at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the SEC’s other public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 800/ SEC-0330 for further information on public reference rooms. Our filings with the SEC are also available to the public from commercial document-

retrieval services and the website maintained by the SEC at http://www.sec.gov. The proxy statement and these other documents may also be obtained free from Proxim.

      You should rely on the information contained in this proxy statement to vote on the proposal. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. You should not assume that the information contained in the proxy statement is accurate as of any date other than the date hereof, and the mailing of this proxy statement to our stockholders shall not create any implication to the contrary.

INCORPORATION OF DOCUMENTS BY REFERENCE

      We file periodic reports, current reports, proxy statements and information statements with the SEC and we can “incorporate by reference” into this proxy statement information already filed by us with the SEC. This means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered part of this proxy statement. We incorporate by reference the documents or portions thereof listed below:

Proxim Corporation’s SEC Filings

(File No. 000-30993)	Period Covered or Date Filed

Annual Report on Form 10-K	Fiscal Year ended December 31, 2003, filed March 15, 2004
Quarterly Report on Form 10-Q	Fiscal Quarter ended April 2, 2004, filed May 11, 2004
Quarterly Report on Form 10-Q	Fiscal Quarter ended July 2, 2004, filed August 11, 2004
Current Report on Form 8-K	Filed August 25, 2003
Current Report on Form 8-K	Filed September 15, 2003
Current Report on Form 8-K	Filed October 3, 2003
Current Report on Form 8-K	Filed October 27, 2003
Current Report on Form 8-K	Filed July 27, 2004
Current Report on Form 8-K	Filed July 30, 2004

      All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement and prior to the special annual meeting, shall be deemed incorporated by reference and be part of this proxy statement from their respective filing dates. Any statement contained in this proxy statement or in any document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to be modified or superseded for the purpose of this proxy statement to the extent that a subsequent statement contained in this proxy statement or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes the statement. Any statement so modified or superseded will not be deemed to be part of this proxy statement.

      Of the documents incorporated by reference into this proxy statement, our Annual Report on Form 10-K, filed March 15, 2004 will be mailed to our stockholders together with this proxy statement. If exhibits to the documents incorporated by reference in this proxy statement are not themselves specifically incorporated by reference, then exhibits will not be provided. Excerpts from our Annual Report on Form 10-K filed March 15, 2004 and excerpts from our Quarterly Report on Form 10-Q filed August 11, 2004 are included in this proxy statement as Appendices E and F, respectively.

      Requests for documents should be directed to: Proxim Corporation, 935 Stewart Drive, Sunnyvale, California 94085. Attention: Corporate Secretary, telephone (408) 731-2700.

OTHER MATTERS

      The Board of Directors knows of no other matters that will be presented for consideration by the stockholders at the special annual meeting. If any other matters are properly brought before the stockholders at the special annual meeting, it is the intention of the persons named on the accompanying proxy to vote on those matters in accordance with any recommendation by the Board of Directors.

By Order of the Board of Directors,

RICHARD J. TALLMAN
General Counsel and Secretary

Sunnyvale, California

August [     ], 2004

APPENDIX A

FORM OF

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES C PREFERRED STOCK OF PROXIM CORPORATION

Pursuant to Section 151 of the

General Corporation Law of the State of Delaware

      The undersigned, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to the authority expressly vested in the Board of Directors of Proxim Corporation, a Delaware corporation (the “CORPORATION”), by the Corporation’s Certificate of Incorporation, the Board of Directors of the Corporation (the “BOARD OF DIRECTORS”) has duly provided for the issuance of and created a series of Preferred Stock (the “PREFERRED STOCK”) of the Corporation, par value $.01 per share, and in order to fix the designation and amount and the voting powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock, has duly adopted this “Certificate of Designations, Preferences and Rights of Series C Preferred Stock of Proxim Corporation” (the “CERTIFICATE”). All capitalized terms not defined above or in Sections 1 through 10 below are defined in Section 11 herein.

      Each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

1. Number of Shares and Designation. 400,000 shares of Preferred Stock of the Corporation shall constitute a series of Preferred Stock designated as Series C Preferred Stock (the “SERIES C PREFERRED STOCK”). The number of shares of Series C Preferred Stock may be increased (to the extent of the Corporation’s authorized and unissued Preferred Stock) or decreased (but not below the number of shares of Series C Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors and the filing of a certificate reflecting such increase or decrease, as the case may be, with the Secretary of State of the State of Delaware.

2. Rank. The Series C Preferred Stock shall, with respect to redemption payments, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise (i) rank senior and prior to the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock and each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms ranks junior to the Series C Preferred Stock (whether with respect to redemption payments, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities, including the Series A Preferred Stock, Series B Preferred Stock and Common Stock, are collectively referred to herein as the “JUNIOR SECURITIES”), (ii) rank on a parity with each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that does not by its terms expressly provide that it ranks senior to or junior to the Series C Preferred Stock (whether with respect to payment of redemption payments, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities are collectively referred to herein as the “PARITY SECURITIES”), and (iii) rank junior to each other class or series of equity securities of the Corporation, whether currently issued or issued in the future, that by its terms ranks senior to the Series C Preferred Stock (whether with respect redemption payments, rights upon liquidation, dissolution or winding up of the affairs of the Corporation, or otherwise) (all of such equity securities are collectively referred to herein as the “SENIOR SECURITIES”). The respective definitions of Junior Securities, Parity Securities and Senior Securities shall also include any rights or options exercisable or exchangeable for or convertible into any of the Junior Securities, Parity Securities or Senior Securities, as the case may be.

3. Dividends.

(a) The holders of shares of Series C Preferred Stock shall not be entitled to receive dividends on the Series C Preferred Stock.

(b) From and after the time, if any, that the Corporation fails to pay to the holder of any shares of Series C Preferred Stock, on the date specified for redemption in accordance with Section 5, Section 6 or Section 7 hereof or on the date specified for repurchase in accordance with Section 10, the redemption price calculated pursuant to Section 5, the Change of Control Price (as defined below) or the Material Asset Sale Price (as defined below) after such holder has delivered notice to the Corporation pursuant Section 10 of its intention to exercise its repurchase rights under Section 10, if applicable, then (i) no dividends shall be declared or paid or set apart for payment, or other distribution declared or made, upon any Junior Securities, nor shall any Junior Securities be redeemed, purchased or otherwise acquired (other than a redemption, purchase or other acquisition of shares of Common Stock expressly required and made for purposes of any employee incentive or benefit plans or arrangements of the Corporation or any subsidiary of the Corporation or the payment of cash in lieu of fractional shares in connection therewith) for any consideration (nor shall any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such Junior Securities) by the Corporation, directly or indirectly (except by conversion into or exchange for Junior Securities or the payment of cash in lieu of fractional shares in connection therewith) and (ii) the Corporation shall not, directly or indirectly, make any payment on account of any purchase, redemption, retirement or other acquisition of any Parity Securities (other than for consideration payable solely in Junior Securities or the payment of cash in lieu of fractional shares in connection therewith); provided, however, that this Section 3(b) shall not be applicable at any time that (A) the Corporation has irrevocably paid, in accordance with Section 5 or Section 7, the entire redemption price payable to each holder of Series C Preferred Stock, (B) the Corporation has irrevocably paid, in accordance with Section 6, the Change of Control Price payable to each holder or (C) the Corporation has irrevocably paid, in accordance with Section 10, the Material Asset Sale Price payable to each holder that has exercised its repurchase right pursuant to Section 10.

4. Liquidation Preference.

(a) The initial liquidation preference for the shares of Series C Preferred Stock shall be $100.00 per share (the “STATED VALUE”), which amount shall accrete from the Original Issue Date (as defined below) at an annual rate of 8.75%, compounded quarterly, computed on the basis of a 360-day year of twelve 30-day months (such accreted amount being the “LIQUIDATION VALUE”). Notwithstanding the foregoing, in the event of a Change of Control (as defined below) or a Material Asset Sale (as defined below), the Liquidation Value upon such Change of Control or Material Asset Sale, as the case may be, shall be increased by the amount, if any, by which (i) the amount of the Liquidation Value if it had fully accreted from the Change of Control Date (as defined below) or Material Asset Sale Date (as defined below), as the case may be, through the eighth anniversary of the Original Issue Date exceeds (ii) the Liquidation Value in effect immediately prior to the adjustment pursuant to this Section 4(a). The Stated Value shall be subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination, subdivision, reclassification or other corporate actions having a similar effect with respect to the Series C Preferred Stock (each, a “Capital Stock Adjustment”).

(b) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series C Preferred Stock shall be entitled to receive the Liquidation Value of such shares in effect on the date of such liquidation, dissolution or winding up, plus an amount equal to the unrecognized accretion, if any, from the end of the most recent quarter ending , , , or up to but not including the date of such liquidation, dissolution or winding up.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series C Preferred Stock (i) shall not be entitled to receive the Liquidation Value of such shares until payment in full or provision has been made for the payment in full of all claims of creditors of the Corporation and the liquidation preferences for all Senior Securities, and (ii) shall be entitled to receive the Liquidation Value of such shares before any payment or distribution of any assets of the Corporation shall be made or set apart for holders of any Junior Securities. Subject to clause (i) above, if the assets of the Corporation are not sufficient to pay in full the Liquidation Value payable to the holders of shares of Series C Preferred Stock and the liquidation preference payable to the holders of any Parity Securities, then such assets, or the proceeds thereof, shall be distributed among the holders of shares of Series C Preferred Stock and any such other Parity Securities ratably in accordance with the Liquidation Value for the Series C Preferred Stock and the liquidation preference for the Parity Securities, respectively.

(d) Neither a consolidation or merger of the Corporation with or into any other entity, nor a merger of any other entity with or into the Corporation, nor a sale or transfer of all or any part of the Corporation’s assets for cash, securities or other property shall be considered a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4.

5. Mandatory Redemption; Procedures for Redemption.

(a) On , 20 , the Corporation shall redeem all outstanding shares of Series C Preferred Stock, if any, at a cash redemption price equal to the Liquidation Value as if the Series C Preferred Stock had fully accreted through such date, after taking into account any Capital Stock Adjustments (such amount being referred to herein as the “REDEMPTION PRICE”). In the event that the Corporation does not pay the Redemption Price on the Redemption Date, the Redemption Price shall be calculated as if the Redemption Date were the later of the Redemption Date and the date on which such payment is made. If the Corporation is unable at the Redemption Date to redeem any or all shares of Series C Preferred Stock then to be redeemed because such redemption would violate the applicable laws of the State of Delaware, then the Corporation shall redeem such shares as soon thereafter as redemption would not violate such laws. In the event of any redemption of only a part of the then outstanding Series C Preferred Stock, the Corporation shall effect such redemption pro rata among the holders thereof (based on the number of shares of Series C Preferred Stock held on the date of notice of redemption).

(b) In the event of a redemption of shares of Series C Preferred Stock pursuant to Section 5(a), Section 6 or Section 7, notice of such redemption shall be given by the Corporation, by first class mail, postage prepaid, mailed not less than 15 days nor more than 45 days prior to the Redemption Date, to each holder of Series C Preferred Stock at the address appearing in the Corporation’s records. Such notice shall state: (i) the date on which the holder is to surrender to the Corporation the certificates for any shares to be redeemed (such date, or if such date is not a Business Day, the first Business Day thereafter, the “REDEMPTION DATE”) and (ii) the number of shares of Series C Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder (such notice being referred to as the “REDEMPTION NOTICE”). On or prior to the Redemption Date, each holder of Series C Preferred Stock to be redeemed shall surrender his, her or its certificate or certificates representing such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the Series C Preferred Stock (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or deemed to be outstanding for any purpose whatsoever.

(c) Except as provided in this Section 5, Section 6 and Section 7, the Corporation shall have no right to redeem the shares of Series C Preferred Stock. Any shares of Series C Preferred Stock so redeemed shall be permanently retired, shall no longer be deemed outstanding and shall not under any circumstances be reissued, and the Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized Series C Preferred Stock accordingly.

6. Change of Control; Procedures Upon Change of Control. In the event that the Corporation undergoes a Change of Control (the date of such occurrence being the “CHANGE OF CONTROL DATE”), the Corporation shall be required to redeem in cash or readily marketable securities all outstanding shares of Series C Preferred Stock, if any, at a redemption price (the “CHANGE OF CONTROL PRICE”) equal to the Liquidation Value as if the Series C Preferred Stock had fully accreted through the eighth anniversary of the Original Issuance Date (after taking into account any Capital Stock Adjustments, plus following the eighth anniversary of the Original Issue Date, an amount equal to the unrecognized accretion, if any, from the end of the immediately preceding quarter ending , , or to but not including the Redemption Date. In the event of a redemption pursuant to this Section 6, the Corporation shall follow the redemption procedures set forth in Section 5.

7. Optional Redemption. At any time prior to , 20 , the Corporation shall have the right at its option to redeem all outstanding shares of Series C Preferred Stock at a price per share in cash equal to the Liquidation Value as if it had fully accreted through the eighth anniversary of the Original Issuance Date. The Corporation shall also have the right at its option to redeem all outstanding shares of Series C Preferred Stock (i) at any time prior to, and including, the third anniversary of the Original Issuance Date at a price per share in cash equal to its then accreted Liquidation Value (after taking into account any Capital Stock Adjustments), if the Market Price of the Common Stock has been higher than TWO DOLLARS AND TWENTY-FIVE CENTS ($2.25) for a period of forty-five (45) consecutive trading days prior to the date of the applicable Redemption Notice or (ii) at any time following the third anniversary of the Original Issuance Date at a price per share equal to its then accreted Liquidation Value (after taking into account any Capital Stock Adjustments), if the Market Price of the Common Stock has been higher than TWO DOLLARS ($2.00) for a period of forty-five (45) consecutive trading days prior to the date of issuance of the applicable Redemption Notice. In the event of a redemption pursuant to this Section 7, the Corporation shall follow the redemption procedures set forth in Section 5.

8. Status of Shares. All shares of Series C Preferred Stock that are at any time redeemed pursuant to Section 5, Section 6 or Section 7 or repurchased pursuant to Section 10 and all shares of Series C Preferred Stock that are otherwise reacquired by the Corporation shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized but unissued shares of Preferred Stock, without designation as to series, subject to reissuance by the Board of Directors as shares of any one or more other series.

9. Voting Rights.

(a) The holders of record of shares of Series C Preferred Stock shall not be entitled to any voting rights except as hereinafter provided in this Section 9 or as otherwise provided by law.

(b) The holders of the shares of Series C Preferred Stock shall not be entitled to vote with the holders of the Common Stock on matters submitted for a vote of holders of Common Stock.

(c) Notwithstanding anything to the contrary set forth in Section 9(b), for so long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without the written consent or affirmative vote at a meeting called for that purpose by holders of at least a majority of the outstanding shares of Series C Preferred Stock, voting as a single class:

(i) amend, alter or repeal any provision of the Corporation’s certificate of incorporation (by merger or otherwise) or bylaws so as to adversely affect the preferences, rights or powers of the Series C Preferred Stock; provided that any such amendment, alteration or repeal to create, authorize or issue any Junior Securities, or any security convertible into, or exchangeable or exercisable for, shares of Junior Securities, shall not be deemed to have any such adverse effect;

(ii) create, authorize or issue any Senior Securities or Parity Securities, or any security convertible into, or exchangeable or exercisable for, shares of Senior Securities or Parity Securities;

(iii) repurchase or redeem any of its equity securities or rights to acquire equity securities (other an from an employee, director or consultant following the termination of employment or service with the Corporation of such Person); or

(iv) declare or pay any dividend on the Common Stock;

provided that no such consent or vote of the holders of Series C Preferred Stock shall be required if at or prior to the time when such amendment, alteration or repeal is to take effect, or when the issuance of any such securities is to be made, as the case may be, all shares of Series C Preferred Stock at the time outstanding shall have been called for redemption or repurchase by the Corporation in accordance with Section 5, Section 6, Section 7 or Section 10, as the case may be, and the funds necessary for such redemption or repurchase shall have been set aside.

(d) The consent or votes required in Section 9(c) shall be in addition to any approval of stockholders of the Corporation which may be required by law or pursuant to any provision of the Corporation’s certificate of incorporation or bylaws, which approval shall be obtained by vote of the stockholders of the Corporation in the manner set forth in the Corporation’s certificate of incorporation.

10. Material Asset Sale; Procedures Upon a Material Asset Sale.

(a) If the Corporation undergoes a Material Asset Sale (the date of such occurrence being the “MATERIAL ASSET SALE DATE”), each holder of shares of Series C Preferred Stock shall have the right to require the Corporation to repurchase such holder’s shares of Series C Preferred Stock, in whole or in part, at such holder’s option, at a cash repurchase price (the “MATERIAL ASSET SALE PRICE”) equal to the Liquidation Value as if the Series C Preferred Stock had fully accreted through the eighth anniversary of the Original Issuance Date (after taking into account any Capital Stock Adjustments), plus following the eighth anniversary of the Original Issue Date, an amount equal to the unrecognized accretion, if any, from the end of the immediately preceding quarter ending , , or to but not including the Material Asset Sale Repurchase Date.

(b) The Corporation shall send notice to each holder of Series C Preferred Stock of a Material Asset Sale within 30 days of the Material Asset Sale Date. To exercise its right to require the Corporation to repurchase its shares, the holder of shares of Series C Preferred Stock shall submit its certificates representing any shares of Series C Preferred Stock to be repurchased by the Corporation to the Corporation with a written notice of its election to exercise it rights pursuant to Section 10(a) and specifying the date upon which the Corporation shall repurchase the shares, which date shall be no later than the 60th day following the date such holder received the Corporation’s notice specified in the previous sentence (the “MATERIAL ASSET SALE REPURCHASE DATE”).

(c) Upon surrender in accordance with the notice of a Material Asset Sale of the certificates for any shares to be repurchased, such shares shall be repurchased by the Corporation on the Material Asset Sale Repurchase Date at the Material Asset Sale Price. In case fewer than all the shares represented by any such certificate are to be repurchased, a new certificate shall be issued representing the unpurchased shares without cost to the holder thereof.

11. Definitions.

Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated.

“Affiliate” means with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person. For purposes of this definition, the term “control” (and correlative terms “controlling,” “controlled by” and “under common control with”) means possession of the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

“BCP” means BCP Capital, L.P. (formerly Broadview Capital Partners, L.P.), BCP Capital QPF, L.P. (formerly Broadview Capital Partners Qualified Purchaser Fund, L.P.) and BCP Affiliates Fund LLC (formerly Broadview Capital Partners Affiliates Fund L.L.C.)

“Beneficially Own” or “Beneficial Ownership” is defined in Rules 13d-3 and 13d-5 of the Exchange Act, but without taking into account any contractual restrictions or limitations on voting or other rights.

“Business Combination” means (a) any reorganization, consolidation, merger, share exchange or similar business combination transaction involving the Corporation with any Person or (b) the sale, assignment, conveyance, transfer, lease or other disposition by the Corporation of all or substantially all of its assets.

“Business Day” means any day except a Saturday, Sunday or day on which the institutions are legally authorized to close in the City of New York.

“Capital Stock” means (a) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (b) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

“Change of Control “means the happening of any of the following events:

(a) The acquisition by any Person of Beneficial Ownership of 50% or more of either (i) the then-outstanding shares of Common Stock (the “Outstanding Corporation Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change of Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any company that is an Affiliate of the Corporation or (B) any acquisition by any corporation pursuant to a transaction that complies with (c)(i) and (c)(ii) in this definition; or

(b) Individuals who, as of the date hereof and including the designees of Warburg and BCP, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

(c) Consummation of a Business Combination, in each case, unless, following such Business Combination, (i) all or substantially all of the Persons that were the Beneficial Owners of the Outstanding Corporation Common Stock and the Outstanding Corporation Voting Securities immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Corporation Common Stock and the Outstanding Corporation Voting Securities, as the case may be, and (ii) no Person (excluding any Person resulting from such Business Combination or any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 50% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation; or

(d) Approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation;

provided, however, that in event shall the consummation of the transactions contemplated by the Purchase Agreement result in a Change of Control.

“Common Stock” means the Class A Common Stock of the Corporation, par value $.01 per share.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Market Price” means, with respect to a particular security, on any given day, the average of the highest and lowest reported sale prices regular way or, in case no such reported sales takes place on such day, the average of the highest asked and lowest bid prices regular way, in either case on the principal national securities exchange on which the applicable securities are listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, (a) the average of the highest and lowest sale prices for such day reported by the Nasdaq Stock Market if such security is traded over-the-counter and quoted in the Nasdaq Stock Market, or (b) if such security is so traded, but not so quoted, the average of the highest reported asked and lowest reported bid prices of such security as reported by the Nasdaq Stock Market or any comparable system, or (c) if such security is not listed on the Nasdaq Stock Market or any comparable system, the average of the highest asked and lowest bid prices as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose. If such security is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of Common Stock shall be deemed to be the fair value per share of such security as determined in good faith by the Board of Directors.

“Material Asset Sale” shall mean any sale of the Corporation’s assets (i) that does not constitute a Business Combination and (ii) as a result of which sale the Corporation’s revenues for the prior twelve-month period would have declined by forty percent (40%) or more on a pro forma basis giving effect to such asset sale.

“Original Issue Date” means the date upon which the initial shares of Series C Preferred Stock were originally issued by the Corporation.

“Outstanding” means, at any time, the number of shares of Common Stock then outstanding calculated on a fully diluted basis, assuming the exercise, exchange or conversion into Common Stock of all outstanding securities exercisable, exchangeable or convertible into shares of Common Stock (whether or not then exercisable, exchangeable or convertible).

“Person” means an individual, corporation, partnership, other entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

“Purchase Agreement” means that certain Securities Purchase Agreement, dated as of July 27, 2004, among the Corporation and the purchasers named therein.

“Series A Preferred Stock” means the Series A Convertible Preferred Stock of the Corporation, par value $.01 per share.

“Series B Preferred Stock” means the Series B Convertible Preferred Stock of the Corporation, par value $.01 per share.

“Subsidiary” of a Person means (a) a corporation, a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the time of determination, directly or indirectly, owned by such Person or by one or more Subsidiaries of such Person, or (b) any other entity (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

12. No Other Rights. The shares of Series C Preferred Stock shall not have any relative, optional or other special rights and powers except as set forth herein or as may be required by law.

      This Certificate shall become effective at 8:30 a.m. Eastern Standard Time on                     , 200                     .

[Signature Page Follows]

      IN WITNESS WHEREOF, the Corporation has caused this Certificate to be duly executed and acknowledged by its undersigned duly authorized officer this      day of                     , 200     .

PROXIM CORPORATION

By:

Name:
Title:

APPENDIX B

Bear, Stearns & Co. Inc.
383 Madison Avenue
New York, New York 10179
Tel 212-272-2000

www.bearstearns.com

July 26, 2004

Special Committee of the Board of Directors

Proxim Corporation
935 Stewart Drive
Sunnyvale, CA 94085

Gentlemen:

      We understand that Proxim Corporation (“Proxim”) and Warburg Pincus Private Equity VIII, L.P., BCP Capital, L.P., BCP Capital QPF, L.P. and BCP Capital Affiliates Fund LLC (collectively, the “Purchasers”) propose to enter into a Securities Purchase Agreement (the “Agreement”), pursuant to which the Purchasers will exchange (i) all outstanding shares of Series A Convertible Preferred Stock, par value $0.01 per share, of Proxim (the “Series A Preferred Stock”), (ii) all outstanding shares of Series B Preferred Stock, par value $0.01 per share, of Proxim (the “Series B Preferred Stock”) and (iii) all warrants to acquire shares of common stock, par value $0.01 per share, of Proxim (the “Common Stock”) held by the Purchasers for a combination of 164,000,000 shares of Common Stock and 400,000 shares of newly issued Series C Preferred Stock, par value $0.01 per share, of Proxim (the “Series C Preferred Stock”) having an aggregate liquidation preference of $40 million (the “Exchange”). We further understand that, pursuant to the Agreement, the Purchasers will purchase from Proxim $10 million in aggregate principal amount of Proxim’s Senior Secured Promissory Notes due June 30, 2005 (the “Notes”). We understand that the Notes will be automatically exchanged into new shares of Common Stock and warrants, if applicable, upon the close of any transaction or series of related transactions occurring after the date of the Agreement in which Proxim issues and sells shares of Common Stock and/or warrants to purchase Common Stock in exchange for aggregate gross proceeds to Proxim of at least $20 million (a “Qualified Financing”). For purposes of our opinion, the term “Exchange” does not include the issuance of the Notes or any Qualified Financing.

      You have asked us to render our opinion as to whether the Exchange is fair, from a financial point of view, to the existing holders of the Common Stock (other than the Purchasers and their respective affiliates).

      In the course of performing our review and analyses for rending this opinion, we have:

•	reviewed drafts dated July 26, 2004 of the Agreement, the Notes and the forms of the certificates of designations, preferences and rights of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock;

•	reviewed Proxim’s Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2002 and 2003, its Quarterly Reports on Form 10-Q for the period ended March 31, 2004, its preliminary results for the quarter ended June 30, 2004 and its Reports on Form 8-K for the two years ended the date hereof;

•	reviewed certain operating and financial information relating to Proxim’s business and prospects, including projections for the five years ended December 31, 2008 (the “Projections”) all as prepared and provided to us by Proxim’s senior management;

ATLANTA - BEIJING - BOSTON - CHICAGO - DALLAS - DENVER - DUBLIN - HERZLIYA - HONG KONG - LONDON - LOS ANGELES
LUGANO - MILAN - NEW YORK - SAN FRANCISCO - SAN JUAN - SÃO PAULO - SHANGHAI - SINGAPORE - TOKYO

Special Committee of the Board of Directors of Proxim Corporation
July 26, 2004

•	reviewed the forecasted monthly free cash flow generation of Proxim as reflected in Proxim’s monthly 2004 cash flow forecast, and Proxim’s potential needs for external capital in order to conduct its business (the “Monthly Cash Flow Statements”), all as prepared and provided to us by Proxim’s senior management;

•	met with certain members of Proxim’s senior management to discuss Proxim’s business, operations, historical and projected financial results, capital needs and potential sources of liquidity; and future prospects;

•	reviewed a liquidation analysis of Proxim as of June 30, 2004, as prepared and provided to us by Proxim’s senior management (the “Liquidation Analysis”);

•	reviewed the historical prices, trading multiples and trading volumes of the shares of Common Stock;

•	reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Proxim;

•	reviewed the terms of recent transactions which we deemed comparable in certain respects to Proxim and to the Exchange;

•	reviewed the pro forma impact of the Exchange and the Qualified Financing; and

•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

      We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to us by Proxim, including, without limitation, the Projections, the Monthly Cash Flow Statements and the Liquidation Analysis. With respect to Proxim’s projected financial results that could be achieved upon consummation of the Exchange and the Qualified Financing, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Proxim as to the expected future performance of Proxim. With respect to the Liquidation Analysis, we have relied upon representations that it has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Proxim as to the expected recoveries of the various creditors and equity holders of Proxim upon a bankruptcy proceeding under the U.S. bankruptcy laws. In this regard, you have advised us that, absent the Exchange, Proxim will have no alternative other than to seek protection under the U.S. bankruptcy laws, and that upon a liquidation of Proxim, the holders of Common Stock would not expect to receive any recovery. We have not assumed any responsibility for the independent verification of any such information or of the Projections or the Monthly Cash Flow Statements provided to us, and we have further relied upon the assurances of the senior management of Proxim that they are unaware of any facts that would make the information, including the Projections, the Monthly Cash Flow Statements and Liquidation Analysis provided to us, incomplete or misleading.

      In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Proxim, nor have we been furnished with any such appraisals. During the course of our engagement, we were not asked by the Special Committee of the Board of Directors to solicit indications of interest from any third parties regarding any transaction with Proxim. We have assumed that the Exchange will be consummated in a timely manner and in accordance with the terms of the documents, we reviewed without any limitations, restrictions, conditions, amendments or modifications, regulatory to otherwise, that collectively would have a material effect on Proxim.

      We do not express any opinion as to the price or range of prices at which the shares of Common Stock may trade subsequent to the announcement or consummation of the Exchange. We further express no opinion as to whether Proxim will be able to consummate a Qualified Financing on terms it deems acceptable or as to the terms of the Notes.

Special Committee of the Board of Directors of Proxim Corporation
July 26, 2004

      We have acted as a financial advisor to Proxim in connection with the Exchange and will receive a customary fee for such services. We have also been engaged to assist Proxim in its future financing activities for which we will receive customary fees. We have also provided and may in the future provide services to the Purchasers and their respective affiliates. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Proxim and certain affiliates of the Purchasers for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt. In addition, Bear Stearns owns less than a 1% limited partnership interest in Warburg Pincus Private Equity VIII, L.P.

      It is understood that this letter is intended for the benefit and use of the Special Committee of the Board of Directors of Proxim and does not constitute a recommendation to the Special Committee of the Board of Directors of Proxim or any holders of Common Stock, Series A Preferred Stock or Series B Preferred Stock as to how to vote in connection with the Exchange or any matters related to the Exchange. This opinion does not address Proxim’s underlying business decision to pursue the Exchange, the relative merits of the Exchange as compared to any alternative business or financial strategies that might exist for Proxim or the effects of any other transaction in which Proxim might engage. This letter is not to be used for any purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement to be distributed to the holders of Common Stock in connection with the Exchange. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

      Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange is fair, from a financial point of view, to the existing holders of the Common Stock (other than the Purchasers and their respective affiliates).

Very truly yours,

BEAR, STEARNS & CO. INC.

By:

Edward M. Rimland
Senior Managing Director

APPENDIX C

CERTIFICATE OF AMENDMENT

OF THE RESTATED CERTIFICATE OF INCORPORATION
OF PROXIM CORPORATION

Richard J. Tallman hereby certifies that:

      1. He is the duly elected and acting Secretary of Proxim Corporation, a corporation organized and existing under the laws of the state of Delaware (the “Corporation”).

      2. The Certificate of Incorporation of the Company initially was filed with the Secretary of State of the State of Delaware on June 4, 1996 and has been amended from time to time. The last amendment to the Corporation’s Amended and Restated Certificate of Incorporation was made pursuant to a Certificate of Amendment filed with the Secretary of State of the State of Delaware on June 30, 2003.

      3. Pursuant to Section 242 of the General Corporation Law of the State of Delaware, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation amends the provisions of the Amended and Restated Certificate of Incorporation.

      4. The terms and provisions of this Certificate of Amendment of the Amended and Restated Certificate of Incorporation (i) have been approved by the Board of Directors of the Corporation in a resolution setting forth and declaring advisable the amendment contained herein and (ii) have been duly approved by the required number of shares of outstanding stock of the Corporation, in each case pursuant to and in accordance with Section 242 of the Delaware General Corporation Law.

      5. Section A of Article IV of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“Capital Stock. (A) (1) The total number of shares of stock that the Corporation shall have authority to issue is 425,000,000 of which (1) 390,000,000 shall be shares of common stock designated as Class A Common Stock, par value $.01 per share (“Class A Common Stock”), (2) 10,000,000 shall be shares of common stock designated as Class B Common Stock, par value $.01 per share (“Class B Common Stock,” and together with the Class A Common Stock, the “Common Stock”), and (3) 25,000,000 shall be shares of preferred stock, par value $.01 per share (the “Preferred Stock”). The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon, irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any class or classes of stock voting separately as a class shall be required therefore except as required by the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Proxim Corporation.

(2) Effective 12:01 a.m. on [ ], 2004 (the “Effective Time”), each one (1) share of Class A Common Stock and Class B Common Stock of the Corporation issued and outstanding shall be combined into one tenth (1/10th) of one (1) share of fully paid and nonassessable Class A Common Stock or Class B Common Stock of the Corporation, as appropriate, subject to the treatment of fractional shares interests described below. Following the effectiveness of this amendment, the Corporation will evidence the reverse stock split effected by this Section 2 such pursuant to procedures adopted by the Corporation.

(3) No fractional shares of Common Stock of the Corporation shall be issued. No stockholder of the Corporation shall transfer any fractional shares of Common Stock of the Corporation. The Corporation shall not recognize on its stock record books any purported transfer of any fractional share of Common Stock of the Corporation.

C-1

(4) A holder of common stock at the Effective Time who would otherwise be entitled to a fraction of a share shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction of a share to which the stockholder would otherwise be entitled multiplied by the average of the closing prices of the Class A Common Stock, as reported in The Wall Street Journal, on the ten (10) trading days preceding the date that is five (5) trading days before the Effective Time (as adjusted for the reverse stock split effected by Section (2)) (or if such prices are not available, the average of the last bid and asked prices of the Class A Common Stock on such days (as adjusted for the reverse stock split effected by Section 2) or other price determined by the Board of Directors).”

      IN WITNESS WHEREOF, this Certificate of Amendment of the Restated Certificate of Incorporation, which amends certain provisions of the Restated Certificate of Incorporation of the Corporation, having been duly adopted in accordance with Section 242 of the Delaware General Corporation Law, has been duly executed by its Secretary, this [                    ] day of [          ] 2004.

Richard J. Tallman,
Secretary

C-2

APPENDIX D

PROXIM CORPORATION

CHARTER OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

Purposes:

      The purposes of the Audit Committee of the Board of Directors (the “Board”) of Proxim Corporation (the “Company”) shall be to:

•	Oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company;

•	Appoint independent auditors to audit the Company’s financial statements;

•	Oversee and monitor (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, (iii) the independent auditor’s qualifications, independence and performance, and (iv) the Company’s internal accounting and financial controls;

•	Prepare the report that the rules of the Securities and Exchange Commission (the “SEC”) require be included in the Company’s annual proxy statement;

•	Provide the Company’s Board with the results of its monitoring and recommendations derived therefrom; and

•	Provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board.

      In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board may from time to time prescribe.

Membership:

      The Audit Committee members will be appointed by, and will serve at the discretion of, the Board. The Audit Committee will consist of at least three members of the Board. Members of the Audit Committee must meet the following criteria (as well as any other criteria required by the SEC):

•	Each member will be an independent director, as defined in (i) the NASDAQ Stock Market, Inc. Marketplace Rules (the “Nasdaq Rules”) and (ii) the rules and regulations of the SEC; provided, that, one non-independent, non-employee director may serve on the Audit Committee if (i) the Board has made the required determination under Nasdaq Rule 4350(d) and (ii) such Nasdaq rule is in effect or has not otherwise been superseded;

•	Each member will be able to read and understand fundamental financial statements, in accordance with the Nasdaq Rules;

•	At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a principal financial officer or other senior officer with financial oversight responsibilities; and

•	At least one member will qualify as a financial expert, as defined in SEC rules and regulations.

      The Board shall annually appoint the members of the Audit Committee and (if any) the Chair of the Audit Committee, immediately following the Company’s annual meeting of stockholders.

Responsibilities:

      The responsibilities of the Audit Committee shall include the following:

Relationship with Independent Auditors and Related Matters:

•	Appointing, compensating and overseeing the work of the independent auditors (including resolving disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services or related work;

•	Pre-approving audit and permissible non-audit services provided to the Company by the independent auditors and other public accounting firms (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible); in this regard, the Audit Committee shall have the sole authority to approve the hiring and firing of the independent auditors, all audit engagement fees and terms and all non-audit engagements, as may be permissible, with the independent auditors;

•	Reviewing and providing guidance with respect to the external audit and the Company’s relationship with its independent auditors by (i) reviewing the independent auditors’ proposed audit scope, approach and independence; (ii) obtaining on a periodic basis a formal written statement from the independent auditors regarding relationships and services with the Company which may impact independence and presenting this statement to the Board; (iii) actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and recommending that the Board take appropriate action to satisfy itself with regard to the auditors’ independence; (iv) reviewing the independent auditors’ peer review; (v) discussing with the Company’s independent auditors the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management and any other matters described in Statement of Accounting Standards (“SAS”) No. 61, as may be modified or supplemented; and (vi) reviewing reports submitted to the Audit Committee by the independent auditors in accordance with the applicable SEC requirements;

•	Reviewing the performance of the Company’s independent auditors and determining whether it is appropriate to adopt a voluntary policy of rotating independent auditors on a periodic basis (and, if and when required by the Securities and Exchange Commission, adopting a policy for the mandatory rotation of independent auditors);

•	Reviewing the experience and qualifications of the senior members of the independent auditors’ team and the quality control procedures of the independent auditors; and

•	Recommending to the Board guidelines for the Company’s hiring of employees of the independent auditors who were engaged on the Company’s account.

Review of Financial Statements, Accounting Policies, Disclosure and Related Matters

•	Reviewing with management and the Company’s independent auditors the accounting policies (and changes therein) of the Company, including any financial reporting issues which could have a material impact on the Company’s financial statements, as are deemed appropriate for review by the Audit Committee prior to any interim or year-end filings with the SEC or other regulatory body;

•	Reviewing and discussing with management and the independent auditors the annual audited financial statements and quarterly unaudited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to filing the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, respectively, with the SEC;

•	Directing the Company’s independent auditors to review before filing with the SEC the Company’s interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

•	Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors and management’s responses to such suggestions;

•	Reviewing before release the unaudited quarterly operating results in the Company’s quarterly earnings release;

•	Overseeing compliance with the requirements of the SEC for disclosure of auditor’s services and Audit Committee members, member qualifications and activities;

•	Providing a report in the Company’s proxy statement in accordance with the rules and regulations of the SEC;

•	Reviewing before release the disclosure regarding the Company’s system of accounting and internal controls required under SEC rules to be contained in the Company’s periodic filings and the attestations or reports by the independent auditors relating to such disclosure;

•	Receiving periodic reports from the Company’s independent auditors and management of the Company to review the selection, application and disclosure of the Company’s significant accounting policies and to assess the impact of other financial reporting developments that may have a bearing on the Company;

•	Reviewing with management and the independent auditors the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements;

•	Reviewing with management and the independent auditors any correspondence with regulators or governmental agencies and any employee complaints or published reports that raise material issues regarding the Company’s financial statements or accounting policies;

•	Reviewing the findings of any examination by regulatory agencies regarding the Company’s financial statements or accounting policies; and

•	Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company’s financial statements.

Oversight of Controls and Procedures and Related Matters:

•	Reviewing on a continuing basis the adequacy of the Company’s system of internal controls, including meeting periodically with the Company’s management and the independent auditors to review the adequacy of such controls and to review before release the disclosure regarding such system of internal controls required under SEC rules to be contained in the Company’s periodic filings and the attestations or reports by the independent auditors relating to such disclosure;

•	Reviewing on a continuing basis the activities, organizational structure and qualifications of the Company’s internal audit/financial control function;

•	Reviewing the Company’s policies relating to the avoidance of conflicts of interest and reviewing past or proposed transactions between the Company, members of the Board and management as well as internal control policies and procedures with respect to officers’ use of expense accounts and perquisites, including the use of corporate assets. The Audit Committee shall consider the results of any review of these policies and procedures by the Company’s independent auditors;

•	Providing oversight and review at least annually of the Company’s risk management policies, including its investment policies and performance for cash and short-term investments;

•	Overseeing and reviewing the Company’s policies regarding information technology and management information systems;

•	If necessary, instituting special investigations relating to financial statements or accounting policies with full access to all books, records, facilities and personnel of the Company;

•	As appropriate, obtaining advice and assistance from outside legal, accounting or other advisors, and retaining such persons to provide such services; and

•	Reviewing and approving in advance any proposed related party transactions.

Reporting to Board, General Compliance and Related Matters:

•	Reporting at least quarterly to the Board regarding its review of any issues that arise with respect to the performance and independence of the Company’s independent auditors, the quality or integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements and any other matters that the Audit Committee deems appropriate or is requested to be included by the Board;

•	Meeting at least quarterly with the chief financial officer, the senior internal audit/financial control executive and the independent auditor in separate executive sessions;

•	Establishing and maintaining free and open means of communication between the Audit Committee, the Company’s independent auditors, the Company’s internal audit/financial control department and management with respect to auditing and financial control matters, including providing such parties with appropriate opportunities to meet privately with the Audit Committee;

•	Establishing procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	Reviewing its own charter, structure, processes and membership requirements at least annually and recommending any proposed changes to the Board for approval;

•	Evaluating its own performance at least annually and reporting to the Board on such evaluation; and

•	Providing for appropriate funding, as determined by the Audit Committee, for payment of compensation (i) to the independent auditors for the purpose of rendering or issuing an audit report or performing other audit, review or attest services and (ii) to any legal, accounting or other advisors employed by the Audit Committee.

      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with GAAP and applicable rules and regulations.

Meetings:

      The Audit Committee will meet as often as it determines, but not less frequently than once quarterly. The Audit Committee, in its discretion, will ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at such times as are appropriate to review the financial affairs of the Company. The Audit Committee will meet periodically in separate executive session with the independent auditors as well as any internal auditors/financial controllers of the Company, at such times as it deems appropriate, but not less frequently than once quarterly, to fulfill the responsibilities of the Audit Committee under this charter.

Minutes:

      The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

Reports:

      In addition to preparing the report in the Company’s proxy statement in accordance with the rules and regulations of the SEC, the Audit Committee will summarize its examinations and recommendations to the Board as may be appropriate, consistent with the Audit Committee’s charter.

Compensation:

      Members of the Audit Committee shall receive such fees for their service as Audit Committee members as may be determined by the Board in its sole discretion. Such fees may include retainers or per meeting fees. Fees may be paid in such form of consideration as is determined by the Board.

      Members of the Audit Committee may not receive any compensation from the Company except the fees that they receive for service as members of the Board or any committee thereof.

Delegation of Authority:

      The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decision is presented to the full Audit Committee at its scheduled meetings.

APPENDIX E

FINANCIAL STATEMENTS AND

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2003, AS FILED IN PROXIM CORPORATION’S
ANNUAL REPORT ON FORM 10-K ON MARCH 15, 2004

Management’s Discussion and Analysis of Financial Condition and Results of Operations

      The following discussion should be read together with our financial statements and the related notes contained elsewhere in this Annual Report on Form 10-K.

Overview

      The following is a summary of the discussion of our financial condition and results of operations and is qualified in its entirety by the fuller discussion contained in this Item 7. This summary should be read in conjunction with Part I, Item 1, “Business” and is qualified in its entirety by the risk factors set forth in this Item 7 as described below under “Risk Factors.”

      Proxim Corporation was formed in March 2002 as a result of the merger between Western Multiplex Corporation and Proxim, Inc. In August 2002, we acquired Agere Systems’ 802.11 wireless local area networking (WLAN) equipment business, including its market-leading ORiNOCO 802.11b product line. In accordance with accounting principles generally accepted in the United States of America, the results of operations for the periods presented include the results of the merged or acquired businesses beginning on the respective dates of completion of the business combinations. Prior to March 2002, we operated as Western Multiplex Corporation, a designer and manufacturer of broadband wireless systems.

      Proxim Corporation is a leader in wireless networking equipment for Wi-Fi and broadband wireless networks. We provide wireless solutions for the mobile enterprise, security and surveillance, last mile access, voice and data backhaul, public hot spots, and metropolitan area networks. We serve these markets by selling our systems to service providers, businesses and other enterprises, directly through our sales force and indirectly through distributors, value-added resellers, products integrators and original equipment manufacturers.

      We generate revenue primarily from the sale of our Lynx and Tsunami systems for our WWAN product line, and the sale of 802.11 standards based products, acquired in the Proxim, Inc. acquisition, and 802.11 products acquired from Agere, for our WLAN product line. We introduced the Tsunami products during the fourth quarter of 1999. While our Tsunami products and Lynx products have similar pricing for comparable models, our Lynx product line contributes the largest part of our revenue. We began selling our Tsunami point-to-multipoint systems in 2001. We also generate a small percentage of our revenue from the sale of services and parts and rentals of our systems. We sell worldwide to service providers, businesses and other enterprises directly through our sales force and indirectly through distributors, value-added resellers and system integrators. Shipments to certain distributors are made under terms allowing certain rights of return, protection against subsequent price declines on our products held by our distributors and co-op marketing programs.

Restructuring

      We started 2003 with $16.5 million in cash and cash equivalents, down $14.5 million from $31.1 million at the beginning of 2002. The effects of an ongoing operating loss and restructuring charges, left us with cash and cash equivalents of $4.5 million at the end of the second quarter of 2003. To address the lack of sufficient working capital and the ongoing negative cash flow, we focused on raising additional financing and restructuring the operations of the business.

      Financing. In a two-part transaction, we raised an additional $40 million in 2003. As discussed in Part I, Item 1, “Business” in greater detail, Warburg Pincus Private Equity VIII, L.P. and Broadview Capital

Partners L.P. and affiliates signed a securities purchase agreement in July, 2003, later amended in October, 2003, pursuant to which we received $30 million in exchange for issuing demand notes bearing interest at 25% per annum and exchangeable for shares of Series B preferred stock. In December 2003, after stockholder approval of our transactions with the investors, as described in Part 1, Item 4, “Submission of Matters to a Vote of Security Holders,” we exercised our right to draw an additional $10 million from the investors in exchange for additional notes, senior to but otherwise having the same terms as the October notes.

      Operational Changes. In May 2003, we hired a new President and Chief Executive Officer, Frank Plastina. Shortly thereafter, we commenced a consolidation of our wireless WAN and wireless LAN divisions and their underlying separate sales, engineering and operating departments with the goal of improving efficiency, reducing headcount and lowering operating costs.

Product Developments

      Proxim, Inc. and Western Multiplex merged with the vision of forming a company that has the ability to provide wireless connectivity in any configuration regardless of whether the radios were providing access indoors or outdoors, and regardless of whether or not they were performing a bridging or routing function. This seamless WWAN/WLAN capability is the backbone of our convergence strategy today. We subsequently acquired the ORiNOCO business from Agere Systems to enhance our position in the Enterprise Wireless LAN space.

      The resulting company had eight research and development centers and a multitude of product platforms and product variants. In order to realize the benefits of this strategy of converging WLAN/WWAN, in early 2003, we focused on streamlining the product development and manufacturing operations. In this respect, we consolidated all product development activity in two locations; Sunnyvale, California and Bangalore, India. Manufacturing operations were consolidated in Sunnyvale, California and the number of contract manufacturers was substantially reduced.

      During the remainder of 2003, we completed the rationalization of the combined portfolio of Western Multiplex, ORiNOCO and Proxim. Central to that effort was the elimination of redundancy between the original ORiNOCO and Proxim product lines. Former Proxim products such as Harmony, Skyline, and Symphony were discontinued, although much of the underlying technology and networking principles were carried forward and embodied in our new advanced products including the ORiNOCO Wireless Switching System. In parallel, we developed new platforms on which to standardize the product development efforts. These platforms will allow us to release enhanced versions of our currently existing product portfolio in 2004 and are providing improved product costs, industry leading functionality, and, in some cases, pioneering new market categories that we believe will enable Proxim to expand our market presence. Our new platforms include the:

•	GX broadband point to point platform on which we will re-launch all of our Lynx and Tsunami wireless bridge products; and

•	A WiFi platform on which our new ORiNOCO enterprise class access point products and Tsunami MP.11 point to multipoint products for wireless internet service providers and campus networking are based upon.

      We have also recently announced the development of the ORiNOCO Wireless Switching Solution. This product is the cornerstone of a strategic relationship with Motorola and Avaya where the three parties are working to create a converged WiFi/Cellular solution.

      We intend to continue to further the WWAN/WLAN converged strategy. Augmenting this basic wireless connectivity strategy we intend to continue to support standards based, interoperable solutions wherever possible and practical. Today, that means producing WiFi compliant solutions for the indoors and in the future that will mean developing WiMAX compliant solutions for the outdoors. We intend to closely watch developments related to available spectrum, unlicensed or licensed, and develop products in those bands that are demanded by our customers and provide us with the most promising returns on R&D investment.

Financial Performance

•	Our total revenue, net for 2003 was $148.5 million, a 2.6% increase over our total revenue, net for 2002, reflecting the first full year of contribution from our acquisition of the ORiNOCO product line of Agere Systems in the third quarter of 2002 and of Proxim in the first quarter of 2002, a one-time patent license fee of $6.0 million resulting from our patent litigation settlement with Intersil, partially offset by a decrease in the WWAN product revenue.

•	In our two key geographies, North America and International, revenue comprised of 59% and 41%, respectively, of total revenue in 2003 and 62% and 38%, respectively, of total revenue, net in 2002. Year over year, North American revenue decreased by 2.1%, and International revenue increased by 10.4%.

•	Net loss attributable to common stockholders in 2003 was $133.7 million versus $244.5 million in 2002. Net loss in 2003 was largely driven by restructuring charges for excess and obsolete inventory of $22.5 million, estimated potential royalties and interest charges of $26.9 million accrued for related to the litigation with Symbol Technologies, restructuring charges of $7.3 million, and associated costs of raising $40 million and issuing convertible notes to our investors. The loss incurred in 2002 was largely driven by an impairment of goodwill and intangible assets of $129.1 million recorded due to a significant decline in forecasted revenue, restructuring charge for excess and obsolete inventory of $12.7 million, restructuring charges of $43.2 million, and purchased in-process research and development of $16.1 million related to products acquired in acquisitions.

•	Gross profit decreased by $34.7 million or 71.9% from $48.3 million in 2003 and $1.5 million or 3.1% in 2002. Gross profit or gross margin for the year ended December 31, 2003 included royalty charges of $23.9 million or 16.1% of total revenue and restructuring provision for excess and obsolete inventory of $22.5 million or 15.2% of total revenue. Gross profit or gross margin for the year ended December 31, 2002 included restructuring provision for excess and obsolete inventory of $12.7 million or 8.7% of total revenue.

Excluding royalty charges and the restructuring provision for excess and obsolete inventory, gross profit or gross margin declined by $1.0 million or 1.8% from $61.0 million or 42.2% in 2002 to $60.0 million or 40.4% in 2003, primarily attributable to the increase in WLAN product sales in 2003, as WLAN products generally carry lower gross margins than WWAN product sales.

•	Days sales outstanding, or DSOs, year over year improved from 77 days in 2002 to 36 days in 2003, contributing in large part to the decrease in accounts receivable from $30.5 million at December 31, 2002 to $14.0 million at December 31, 2003. Management’s focus on improved collections primarily in the second half of 2003 resulted in DSO improvements. Quarterly DSOs in 2003 were 77, 71, 45 and 33 days in the first, second, third and fourth quarters, respectively.

•	Inventory decreased from $36.8 million in 2002 to $19.9 million in 2003. Days of inventory improved from 156 days to 77 days from the fourth quarter of 2002 to the fourth quarter of 2003, primarily attributable to our efforts to improve supply chain management and forecasting.

•	Combined research and development and selling, general and administrative expenses (“Operating Costs”) improved from $78.7 million in 2002 to $73.7 million, primarily attributable to our restructuring activities and cost reduction efforts. These operational activities have shown tangible financial results throughout the year as Operating Costs have declined each quarter. Operating Costs were $20.0 million, $18.7 million, $18.1 million, and $16.9 million for the first, second, third, and fourth quarters, respectively.

Critical Accounting Policies, Judgments and Estimates

      Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to customer programs and incentives, product returns, bad debts, inventories, equity investments, goodwill, intangible assets, income taxes, financing operations, warranty obligations, excess component order cancellation costs, restructuring, long-term service contracts, pensions and other post-retirement benefits, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

      We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

      Product revenue is generally recognized upon shipment when persuasive evidence of an arrangement exists, the price is fixed or determinable, and collectibility is reasonably assured. A provision for estimated future sales return and warranty costs is recorded at the time revenue is recognized. Proxim has no obligation to provide any modification or customization upgrades, enhancements or other post-sale customer support. Proxim grants certain distributors limited rights of return and price protection on unsold products. Product revenue on shipments to distributors, which have rights of return and price protection, is deferred until shipment to end customers by the distributors.

      Effective June 29, 2002, we began to recognize sales of our WWAN products to distributors with rights of return upon shipment by the distributors to the end user customer. Prior to June 29, 2002, we recognized revenue for sales of WWAN products to distributors with rights of return upon shipment to the distributor and provided reserves for the estimated amount of product returns at the time the revenue was recognized. The combination of the changes resulting from the then proposed acquisition of the Agere Systems 802.11 WLAN business and the adoption of one uniform method was consistent with our plans to sell bundled and integrated WLAN and WWAN products. This change in accounting methodology was treated as a change in estimate, and was made on a prospective basis starting in the third quarter of 2002. Deferred gross profit on these distributors sales at December 31, 2003 was $3.9 million. In addition to the deferral of product revenue identified below, we reported accounts receivable net of deferred revenue and carried the value of the related products as consigned inventory. As of December 31, 2003, accounts receivable was reduced by $16.5 million to $14.0 million and we recorded inventory consigned to customers of $6.7 million which increased total inventory to $19.9 million.

      Revenue from services, such as pre-installation diagnostic testing and product repair services, is recognized over the period for which the services are performed, which is typically less than one month. Revenue from enhanced service contracts is recognized over the contract period, which ranges from one to three years.

Allowance for Doubtful Accounts, Returns and Discounts

      We record estimated reductions to revenue for sales return, customer programs and incentive offerings including special pricing agreements, price protection and promotions. If market conditions were to decline, we may take actions to increase customer incentive offerings, possibly resulting in an incremental reduction of revenue at the time the incentive is offered.

      We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Warranty Provision

      We provide for the estimated cost of product warranties at the time revenue is recognized. While we engage in extensive product quality programs and processes, including actively monitoring and evaluating the quality of our component suppliers, our warranty obligation is affected by product failure rates and material usage and service delivery costs incurred in correcting a product failure. Should actual product failure rates, material usage or service delivery costs differ from our estimates, revisions to the estimated warranty liability would be required.

Valuation of Inventories

      We write down our inventory for estimated excess and obsolete or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs, including adverse purchase order commitments to our vendors, may be required.

Valuation of Investment

      We hold an investment in a company having operations and technology within our strategic focus. We record an investment impairment charge when we believe an investment has experienced a decline in value that is other than temporary. Future adverse changes in market conditions or poor operating results of underlying investments could result in losses or an inability to recover the carrying value of the investments that may not be reflected in an investment’s current carrying value, thereby possibly requiring an impairment charge in the future.

Valuation of Deferred Tax Assets

      We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of our recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should we determine that we would not be able to realize all or part of our net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made.

Restructuring Costs and Impairment of Goodwill and Intangible Assets

      In response to changes in industry and market conditions, we may be required to strategically realign our resources and consider restructuring, disposing of, or otherwise, exiting businesses. Any decision to limit investment in or to dispose of or otherwise exit businesses may result in the recording of special charges, such as inventory and technology related write-offs and workforce reduction costs, charges relating to consolidation of excess facilities, or claims from third parties who were resellers or users of discontinued products. Estimates relating to the liabilities for excess facilities are affected by changes in real estate market conditions. Estimates with respect to the useful life or ultimate recoverability of our carrying basis of assets, including purchased intangible assets, could change as a result of such assessments and decisions. Additionally, we are required to perform goodwill impairment tests on an annual basis and between annual tests in certain circumstances. There can be no assurance that future goodwill impairment tests will not result in a charge to earnings.

Patent Litigation and Infringement Costs

      We have been involved in litigation in the normal course of business. The results of any litigation matter are inherently uncertain. In the event of any adverse decision in litigation with third parties that was pending as of December 31, 2003 and those that could arise in the future with respect to patents, other intellectual property rights relevant to our products and defective products, we could be required to pay damages and other expenses, to cease the manufacture, use and sale of infringing products, to expand significant resources to develop non-infringing technology, or to obtain licenses to the infringing technology. These charges may occur in any particular quarter resulting in variability in our operating results.

Results of Operations

      The following table provides statements of operations data as a percentage of revenue for the periods presented:

	Year Ended December 31,

	2003	2002	2001

Total revenue, net	100.0%	100.0%	100.0%
Cost of revenue	59.6	57.9	52.9
Royalty charges	16.1	—	—
Restructuring provision for excess and obsolete inventory	15.2	8.7	—

Gross margin	9.1	33.4	47.1
Operating expenses:
Research and development	16.3	20.2	18.1
Selling, general and administrative	33.3	34.2	36.5
Legal expense for certain litigation	4.6	—	—
Amortization of goodwill and other intangible assets	14.5	8.6	5.1
Amortization of deferred stock compensation	—	0.6	4.9
Impairment of goodwill and intangible assets	—	89.3	4.1
Impairment of loan to officer	—	3.1	—
Bad debt expense	1.6	—	—
Restructuring charges (benefit)	4.9	29.8	1.7
In-process research and development	—	11.1	6.1

Total operating expenses	75.2	196.9	76.5

Loss from operations	(66.1)	(163.5)	(29.4)
Interest and other expense, net	(4.8)	(0.1)	1.3
Loss on early extinguishment of debt	(15.0)	—	—

Loss before income taxes	(85.9)	(163.6)	(28.1)
Income tax provision	—	2.2	(3.9)

Net loss	(85.9)	(165.8)	(24.2)
Deemed Series A preferred stock dividend	—	(1.9)	—
Accretion of Series A preferred stock obligations	(4.2)	(1.3)	—

Net loss attributable to common stockholders	(90.1)%	(169.0)%	(24.2)%

Comparison of Years Ended December 31, 2002 and 2003

      Total revenue, net.

      Effective June 29, 2002, we began to recognize sales of our WWAN products to distributors with rights of return upon shipment by the distributors to the end user customer. Prior to June 29, 2002, we recognized revenue for sales of WWAN products to distributors with rights of return upon shipment to the distributor and provided reserves for the estimated amount of product returns. The combination of the changes resulting from the acquisition of the Agere Systems 802.11 WLAN business and the adoption of one uniform method is consistent with our plans to sell bundled and integrated WLAN and WWAN products. This change in accounting methodology was treated as a change in estimate, and was made on a prospective basis starting in the third quarter of 2002. Revenue from services, such as pre-installation diagnostic testing and product repair services, is recognized over the period for which the services are performed, which is typically less than one month. Revenue from product rentals is recognized over the period of the rental.

      Revenue consists of product revenues, reduced by estimated sales returns and allowances for price protection. Provisions for estimated sales returns and allowances, which are based on historical trends, contractual terms and other available information, are recorded at the time revenue is recognized.

      We classify our products into two product lines: Wireless Wide Area Network, or WWAN, product line, and; Wireless Local Area Network, or WLAN, product line. The WWAN product line includes point-to-point Lynx and Tsunami products and point-to-multipoint Tsunami products. The WLAN product line includes 802.11a and ORiNOCO products. Prior to the March 26, 2002 merger with Proxim, Inc., we did not have a WLAN product line. Historical WLAN revenue prior to March 26, 2002 of the former Proxim, Inc. and prior to August 5, 2002 for the ORiNOCO products acquired from Agere are not reported in the table below. Revenue information by product line is as follows (in thousands):

	Year Ended December 31,

Product Line	2003	2002

WWAN product revenue	$74,658	$83,799
WLAN product revenue	67,808	60,861
WLAN license revenue	6,000	—

Total revenue	$148,466	$144,660

      One distributor, Tech Data Corporation, accounted for 13.9% of total revenue during the year ended December 31, 2003. Another distributor, Comstor, accounted for 23.0% of total revenue during the year ended December 31, 2002.

      Total revenue increased 2.6% from $144.7 million in 2002 to $148.5 million in 2003. Total revenue included product revenue and a one-time patent license fee of $6.0 million recorded in the first quarter of 2003, resulting from the patent litigation settlement with Intersil, as described in Note 20 to the consolidated financial statements. In addition to the license revenue of $6.0 million in 2003, total revenue increased primarily due to the increase in WLAN product revenue attributable in part to the acquisition of the ORiNOCO product line of Agere Systems on August 5, 2002, resulting in the contribution of that product line revenue for the full year in 2003 compared to five months in 2002, and in part to the overall growth in Wi-Fi spending in 2003. The increase in WLAN product revenue was partially offset by a decrease in WWAN product revenue primarily attributable to the continued weakness in telecom spending in 2003.

      Cost of revenue. Cost of revenue consists primarily of outsourced manufacturing costs, component costs, labor and overhead costs, costs of acquiring finished parts from original equipment manufacturers and original design manufacturers, customer service and warranty costs. We currently outsource the majority of our manufacturing and supply chain management to a limited number of independent contract manufacturers, who obtain components for our products from suppliers. Accordingly, a significant portion of our cost of revenue consists of payments to these contract manufacturers and component suppliers. The remainder of our cost of revenue is related to our in-house manufacturing operations, which consist primarily of quality control, final assembly, testing and product integration. We expect to realize lower per unit product costs as we continue to outsource more of our in-house manufacturing as well as have our products produced at lower cost off-shore locations. However, we cannot assure you when or if cost reductions will occur. The failure to achieve these cost reductions could materially adversely affect our gross margins and operating results.

      Cost of revenue increased 5.7% from $83.7 million in 2002 to $88.5 million in 2003. As a percentage of revenue, cost of revenue increased from 57.8% in 2002 to 59.6% in 2003. The increase in cost of revenue as a percentage of revenue was primarily attributable to the increase in WLAN product sales in 2003, as WLAN products generally carry lower gross margins as a percentage of revenue than WWAN products.

      Royalty Charges. On September 15, 2003, we announced that a jury had rendered a verdict in the first phase of the patent infringement suit with Symbol. On Symbol’s claims of patent infringement, the jury found that certain of our products infringe two of Symbol’s patents and assessed a 6% royalty on the revenue of relevant products. While the actual amount of past royalties due has not been finally determined, we recorded an accrual for estimated potential royalty charges of $22.9 million and $2.9 million for interest during the third quarter of 2003 and an accrual for estimated potential royalty charges of $1.0 million and $87,000 for interest during the fourth quarter of 2003. See Note 20 to the consolidated financial statements for further description of the Symbol litigation.

      Restructuring Provision for Excess and Obsolete Inventory. During the year ended December 31, 2003, we recorded a $22.5 million provision for excess and obsolete inventory as part of our restructuring activities. To mitigate the component supply constraints that have existed in the past, we had built inventory levels for certain components with long lead times and entered into longer-term commitments for certain components. The excess inventory charges were due to the following factors:

•	A sudden and significant decrease in demand for certain Lynx and Tsunami license-exempt point-to-point, 802.11a and Harmony products;

•	Notification from customers that they would not be ordering as much as they had previously indicated;

•	Continued decline in the demand for fixed wireless solutions due to the worldwide slowdown in the telecom industry;

•	Continued increase in competition for wireless networking products, particularly related to home networking and enterprise LANs; and

•	Management’s strategy to discontinue products, and in certain cases replace those products with newer or redesigned products.

      Due to these factors, inventory levels exceeded our requirements based on current 12-month sales forecasts. The additional excess and obsolete inventory charge was calculated based on the inventory levels in excess of the estimated 12-month demand for each specific product family. We do not currently anticipate that the excess inventory subject to this reserve will be used at a later date based on our current 12-month demand forecast. We use a 12-month demand forecast because the wireless communications industry is characterized by rapid technological changes such that if we have not sold a product after a 12-month period it is unlikely that the product will be sold. The following is a summary of the movements in the reserve for excess and obsolete inventory during the year ended December 31, 2003 (in thousands):

Balance as of December 31, 2002	$32,845
Additional reserve for excess and obsolete inventory	22,549
Inventory scrapped	(50,322)

Balance as of December 31, 2003	$5,072

      Research and development. Research and development expenses consist primarily of salaries and related personnel expenses, prototype development expenses, consultant fees and allocated overhead related to the design, development, testing and enhancement of our products and underlying technologies. We expense all research and development expenses as incurred.

      Research and development expenses decreased 16.9% from $29.2 million in 2002 to $24.2 million in 2003. As a percentage of revenue, research and development expense decreased from 20.2% in 2002 to 16.3% in 2003. The decrease in research and development expense in total dollars and as a percentage of revenue was primarily due to the reduction in workforce implemented in the second quarter of 2003, resulting in decreased personnel and related expenses in the final three quarters of 2003 compared to those expenses in the same period of 2002. These expense reductions were partially offset by increased personnel costs in the first quarter of 2003 compared to those expenses in the first quarter of 2002, due to employees added as a result of both the Proxim, Inc. merger and the acquisition of the 802.11 WLAN systems business of Agere.

      Selling, general and administrative. Selling, general and administrative expenses consist primarily of salaries, commissions, product marketing, sales support functions, advertising, trade show and other promo-

tional expenses and allocated overhead. Selling, general and administrative expenses remained relatively unchanged from 2002 to 2003. Selling, general and administrative expenses increased from the first half of 2002 to the first half of 2003 primarily due to increases in sales and marketing personnel expenses, due to employees added as a result of both the Proxim, Inc. merger and the acquisition of the 802.11 WLAN systems business of Agere. Comparative increases in expenses in the first half of 2003 were offset by decreased expenses in the second half of 2003 compared to those in the second half of 2002, primarily due to the workforce reduction implemented in the second quarter of 2003.

      Legal expense for certain litigation. During the year ended December 31, 2003, we incurred litigation expense of $6.8 million primarily in connection with our litigation with Symbol Technologies. Please refer to Item 3, Legal Proceedings for a description of this litigation.

      Amortization of goodwill and other intangible assets. Amortization of goodwill and other intangible assets increased from $12.5 million in 2002 to $21.6 million in 2003. Amortization of goodwill and other intangible assets increased primarily due to the intangible assets acquired from both the merger with Proxim, Inc. on March 26, 2002 and the acquisition of the 802.11 WLAN systems business of Agere on August 5, 2002.

      Amortization of deferred stock compensation. For the year ended December 31, 2002, we recorded amortization of deferred stock compensation of $855,000 in connection with deferred stock compensation previously recorded for the sale of stock and issuance of options at prices deemed to be below fair market value. As of December 31, 2002, deferred stock compensation was fully amortized.

      Impairment of goodwill and intangible assets. In December 2002, due to the significant decline in forecasted revenue and the cash flows therefrom, we made a complete assessment of the carrying value of all goodwill and other intangibles assets in accordance with SFAS No. 142. First, we determined the fair value of our equity to be less than the carrying value of goodwill. As such, an impairment charge was applicable in accordance with SFAS No. 142 as of December 31, 2002. Then we quantified the goodwill impairment as the amount by which the carrying amount of the asset exceeded the estimated fair value of the asset. The carrying value of goodwill totaling $138.8 million as of December 31, 2002 exceeded the estimated fair value of $9.7 million and, accordingly, we took a charge for the impairment of goodwill of $129.1 million. In December 2003, we performed our annual impairment test of goodwill and determined that no further impairment charge was required.

      Impairment of loan to officer. Prior to 2002, Proxim, Inc. had guaranteed up to $5 million of obligations of a former officer of the Company, with respect to a margin loan with an investment bank. We assumed the guaranty in the merger with Proxim, Inc. and on October 15, 2002, the investment bank called our guaranty of $5 million. We continue to seek repayment from the former officer under a Reimbursement and Security Agreement. In this regard, in January 2003, the former officer made a cash payment of $0.5 million to us with the proceeds of a second mortgage on his home. We assessed the recoverability of the remaining balance of the loan with respect to the former officer’s current financial position and recorded an impairment charge of $4.5 million in the fourth quarter of 2002. This impairment charge does not constitute forgiveness of the former officer’s indebtedness to us. Future payments by the former officer under the Reimbursement and Security Agreement will be recorded as income in the period cash is received.

      Bad debt expense. During the year ended December 31, 2003, we recorded $2.3 million of bad debt expense in connection with a customer’s accounts receivable deemed to be uncollectible. These uncollectible accounts relate to products we had previously sold to the customer and that were subsequently discontinued.

      Restructuring charges (benefit) for severance and excess facilities. During the year ended December 31, 2003, we recorded restructuring charges of $7.3 million, consisting of $24.8 million of cash provisions and $3.3 million of non-cash provisions for abandoned property and equipment, partially offset by a $20.8 million net reversal of restructuring accruals. The $24.8 million of cash provisions consisted of $12.7 million of operating lease commitments, less estimated future sublease receipts, and exit costs of certain closed facilities, $9.1 million of severance payments for 111 employees, $0.6 million of consulting fees, and $2.4 million of project commitments. The $20.8 million net reversal of restructuring accruals represented the reversal of

$27.8 million of previously recorded lease obligation restructuring reserves, partially offset by the write-down of fair value of an asset held for sale of $6.9 million. We reversed a total of $27.8 million of restructuring reserves, of which $26.8 million related to buying and selling a leased property in Sunnyvale, California during the fourth quarter of 2003. We reversed an additional $1.0 million of previously recorded restructuring reserves related to another building lease in Sunnyvale as a result of a reduction of the lease commitments agreed to with the lessor.

      The following table summarizes the restructuring activities during the years ended December 31, 2002 and 2003 (in thousands):

			Asset Held
	Severance	Facilities	for Sale	Other	Total

Balance as of December 31, 2001	$198	$52	$—	$180	$430
Reclassifications among categories	—	180	—	(180)	—
Balance acquired with Proxim, Inc.	—	1,066	—	—	1,066
Provision charged to operations	7,395	33,080	—	2,702	43,177
Non-cash charges utilized	—	—	—	(2,405)	(2,405)
Cash payments	(7,593)	(3,928)	—	(297)	(11,818)

Balance as of December 31, 2002	—	30,450	—	—	30,450
Provision charged to operations	9,071	12,743	6,925	3,904	32,643
Reversal of previously recorded provision	—	(27,764)	—	—	(27,764)
Non-cash charges utilized	—	—	—	(3,304)	(3,304)
Cash payments	(5,451)	(3,845)	(9,966)	—	(19,262)
Proceeds from sale of asset held for sale, net	—	—	3,041	—	3,041

Balance as of December 31, 2003	$3,620	$11,584	$—	$600	$15,804

      The restructuring reserves are presented on the balance sheet as follows (in thousands):

	December 31,

	2003	2002

Restructuring accruals:
Current	$7,144	$3,871
Long-term	8,660	26,579

Total	$15,804	$30,450

      Purchased in-process research and development. Purchased in-process research and development or IPR&D consists primarily of acquired technology that has not reached technological feasibility and had no alternative future use as of the date of acquisition. See Note 6 to the consolidated financial statements for additional information regarding the IPR&D projects.

      The $16.1 million expensed to purchased in-process research and development in 2002 related to next generation Enterprise Access Points, Radio Backbone Systems, Broadband Gateways and Network Management products acquired in the acquisition of Agere’s 802.11 WLAN systems business, technology for next generation ASICs acquired in the nBand acquisition and 802.11a and HomeRF 2.0 wireless networking products acquired related to the Proxim, Inc. merger.

      No purchased in-process research and development charge was recorded in the year ended December 31, 2003.

      Interest income (expense), net. Interest income (expense), net increased from expense of $85,000 in 2002 to expense of $7.3 million in 2003. The increase in interest expense is mainly attributable to interest charges recorded in connection with the estimated, potential royalty charges in connection with our patent infringement litigation with Symbol, the promissory notes issued in July and December 2003, and the deferred financing costs, together with a decrease in interest income as a result of lower applicable return rates.

      Loss on early extinguishment of debt. As fully described in Note 1 to the consolidated financial statements, upon stockholders’ approval in December 2003, the convertible promissory notes of $30 million were modified as they now include (1) warrants to purchase 24 million shares of common stock; and (2) a right to convert to Series B preferred stock at the option of the investors. We determined under Emerging Issues Task Force 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments,” that the modification was made with substantially different terms and a debt extinguishment is resulted. Accordingly, the December note instrument was recorded at fair value and that amount was used to determine the debt extinguishment loss to be recognized and the effective rate of the new instrument. The warrants were also recorded at fair value (See Note 17 to the consolidated financial statements for details). A loss of debt extinguishment of $22.2 million was recorded in the fourth quarter of 2003.

      Income tax provision (benefit). The income tax provision for 2002 was primarily due to establishing a full valuation allowance to offset deferred tax assets brought forward from December 31, 2001. We were able to carry back certain losses to prior years, and claim income tax refunds totaling $10.4 million, of which $9.6 million has been received through September 26, 2003. The realization of the remaining deferred tax assets will be dependent on us generating taxable income in the future. As a result of the operating losses incurred in recent periods, we have determined that it is more likely than not that these deferred tax assets will not be realized. Accordingly, we have established a full valuation allowance of approximately $11.3 million, of which $1.3 million was recorded in additional paid in capital as the related asset was related to the recapitalization in 1999.

      Deemed Series A preferred stock dividend. In August 2002, in connection with the acquisition of the 802.11 WLAN systems business of Agere Systems, Inc., Warburg Pincus Private Equity VIII, L.P., Broadview Capital Partners L.P. and affiliated entities agreed to collectively invest $75 million in us. These investors received 1,640,000 shares of Series A Mandatorily Redeemable Convertible Preferred Stock (“Series A Preferred Stock”) in the amount of approximately $41 million, with a conversion price of approximately $3.06 per share. Please refer to Note 16 to the consolidated financial statements for a further description of the Series A Preferred Stock. At the time of the conversion in August 2002, a deemed preferred stock dividend representing the beneficial conversion feature of the Series A Preferred Stock of $2.7 million was also recorded to increase the loss attributable to holders of our common stock.

      Accretion of Series A preferred stock redemption obligations. The accretion of Series A preferred stock represents the quarterly adjustments to the carrying value of the Series A preferred stock, on an effective-interest basis, so that the carrying value will equal the redemption amount at the earliest redemption date. The accretion was recorded to increase the net loss attributable to common stockholders. The accretion increased from $1.9 million to $6.3 million from the year ended December 31, 2002 to 2003, primarily because the amount represents four months of accretion in 2002 starting in August 2002 and a full year of accretion in 2003.

     Comparison of Years Ended December 31, 2001 and 2002

      Revenue, net. Revenue information by product line is as follows (in thousands):

	Year Ended December 31,

Product Line	2002	2001

WWAN	$83,799	$105,730
WLAN	60,861	—

Total revenue	$144,660	$105,730

      Three distributors Comstor, Somera Communications, Inc. and Tessco Technologies accounted for 29.4%, 11.4% and 10.5%, respectively, of total revenue for the year ended December 31, 2001. One distributor Comstor accounted for 23.0% of total revenue for the year ended December 31, 2002.

      Revenue increased 36.9% from $105.7 million in 2001 to $144.7 million in 2002. Revenue increased primarily due to the contribution of sales of WLAN products totaling $60.9 million acquired in both the merger with Proxim, Inc. on March 26, 2002 and the acquisition of the 802.11 systems business from Agere on August 5, 2002. This increase was partially offset by a decrease in WWAN product sales. The decrease in WWAN product sales was attributable, in part, to the adoption of a uniform sell-through revenue recognition methodology for products that are sold through distribution channels with rights of return. This accounting methodology change was implemented on a prospective basis effective June 29, 2002, and resulted in the deferral of $14.7 million of revenue from WWAN products shipped to distributors as of December 31, 2002, that were not sold through to end customers.

      Cost of revenue. Cost of revenue increased 49.7% from $55.9 million in 2001 to $83.7 million in 2002. As a percentage of revenue, cost of revenue increased from 52.9% in 2001 to 57.8% in 2002. The increase in cost of revenue was primarily attributable to increased revenue. The increase in cost of revenue as a percentage of revenue was primarily attributable to the contribution of sales from WLAN products acquired in both the merger with Proxim, Inc. and the acquisition of the 802.11 WLAN systems business from Agere Systems. WLAN products generally carry lower gross margins as a percentage of revenue than WWAN products.

      Restructuring provision for excess and obsolete inventory. We recorded a provision for excess and obsolete inventory, including purchase commitments, totaling $12.7 million during 2002 as part of our restructuring charge, of which $7.7 million related to excess and obsolete inventory and $5.0 million related to purchase commitments. To mitigate the component supply constraints that have existed in the past, we built inventory levels for certain components with long lead times and entered into longer-term commitments for certain components. The excess inventory charges were due to the following factors:

•	A sudden and significant decrease in demand for certain Lynx and Tsunami license-exempt point-to-point products;

•	Notification from customers that they would not be ordering as much as they had previously indicated;

•	Management’s strategy to discontinue the Lynx and Tsunami point-to-point licensed products in order to concentrate on the license-exempt products; and

•	Management’s strategy to discontinue certain Lynx and Tsunami license-exempt products in order to concentrate on selling next generation Lynx and Tsunami license-exempt products.

      Due to these factors, inventory levels exceeded our requirements based on current 12-month sales forecasts. The additional excess and obsolete inventory charge was calculated based on the inventory levels in excess of the estimated 12-month demand for each specific product family. We do not currently anticipate that the excess inventory subject to this reserve will be used at a later date based on our current 12-month demand forecast. We use a 12-month demand forecast because the wireless communications industry is characterized by rapid technological changes such that if we have not sold a product after a 12-month period it is unlikely that the product will be sold. The following is a summary of the movements in the reserve for excess and obsolete inventory during 2002:

Balance as of December 31, 2001	$3,021
Additional reserve for excess and obsolete inventory	7,686
Balance acquired with Proxim, Inc.	45,114
Inventory scrapped	(22,976)

Balance as of December 31, 2002	$32,845

      Research and development. Research and development expenses increased 52.6% from $19.1 million in 2001 to $29.2 million in 2002. The increase in research and development expense was primarily attributable to the cost of increased personnel, including employees added as a result of both the Proxim, Inc. merger and the acquisition of the 802.11 WLAN systems business of Agere, prototype spending for the development of new products and enhancements to existing products. As a percentage of revenue, research and development expenses increased from 18.1% in 2001 to 20.2% in 2002 primarily due to increased personnel expenses.

      Selling, general and administrative. Selling, general and administrative expenses increased 28.2% from $38.6 million in 2001 to $49.5 million in 2002. The increase in selling, general and administrative expense was primarily attributable to increases in sales and marketing personnel expenses, including employees added as a result of both the Proxim, Inc. merger and the acquisition of the 802.11 WLAN systems business of Agere, advertising, tradeshow, and public relations expenses. As a percentage of revenue, selling, general and administrative expenses decreased from 36.5% in 2001 to 34.2% in 2002. The percentage decrease was primarily due to increased revenue and efforts to control costs, including the reductions of headcount and discretionary spending.

      Amortization of goodwill and other intangible assets. Amortization of goodwill and other intangible assets increased from $5.4 million in 2001 to $12.5 million in 2002. Amortization of goodwill and other intangible assets increased primarily due to the increased intangible assets from both the merger with Proxim, Inc. on March 26, 2002 and the acquisition of the 802.11 WLAN systems business of Agere offset by the cessation of amortization of goodwill arose from acquisitions completed prior to June 30, 2001 subsequent to the adoption of SFAS No. 142 beginning on January 1, 2002.

      Amortization of deferred stock compensation. Amortization of deferred stock compensation decreased from $5.2 million in 2001 to $0.9 million in 2002. Amortization of deferred stock compensation decreased primarily due to the issuance of stock options at fair value since the completion of our initial public offering in 2000.

      Impairment of goodwill and intangible assets. In December 2002, due to the recent significant decline in forecasted revenue and the cash flows therefrom, we made a complete assessment of the carrying value of all goodwill and other intangibles assets in accordance with SFAS No. 142. First, we determined the fair value of its equity to be less than the carrying value of goodwill. As such, an impairment charge was applicable in accordance with SFAS No. 142 as of December 31, 2002. Then we quantified the goodwill impairment as the amount by which the carrying amount of the asset exceeded the estimated fair value of the asset. The carrying value of goodwill totaling $138.8 million as of December 31, 2002 exceeded the estimated fair value of $9.7 million and, accordingly, we took a charge for the impairment of goodwill of $129.1 million.

      Impairment of loan to officer. Prior to 2002, Proxim, Inc. had guaranteed up to $5 million of obligations of an officer of the Company, with respect to a margin loan with an investment bank. We assumed the guaranty in the merger with Proxim, Inc. and on October 15, 2002, the investment bank called our guaranty of $5 million. We continue to seek repayment from the officer under a Reimbursement and Security Agreement. In this regard, in January 2003, the officer made a cash payment of $0.5 million to us with the proceeds of a second mortgage on his home. We assessed the recoverability of the remaining balance of the loan with respect to the officer’s current financial position and recorded an impairment charge of $4.5 million in the fourth quarter of 2002. This impairment charge does not constitute forgiveness of the officer’s indebtedness to us. Future payments by the officer under the Reimbursement and Security Agreement will be recorded as income in the period cash is received.

      Restructuring charges. During 2002, we recorded $43.2 million of restructuring charges, including $35.4 million, $3.6 million, $2.3 million and $1.9 million in the first, second, third and fourth quarters of 2002, respectively, related to closure of certain facilities, discontinued product lines and severance pay. The charges included $40.8 million of cash provisions, which included severance of $7.4 million for 194 employees, $33.1 million related to excess facilities and for future lease commitments and exit costs related to the closure of four facilities, $0.3 related to consulting fees. The charge also included $2.4 million of non-cash provisions related to fixed assets that will no longer be used at the facilities. During 2001, we recorded $1.8 million of restructuring charges related to the closure of our former Ubiquity operations and employee severance. The charges included $1.6 million of cash provisions, which included severance of $1.4 million for 26 employees and $0.2 million for future lease commitments and exit costs related to the Petaluma office facility. The charge also included $0.2 million of non-cash provisions primarily related to fixed assets and other assets that will no longer be used at the facility.

      The following table summarizes the restructuring activity in 2001 and 2002 (in thousands):

	Severances	Facilities	Other	Total

Balance as of December 31, 2000	$—	$—	$—	$—
Provision charged to operations	1,382	208	226	1,816
Charges utilized	(1,184)	(156)	(46)	(1,386)

Balance as of December 31, 2001	198	52	180	430
Reclassifications among categories	—	180	(180)	—
Balance acquired with Proxim, Inc.	—	1,066	—	1,066
Provision charged to operations	7,395	33,080	2,702	43,177
Charges utilized	(7,593)	(3,928)	(2,702)	(14,223)

Balance as of December 31, 2002	$—	$30,450	$—	$30,450

      In-process research and development. Purchased in-process research and development (“IPR&D”) consist primarily of acquired technology that has not reached technological feasibility and had no alternative future use as of the date of acquisition. See Note 6 to the consolidated financial statements for additional information regarding the IPR&D projects.

      The $16.1 million expensed to purchased in-process research and development in 2002 related to next generation Enterprise Access Points, Radio Backbone Systems, Broadband Gateways and Network Management products acquired in the acquisition of Agere’s 802.11 WLAN systems business, technology for next generation ASICs acquired in the nBand acquisition and 802.11a and HomeRF 2.0 wireless networking products acquired related to the Proxim, Inc. merger.

      The $6.4 million expensed to purchased in-process research and development in 2001 related to the WirelessHome acquisition for point-to-multipoint technology.

      Merger costs. In the fourth quarter of 2000, we incurred $3.2 million of merger costs in connection with the aborted acquisition of Adaptive Broadband Corporation. Adaptive Broadband Corporation reimbursed us $3.0 million of those costs. The additional $0.2 million in 2000 was recorded in operating expenses. The additional $30,000 in the first quarter of 2001 represented additional merger costs recorded in operating expenses.

      Interest income (expense), net. Interest income (expense), net decreased from income of $1.3 million in 2001 to expense of $85,000 in 2002. The increase in interest expense is mainly attributable to interest on the convertible promissory notes issued in August 2002 and decreased interest income due to lower applicable return rates on cash balances.

      Income tax provision (benefit). The income tax provision for 2002 was primarily the result of establishing a full valuation allowance in the first quarter of 2002 to offset deferred tax assets brought forward from December 31, 2001. In assessing our ability to realize deferred income tax assets, we considered whether it is more likely than not that some or all of the deferred tax assets will be realized. As a result of the losses incurred, there is significant uncertainty, as to the realizability of the deferred tax assets. Accordingly, the Company recorded a valuation allowance of approximately $11.3 million against our deferred tax assets in the year ended December 31, 2002. Our income tax provision was ($4.1) million for the year ended December 31, 2001 as compared to an income tax provision of $3.2 million for the year ended December 31, 2002. Our effective tax rates were (13.8%) for the year ended December 31, 2001 and (1.3%) for the year ended December 31, 2002. The effective rates in 2001 and 2002 were higher than federal statutory rate of 35% plus the state tax rate of 6%, net of federal benefits, primarily due to the increase in valuation allowance, expenses related to charges for goodwill impairment, amortization of goodwill and intangible assets, purchased in-process research and development and equity investments that were not deductible for income tax purposes.

Liquidity and Capital Resources

      Cash and cash equivalents increased from $16.5 million at December 31, 2002 to $19.8 million at December 31, 2003. Cash and cash equivalents decreased from $16.6 million at December 31, 2001 to $16.5 million at December 31, 2002.

      Net cash used in operating activities was $29.8 million for the year ended December 31, 2003, primarily attributable to the net loss after the effect of non-cash charges, an increase in inventory and a decrease in accounts payable, partially offset by a decrease in accounts receivable, a decrease in restricted cash and other assets, an increase in other accrued liabilities, and an increase in accrued royalties and interest. Net cash used in operating activities was $27.5 million for the year ended December 31, 2002, primarily due to the net loss after the effect of non-cash charges, an increase in inventory and other assets and a decrease in accrued liabilities, partially offset by a decrease in accounts receivable and an increase in accounts payable. Net cash used in operating activities was $12.0 million for the year ended December 31, 2001, primarily due to the net loss after the effect of non-cash charges, an increase in accounts receivable and inventory and a decrease in account payable and accrued liabilities, partially offset by an increase in other assets.

      Net cash used in investing activities was $8.8 million for the year ended December 31, 2003, attributable to $2.9 million in capital spending and $10.0 million to purchase a building in Sunnyvale, offset by $500,000 of proceeds from the repayment of a loan to a former officer of the Company, $583,0000 in proceeds from the sale of short-term investments, and $3.0 million in proceeds from the sale of the acquired building in Sunnyvale. Net cash used in investing activities was $48.0 million for the year ended December 31, 2002, due to $51.5 million in cash used in the merger with Proxim, Inc., the acquisition of the 802.11 WLAN systems business of Agere and the nBand acquisition and by $3.6 million in capital spending, partially offset by $7.0 million in net proceeds from the sale of investment securities. Net cash used in investing activities was $2.6 million for the year ended December 31, 2001 due to capital spending of $4.8 million and $12.7 million of spending associated with the acquisition of WirelessHome, partially offset by the net proceeds from the sale of investment securities of $14.9 million.

      Net cash provided by financing activities was $41.8 million for the year ended December 31, 2003 attributable to $1.6 million of borrowings on capital lease obligations, $187,000 in proceeds from repayment of notes receivable from stockholders, $40 million in proceeds from the issuance of convertible promissory notes, and $808,0000 from the issuance of common stock as a result of the exercise of employee stock options and employee stock purchase plan purchases. Net cash provided by financing activities was $75.4 million for the year ended December 31, 2002 due to proceeds from the issuance of Series A preferred stock, convertible promissory notes and the issuance of common stock as a result of the exercise of employee stock options and employee stock purchase plan purchases partially offset by purchases of treasury stock related to employee stock forward sale agreements. Net cash provided by financing activities was $29,000 for the year ended December 31, 2001 due to issuance of common stock as a result of the exercise of employee stock options and the employee stock purchase plan purchases offset by repayment of long-term debt and by purchases of treasury stock.

Contractual Commitments

      We occupy our facilities under several non-cancelable operating lease agreements expiring at various dates through September 2009, and require payment of property taxes, insurance, maintenance and utilities. Future payments under contractual obligations as of December 31, 2003, were as follows (in thousands):

	Payments Due by Period

		Year Ending December 31,
	Total Amounts
	Committed	2004	2005	2006	2007	2008	Thereafter

Severance pay	$3,620	$3,620	$—	$—	$—	$—	$—
Repayment of convertible notes	50,753	50,753	—	—	—	—	—
Operating leases	39,545	7,854	7,741	6,708	6,372	6,436	4,434
Capital leases	2,190	1,257	901	32	—	—	—
Project commitments	1,284	1,284	—	—	—	—	—
Redemption of Series A Preferred Stock	106,899	—	—	—	106,899	—	—

	$204,291	$64,768	$8,642	$6,740	$113,271	$6,436	$4,434

      We are required to repay the convertible promissory notes in September 2004 if they have not been exchanged for Series B Preferred Stock.

      We are required to redeem all outstanding shares of Series A Preferred Stock for cash in August 2007 if not previously converted into Common Stock.

      For the years ended December 31, 2003 and 2002, we recorded restructuring charges of $18.1 million related to the committed future lease payments for closed facilities, net of estimated future sublease receipts and reversal of previously recorded provision, which are included in the operating leases caption above. As of December 31, 2003, we had unconditional purchase order commitments of $1.3 million, which were included as other accrued liabilities.

Credit Facilities

      In December 2002, we entered into a secured credit facility with Silicon Valley Bank (the “Lender”), and then subsequently amended the credit facility in March 2003. On June 13, 2003, in order to secure additional working capital, we entered into a letter agreement (the “Letter Agreement”) and an accounts receivable financing agreement which effectively amended and restated the existing credit facility in its entirety. On July 25, 2003, we amended the accounts receivable financing agreement. On October 31, 2003, we amended the A/R Financing Agreement (as amended, the “Amended A/R Financing Agreement”).

      Under the Amended A/R Financing Agreement, the Lender may agree to accept for collection through a lockbox arrangement up to $20.0 million in accounts receivable from us, and in return we will receive advances from the Lender at a rate equal to 80% of accounts receivable from account debtors who are not distributors, and 50% of accounts receivable from account debtors who are distributors, subject to certain borrowing restrictions on international accounts and the discretion of the Lender. After collection of a receivable, the Lender will refund to us the difference between the amount collected and the amount initially advanced to us, less a finance charge applied against the average monthly balance of all transferred but outstanding receivables at a rate per annum equal to the Lender’s prime rate plus 1.50 percentage points, or 5.75%, whichever is greater. In addition to a facility fee of $100,000, we must pay each month to the Lender a handling fee equal to 0.25% of the average monthly balance of transferred but outstanding receivables. We must repay each advance upon the earliest to occur of (i) the collection of the corresponding financed receivable, (ii) the date on which the corresponding financed receivable becomes an ineligible receivable pursuant to the terms of the Amended A/R Financing Agreement, or (iii) July 31, 2004.

      Obligations under the amended A/R Financing Agreement are secured by a security interest on all of our assets, including intellectual property, and are senior in lien priority and right of payment to our obligations to the funds affiliated with Warburg Pincus and Broadview Capital under the secured promissory notes issued in July 2003 and amended in October 2003 and the senior secured promissory notes issued in December 2003. The amended A/R Financing Agreement requires the consent of the Lender in order to incur debt, grant liens and sell assets. The events of default under the secured credit facility include the failure to pay amounts when due, failure to observe or perform covenants, bankruptcy and insolvency events, defaults under certain of our other obligations and the occurrence of a material adverse change in our business. Under the Amended A/R Financing Agreement, the events of default also include any judgment, restraining order, injunction or any material adverse development in connection with a lawsuit filed by Symbol Technologies before the U.S. District Court for the District of Delaware. Please refer to Item 3, Legal Proceedings for a further description of the litigation with Symbol Technologies. Under the Amended A/R Financing Agreement, the financial covenants require us to maintain cash and cash equivalents with the Lender and its affiliates in an amount not less than $4.0 million. If we fail to meet this requirement, we may still remain in compliance with the financial covenants by maintaining a ratio of the total of cash, cash equivalents and accounts receivable approved by the Lender to our current liabilities of at least 5.0 to 1. We currently maintain substantially all of our cash, cash equivalents and investments at Silicon Valley Bank and its affiliates. In the event of default under the Amended A/R Financing Agreement, the Lender has the right to offset such cash, cash equivalents and investments against our obligations owing to the Lender.

Restructuring of Leases

      We had been seeking to renegotiate a material lease on a building in Sunnyvale, California that was in excess of the requirements of the business for the foreseeable future. This building was vacated in July 2002, and the net expected lease costs were included in the restructuring charge recorded in the second quarter of 2002, totaling approximately $29.0 million through the expiration of the lease in 2010, net of expected sublease proceeds. The rent rates of this lease were substantially greater than the current local market lease rates, and this unused space represented a negative cash flow of approximately $800,000 per quarter. We were not able to sublease the building since it was vacated in July 2002. Since November 2002, we ceased making direct lease payments, and the building owner utilized our cash security deposit to cover the monthly payments and other lease charges. On July 21, 2003, we entered into a letter agreement (as subsequently amended and restated by that certain Purchase Agreement dated September 11, 2003) to buy the leased property and terminate the lease on or before September 12, 2003. On September 12, 2003, we paid approximately $10.0 million to consummate the transaction. Transaction costs included cash consideration of $6.0 million to the building owner, $3.2 million to pay off the mortgage obligation secured by the leased property, $577,000 for prepayment premium, and a total of approximately $200,000 for closing costs and operating costs incurred by the building owner between the date of the letter agreement and the closing. As a result of consummating the transaction, we reversed $26.8 million of previously recorded lease obligation restructuring reserves that are no longer required. We also reversed an additional $1.0 million of previously recorded restructuring reserves related to another building lease in Sunnyvale as a result of a reduction of the lease commitments agreed to with the lessor.

      Subsequent to the purchase, we placed the property on the market for sale. On October 22, 2003, we entered into an agreement to sell the property for $3.5 million. As of September 26, 2003, the property was recorded as an asset held for sale of $3.0 million, representing its estimated net realizable value. On December 30, 2003, we consummated the sale and received $3.0 million cash proceeds, net of broker commissions, property repairs and closing costs.

Other Restructuring Activities

      We have taken steps to reduce our expenses from operations by decreasing research and development and general and administrative expenses in order to begin generating cash flow from operations. These steps were taken in October 2002, and we recorded approximately $1.9 million of restructuring charges related primarily to severance payments in the fourth quarter of 2002 and $8.1 million in the second and third quarters of 2003.

      As a result of the reduced demand for our products during the first quarter of 2003 and the limited business visibility, we have taken further actions to reduce our operating expenses during the second and third quarters of 2003, to decrease our quarterly revenue breakeven point. During the second quarter of 2003, we recorded a $22.5 million charge for excess and obsolete inventory for discontinued products and a $12.5 million restructuring charge for consolidation of excess facilities including fixed asset write-offs, workforce reductions and contract termination costs. During the third quarter of 2003, we recorded a $14.6 million restructuring charge associated with additional workforce reductions, restructuring our domestic sales organization to focus on WLAN and WWAN sales and consolidation of excess facilities, offset by a net benefit of $19.8 million resulting from the reversal of previously recorded restructuring reserves, net of various costs associated with buying a leased property in Sunnyvale and terminating the lease. Additionally, we plan to reduce consignment inventories held by distributors by implementing various sales promotions within the sales channel.

      Restructuring charges for the year ended December 31, 2003 were $7.3 million resulting from $28.1 million of recorded restructuring charges, offset by a net benefit of $20.8 million recorded as a result of buying a leased property in Sunnyvale, California, terminating the lease, and subsequently selling the property and a $1.0 million reversal of previously recorded restructuring reserves related to another building lease in Sunnyvale as a result of finalizing the lease commitments with the lessor (see Note 1 and Note 19). The net benefit of $20.8 million consisted of a reversal of previously recorded lease obligation restructuring reserve of $26.8 million and net realizable value of the building of $3.0 million, offset by total transaction costs of $10.0 million to purchase the building. We reversed an additional $1.0 million of previously recorded restructuring reserves related to another building in Sunnyvale as a result of a reduction of the lease commitments agreed to with the lessor.

Debt Financing

      In April 2003, our management and board of directors recognized our need to secure additional funding to support our growth objectives and strengthen our balance sheet position. During 2003, Warburg Pincus Private Equity VIII, L.P. and Broadview Capital Partners L.P. and affiliates invested an aggregate of $40 million in us in exchange for secured promissory notes, exchangeable for shares of our Series B preferred stock, and warrants to purchase an aggregate of 24 million shares of our common stock. Please refer to Part I, Item 1, “Business — Recent Financing Activities” for a detailed description of our recent transactions with these Investors, the terms of the Notes and warrants, including terms of conversion and exercise thereof, and our Amended Agreement with the Investors.

      In the event of default or change of control occurs or these Investors decide not to exchange the Amended Notes for Series B Preferred Stock, we may be required to repay the Amended Notes upon the earlier of demand by these investors or the September 30, 2004 maturity date. If we were required to repay the Amended Notes, we would be required to obtain immediate alternative sources of financing. If we were not able to obtain an alternative source of financing, we would most likely have insufficient cash to repay the Amended Notes, be unable to meet our ongoing operating obligations as they come due in the ordinary course of business, and may have to seek protection under applicable bankruptcy laws.

Litigation with Symbol Technologies

      On September 15, 2003, we announced that a jury had rendered a verdict in the first phase of the patent infringement suit with Symbol. On Symbol’s claims of patent infringement, the jury found that certain of our products infringe two of Symbol’s patents and assessed a 6% royalty. While the actual amount of past royalties due has not been finally determined, we recorded an accrual for estimated potential royalty charges of $22.9 million and $2.9 million for interest during the third quarter of 2003 and an accrual for estimated potential royalty charges of $1.0 million and $87,000 for interest during the fourth quarter of 2003. We have not been enjoined from continued sales of these products. We will continue to evaluate and review its estimate of the royalties and interest payable from time to time for any indications that could require us to change our assumptions relating to the amount already recorded. On November 24, 2003, the District Court conducted a one-day bench trial on our equitable defenses of laches and estoppel not addressed by the jury. The District Court has not reached a decision on the equitable defenses.

      If the proceedings before the court in the litigation with Symbol are not decided in our favor, we would likely be required to make significant payments to Symbol, including payments for royalties related to past sales of products found to infringe and additional royalties in connection with future sales of these products, or we would be required to post a bond in order to appeal the court’s decision. Any adverse ruling or judgment in this litigation that requires us to render payment or post a bond equal to or greater than $10 million, and any other ruling or judgment in this or any other litigation that is material and adverse to us, triggers an event of default under the Notes. Upon such occurrence, the Investors would have the ability to require us to repay the Notes. In addition, any judgment, restraining order, injunction or any material adverse development in this litigation triggers an event of default under the Silicon Valley Bank credit facility. Upon such occurrence, Silicon Valley Bank would have the ability to require us to repay any outstanding amounts under the credit facility and to prohibit us from borrowing any additional amounts.

      Depending upon the final ruling of the litigation with Symbol, we may be required to pay royalty charges and interest at the time specified by the court. Our current estimate of approximately $26.9 million for royalties and interest is not included in the above disclosure of future payments under contractual obligations.

Additional Sources of Financing

      We have incurred substantial losses and negative cash flows from operations during the years ended December 31, 2003, 2002 and 2001, and have an accumulated deficit of $397.8 million as of December 31, 2003. If we were required to make payments to Symbol, post a bond to the court, and/or repay the Notes and amounts, if any, owed to Silicon Valley Bank, either due to an event of default or otherwise, we would be required to obtain immediate alternative sources of financing. If we were not able to obtain an alternative source of financing, we would most likely have insufficient cash to pay these obligations, be unable to meet our ongoing operating obligations as they come due in the ordinary course of business, and seek protection under applicable bankruptcy laws. These matters raise substantial doubt about our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from this uncertainty.

      There can be no assurance that additional capital beyond the amounts currently forecasted by us will not be required nor that any such required additional capital will be available on reasonable terms, if at all, at such time or times as required by us. We may need to raise additional funds to meet our obligations, strengthen our financial position, meet our working capital requirements, or take advantage of market opportunities. Our ability to raise funds may be adversely affected by a number of factors relating to us, such as the terms of the Notes and our other agreements with the Investors, as well as factors beyond our control, including market uncertainty and conditions in the capital markets. There can be no assurance that any financing will be available on terms acceptable to us, if at all, and any need to raise additional capital through the issuance of equity or convertible debt securities may result in additional, and perhaps significant dilution.

Quarterly Results of Operations

      The following table presents our operating results for each of the four quarters in the years ending December 31, 2003 and 2002. The information for each of these quarters is unaudited and has been prepared on the same basis as our audited financial statements appearing elsewhere in this Annual Report on Form 10-K. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited quarterly results when read in conjunction with our audited financial statements and related notes. We have experienced and expect to continue to experience fluctuations in operating results from quarter to quarter. Historical operating results are not necessarily indicative of the results that may be expected for any future period.

	Q1 2003	Q2 2003	Q3 2003	Q4 2003	Q1 2002	Q2 2002	Q3 2002	Q4 2002

	(Unaudited)

	(In thousands, except per share data)
Revenue, net	$40,029	$34,805	$35,058	$38,574	$25,414	$45,177	$24,118	$49,951
Cost of revenue	20,928	21,701	22,041	23,801	14,662	25,977	14,091	28,955
Royalty charges	—	—	22,869	1,000
Restructuring provision for excess and obsolete inventory(a)	—	22,549	—	—	12,659	—	—	—

Gross profit (loss)	19,101	(9,445)	(9,852)	13,773	(1,907)	19,200	10,027	20,996

Operating expenses:
Research and development	7,883	6,234	4,915	5,209	4,549	7,295	8,699	8,616
Selling, general and administrative	12,095	12,446	13,179	11,711	8,750	11,647	15,220	13,874
Legal expense for certain litigation	3,000	1,000	1,700	1,100	—	—	—	—
Amortization of goodwill and other intangible assets	5,500	5,365	5,364	5,364	144	2,209	4,606	5,508
Amortization of deferred stock compensation	—	—	—	—	245	180	316	114
Impairment of goodwill and intangible assets(b)	—	—	—	—	—	—	—	129,108
Impairment of loan to officer	—	—	—	—	—	—	—	4,500
Bad debt	—	—	2,305	—	—	—	—	—
Restructuring charges (benefit)(c)	—	12,492	(5,194)	(19)	35,378	3,582	2,335	1,882
In-process research and development	—	—	—	—	4,536	1,200	10,364	—
Merger costs	—	—	—	—	—	—	—	—

Total operating expenses	28,478	37,537	22,269	23,365	53,602	26,113	41,540	163,602

Loss from operations	(9,377)	(46,982)	(32,121)	(9,592)	(55,509)	(6,913)	(31,513)	(142,606)
Interest income (expense), net	99	(192)	(4,434)	(2,641)	131	240	(355)	(101)
Loss on early extinguishment of debt(d)	—	—	—	(22,200)	—	—	—	—

Loss before income taxes	(9,278)	(47,174)	(36,555)	(34,433)	(55,378)	(6,673)	(31,868)	(142,707)
Income tax provision (benefit)	—	—	—	—	3,224	—	—	—

Net loss	(9,278)	(47,174)	(36,555)	(34,433)	(58,602)	(6,673)	(31,868)	(142,707)
Deemed Series A Preferred Stock dividend	—	—	—	—	—	—	(2,740)	—
Accretion of Series A Preferred Stock redemption Obligations	(1,525)	(1,560)	(1,596)	(1,622)	—	—	(476)	(1,414)

Net loss attributable to common stockholders — basic and diluted	$(10,803)	$(48,734)	$(38,151)	$(36,055)	$(58,602)	$(6,673)	$(35,084)	$(144,121)

Net loss per share attributable to common stockholders — basic and diluted	$(0.09)	$(0.40)	$(0.31)	$(0.29)	$(0.96)	$(0.06)	$(0.29)	$(1.20)

Shares used to compute net loss per share — basic and diluted	120,274	121,714	121,985	122,674	61,275	119,215	119,557	120,134

(a)	Refer to Note 10 to the consolidated financial statements for details.

(b)	Refer to Note 5 to the consolidated financial statements for details.

(c)	Refer to Note 11 to the consolidated financial statements for details.

(d)	Refer to Note 12 to the consolidated financial statements for details.

      Our quarterly revenue and loss from operations results have varied and are likely to continue to fluctuate significantly from quarter to quarter.

      Our quarterly results may fluctuate for many reasons, including the following:

•	the effectiveness of our distribution channels and the success in maintaining our current distribution channels and developing new distribution channels;

•	our ability to effectively manage the development of new business segments and markets;

•	seasonal factors that may affect capital spending by customers;

•	the sell-through rate of our ORiNOCO products (acquired in our acquisition of Agere’s 802.11 WLAN systems business) through consumer retail channels;

•	market adoption of radio frequency, or RF, standards-based products (such as those compliant with the IEEE 802.11b, IEEE 802.11a, IEEE 802.11g, IEEE 802.1b or IEEE 802.20 specifications);

•	our ability to develop, introduce, ship and support new products and product enhancements and to manage product transitions;

•	the sell-through rate of our WLAN and WWAN products through commercial distribution channels;

•	market demand for our point-to-point Lynx and Tsunami systems;

•	market demand for our Tsunami point-to-multipoint systems;

•	our ability to effectively manage product transitions to newer product platform designs;

•	the mix of products sold because our products generate different gross margins;

•	a decrease in the average selling prices of our products;

•	our ability to upgrade and develop our systems and infrastructure;

•	difficulties in expanding and conducting international operations; and

•	general economic conditions and economic conditions specific to the wireless communications industry.

      We have experienced disruptions in our operations from some of the factors listed above and may experience them again. In addition, we are dependent on decisions by service providers, businesses and other enterprises to build wireless networks. These decisions are in turn dependent upon the success and expected demand for the services offered by those service providers, businesses and other enterprises.

      Our operating expenses are largely based on anticipated revenue trends, and a high percentage of our expenses are and will continue to be fixed in the short term. As a result, any delay in generating or recognizing revenue could cause significant variations in our operating results from quarter to quarter and could result in substantial operating losses.

      Due to the above factors, we believe that quarter-to-quarter comparisons of our operating results are not a good indication of our future performance. It is likely that in some future quarters, our operating results may be below the expectations of public market analysts and investors. In this event, the price of our common stock may fall.

Seasonality

      Historically, our product revenues have been higher in the last two quarters of the fiscal year. In addition, our product revenues have historically been significantly higher in the last month of each quarter. This shift may primarily be attributed to the budgetary constraints of the customers in our industry and weather conditions that make an outdoor installation more difficult during the winter.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Proxim Corporation

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Proxim Corporation and its subsidiaries at December 31, 2003 and 2002 and the results of their operations and their cash flows for each of the two years in the periods ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      The consolidated financial statements of Proxim Corporation as of December 31, 2001 and for the year ended December 31, 2001, were audited by other independent accountants who have ceased operation. Those independent accountants expressed an unqualified opinion on those financial statements in their report dated January 28, 2002.

      As discussed above, the consolidated financial statements of Proxim Corporation for the year ended December 31, 2001, were audited by other independent accountants who have ceased operations. As described in Note 5, these consolidated financial statements have been revised to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was adopted by the Company as of January 1, 2002. We audited the transitional disclosures described in Note 5. In our opinion, the transitional disclosures of 2001 in Note 5 are appropriate. However, we were not engaged to audit, review, or apply any procedures to the 2001 consolidated financial statements of the Company other than with respect to such disclosures and, accordingly, we do not express an opinion or any other form of assurance on the 2001 consolidated financial statements taken as a whole.

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred substantial losses and negative cash flows from operations, and had an accumulated deficit of $397.8 million as of December 31, 2003. In addition, the Company may be required to repay $40.0 million of exchangeable promissory notes (the Notes) in the event its note holders do not exchange for mandatorily redeemable convertible preferred stock. Such repayment would be required on the earlier of September 30, 2004, the maturity date of the Notes or upon event of default or change in control. In addition, the Company may be required to settle the accrued royalty charges of $26.9 million in connection with the litigation with Symbol Technologies Inc. when the final ruling is made. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PRICEWATERHOUSECOOPERS LLP

San Jose, California

March 11, 2004

Predecessor Auditor (Arthur Andersen LLP) Opinion

      The following report is a copy of a report previously issued by Arthur Andersen LLP and has not been reissued by Arthur Andersen LLP. As discussed in the Summary of Significant Accounting Policies note, in 2002, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (SFAS No. 142). As discussed in the Summary of Significant Accounting Policies note, the corporation has presented the transitional disclosures for 2001 and 2000 required by SFAS No. 142. The Arthur Andersen LLP report does not extend to these changes to the 2001 and 2000 consolidated financial statements. The adjustments to the 2001 and 2000 consolidated financial statements were reported on by PricewaterhouseCoopers LLP as stated in their report appearing herein.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Western Multiplex Corporation:

      We have audited the accompanying consolidated balance sheets of Western Multiplex Corporation (a Delaware corporation, formerly known as Glenayre Western Multiplex) and subsidiaries as of December 31, 2000 and 2001, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Western Multiplex Corporation and subsidiaries as of December 31, 2000 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

      Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed under Item 14(a) is presented for the purposes of complying with the Securities and Exchange Commission’s rules and is not a part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

/s/ ARTHUR ANDERSEN LLP

San Jose, California
January 28, 2002

PROXIM CORPORATION

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2003	2002

	(In thousands, except share
	and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$19,756	$16,535
Short-term investments	—	513
Accounts receivable, net	13,961	30,535
Inventory, net	19,939	36,799
Other current assets	5,301	4,657

Total current assets	58,957	89,039
Property and equipment, net	7,522	10,110
Goodwill	9,726	9,726
Intangible assets, net	40,333	61,926
Restricted cash	1,254	2,489
Other assets	2,316	4,133

Total assets	$120,108	$177,423

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$10,500	$18,147
Capital lease obligations, current	1,176	—
Accrued royalties and interest	26,906	—
Other accrued liabilities	20,804	16,917
Convertible promissory note	34,735	—

Total current liabilities	94,121	35,064
Capital lease obligations, long-term	934	—
Long-term debt	101	101
Restructuring accruals, long-term	8,660	26,579
Common stock warrants	21,800	—

Total liabilities	125,616	61,744

Commitments and contingencies (Notes 18 and 20)
Mandatorily redeemable convertible preferred stock: authorized 25,000,000 shares; Series A, par value $.01; 3,000,000 shares issued and outstanding at December 31, 2003 and 2002, respectively (Liquidation value: $81,120)	73,580	64,412

Stockholders’ equity (deficit):
Common stock, Class A, par value $.01; authorized 390,000,000 shares: 165,037,194 and 162,328,944 shares issued and outstanding at December 31, 2003 and 2002, respectively	1,650	1,623
Common stock, Class B, par value $.01; authorized 10,000,000 shares: no shares issued and outstanding at December 31, 2003 and 2002	—	—
Treasury stock, at cost; 42,185,534 shares at December 31, 2003 and 2002	(21,585)	(21,585)
Additional paid-in capital	339,311	335,830
Notes receivable from stockholders	(711)	(898)
Accumulated deficit	(397,753)	(264,010)
Accumulated other comprehensive income	—	307

Total stockholders’ equity (deficit)	(79,088)	51,267

Total liabilities, mandatorily redeemable convertible preferred stock and stockholders’ equity (deficit)	$120,108	$177,423

The accompanying notes are an integral part of these consolidated financial statements.

PROXIM CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2003	2002	2001

	(In thousands, except share and per share data)
Product revenue, net	$142,466	$144,660	$105,730
License revenue	6,000	—	—

Total revenue, net	148,466	144,660	105,730
Cost of revenue	88,471	83,685	55,887
Royalty charges	23,869	—	—
Restructuring provision for excess and obsolete inventory	22,549	12,659	—

Gross profit	13,577	48,316	49,843

Operating expenses:
Research and development	24,241	29,159	19,114
Selling, general and administrative	49,431	49,491	38,603
Legal expense for certain litigation	6,800	—	—
Amortization of goodwill and other intangible assets	21,593	12,467	5,440
Amortization of deferred stock compensation(*)	—	855	5,196
Impairment of goodwill and intangible assets	—	129,108	4,331
Impairment of loan to officer	—	4,500	—
Bad debt expense	2,305	—	—
Restructuring charges	7,279	43,177	1,816
In-process research and development	—	16,100	6,400
Merger costs	—	—	30

Total operating expenses	111,649	284,857	80,930

Loss from operations	(98,072)	(236,541)	(31,087)
Interest income (expense), net	(7,168)	(85)	1,393
Loss on early extinguishment of debt	(22,200)	—	—

Loss before income taxes	(127,440)	(236,626)	(29,694)
Income tax provision (benefit)	—	3,224	(4,096)

Net loss before extraordinary item	(105,240)	(239,850)	(25,598)

Net loss	(127,440)	(239,850)	(25,598)
Deemed Series A preferred stock dividend	—	(2,740)	—
Accretion of Series A preferred stock obligations	(6,303)	(1,890)	—

Net loss attributable to common stockholders — basic and diluted	$(133,743)	$(244,480)	$(25,598)

Net loss per share attributable to common stockholders — basic and diluted	$(1.10)	$(2.33)	$(0.44)

Shares used to compute net loss per share — basic and diluted	121,661,885	105,119,404	57,559,434

(*) Amortization of deferred stock compensation was relating to the associated expense categories as follows:
Cost of revenue	$—	$4	$23
Research and development	—	697	4,237
Selling, general and administrative	—	154	936

	$—	$855	$5,196

The accompanying notes are an integral part of these consolidated financial statements.

PROXIM CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Common Stock		Treasury Stock				Notes
					Additional	Deferred	Receivable
	Class A		Class A		Paid-in	Stock	from
	Shares	Amount	Shares	Amount	Capital	Compensation	Stockholders

	(Dollars in thousands, except per share data)
Balance sheet as of December 31, 2000	97,569,419	$975	(42,000,000)	$(21,000)	$141,341	$(4,310)	$(1,062)
Net loss	—	—	—	—	—	—	—
Issuance of Class A common stock pursuant to Employee Stock Purchase Plan	130,266	1	—	—	1,284	—	—
Issuance of Class A common stock in connection with the WirelessHome acquisition	1,649,324	16	—	—	12,089	—	—
Stock options and warrants assumed in connection with the WirelessHome acquisition	—	—	—	—	665	(323)	—
Common stock redemption related to WirelessHome acquisition	—	—	(107,396)	(400)	—	—	—
Stock price protection contingent consideration related to the WirelessHome acquisition	—	—	—	—	2,519	—	—
Deferred stock compensation related to WirelessHome acquisition	558,950	6	—	—	2,198	(2,204)	—
Compensation expense in connection with employees’ stock forward sale agreements	—	—	—	—	191	(191)	—
Exercise of stock options	1,328,782	14	—	—	726	—	—
Other deferred stock compensation	88,760	1	—	—	363	(532)	—
Reversal of deferred compensation in connection with termination employees	—	—	—	—	(1,750)	1,750	—
Amortization of deferred stock compensation	—	—	—	—	—	5,196	—
Unrealized gain on investments	—	—	—	—	—	—	—
Total comprehensive loss	—	—	—	—	—	—	—
Note receivables from stockholders	—	—	—	—	—	—	144

Balance as of December 31, 2001	101,325,501	1,013	(42,107,396)	(21,400)	159,626	(614)	(918)
Net loss	—	—	—	—	—	—	—
Issuance of Class A common stock pursuant to Employee Stock Purchase Plan	247,556	2	—	—	575	—	—
Issuance of Class A common stock in connection with Proxim, Inc. acquisition	59,506,503	595	—	—	132,700	—	—
Stock options and warrants assumed in connection with Proxim, Inc. acquisition	—	—	—	—	25,294	—	—
Issuance of Class A common stock in connection with nBand Communications acquisition	180,144	2	—	—	448	—	—
Issuance of Series A preferred stock warrants	—	—	—	—	13,993	—	—
Deemed Series A Preferred Stock dividend	—	—	—	—	2,740	—	—
Accretion of Series A Preferred Stock redemption obligations	—	—	—	—	(1,046)	—	—
Common Stock repurchase related to stock forward sale agreements	—	—	(78,138)	(185)	(433)	—	—

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Retained
	Earnings	Other
	(Accumulated	Comprehensive		Comprehensive
	Deficit)	Income (Loss)	Total	Income (Loss)

	(Dollars in thousands, except per share data)
Balance sheet as of December 31, 2000	$6,068	$12	$122,024
Net loss	(25,598)	—	(25,598)	$(25,598)
Issuance of Class A common stock pursuant to Employee Stock Purchase Plan	—	—	1,285
Issuance of Class A common stock in connection with the WirelessHome acquisition	—	—	12,105
Stock options and warrants assumed in connection with the WirelessHome acquisition	—	—	342
Common stock redemption related to WirelessHome acquisition	—	—	(400)
Stock price protection contingent consideration related to the WirelessHome acquisition	—	—	2,519
Deferred stock compensation related to WirelessHome acquisition	—	—	—
Compensation expense in connection with employees’ stock forward sale agreements	—	—	—
Exercise of stock options	—	—	740
Other deferred stock compensation	—	—	(168)
Reversal of deferred compensation in connection with termination employees	—	—	—
Amortization of deferred stock compensation	—	—	5,196
Unrealized gain on investments	—	63	63	63

Total comprehensive loss	—	—	—	$(25,535)

Note receivables from stockholders	—	—	144

Balance as of December 31, 2001	(19,530)	75	118,252
Net loss	(239,850)	—	(239,850)	$(239,850)
Issuance of Class A common stock pursuant to Employee Stock Purchase Plan	—	—	577
Issuance of Class A common stock in connection with Proxim, Inc. acquisition	—	—	133,295
Stock options and warrants assumed in connection with Proxim, Inc. acquisition	—	—	25,294
Issuance of Class A common stock in connection with nBand Communications acquisition	—	—	450
Issuance of Series A preferred stock warrants	—	—	13,993
Deemed Series A Preferred Stock dividend	(2,740)	—	—
Accretion of Series A Preferred Stock redemption obligations	(1,890)	—	(2,936)
Common Stock repurchase related to stock forward sale agreements	—	—	(618)

PROXIM CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY — (Continued)

	Common Stock		Treasury Stock				Notes
					Additional	Deferred	Receivable
	Class A		Class A		Paid-in	Stock	from
	Shares	Amount	Shares	Amount	Capital	Compensation	Stockholders

	(Dollars in thousands, except per share data)
Compensation expense in connection with employees’ stock forward sale agreements	—	—	—	—	241	(241)	—
Issuance of Class A Common Stock in connection with achievement of Card Access milestones	302,328	3	—	—	(3)	—	—
Issuance of Class A Common Stock in connection with achievement of WirelessHome milestones	83,330	1	—	—	36	—	—
Exercise of stock options	683,582	7	—	—	384	—	—
Amortization of deferred stock compensation	—	—	—	—	—	855	—
Unrealized gain on investments	—	—	—	—	—	—
Total comprehensive loss	—	—	—	—	—	—	—
Repayment of notes receivable from stockholders	—	—	—	—	—	—	20
Reversal of deferred tax asset recognized upon recapitalization and related tax election	—	—	—	—	1,275	—	—

Balance as of December 31, 2002	162,328,944	1,623	(42,185,534)	(21,585)	335,830	—	(898)
Net loss
Issuance of Class A common stock pursuant to Employee Stock Purchase Plan	283,382	3	—	—	200	—	—
Issuance of Class A common stock in connection with WirelessHome stock price protection contingent consideration	1,246,178	12	—	—	(12)	—	—
Accretion of Series A Preferred Stock redemption obligations	—	—	—	—	(2,865)	—	—
Beneficial conversion feature of convertible notes	—	—	—	—	5,565	—	—
Exercise of stock options	1,178,690	12	—	—	593	—	—
Unrealized gain on investments	—	—	—	—	—	—	—
Total comprehensive loss	—	—	—	—	—	—	—
Repayment of notes receivable from stockholders	—	—	—	—	—	—	187

Balance as of December 31, 2003	165,037,194	$1,650	(42,185,534)	$(21,585)	$339,311	$—	$(711)

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Retained
	Earnings	Other
	(Accumulated	Comprehensive		Comprehensive
	Deficit)	Income (Loss)	Total	Income (Loss)

	(Dollars in thousands, except per share data)
Compensation expense in connection with employees’ stock forward sale agreements	—	—	—
Issuance of Class A Common Stock in connection with achievement of Card Access milestones	—	—	—
Issuance of Class A Common Stock in connection with achievement of WirelessHome milestones	—	—	37
Exercise of stock options	—	—	391
Amortization of deferred stock compensation	—	—	855
Unrealized gain on investments	—	232	232	232

Total comprehensive loss	—	—	—	$(239,618)

Repayment of notes receivable from stockholders	—	—	20
Reversal of deferred tax asset recognized upon recapitalizatio and related tax election	—	—	1,275

Balance as of December 31, 2002	(264,010)	307	51,267
Net loss	(127,440)		(127,440)	$(127,440)
Issuance of Class A common stock pursuant to Employee Stock Purchase Plan	—	—	203
Issuance of Class A common stock in connection with WirelessHome stock price protection contingent consideration	—	—	—
Accretion of Series A Preferred Stock redemption obligations	(6,303)	—	(9,168)
Beneficial conversion feature of convertible notes	—	—	5,565
Exercise of stock options	—	—	605
Unrealized gain on investments	—	(307)	(307)	(307)

Total comprehensive loss	—	—	—	$(127,747)

Repayment of notes receivable from stockholders	—	—	187

Balance as of December 31, 2003	$(397,753)	$—	$(79,088)

The accompanying notes are an integral part of these consolidated financial statements.

PROXIM CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2002

	2003	2002	2001

	(In thousands)
Cash flows from operating activities:
Net loss	$(127,440)	$(239,850)	$(25,598)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred tax assets	—	12,624	(6,211)
Depreciation and amortization	24,646	17,215	12,692
Impairment of goodwill and other intangible assets	—	129,108	4,331
Impairment of loan to officer	—	4,500	—
In-process research and development	—	16,100	—
Restructuring provision for excess and obsolete inventory	22,549	12,659	6,400
Provision for bad debts, sales returns and price protection	10,590	—	7,331
Bad debt expense	2,305	—	—
Restructuring charges (benefit)	(2,687)	43,177	1,816
Gain on disposal of short-term investments	(377)	—	—
Loss on early extinguishment of debt	22,200	—	—
Amortization of debt discount on convertible notes	300	469	—
Revaluation of common stock warrants	(400)	—	—
Changes in assets and liabilities, net of effect of business combinations:
Accounts receivable, net	3,679	5,775	(435)
Inventory, net	(5,689)	(11,188)	(8,957)
Restricted cash and other assets, current and non-current	1,908	(5,156)	2,433
Accounts payable and other accrued liabilities	(8,283)	(12,890)	(5,748)
Accrued royalties and interest	26,906	—	—
Payable to parent company	—	—	(35)

Net cash used in operating activities	(29,793)	(27,457)	(11,981)

Cash flows from investing activities:
Purchase of property and equipment	(2,912)	(3,556)	(4,812)
Purchase of an asset held for sale	(9,966)	—	—
Proceeds from repayment of loan to officer	500	—	(10,771)
Purchase of investment securities	—	—	25,659
Proceeds from sale of short-term investments, net	583	7,043	—
Proceeds from sale of asset held for sale, net	3,041		—
Net cash used in acquisitions	—	(51,454)	(12,666)

Net cash used in investing activities	(8,754)	(47,967)	(2,590)

Cash flows from financing activities:
Repayment of long-term debt	—	—	(1,703)
Borrowings on capital lease obligations	1,605	—	—
Principal payments on capital lease obligations	(832)	—	—

	Year Ended December 31, 2002

	2003	2002	2001

	(In thousands)
Proceeds from repayments of notes receivable from stockholders	187	20	144
Proceeds from issuance of Series A preferred stock	—	41,000	—
Proceeds from issuance of convertible promissory notes	40,000	34,000	—
Issuance of common stock, net	808	1,005	1,988
Purchase of treasury stock	—	(618)	(400)

Net cash provided by financing activities	41,768	75,407	29

Net increase (decrease) in cash and cash equivalents	3,221	(17)	(14,542)
Cash and cash equivalents at beginning of year	16,535	16,552	31,094

Cash and cash equivalents at end of year	$19,756	$16,535	$16,552

Supplemental disclosures:
Cash paid (received) during the year for:
Income taxes	$(1,836)	$(7,935)	$2,038
Interest on capital lease obligations	$74	$—	$—
Non-cash transactions:
Inception of capital leases	$1,337	$—	$—
Issuance of common stock and stock options assumed in connection with business combinations	$—	$159,039	$12,061
Issuance of common stock in connection with WirelessHome stock price protection contingent consideration	$12	$—	$—
Accretion of Series A Preferred Stock redemption obligations	$9,168	$2,936	$—
Warrants issued in connection with Series A preferred stock	$—	$13,993	$—
Deemed preferred stock dividend	$—	$2,740	$—
Conversion of promissory notes into Series A preferred stock	$—	$34,000	$—
Accrued interest on convertible notes payable	$—	$469	$—
Beneficial conversion feature of convertible notes	$5,565	$—	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — The Company

      Proxim Corporation (the “Company”) is the company created by the merger of Proxim, Inc. and Western Multiplex Corporation, or Western Multiplex. On March 26, 2002, Western Multiplex merged with Proxim, Inc. located in Sunnyvale, California which designs, manufactures and markets high performance wireless local area networking, or WLAN, and building-to-building network products based on radio frequency, or RF, technology and changed its name to Proxim Corporation. On August 5, 2002, the Company completed the acquisition of the 802.11 WLAN systems business of Agere Systems, Inc., or Agere, including its ORiNOCO product line. In accordance with accounting principles generally accepted in the United States of America, the results of operations for the periods presented include the results of the merged or acquired businesses beginning from the respective dates of completion of the business combinations.

      Western Multiplex was founded in 1979 in Sunnyvale, California, as a vendor of radio components and related services. In 1992, Western Multiplex became a designer and manufacturer of broadband wireless systems and launched its Lynx broadband wireless systems. These point-to-point systems are primarily used by wireless operators to connect their base stations to other base stations and to existing wire line networks. In 1999, Western Multiplex introduced its Tsunami point-to-point broadband wireless systems, which primarily enable service providers, businesses and other enterprises to expand or establish private networks by bridging data and voice network traffic among multiple facilities. Based on Western Multiplex’s core technologies and the technology acquired through its purchase of WirelessHome Corporation, or WirelessHome, in March 2001, Western Multiplex developed Tsunami point-to-multipoint systems designed to enable service providers, businesses and other enterprises to connect multiple facilities within a geographic area to a central hub. Western Multiplex began shipping its first generation of these products at the end of the fourth quarter of 2001.

Liquidity and Significant Events

      Amended Exchangeable Promissory Notes. On July 22, 2003, the Company announced that Warburg Pincus Private Equity VIII, L.P. and Broadview Capital Partners L.P. and affiliates (collectively, the “Investors”) had agreed to collectively invest $30 million, and potentially up to $40 million, in the Company. On July 30, 2003, these Investors collectively invested $30 million, and the Company issued short-term secured exchangeable promissory notes bearing interest at 25% per annum pursuant to that certain securities purchase agreement dated July 22, 2003. On October 21, 2003, the Company amended and restated its securities purchase agreement (the “Amended Agreement”) with the Investors and its $30 million short-term secured promissory notes issued to these Investors on July 30, 2003. The amended and restated secured exchangeable promissory notes (the “Amended Notes”) will continue to bear interest at 25% per annum, subject to increase on an event of default or other events. The Amended Notes are due upon the earliest of:

•	the occurrence of an event of default, as defined in the Amended Notes, subject to election by the holders of at least a majority of the aggregate principal amount outstanding, except in the case of an event of default relating to bankruptcy or insolvency or similar proceedings;

•	any date upon which a holder of an Amended Note demands payment upon the occurrence of a change of control, as defined in the Amended Agreement; and

•	September 30, 2004.

An event of default triggered by a material adverse change, as defined in the Amended Agreement, includes (i) any additional adverse ruling or judgment in the Company’s pending patent infringement litigation with Symbol Technologies, Inc. (“Symbol”) that requires the Company and/or any of its subsidiaries to render payment or post a bond equal to or greater than $10 million (whether or not such payment has been made or bond posted as of such date) and (ii) any other additional adverse rulings or judgments made against the Company and/or any of its subsidiaries in the patent infringement litigation with Symbol or any other

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

litigations, the effects of which rulings or judgments are material and adverse to the Company and its subsidiaries, taken as a whole.

      The terms previously providing for automatic exchange of the secured promissory notes, upon stockholder approval, for shares of Series B mandatorily redeemable convertible preferred stock (“Series B Preferred Stock”) were modified to provide for exchange at the Investors’ sole discretion following stockholder approval. The Series B Preferred Stock issuable upon exchange of the Amended Notes, if any, will be convertible into shares of the Company’s Class A common stock at a conversion price of $1.15 per share, as previously agreed. In accordance with the Amended Agreement, the Series B Preferred Stock will have rights to a liquidation preference that accretes at 14% per annum compounding quarterly for seven years, with acceleration upon a change of control, as defined, or a material asset sale, as defined. The Series B Preferred Stock, if issued, also will be entitled to weighted average conversion price adjustments for dilutive issuances and subscription rights in certain equity financings. The Company will have the right to require conversion of the Series B Preferred Stock after five years if the closing price of the Company’s common stock exceeds 300% of the conversion price for ninety consecutive trading days.

      The Company agreed, subject to approval of its stockholders, to issue to the Investors warrants to purchase 18 million and 6 million shares of common stock at an exercise price of $1.46 and $1.53 per share, respectively (collectively, the “Series B Warrants”). The Investors also agreed to make available to the Company an additional $10 million, issuable in exchange for senior secured exchangeable promissory notes (the “New Notes”), at the Company’s election (the “Call Right”).

      At a special meeting of stockholders held on December 12, 2003, the Company’s stockholders approved the Company’s ability to issue to the Investors: (i) shares of the Company’s Series B Preferred Stock upon exercise of each Investor’s right to exchange the Amended Notes, plus accrued but unpaid interest, as well as upon each Investor’s exercise of the right to exchange any New Notes that the Company may issue to the Investors, plus accrued but unpaid interest; and (ii) the Series B Warrants. Following the receipt of stockholder approval, the Company issued the Series B Warrants to the Investors on December 12, 2003. In accordance with the terms of the Amended Agreement, the Company exercised its Call Right and on December 19, 2003, the Company issued the New Notes to the Investors in exchange for an additional investment of $10 million.

      Upon the occurrence of an event of default or change of control occurs or if the Investors decide not to exchange the Amended Notes for Series B Preferred Stock, the Company may be required to repay the Amended Notes upon the earlier of demand by the Investors or the September 30, 2004 maturity date. If the Company were required to repay the Amended Notes, the Company would be required to obtain immediate alternative sources of financing. If the Company were not able to obtain an alternative source of financing, the Company would most likely have insufficient cash to repay the Amended Notes, be unable to meet its ongoing operating obligations as they come due in the ordinary course of business, and may have to seek protection under applicable bankruptcy laws.

      Amended Credit Facility. The Company amended and restated its secured financing agreements with Silicon Valley Bank in June and July 2003 and then further amended these agreements in October 2003. The financial covenant requiring the Company to maintain cash and cash equivalents of an amount not less than $8 million, as amended, was reduced to $4 million. As amended, the events of default also include any judgment, restraining order, injunction, any material adverse development in connection with the Company’s litigation with Symbol, or failure of the Company to advise Silicon Valley Bank of all material developments in this litigation. See Note 19 for further description of the amended credit facility.

      Litigation with Symbol. On September 15, 2003, the Company announced that a jury had rendered a verdict in the first phase of the patent infringement suit with Symbol. On Symbol’s claims of patent infringement, the jury found that certain of the Company’s products infringe two of Symbol’s patents and

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

assessed a 6% royalty on the revenue of relevant products. While the actual amount of past royalties due has not been finally determined, the Company recorded an accrual for estimated past royalties payable of $22.9 million and $2.9 million for interest during the third quarter of 2003 and an accrual for estimated royalties payable of $1.0 million and $87,000 for interest during the fourth quarter of 2003. The Company has not been enjoined from continued sales of these products. The Company will continue to evaluate and review its estimate of the royalties and interest payable from time to time for any indications that could require it to change its assumptions relating to the amount already recorded. On November 24, 2003, the District Court conducted a one-day bench trial on the Company’s equitable defenses not addressed by the jury. The District Court has not reached a decision on the equitable defenses.

      With respect to the jury verdict in the Company’s litigation with Symbol, as described above, the Company does not incur any immediate financial obligation to Symbol as a result of this verdict, pending completion of related proceedings. The Company intends to continue vigorously defending itself in Symbol’s lawsuit against the Company and to consider all available options after the conclusion of all matters before the court.

      If the proceedings before the court in the Company’s litigation with Symbol are not decided in the Company’s favor, the Company would likely be required to make significant payments to Symbol, including payments for royalties related to past sales of products found to infringe on two of Symbol’s patents and additional royalties in connection with future sales of these products, or the Company would be required to post a bond in order to appeal the court’s decision. Any additional adverse ruling or judgment in this litigation that requires the Company to render payment or post a bond equal to or greater than $10 million, and any other ruling or judgment in this or any other litigation that is material and adverse to the Company, triggers an event of default under the Amended Notes. Upon such occurrence, the Investors would have the ability to require the Company to repay the Amended Notes. In addition, any judgment, restraining order, injunction or any material adverse development in this litigation triggers an event of default under the Silicon Valley Bank credit facility. Upon such occurrence, Silicon Valley Bank would have the ability to require us to repay any outstanding amounts under the credit facility and to prohibit us from borrowing any additional amounts.

      The Company has incurred substantial losses and negative cash flows from operations during the years ended December 31, 2003, 2002 and 2001, and had an accumulated deficit of $397.8 million as of December 31, 2003. If the Company were required to make payments to Symbol, post a bond to the court, and/or repay the Amended Notes and amounts, if any, owed to Silicon Valley Bank, either due to an event of default or otherwise, it would be required to obtain immediate alternative sources of financing. If the Company were not able to obtain an alternative source of financing, it would most likely have insufficient cash to pay these obligations, be unable to meet its ongoing operating obligations as they come due in the ordinary course of business, and may have to seek protection under applicable bankruptcy laws. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from this uncertainty.

Risks and Uncertainties

      The Company depends on single or limited source suppliers for several key components used in the Company’s WLAN products. The Company depends on single sources for proprietary application specific integrated circuits, or ASICs, and assembled circuit boards for these products. Any disruptions in the supply of these components or assemblies could delay or decrease our revenues. In addition, even for components with multiple sources, there have been, and may continue to be, shortages due to capacity constraints caused by high demand. The Company does not have any long-term arrangements with any suppliers.

      The Company relies on contract and subcontract manufacturers for turnkey manufacturing and circuit board assemblies which subjects the Company to additional risks, including a potential inability to obtain an adequate supply of finished assemblies and assembled circuit boards and reduced control over the price, timely

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

delivery and quality of such finished assemblies and assembled circuit boards. If the Company’s Sunnyvale facility were to become incapable of operating, even temporarily, or were unable to operate at or near the Company’s current or full capacity for an extended period, the Company’s business and operating results could be materially adversely affected.

Basis of Presentation

      The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America with the instructions to Form 10-K.

      The consolidated financial statements include the accounts of Proxim Corporation and all of its subsidiaries. The financial condition and results of operations as of and for the years ended December 31, 2003, 2002 and 2001 include the results of acquired subsidiaries from their respective dates of acquisition. All significant intercompany transactions and balances are eliminated in consolidation.

Use of Estimate

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates and such differences may be material to the financial statements.

Note 2 — Summary of Significant Accounting Policies

Cash, Cash Equivalents and Marketable Securities

      The Company considers all highly liquid instruments with an original maturity, or remaining maturity at the date of purchase of three months or less when purchased to be cash equivalents. Cash equivalents consist primarily of market rate accounts and highly rated commercial paper that are stated at cost, which approximate fair value. Investments with maturities greater than three months and less than one year as of the date of the balance sheet are classified as marketable securities. Marketable securities consist of time deposits with original maturities greater than three months and less than one year and corporate debt obligations. Investments with maturities greater than one year are classified as marketable securities, long-term. Marketable securities are classified as available-for-sale as of the balance sheet date in accordance with Statement of Financial Accounting Standard, or SFAS, No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and are reported at fair value, with unrealized gains and losses recorded as other comprehensive income (loss) included in stockholders’ equity.

Derivative Financial Instruments

      The Company accounts for derivative financial instruments under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. The Company’s derivatives comprise warrants issued to investors in connection with the issuance of financing and equity instruments. The term of the warrants is seven years. During the year ended December 31, 2003, the Company recorded in other income, gains on derivatives of approximately $0.4 million.

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Other Financial Instruments

      In addition to cash equivalents and marketable securities, the Company’s financial instruments include restricted cash and long-term investments, which are carried at cost. Restricted cash and long-term investments represent funds held at financial institutions as collateral on an irrevocable standby letter of credit and as a security deposit for lease agreements.

Equity Investments

      Equity investments, representing ownership of less than 20% of the investee in which the Company does not have the ability to exert significant influence, are accounted for using the cost method. The Company reviews its investments on a regular basis and considers factors including the operating results, available evidence of the market value and economic outlook of the relevant industry sector. When the Company concludes that an other-than-temporary impairment has resulted, the difference between the fair value and the carrying value is written off and recorded as an impairment charge in the statement of operations.

Inventories

      Inventories are stated at the lower of cost or market, cost being determined using the first-in, first-out method, less provisions made for excess and obsolete inventory based on management’s estimates.

Property and Equipment

      Property and equipment are stated at cost less accumulated depreciation. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, ranging from three to five years. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the remaining lease term or the estimated useful lives of the improvements.

Impairment of Long-Lived Assets

      The Company reviews long-lived assets and certain identifiable intangibles assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company evaluates any possible impairment of long-lived assets and certain intangible assets using estimates of undiscounted future cash flows. If an impairment loss is to be recognized, it is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. Management evaluates the fair value of its long-lived assets and certain intangibles assets using primarily the estimated discounted future cash flows method. Management uses other alternative valuation techniques whenever the estimated discounted future cash flows method is not appropriate.

Revenue Recognition

      Product revenue is generally recognized upon shipment when persuasive evidence of an arrangement exists, the price is fixed or determinable, and collectibility is reasonably assured. A provision for estimated future sales return and warranty costs is recorded at the time revenue is recognized. The Company has no obligation to provide any modification or customization upgrades, enhancements or other post-sale customer support. The Company grants certain distributors limited rights of return and price protection on unsold products. Product revenue on shipments to distributors, which have rights of return and price protection, is deferred until shipment to end customers by the distributors.

      Effective June 29, 2002, the Company began to recognize sales of its wireless wide area network, or WWAN, products to distributors with rights of return upon shipment by the distributors to the end user customer. Prior to June 29, 2002, the Company recognized revenue for sales of all WWAN products to distributors with rights of return upon shipment to the distributor and provided reserves for the estimated

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

amount of product returns at the time that revenue was recognized. The combination of the changes resulting from the acquisition of the ORiNOCO business and the adoption of one uniform method is consistent with the Company’s plans to sell bundled and integrated WLAN and WWAN products. This change in accounting methodology is treated as a change in estimate, and was made on a prospective basis, starting in the third quarter of 2002.

      Revenue from services, such as pre-installation diagnostic testing and product repair services, is recognized over the period for which the services are performed, which is typically less than one month. Revenue from enhanced service contracts is recognized over the contract period, which ranges from one to three years.

Goodwill

      Goodwill is the amount by which the cost of the acquired identifiable net tangible and intangible assets exceeded the fair values of the acquired net tangible and intangible assets on the date of purchase. Goodwill resulting from business acquisitions completed prior to June 30, 2001 is reported at cost, net of accumulated amortization. Amortization was calculated on a straight-line basis over the estimated useful lives of 5 years. Effective January 1, 2002, The Company adopted SFAS No. 142, “Goodwill and Intangible Assets,” and no longer amortizes goodwill that arose from these acquisitions. Goodwill resulting from business acquisitions completed after June 30, 2001 is reported at cost and not subject to amortization in accordance with SFAS No. 142.

      The Company tests goodwill for impairment annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired, applying a fair-value based test. Examples of such events or circumstances include:

•	a significant adverse change in legal factors or in the business climate;

•	an adverse action or assessment by a regulator;

•	unanticipated competition;

•	a loss of key personnel;

•	a more-likely-than-not expectation that a reporting unit or a significant portion of a reporting unit will be sold or otherwise disposed of;

•	the testing for recoverability under of a significant asset group within a reporting unit; and

•	recognition of goodwill impairment loss in the financial statements of a subsidiary that is a component of a reporting unit.

The impairment test consists of a comparison of the fair value of the goodwill with its carrying value. If the carrying value of the goodwill exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess.

Acquisition-Related Intangible Assets

      Intangible assets result from business acquisitions accounted for under the purchase method, and consist of developed technology, core technology, customer relationships, tradename, patents and in-process research and development. Intangible assets are reported at cost, net of accumulated amortization. Identifiable intangible assets other than in-process research and development and tradename are amortized on a straight-line basis over their estimated useful lives ranging from two to five years. In-process research and development is charged to operating expense in the period the acquisition is consummated.

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Software Development Costs

      Software development costs are capitalized once technological feasibility is established, which the Company defines as completion of a working model. The capitalized cost is then amortized on a straight-line basis over the estimated product life, or on the ratio of current revenues to total projected product revenues, whichever is greater. To date, the period between achieving technological feasibility and the general availability of such software has been short and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs.

Income Taxes

      The Company accounts for income taxes using the asset and liability method, under which the expected future tax consequences of temporary differences between the book and tax bases of assets and liabilities are recognized as deferred tax assets and liabilities, and for net operating loss and tax credit carryforwards. A valuation allowance is established when necessary to reduce deferred tax assets where it is more likely than not that the deferred tax assets will not be realized. The Company does not record a deferred tax provision on unremitted earnings of foreign subsidiaries to the extent that such earnings are considered permanently invested.

Foreign Currency Transactions

      The functional currency of the Company’s operations in all countries is the U.S. dollar. Sales and purchase transactions are generally denominated in U.S. dollars. Foreign currency transaction gains and losses are included in the statement of operations and were not material for each period presented.

Net Income (Loss) Per Share

      Basic net income (loss) per share is computed by dividing net loss available to Common Stockholders by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is calculated using the weighted average number of outstanding shares of common stock plus potential dilutive shares. Potential dilutive shares consist of convertible preferred stock, stock options and warrants, using the treasury stock method based on the average stock price for the period. The calculation of diluted net loss per share excludes potential dilutive shares if the effect is antidilutive.

Mandatorily Redeemable Convertible Preferred Stock (“Preferred Stock”)

      The carrying value of Preferred Stock is adjusted by quarterly accretions, on the effective-interest basis, so that the carrying amount will equal the redemption amount at the earliest redemption date. These adjustments will be effected through charges against additional paid-in capital and accumulated deficit, as appropriate.

Stock-Based Compensation

      The Company accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion, or APB No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. The Company provides additional pro forma disclosures as required under SFAS No. 123, “Accounting for Stock-Based Compensation” and SFAS No. 148 “Accounting for Stock-Bases Compensation — Transition and Disclosure.”

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Pro Forma Fair Value Disclosure Under SFAS No. 123 and 148

      In accordance with SFAS No. 148, “Accounting for Stock-based Compensation, Transition and Disclosure,” the Company is required to disclose the effects on reported net loss and basic and diluted net loss per share as if the fair value based method had been applied to all awards.

      The weighted average estimated grant date fair value, as defined by SFAS No. 123, for stock options granted under its stock option plans during 2003, 2002 and 2001 was $0.89, $2.02 and $6.06 per share, respectively. The weighted average estimated grant date fair value of stock purchase rights granted pursuant to its employee stock purchase plan during 2003, 2002 and 2001 was $0.67, $1.85 and $2.86 per share, respectively. The estimated grant date fair value disclosed by the Company is calculated using the Black-Scholes option pricing model. The Black-Scholes model, as well as other currently accepted option valuation models, was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from its stock option and purchase awards. These models also require highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated grant date fair value.

      The following weighted average assumptions are included in the estimated grant date fair value calculations for its stock option and purchase awards:

	Year Ended December 31,

	2003	2002	2001

Risk-free interest rate	2.77%	3.10%	4.00%
Average expected life of option	2.7 years	2.5 years	4.0 years
Dividend yield	0%	0%	0%
Volatility of common stock	1.39	1.66	1.43

      Had the Company recorded compensation based on the estimated grant date fair value, as defined by SFAS No. 123, for awards granted under its stock option plans and stock purchase plan, the net income (loss) and net income (loss) per share would have been changed to the pro forma amounts below for the years ended December 31, 2003, 2002 and 2001 (in thousands, except per share data):

	Years Ended December 31,

	2003	2002	2001

Net loss attributable to common stockholders as reported	$(133,743)	$(244,480)	$(25,598)
Add: Stock-based compensation expense included in reported net loss	—	855	5,196
Less: Stock-based compensation expense determined under fair value method	(9,163)	(16,211)	(24,267)

Pro forma net loss attributable to common stockholders	$(142,906)	$(259,836)	$(44,669)

As reported:
Basic and diluted net loss attributable to common stockholders per share	$(1.10)	$(2.33)	$(0.44)

Pro forma:
Basic and diluted net loss attributable to common stockholders per share	$(1.17)	$(2.47)	$(0.78)

      The pro forma effect on net loss and net loss per share for 2003, 2002 and 2001 is not representative of the pro forma effect on net income (loss) in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1996.

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Comprehensive Income (Loss)

      SFAS No. 130, “Reporting Comprehensive Income” requires that companies report comprehensive income (loss) and its components. Comprehensive income (loss) is defined to include all changes in equity during a period except those resulting from investments by owners and distributions to owners. The Company has the following two items that comprise comprehensive income (loss): (1) net income (loss); and (2) unrealized gain (loss) on investments.

Segment Reporting

      SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information,” requires that companies report separately in the financial statements certain financial and descriptive information about operating segments’ profit or loss, certain specific revenue and expense items and segment assets. Additionally, companies are required to report information about revenue and assets by geographic areas and about major customers. The Company’s products are grouped into two segments: wireless wide area network, or WWAN, and wireless local area network, or WLAN.

Note 3 — Recent Accounting Pronouncements

      In July 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity.” The principal difference between SFAS No. 146 and EITF Issue No. 94-3 relates to SFAS No. 146’s timing for recognition of a liability for a cost associated with an exit or disposal activity. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue No. 94-3 a liability for an exit cost as generally defined in EITF Issue No. 94-3 was recognized at the date of an entity’s commitment to an exit plan. SFAS No. 146 is effective for exit or disposal activities that are initiated after December 31, 2002. The Company adopted SFAS No. 146 beginning on January 1, 2003. SFAS No. 146 is applied prospectively upon adoption.

      In January 2003, the FASB issued Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective immediately for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company believes that the adoption of this Interpretation will have no material impact on its consolidated financial statements.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. In October 2003, the FASB decided to defer certain provisions of SFAS No. 150 as they apply to mandatorily redeemable noncontrolling interests. It is to be implemented by reporting the cumulative effect of a change in an accounting principle for financial instruments created before the issuance date of the Statement and still existing at the beginning of the interim

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

period of adoption. Restatement is not permitted. The adoption of this Statement is not expected to have a material impact on the Company’s consolidated financial statements.

      On December 17, 2003, the Staff of the Securities and Exchange Commission (“SEC” or “the Staff”) issued Staff Accounting Bulletin (“SAB”) No. 104, Revenue Recognition, which supercedes SAB No. 101, Revenue Recognition in Financial Statements. SAB 104’s primary purpose is to rescind accounting guidance contained in SAB No. 101 related to multiple element revenue arrangements, superceded as a result of the issuance of EITF 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables.” Additionally, SAB 104 rescinds the SEC’s Revenue Recognition in Financial Statements Frequently Asked Questions and Answers (the FAQ) issued with SAB 101 that had been codified in SEC Topic 13, Revenue Recognition. As the primary purpose of SAB No. 104 is to rescind accounting guidance contained in SAB No. 101 and the FAQ related to multiple element revenue arrangements, superceded as a result of the issuance of EITF 00-21, the adoption of this bulletin during the year ended December 31, 2003 did not have any material impact on the Company’s consolidated financial statements.

Note 4 — Business Combinations

Acquisition of the 802.11 WLAN Systems Business of Agere Systems, Inc.

      On August 5, 2002, the Company completed its acquisition of the 802.11 WLAN systems business of Agere, including its ORiNOCO product line, for $65.0 million in cash. To finance the acquisition, Warburg Pincus Private Equity VIII, L.P., Broadview Capital Partners L.P. and affiliated entities agreed to collectively invest $75.0 million in the Company. These investors received 1,640,000 shares of Series A Preferred Stock (Note 16) in the amount of $41.0 million, with a conversion price of approximately $3.06 per share, and warrants to purchase approximately 6.7 million shares of Common Stock valued at $12.3 million. The value of the warrants was recorded as a reduction of the Series A Preferred Stock carrying value and recorded as additional paid-in capital. During the quarter ended September 27, 2002, a deemed Preferred Stock dividend representing the beneficial conversion feature of the Series A Preferred Stock of $2.7 million was reflected in the determination of the loss attributable to Common stockholders. The remaining $34.0 million was in the form of convertible notes. Upon the receipt of approval of the Company’s stockholders at a special meeting held on October 8, 2002, the notes issued to these investors were converted into 1,360,000 shares of Series A Preferred Stock and warrants to purchase approximately 5.6 million shares of Common Stock valued at approximately $1.6 million. The value of the warrants was recorded as a reduction of the Series A Preferred Stock carrying value and recorded as additional paid-in capital in the quarter ended December 31, 2002. In total, the investors were granted warrants to acquire 12,271,345 shares of Common Stock for approximately $3.06 per share, valued at approximately $14.0 million. The Series A Preferred Stock and warrants issued to the investors represented approximately 28% of Proxim’s outstanding common stock on an as-converted and as-exercised basis including dividends as of October 22, 2003. In addition, in connection with the transaction, the Company entered into a patent cross-license agreement and settled all outstanding patent-related litigation with Agere, and entered into a three-year strategic supply agreement, pursuant to which Agere will provide 802.11 chips, modules and cards to the Company at specified prices. Total consideration of $70.0 million for the acquisition comprised of $65.0 million in cash and transaction costs of approximately $5.0 million.

      The purpose of the acquisition was to gain key technology and establish a leadership position in the broadband wireless access systems market.

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The total purchase price was allocated to the tangible and identifiable intangible assets, goodwill acquired and liabilities assumed on the basis of their relative fair values as follows (in thousands):

Inventory, net	$557
Property and equipment	163
Core technology	8,521
Developed technology	16,994
Customer relationships	8,995
Tradename	5,909
Liabilities assumed	(4,589)
Acquired in-process research and development	10,364
Goodwill	23,086

$70,000

      The liabilities assumed consisted principally of restructuring charges related to severance pay totaling $2.3 million for 55 employees, warranty expense and other current liabilities.

      The core and developed technology acquired include Enterprise Access Points, Radio Backbone Systems, Broadband Gateways and Network Management products. These products have already achieved technological feasibility in the marketplace. The fair value assigned to the core technology and developed technology totaled $8.5 million and $17.0 million respectively, and is being amortized over the expected life of its cash flows.

      As of the valuation date, it was assumed that there was some value attributable to the ORiNOCO customer base. In valuing the ORiNOCO customer base, the Company employed an income approach similar to that used in valuing the technology. The customer base includes original equipment manufacturers (“OEM”) such as Avaya, Dell Computer, Fujitsu and Hewlett-Packard. The fair value assigned to the ORiNOCO customer base totaled $9.0 million and is being amortized over the expected life of its cash flows.

      As of the valuation date, it was assumed that there was some value attributable to the ORiNOCO tradename. In valuing the tradename, the Company utilized the relief from royalty methodology, which assumes that the value of the asset equals the amount a third party would pay to use the asset and capitalize on the related benefits of the asset. Therefore, a revenue stream for the asset was estimated based on the revenue from the technology over the next five years, which represents the developed, core and in-process revenue stream. The Company then applied a 2.0% royalty rate to the forecasted revenue to estimate the pre-tax income associated with the asset. The fair value assigned to the tradename totaled $5.9 million and because the Company will continue to use the ORiNOCO tradename the intangible asset will not be amortized.

      Purchased in-process research and development, or IPR&D, consisted of next generation Enterprise Access Points, Radio Backbone Systems, Broadband Gateways and Network Management products, which had not yet reached technological feasibility and had no alternative future use as of the date of acquisition. As of the valuation date, the 802.11 WLAN systems business of Agere was developing next generation Enterprise Access Points, Radio Backbone Systems, Broadband Gateways and Network Management products. These products are under development and require additional hardware and software development. The value of the IPR&D was determined by estimating the net cash flows from potential sales of the products resulting from completion of this project, reduced by the portion of net cash flows from the revenue attributable to core and developed technology. The resulting cash flows were then discounted back to their present value using a discount rate of 50%. The fair value assigned to the IPR&D totaled $10.4 million and was expensed at the time of the acquisition.

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Core technology, developed technology and customer relationships are being amortized on a straight-line basis over the following estimated periods of benefit:

Core technology	5 years
Developed technology	2 years
Customer relationships	3 years

Acquisition of nBand Communications, Inc.

      On April 18, 2002, the Company acquired nBand Communication, Inc. (“nBand”), a California corporation. nBand is a startup developer of advanced application specific integrated circuits (ASICs) designs that the Company intends to use in the development of next generation ASICs. The purchase price was $1.2 million and comprised of $550,000 in cash, 180,144 shares of Class A common stock valued at approximately $450,000 and transaction expenses of approximately $200,000. In the second quarter of 2002, the Company assigned the entire purchase price of $1.2 million to purchased in-process research and development as the acquired technology had not reached technological feasibility.

Merger with Proxim, Inc.

      On March 26, 2002, the merger between Western Multiplex Corporation and Proxim, Inc. was completed, resulting in Proxim Corporation as the combined company. The combined company provides broadband, or high speed, wireless access products to service providers, businesses and other enterprises as well as high performance WLAN products based on RF technology. The merger was accounted for as a purchase transaction with Proxim, Inc. as the purchased entity. Total consideration of $172.6 million for the merger was adjusted to $175.3 million in the third quarter of 2002 and comprised of the following:

•	59,506,503 shares of Class A common stock valued at approximately $133.3 million;

•	options and warrants having an assumed value of approximately $25.3 million; and

•	transaction costs originally estimated at $14.0 million that were adjusted in the third quarter of 2002 to $16.7 million.

      The total purchase price was allocated to the tangible and identifiable intangible assets, goodwill acquired and liabilities assumed on the basis of their relative fair values as follows (in thousands):

Cash and cash equivalents	$35,961
Marketable securities	991
Accounts receivable, net	8,914
Inventory, net	12,834
Other current assets	1,150
Other long-term assets	2,000
Plant and equipment	3,958
Core technology	18,010
Developed technology	12,042
Patents	3,210
Liabilities assumed	(8,199)
Acquired in-process research and development	4,536
Goodwill	79,847

$175,254

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The liabilities assumed consist principally of accounts payable, accrued compensation and benefits and other current liabilities.

      The core and developed technology acquired include 900MHz, RangeLAN, Harmony, 802.11a and Skyline products for the enterprise/commercial markets; Symphony HomeRF, HomeRF 2.0 and Netline products for the home/SOHO markets; and Stratum and Stratum MP products for the building-to-building markets. These products have already achieved technological feasibility in the marketplace. The fair value assigned to the core technology and developed technology totaled $18.0 million and $12.0 million respectively, and is being amortized over the expected life of its cash flows.

      As of the valuation date, it was assumed that there was some value attributable to patents and patent applications of Proxim, Inc. The Company assumed that the patents and patent applications will continue to be used but will be phased out over time as new technology is developed. To value the patents and patent applications, we utilized the relief from royalty methodology. The relief from royalty methodology assumes that the value of the asset equals the amount a third party would pay to use the asset and capitalize on the related benefits of the asset. Therefore, a revenue stream for the asset is estimated, and then an estimated royalty rate is applied to the forecasted revenue to estimate the pre-tax income associated with the asset. The pre-tax income is then tax-affected to estimate the after-tax net income associated with the asset. Finally, the after tax net income is discounted to the present value using an appropriate rate of return that considers both the risk of the asset and the associated cash flow estimates. The resulting cash flows were then discounted back to their present value using a discount rate of 25%. The fair value assigned to the patents totaled $3.2 million and is being amortized over the expected life of its cash flows.

      Purchased IPR&D consisted of 802.11a and HomeRF 2.0 wireless networking products under development, which had not yet reached technological feasibility and had no alternative future use as of the date of acquisition. As of the valuation date, Proxim, Inc. was developing 802.11a WLAN adapters in PCI and Mini PCI form factors and a connectorized access point as well as a HomeRF 2.0 voice data module, voice data gateway and voice data gateway and answer machine. The value of the IPR&D was determined by estimating the net cash flows from potential sales of the products resulting from completion of this project, reduced by the portion of net cash flows from the revenue attributable to core and developed technology. The resulting cash flows were then discounted back to their present value using a discount rate of 30%. The fair value assigned to the IPR&D totaled $4.5 million and was expensed at the time of the acquisition.

      Core technology, developed technology and patents are being amortized on a straight-line basis over the following estimated periods of benefit:

Core technology	5 years
Developed technology	3 years
Patents	5 years

Acquisition of WirelessHome

      On March 22, 2001, the Company acquired WirelessHome located in Long Beach, California in a cash and stock transaction. WirelessHome is a development stage company that designs and develops point-to-multipoint systems. The acquisition was accounted for as a purchase. The Company acquired WirelessHome for a total consideration of $28.2 million comprised of:

•	1,649,324 shares of Class A common stock valued at $12.1 million;

•	$10.5 million in cash;

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•	options and warrants having an assumed value of $0.7 million; a stock price protection contingent consideration valued at $2.5 million; and

•	transaction costs of $2.4 million.

      As part of the transaction the Company assumed $2.0 million of net liabilities, which consisted of $0.4 million of current assets, $0.9 million of other assets and $3.3 million of current liabilities. In March 2001, the Company issued an initial consideration of $23.0 million. As a result, the Company recorded the initial purchase price allocation as follows: $24.7 million to goodwill and $0.3 million to deferred compensation.

      The initial purchase price, as well as the initial allocation, were subject to adjustments upon WirelessHome meeting certain development milestones and other considerations as defined in the agreement to acquire WirelessHome.

      On October 7, 2001, WirelessHome met the development milestones in accordance with the acquisition agreement. This resulted in additional purchase consideration of $5.2 million. We then evaluated and recorded the final purchase price and stock compensation expense arising from the achievement of those milestones. The total purchase price allocation, which consisted of $28.2 million of purchase price and $2.0 million of net liabilities assumed, was as follows: $1.0 million to assembled workforce, $6.4 million to IPR&D $22.5 million to goodwill, and $0.3 million to deferred compensation. In addition, we recorded $2.2 million of stock compensation expense as a result of releasing and issuing 558,950 shares, which were previously held in escrow, to individuals who were directly involved in the completion of the development milestones.

      The purchase price allocation and intangible assets valuation were based on management’s estimates of the after-tax net cash flows and gave consideration to the following: (i) the employment of a fair market value premise excluding any consideration specific to the Company which could result in estimates of investment value for the subject assets; (ii) comprehensive due diligence concerning all potential intangible assets including trademarks, tradename, patents, copyrights, non-compete agreements, assembled work force, customer relationships and sales channel; and (iii) the value of existing technology was specifically addressed, with a view toward ensuring that the relative allocations to existing technology and in-process research and development were consistent with the relative contributions of each final product.

      In making its purchase price allocation, management considered present value calculations of income, an analysis of project accomplishments and remaining outstanding items and an assessment of overall contributions, as well as project risks. The value assigned to purchased IPR&D was determined by estimating the costs to develop the acquired technology into commercially viable products, estimating the resulting net cash flows from the projects, and discounting the net cash flows to their present value. The revenue projection used to value the IPR&D was based on estimates of relevant market sizes and growth factors, expected trends in technology, and the nature and expected timing of new product introductions by the Company and its competitors. The resulting net cash flows from such projects are based on management’s estimates of cost of revenue, operating expenses, and income taxes from such projects.

Acquisition of Ubiquity Communication, Inc.

      On March 24, 2000, the Company acquired Ubiquity Communication, Inc. (“Ubiquity”), located in Petaluma, California. Through the acquisition, the Company acquired technology for use in its development of point-to-multipoint systems. At the time of the acquisition, Ubiquity had seven employees, including six engineers. In connection with the acquisition, the Company issued 692,772 shares of Class A common stock to its former owners and reserved 137,727 shares of our Class A common stock for issuance upon the exercise of the Ubiquity options we assumed. The value of the consideration paid for the acquisition of Ubiquity was $6.4 million. The transaction was accounted for using the purchase method of accounting. In March 2001, the Ubiquity operations were closed due to the acquisition of WirelessHome.

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Goodwill and other intangible assets related to the acquisition of Ubiquity totaled $6.8 million. In March 2001, the Company recorded an impairment of the Ubiquity goodwill and other intangible assets of $4.3 million as a result of closing the Ubiquity operations. The amount of the charge equals the unamortized amount of these intangible assets as of the date of closure of the Ubiquity operations as no future benefit is anticipated, since Ubiquity was replaced by WirelessHome as the developer of point-to-multipoint systems. The Ubiquity intangible asset of $229,000 was amortized on a straight-line basis over its estimated useful life of three years, or $76,000, per year.

Pro Forma Financial Information

      The following table represents unaudited pro forma financial information for the year ended December 31, 2002 and December 31, 2001 had Proxim Corporation (formerly Western Multiplex Corporation), WirelessHome, Proxim, Inc., nBand and the 802.11 WLAN systems business of Agere been combined as of January 1, 2001. The pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of the combined financial position or results of operations of future periods or the results that actually would have resulted had Proxim Corporation, WirelessHome, Proxim, Inc., nBand and the 802.11 WLAN systems business of Agere been a combined company during the specified periods. The pro forma results include the effects of the amortization of identifiable intangible assets and goodwill and adjustments to the income tax provision or benefits and accretion of Preferred Stock. The pro forma combined results for the year ended December 31, 2002 exclude the $4.5 million, $1.2 million and $10.4 million charges for acquired in-process technology from Proxim, Inc., nBand and the 802.11 WLAN systems business of Agere, respectively, because they are non-recurring amounts (in thousands except share data):

	Year Ended December 31,

	2002	2001

	(Unaudited)
Revenue	$206,053	$343,290
Net loss attributable to common stockholders	$(262,630)	$(110,948)
Basic and diluted net loss per share attributable to common stockholders	$(2.21)	$(1.01)

Shares used to compute basic and diluted net loss per share	119,030	110,203

Supplemental Cash Flow Data

      The Company paid cash of $51.5 million in connection with its business combinations with Proxim, Inc., nBand and the 802.11 wireless LAN systems business of Agere in the year ended December 31, 2002, described below (in thousands):

Purchase price	$246,454
Common stock issued	(159,039)
Accrued transactions costs	—
Cash paid	87,415
Less: cash acquired	(35,961)

Net cash used in business combinations	$51,454

Note 5 — Goodwill and Other Intangible Assets

      In December 2002, due to the significant decline in forecasted revenue and cash flows, the Company made a complete assessment of the carrying value of all goodwill and other intangibles assets in accordance

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

with SFAS No. 142. The Company first determined the fair value of its equity to be less than the carrying value of goodwill. As such, an impairment charge was recognizable in accordance with SFAS No. 142 as of December 31, 2002. The Company then quantified the goodwill impairment as the amount by which the carrying amount of the asset exceeded the estimated fair value of goodwill. The carrying value of goodwill determined by the discounted cash flow method, totaling $138.8 million as of December 31, 2002, exceeded the estimated fair value of $9.7 million, resulting in a charge for the impairment of goodwill of $129.1 million, which was recorded in December 2002.

      In December 2003, the Company performed its annual impairment test of goodwill and determined that no impairment charge was required.

      The changes in the carrying amount of goodwill for the year ended December 31, 2002 are as follows (in thousands):

Balance as of December 31, 2001	$35,901
Goodwill acquired during the year	102,933
Impairment charge	(129,108)

Balance as of December 31, 2002	$9,726

      Acquired intangible assets, net of accumulated amortization, consist of the following (in thousands):

	December 31,

	2003	2002

Acquired intangible assets, net:
WirelessHome and other	$—	$136
Proxim, Inc.	18,810	27,068
802.11 WLAN systems business	21,523	34,722

Total intangible assets, net	$40,333	$61,926

      Acquired intangible assets by categories as of December 31, 2003 consist of the following (in thousands):

	Gross
	Carrying	Accumulated
	Amounts	Amortization

Amortized intangible assets:
Core Technology	$26,531	$8,718
Developed Technology	29,036	19,063
Customer Relationships	8,995	4,247
Patents	3,439	1,549

Total	$68,001	$33,577

Unamortized intangible assets:
Tradename	$5,909

      Goodwill represents the excess of cost over the fair market value of net assets acquired. Goodwill pushed down from the 1995 acquisition of the Company by GTI totaled $22.0 million. Prior to January 1, 2002, this goodwill was amortized on a straight-line basis over its estimated useful life of 30 years, or $0.7 million per year. As a result of the Company’s adoption of SFAS No. 142, as of January 1, 2002, the Company no longer amortizes goodwill. Goodwill related to the acquisition of WirelessHome totaled $24.7 million. Prior to December 31, 2001 this goodwill was amortized on a straight-line basis over its estimated useful life of 5 years.

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

This goodwill was subject to subsequent adjustments upon WirelessHome meeting certain development milestones and other considerations. After WirelessHome met those development milestones, the goodwill was adjusted to $22.5 million in the fourth quarter of 2001. Goodwill related to the merger with Proxim, Inc. totaled $77.2 million and was adjusted to $79.9 million in the third quarter of 2002 as a result of additional unanticipated transaction expenses. Goodwill related to the 802.11 WLAN systems business of Agere totaled $23.1 million.

      Assembled workforce related to the acquisition of WirelessHome totaled $1.0 million were reclassified as Goodwill on January 1, 2002. Patents related to the acquisition of Ubiquity totaled $229,000, and are being amortized on a straight-line basis over an estimated useful life of 3 years.

      Core technology, developed technology and patents related to the merger with Proxim, Inc. totaled $18.0 million, $12.0 million and $3.2 million respectively, and are being amortized on a straight-line basis over an estimated useful life of 5 years, 3 years and 5 years, respectively.

      Core technology, developed technology and customer relationships related to the acquisition of the 802.11  WLAN systems business of Agere totaled $8.5 million, $17.0 million and $9.0 million respectively, and are being amortized on a straight-line basis over an estimated useful life of 5 years, 2 years and 3 years, respectively. The fair value assigned to the tradename totaled $5.9 million and because the Company will continue to use the ORiNOCO tradename the intangible asset will not be amortized.

      The Company expects amortization expense of intangible assets to be $17.9 million in fiscal 2004, $8.7 million in fiscal 2005, $5.9 million in fiscal 2006, and $1.9 million in fiscal 2007, at which time intangible assets will be fully amortized assuming no future impairments of those intangible assets or additions as a result of acquisitions.

      The following table presents the impact of SFAS No. 142 on net loss as if the standard had been in effect for the year ended December 31, 2001 (in thousands, except per share data):

Net loss as reported	$(25,598)
Add: goodwill amortization	4,371
workforce amortization	383

Adjusted net loss	$(20,844)

Basic and diluted net loss per share as reported	$(0.44)
Add: goodwill amortization	0.08
workforce amortization	—

Adjusted basic and diluted net loss per share as reported	$(0.36)

Note 6 — Purchased In-Process Research and Development

      Purchased in-process research and development consist primarily of acquired technology that has not reached technological feasibility.

      The amount expensed to purchased in-process research and development in the third quarter of 2002 related to next generation Enterprise Access Points, Radio Backbone Systems, Broadband Gateways and Network Management products acquired in the acquisition of Agere’s 802.11 WLAN systems business. The amount expensed to purchased in-process research and development in the second quarter of 2002 related to technology for next generation ASICs acquired in the nBand acquisition. The amount expensed to purchased in-process research and development in the first quarter of 2002 related to 802.11a and HomeRF 2.0 wireless networking products acquired in relations to the Proxim, Inc. merger. The following table summarizes the key

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

assumptions underlying the valuation for the Company’s purchase transactions completed during the year ended December 31, 2002 and 2001 (in thousands):

		Estimated Cost	Risk-Adjusted
		to Complete	Discount Rate for
		Technology at	In-Process Research
	Year	Time of Acquisition	and Development

802.11 WLAN systems business	2002	$1,322	50.0%
Proxim, Inc.	2002	$2,387	30.0%
WirelessHome	2001	$1,425	35.0%

      The discount rates reflect the risk of the respective technology and are representative of the implied transaction rates.

      The Company does not expect to achieve a material amount of expense reductions or synergies as a result of integrating the acquired in-process technology. Therefore, the valuation assumptions do not include any anticipated synergies or cost saving associated with the transactions. The Company expected that products incorporating the acquired technology will be completed and begin to generate cash flows between six to nine months after integration. Actual results have been consistent in all material respects, with its assumptions at the effective time of the transactions.

      Development of this technology remains a significant risk due to the remaining effort to achieve technological feasibility, rapidly changing customer markets, uncertain standards for new products, and significant competitive threats. The nature of the efforts to develop the acquired technology into commercially viable products consists principally of developing a new operating system, developing a new processor and interface, planning and testing activities necessary to determine that the product can meet market expectations, including functionality and technical requirements. Failure to bring these products to market in a timely manner could result in a loss of market share, or a lost opportunity to capitalize on emerging markets, and could have a material adverse impact on the value of assets acquired.

Note 7 — Balance Sheet Components

	December 31,

	2003	2002

	(In thousands)
Investments:
Time deposits	$1,254	$2,489
Equity investment in a wireless company listed in Canada	—	513

	1,254	3,002
Less: long-term restricted portion	(1,254)	(2,489)

Current portion	$—	$513

Accounts receivable, net:
Gross accounts receivable	$34,345	$52,750
Less: Deferred revenue	(10,599)	(14,715)
Allowances for bad debts, sales returns and Price protection	(9,785)	(7,500)

	$13,961	$30,535

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31,

	2003	2002

	(In thousands)
Inventory, net:
Raw materials	$6,915	$37,472
Work-in-process	1,408	5,820
Finished goods	10,011	17,523
Consignment inventories	6,677	8,829

	25,011	69,644
Less: reserve for excess and obsolete inventory	(5,072)	(32,845)

	$19,939	$36,799

Property and equipment, net:
Computer and test equipment	$11,427	$18,102
Furniture and fixtures	194	890
Leased assets	2,942	—
Leasehold improvements	438	265

	15,001	19,257
Less: accumulated depreciation	(7,479)	(9,147)

	$7,522	$10,110

Intangible assets, net:
Core technology	$26,531	$26,531
Developed technology	29,036	29,036
Customer relationships	8,995	8,995
Tradename	5,909	5,909
Patents	3,439	3,439

	73,910	73,910
Less: Accumulated amortization	(33,577)	(11,984)

	$40,333	$61,926

Other accrued liabilities:
Restructuring accruals, current portion	$7,144	$3,871
Accrued interest on convertible promissory note	3,247	—
Accrued unconditional project commitments	1,284	1,509
Accrued compensation	3,402	3,921
Accrued warranty costs	1,395	2,041
Other accrued liabilities	4,332	5,575

	$20,804	$16,917

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following is a summary of the movements in allowance for bad debt, sales returns and discounts and product warranty costs during the year ended December 31, 2003 (in thousands):

	Allowance for Bad	Product
	Debt, Sales Returns	Warranty
	and Discounts	Costs

Balance as of December 31, 2002	$7,500	$2,041
Additional provision	10,590	207
Settlements made during the period	(8,305)	(853)

Balance as of December 31, 2003	$9,785	$1,395

      Property and equipment includes $2.9 million of computer equipment under capital leases at December 31, 2003. Accumulated amortization of assets under capital leases totaled $215,000.

Note 8 — Impairment of Loan to Officer

      The Company had guaranteed up to $5 million of obligations of an officer of the Company, with respect to a margin loan with an investment bank that he established prior to 2001. On October 15, 2002, the investment bank called the Company’s guaranty of $5 million. The Company continues to seek repayment from the former officer under a Reimbursement and Security Agreement. In this regard, in January 2003, the former officer made a cash payment of $0.5 million to the Company. The Company assessed the recoverability of the remaining balance of the loan with respect to the former officer’s current financial position and recorded an impairment charge of $4.5 million in the fourth quarter of 2002. This impairment charge does not constitute forgiveness of the former officer’s indebtedness to the Company. Future payments by the former officer under the Reimbursement and Security Agreement will be recorded as income in the period cash is received.

Note 9 — Revenue Information and Concentration of Credit Risks

      The Company’s products are grouped into two product lines: WWAN and WLAN product lines. The WWAN product line includes point-to-point Lynx and Tsunami products and point-to-multipoint Tsunami products. The WLAN product line includes 802.11a and ORiNOCO products and license revenue. Prior to the March 26, 2002 merger with Proxim, Inc., the Company did not have a WLAN product line. Historical WLAN revenue prior to March 26, 2002 of the former Proxim, Inc., and prior to August 5, 2002, for the ORiNOCO products acquired from Agere, are not reported in the table below. Revenue information by product line is as follows (in thousands):

	Year Ended December 31,

Product Line	2003	2002	2001

WWAN product revenue	$74,658	$83,799	$105,730
WLAN product revenue	67,808	60,861	—
WLAN license revenue	6,000	—	—

Total revenue	$148,466	$144,660	$105,730

      The Company sells its products worldwide through a direct sales force, independent distributors, and value-added resellers. It currently operates in two geographic regions: North America and International. Revenue outside of the North America consists primarily of export sales denominated in United States dollars.

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Disaggregated financial information regarding the Company’s revenue by geographic region is as follows (in thousands):

	Year Ended December 31,

Geographical Region	2003	2002	2001

North America product revenue	$82,023	$89,890	$80,038
North America license revenue	6,000	—	—
International product revenue	60,443	54,770	25,692

Total revenue	$148,466	$144,660	$105,730

      The following table summarizes each customer, which accounted for more than 10% of the Company’s total revenue each year:

	Year Ended
	December 31,

	2003	2002	2001

Tech Data Corporation	13.9%	*	*
Comstor	*	23.0%	29.4%
Somera Communications, Inc.	*	*	11.4%
Tessco Technologies	*	*	10.5%

*	Customer accounted for less than 10% of total revenue in the respective fiscal year.

      As of December 31, 2003 and 2002, approximately 57% and 40% of accounts receivable, respectively, were concentrated with ten customers.

Note 10 — Restructuring Provision for Excess and Obsolete Inventory

      During the year ended December 31, 2003, the Company recorded a $22.5 million provision for excess and obsolete inventory as part of the Company’s restructuring activities. To mitigate the component supply constraints that have existed in the past, the Company had built inventory levels for certain components with long lead times and entered into longer-term commitments for certain components. The excess inventory charges were due to the following factors:

•	A sudden and significant decrease in demand for certain Lynx and Tsunami license-exempt point-to-point, 802.11a and Harmony products;

•	Notification from customers that they would not be ordering as much as they had previously indicated;

•	Continued decline in the demand for fixed wireless solutions due to the worldwide slowdown in the telecom industry;

•	Continued increase in competition for wireless networking products, particularly related to home networking and enterprise LANs; and

•	Management’s strategy to discontinue products, and in certain cases replace those products with newer or redesigned products.

      Due to these factors, inventory levels exceeded the Company’s requirements based on current 12-month sales forecasts. The additional excess and obsolete inventory charge was calculated based on the inventory levels in excess of the estimated 12-month demand for each specific product family. The Company does not currently anticipate that the excess inventory subject to this reserve will be used at a later date based on our current 12-month demand forecast. The Company uses a 12-month demand forecast because the wireless

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

communications industry is characterized by rapid technological changes such that if the Company has not sold a product after a 12-month period it is unlikely that the product will be sold. The following is a summary of the movements in the reserve for excess and obsolete inventory during the year ended December 31, 2003 (in thousands):

Balance as of December 31, 2002	$32,845
Additional reserve for excess and obsolete inventory	22,549
Inventory scrapped	(50,322)

Balance as of December 31, 2003	$5,072

Note 11 — Restructuring Charges (Benefit) for Severance and Excess Facilities

      Prior to the Company’s adoption of SFAS No. 146 on January 1, 2003, the Company accounted for restructuring charges under the provisions of Emerging Issues Task Force (“EITF”) No. 94-3 “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)” and Staff Accounting Bulletin (“SAB”) No. 100 regarding the accounting for and disclosure of certain expenses commonly reported in connection with exit activities and business combinations.

      During the year ended December 31, 2002, the Company recorded $43.2 million of restructuring charges, including $35.4 million, $3.6 million, $2.3 million and $1.9 million in the first, second, third and fourth quarters of 2002, respectively, related to closure of certain facilities, discontinued product lines and severance pay. The charges include $40.8 million of cash provisions, which include severance of $7.4 million for 194 employees, $33.1 million for future lease commitments, net of estimated future sublease receipts, and exit costs related to the closure of four facilities and $0.3 related to consulting fees. The charge also includes $2.4 million of non-cash provisions related to fixed assets that will no longer be used at the facilities. The estimated future sublease receipts are based on current comparable rates for leases in the respective markets. If facility rental rates continue to decrease in these markets or if it takes longer than expected to sublease these facilities, the actual costs for closures of facilities could exceed the original estimate of $33.1 million.

      During the year ended December 31, 2003, the Company recorded restructuring charges of $7.3 million, consisting of $24.8 million of cash provisions and $3.3 million of non-cash provisions for abandoned property and equipment, partially offset by a $20.8 million net reversal of restructuring accruals. The $24.8 million of cash provisions consisted of $12.7 million of operating lease commitments, less estimated future sublease receipts, and exit costs of certain closed facilities, $9.1 million of severance payments for 111 employees, $0.6 million of consulting fees, and $2.4 million of project commitments. The $20.8 million net reversal of restructuring accruals represented the reversal of $27.8 million of previously recorded lease obligation restructuring reserves, partially offset by the write-down of fair value of an asset held for sale of $6.9 million. The Company reversed a total of $27.8 million of restructuring reserves, of which $26.8 million related to buying, terminating and selling the leased property in Sunnyvale, California during the fourth quarter of 2003. The Company reversed an additional $1.0 million of previously recorded restructuring reserves related to another building lease in Sunnyvale as a result of a reduction of the lease commitments agreed to with the lessor.

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes the restructuring activities during the years ended December 31, 2002 and 2003 (in thousands):

			Asset Held
	Severance	Facilities	for Sale	Other	Total

Balance as of December 31, 2001	$198	$52	$—	$180	$430
Reclassifications among categories	—	180	—	(180)	—
Balance acquired with Proxim, Inc.	—	1,066	—	—	1,066
Provision charged to operations	7,395	33,080	—	2,702	43,177
Non-cash charges utilized	—	—	—	(2,405)	(2,405)
Cash payments	(7,593)	(3,928)	—	(297)	(11,818)

Balance as of December 31, 2002	—	30,450	—	—	30,450
Provision charged to operations	9,071	12,743	6,925	3,904	32,643
Reversal of previously recorded provision	—	(27,764)	—	—	(27,764)
Non-cash charges utilized	—	—	—	(3,304)	(3,304)
Cash payments	(5,451)	(3,845)	(9,966)	—	(19,262)
Proceeds from sale of asset held for sale, net	—	—	3,041	—	3,041

Balance as of December 31, 2003	$3,620	$11,584	$—	$600	$15,804

      The restructuring related asset and reserves were presented on the balance sheet as follows (in thousands):

	December 31,

	2003	2002

Restructuring accruals
Current	$7,144	$3,871
Long-term	8,660	26,579

Net restructuring accruals	$15,804	$30,450

Note 12 — Loss on Early Extinguishment of Debt

      As fully described in Note 1 to the consolidated financial statements, upon stockholders’ approval in December 2003, the Notes of $30 million were modified as they now include (1) warrants to purchase 24 million shares of common stock; and (2) a right to convert to Series B preferred stock at the option of the investors. The Company determined under Emerging Issues Task Force 96-19, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments,” that the modification was made with substantially different terms and a debt extinguishment resulted. Accordingly, the December Note instrument was recorded at fair value and that amount was used to determine the debt extinguishment loss to be recognized and the effective rate of the new instrument. The warrants were also recorded at fair value (See Note 17 to the consolidated financial statements for details). A loss on debt extinguishment of $22.2 million was recorded in the fourth quarter of 2003.

Note 13 — Income Taxes

      The Company provides for income taxes under the provisions of SFAS No. 109, “Accounting for Income Taxes.” SFAS No. 109 requires an asset and liability based approach in accounting for income taxes. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

differences of revenue and expense items for financial statement and income tax purposes. Valuation allowances are provided against assets that are not likely to be realized.

      The components of the provision (benefit) for income taxes for the years ended December 31, 2003, 2002, and 2001 are as follows:

	Years Ended December 31,

	2003	2002	2001

Current
Federal	$—	$—	$—
State	—	—	13

	—	—	13
Deferred
Federal	—	2,067	(2,854)
State	—	1,157	(1,255)

	—	3,224	(4,109)
	$—	$3,224	$(4,096)

      The provision for income taxes differs from the amounts, which would result by applying the applicable statutory Federal income tax rate to income before taxes, as follows (in thousands):

	Year Ended December 31,

	2003	2002	2001

Provision at federal statutory rate of 35%	$(44,604)	$(82,819)	$(10,393)
State income taxes, net of federal benefits	110	(12,069)	(242)
Goodwill impairment and amortization of intangible assets	—	36,860	3,148
Amortization of deferred stock compensation	—	299	1,819
In-process research and development	—	5,635	2,240
Change in valuation allowance	44,179	52,695	—
Research and development tax credits	—	(500)	(850)
Other	315	3,123	182

Total provision for taxes	$—	$3,224	$(4,096)

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The major components of the net deferred tax asset are as follows (in thousands):

	December 31,

	2003	2002

Deferred tax assets:
Inventory reserve	$2,066	$13,383
Goodwill and other intangibles assets	8,830	25,580
Restructuring reserve	6,963	12,407
Accrued royalties	10,961	—
Other reserves and accruals	9,805	9,361
Net operating losses	87,131	20,846
Research and development credit and other credits	9,023	9,023

Gross deferred tax asset	134,779	90,600
Valuation allowance	(134,779)	(90,600)

Net deferred tax asset	$—	$—

      As of December 31, 2003, the Company’s federal and state net operating loss carryforwards for income tax purposes were approximately $235 million and $70 million, respectively. If not utilized, these net operating loss carryfowards will begin to expire at various dates between 2006 and 2023. The Company’s federal and state research tax credit carryforwards for income tax purposes are approximately $5.1 million and $3.8 million, respectively. If not utilized the federal tax credit carryforwards will begin to expire in 2012. The Company has a valuation allowance of approximately $127 million as of December 31, 2003 for deferred tax assets because of uncertainty regarding their realization.

      Deferred tax assets of approximately $15.7 million as of December 31, 2003 pertain to certain net operating loss carryforwards and credit carryforwards resulting from the exercise of employee stock options. When recognized, the tax benefit of these loss and credit carryforwards are accounted for as a credit to additional paid-in capital rather than a reduction to the income tax provision.

      The Internal Revenue Code of 1986, as amended, contains provisions that may limit the net operating loss and credit carryforwards available for use in any given period upon the occurrence of certain events, including a significant change in ownership interests.

Note 14 — Loss Per Share Attributable to Common Stockholders

      Basic and diluted net loss per share attributable to common stockholders are presented in conformity with SFAS No. 128, “Earnings Per Share.” The following is a reconciliation of the numerators and denominators of the basic and diluted net loss per share computations for the years ended December 31, 2003, 2002 and 2001 (in thousands except share data):

	Year Ended December 31,

	2003	2002	2001

Net loss attributable to common stockholders	$(133,743)	$(244,480)	$(25,598)
Weighted average common shares
Outstanding	121,662	105,119	57,559

Net loss per share — basic and diluted	$(1.10)	$(2.33)	$(0.44)

      For the years ended December 31, 2003, 2002 and 2001, basic net loss per share under SFAS No. 128 was computed using the weighted average number of shares outstanding during the period. Diluted net loss per

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

share was determined in the same manner as basic earnings per share except that the number of shares was increased assuming dilutive stock options and warrants using the treasury stock method. For the years ended December 31, 2003, 2002 and 2001, the incremental shares from the assumed exercise of stock options and warrants were not included in computing diluted per share amounts as the effect would be antidilutive. For the years ended December 31, 2003, 2002 and 2001 options to purchase 28,238,078, 30,367,748 and 10,258,659 shares of common stock were excluded from the diluted net loss per share calculations. For the years ended December 31, 2003 and 2002 warrants to purchase 38,922,655 and 13,842,655 shares of common stock were excluded from the diluted net loss per share calculations.

Note 15 — Convertible Notes

      As of December 31, 2003, the Company had outstanding Convertible Notes of $40 million. Convertible Notes of $10 million, which were issued on December 19, 2003, rank senior to the Convertible Notes of $30 million originally issued on July 30, 2003. The Company may be required to repay the Notes, plus accrued and unpaid interest, in the event its note holders do not exchange for mandatorily redeemable Convertible Series B preferred stock (“Series B preferred stock”). Such repayment would be required on September 30, 2004, the maturity date of the Notes, or upon an event of default or change in control, whichever is earlier.

      The holders of Convertible Notes have various rights and preferences as follows:

Conversion Right and Liquidation Preference

      At the option of the note holders, the Notes can be exchanged for shares of the Company’s Series B preferred stock with an aggregate initial liquidation preference equal to the principal amount of the exchanged indebtedness, plus accrued but unpaid interest, at the conversion price of $100 per share.

Put Rights

      In the event of change in control, 150% of the accrued value of the Convertible Notes, with a cap of $10 million on the accrued interest portion of the Notes, will be immediately due and payable.

Interest

      The Convertible Notes bear interest at 25% per annum. After the maturity date, the interest rate will increase to 30% per annum.

      The Company reserved 540,000 shares of Series B preferred stock for the conversion of the Notes as of December 31, 2003.

Note 16 — Mandatorily Redeemable Convertible Preferred Stock

      As of December 31, 2003, Mandatorily Redeemable Convertible Preferred Stock, Series A (“Series A Preferred Stock”), consisted of the following:

				Total Number of
				Shares of
				Common Stock
		Issued and	Liquidation	Issuable Upon
	Authorized	Outstanding	Preference	Conversion

Series A	3,000,000	3,000,000	$81,120,000	39,590,044

      In August 2002, in connection with the acquisition of the 802.11 WLAN systems business of Agere Systems, Inc., Warburg Pincus Private Equity VIII, L.P., Broadview Capital Partners L.P. and affiliated entities agreed to collectively invest $75 million in the Company. These investors received 1,640,000 shares of

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Series A Preferred Stock in the amount of approximately $41 million, with a conversion price of approximately $3.06 per share, and warrants to purchase approximately 6.7 million shares of our Common Stock valued at $12.3 million. The value of the warrants was recorded as a reduction of the Series A Preferred Stock carrying value and recorded as additional paid-in capital. A deemed preferred stock dividend representing the beneficial conversion feature of the Series A Preferred Stock of $2.7 million was also recorded to increase the loss attributable to holders of the Company’s Common Stock.

      Upon receipt of approval of the Company’s stockholders at a special meeting held on October 8, 2002, the notes issued to these investors (Note 3) were converted into 1,360,000 shares of Series A Preferred Stock and the Company granted to these investors additional warrants to purchase approximately 5.6 million shares of our common stock value at $1.7 million. In total, the investors were granted warrants to acquire 12,271,345 shares of Common Stock for approximately $3.06 per share value at $14.0 million. The Series A Preferred Stock and warrants issued to the investors represent approximately 20% of the Company’s outstanding Common Stock on an as-converted and as-exercised basis as of December 31, 2003.

      In summary, the issuance of Series A Preferred Stock, convertible notes and related warrants and the subsequent conversion, accretion and interest accrual were recorded through December 31, 2003 as follows (in thousands):

			Additional
	Convertible	Preferred	Paid-In	Accumulated
	Notes	Stock	Capital	Deficit

Issuance of Series A Preferred Stock	$—	$41,000	$—	$—
Issuance of convertible notes	34,000	—	—	—
Issuance of warrants	—	(13,993)	13,993	—
Conversion of convertible notes	(34,000)	34,000	—	—
Deemed Preferred Stock dividend	—	—	2,740	(2,740)
Accretion of Preferred Stock redemption obligations	—	2,936	(1,046)	(1,890)
Accrued interest on convertible notes payable in Preferred Stock	—	469	—	—

Balance as of December 31, 2002	—	64,412	15,687	(4,630)
Accretion of Preferred Stock redemption obligations	—	9,168	(2,865)	(6,303)

Balance as of December 31, 2003	$—	$73,580	$12,822	$(10,933)

      The holders of Series A Preferred Stock have various rights and preferences as follows:

      Voting. For so long as Warburg Pincus owns at least 25% of its shares of Series A Preferred Stock or the Common Stock issuable on conversion of its Series A Preferred Stock and exercise of its warrants, Warburg Pincus will have the right to nominate for election one member of the Company’s board of directors, who will sit on all major board committees for so long as such committee membership does not conflict with any applicable law or regulation or any listing requirements of the Nasdaq National Market.

      The approval of holders of a majority of the Series A Preferred Stock is separately required to approve changes to the Company’s certificate of incorporation or bylaws that adversely affect these holders’ rights, any offer, sale or issuance of the Company’s equity or equity-linked securities ranking senior to or equally with the Series A Preferred Stock, and any repurchase or redemption of the Company’s equity securities (other than from an employee, director or consultant following termination), or the declaration or payment of any dividend on the Company’s Common Stock.

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Redemption. In August 2007, the Company will be required to redeem all outstanding shares of Series A Preferred Stock, if any, for cash equal to their liquidation preference, which bears interest at 8% per annum, compounded semi-annually, for three years, plus accrued and unpaid dividends.

      Dividends. From August 2005 through August 2007, shares of Series A Preferred Stock will be entitled to cumulative dividends equal to 8% of their liquidation preference per year, payable, at the Company’s election, in cash or shares of the Company’s Common Stock valued at the then-market price;

      Liquidation. Each share of Series A Preferred Stock will have an initial liquidation preference of $25.00 and the liquidation preference will bear interest at 8% per annum, compounded semi-annually, for three years. The liquidation preference is subject to adjustments in the event the Company undertakes a business combination or other extraordinary transaction, or the Company are liquidated or dissolved.

      Conversion. In the event of a change of control of the Company, the Company will have the right to convert the Series A Preferred Stock into Common Stock if upon such conversion the holders of Series A Preferred Stock would receive liquid securities or cash with a fair market value equal to or greater than 110% of the liquidation preference then in effect. If the consideration is less than 110% of the liquidation preference, the Company may either repurchase modify the conversion price so that the consideration will equal 110% of the liquidation preference then in effect or change the Series A Preferred Stock for cash at 101% of the liquidation preference then in effect. In addition, in the event of a of control that occurs prior to August 2005, the liquidation preference will increase as necessary to provide for three years of accretion.

      Holders of Series A Preferred Stock have rights to acquire additional shares of the Company’s capital stock or rights to purchase property in the event of certain grants, issuance or sales.

      The conversion price of the Series A Preferred Stock, which initially was approximately $3.06 per share, is subject to customary weighted average anti-dilution adjustments and other customary adjustments.

Note 17 — Stockholders’ Equity (Deficit)

Common Stock

      The Company’s authorized common stock consists of Class A and Class B common stock. Holders of Class A common stock are entitled to one vote per share. Holders of Class B common stock are entitled to ten votes per share. Each share of Class B common stock is convertible into one share of Class A common stock at the election of the stockholder or, prior to the Company’s initial public offering, upon such event.

      In conjunction with the recapitalization transaction in 1999 the Company repurchased 42,000,000 shares of Class B common stock for $21.0 million from Glenayre Technologies Inc. and held these shares as treasury stock.

      Simultaneously with the closing of the Company’s initial public offering, all of the Company’s then outstanding 38,000,000 shares of Class B common stock and 42,000,000 shares of Class B treasury stock were automatically converted into 38,000,000 shares of Class A common stock and 42,000,000 shares of Class A treasury stock, respectively.

      On March 26, 2002 the Company acquired Proxim, Inc. for 59,506,503 shares of Class A Common Stock.

      As of December 31, 2003, the Company had 165,037,194 shares of Class A Common Stock issued and outstanding and 42,185,534 shares of Class A treasury stock.

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Warrants

			Total Number
			of Shares
	Warrants for		Issuable Upon
	Class A	Exercise Price	Exercise of
	Common Stock	per Share	Warrants

Balance at December 31, 2001	29,162	$ 9.61 – $14.01	29,162
Issuance of warrants in connection with merger with Proxim, Inc.	2,228,881	$ 6.85 – $13.23	2,228,881
Issuance of warrants in connection with financing arrangements	12,271,345	$3.06	12,271,345
Warrants expired	(686,733)	$11.91 – $13.23	(686,733)

Balance at December 31, 2002	13,842,655	—	13,842,655
Issuance of warrants in connection with licensing and distribution agreement	1,080,000	$2.34	1,080,000
Issuance of warrants in connection with financing arrangements	18,000,000	$1.46	18,000,000
Issuance of warrants in connection with the financing arrangement	6,000,000	$1.53	6,000,000

Balance at December 31, 2003	38,922,655	—	38,922,655

      In connection with a new operating lease entered into in September 2000, the Company issued 25,000 warrants to the lessor in November 2000. Each new warrant is convertible into one share of Class A common stock of the Company at an exercise price of $14.01 per share. These warrants are exercisable during the period beginning on January 1, 2001 and ending on December 1, 2005. The Company has estimated the fair value of the warrants using the Black-Scholes option valuation model and has determined the compensation expense throughout the life of the lease to be immaterial.

      In connection with the acquisition of WirelessHome Corporation, the Company assumed a warrant to purchase 4,162 shares of the Company’s Class A common stock at an exercise price of $9.61 per share. These warrants will expire on December 16, 2009.

      In connection with the acquisition of Proxim, Inc., the Company assumed warrants to purchase 362,803, 323,930 and 1,542,148 shares of the Company’s Class A common stock at an exercise price of $11.91 and $13.23 and $6.85 per share, respectively. These warrants expire on April 28, 2002, June 2, 2002 and November 27, 2005. As of December 31, 2002 1,542,148 warrants were outstanding.

      In connection with the acquisition of the 802.11 WLAN systems business of Agere Systems, Inc., the Company issued 12,271,345 warrants to Warburg Pincus Private Equity VIII, L.P., Broadview Capital Partners L.P. and affiliated entities. Each new warrant is convertible into one share of Class A common stock of the Company at an exercise price of approximately $3.06 per share. The Company has estimated the fair value of the warrants using the Black-Scholes option valuation model totaling $14.0 million. The warrants will expire on August 5, 2007.

      In connection with a three-year licensing and distribution agreement entered into with Motorola, Inc. on September 8, 2003, the Company issued to Motorola a fully vested warrant to purchase 1,080,000 shares of the Company’s common stock at an exercise price of $2.34 per share. This warrant will expire on September 8, 2008. The Company has estimated the fair value of the warrant using the Black-Scholes option valuation model at $2.1 million. The fair value of the warrant will be amortized on a straight-line basis over the three-

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

year term of the commercial arrangement with Motorola with periodic charges against revenue effective beginning in the quarter ending April 1, 2004.

      The following assumptions were applied when estimating the fair value of the warrants issued in the year ended December 31, 2002 and 2003 using the Black-Scholes option pricing model:

	Year Ended	Year Ended
	December 31,	December 31,
	2003	2002

Risk-free interest rate	2.34%	3.21%
Expected life of option	5 years	5 years
Dividend yield	0%	0%
Volatility of common stock	118%	114%

      In connection with additional investments made by Warburg Pincus Private Equity VIII, L.P., Broadview Capital Partners L.P. and affiliated entities during the year ended December 31, 2003, the Company issued to these investors warrants to purchase 18 million and 6 million shares of the Company’s common stock at an exercise price of $1.46 per share and $1.53 per share, respectively (see Note 1 and 15). These warrants were valued by the Company with the assistance of an independent valuation consulting firm at $22.2 million at December 12, 2003 and $21.8 million at December 31, 2003. The fair value of the warrants are recorded as long-term liability, as the warrant holders are entitled to require the Company to purchase the warrants for cash upon the occurrence of a change in control event. The fair value of the warrants will be subject to revaluation adjustments at the end of each reporting period, until they are exercised or expired, whichever is earlier. The resulting gain or loss will be recorded as other income or expense in the corresponding reporting period. These warrants will expire on December 15, 2010.

Deferred Stock Compensation

      In connection with the grant of certain stock options and sales of certain stock to employees and directors during fiscal 2000, the Company recorded deferred stock compensation within stockholders’ equity of $8.5 million, representing the difference between the estimated fair value of the common stock and the option exercise price of these options at the date of grant or the stock sale price at the date of sale. Such amount is presented as a reduction of stockholders’ equity. The portion of deferred stock compensation associated with the stock options was amortized over the vesting period of the applicable options using an accelerated method of amortization. Under the accelerated method, each vested tranche of options is accounted for as a separate option grant awarded for past services. Accordingly, the compensation expense is recognized over the period during which the services will be provided; however, the method results in a front-loading of the compensation expense. For the portion of deferred stock compensation associated with stock sales, the Company records the expense over the period the shares are vested using the accelerated method. For the year ended December 31, 2002 the Company recorded amortization of deferred compensation, net of cancellations, of $855,000.

      As part of the WirelessHome acquisition, the Company assumed certain vested and unvested options that when exercised would result in approximately 14,400 and 113,000 shares of common stock outstanding, respectively. These options have an average exercise price of $3.01 per share of the Company’s common stock. The unvested options resulted in additional deferred compensation of $0.3 million recorded as of the date of acquisition, which is amortized over the remaining vesting period using the accelerated method.

      During the year ended December 31, 2001, the Company reversed approximately $1.8 million of deferred stock compensation previously recorded due to cancellations of unexercised stock options.

      During the year ended December 31, 2003, as a result of WirelessHome meeting the development milestones, the Company released and issued 558,950 shares to individuals who were directly involved in the

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

completion of the development milestones and accordingly recorded $2.2 million of stock compensation expense. As of December 31, 2003, all deferred stock compensation was amortized.

Employee’s Stock Forward Sale Agreements

      On December 20, 2001 the Company entered into stock forward sale agreements with certain employees. Under these agreements the Company bought back 78,138 shares at $7.91 in March 2002. The Company recorded the difference between the stock price on December 20, 2001, $5.45 and the guaranteed price per share of $7.91 as stock compensation expense for a total of $192,000 in the fourth quarter of 2001. The Company recorded the difference between the stock price on March 25, 2002, $2.37 and the stock price on December 20, 2001, $5.45 as stock compensation expense for a total of $241,000 in 2002.

Stock Option Plans

      Employee Stock Purchase Plan. In June 2000, the Company adopted the Western Multiplex Corporation Employee Stock Purchase Plan (“ESPP”), which is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986. An annual increase in shares reserved will occur on the first day of each of the Company’s fiscal years beginning in 2001, 2002, 2003, 2004 and 2005 as defined in the ESPP. As of December 31, 2003, 1.75 million shares of Class A common stock was reserved for issuance under the ESPP.

      In August 2000, subsequent to the completion of the Company’s initial public offering, the Company began to administer the plan by enrolling participants in the plan and processing payroll deductions. The first day of the offering period was August 1, 2000. The following table summarizes the Company’s issuances of shares to employees participating in the ESPP:

		Price Per	Total
Date	Shares	Share	Purchase Price

January 31, 2001	123,025	$10.20	$1,254,855
July 31, 2001	7,241	$4.80	$34,757
January 31, 2002	56,511	$2.52	$142,408
July 31, 2002	191,045	$2.18	$416,478
January 31, 2003	183,964	$0.71	$131,350
July 31, 2003	99,418	$0.72	$71,830

      1999 Stock Incentive Plan. In November 1999, the Company adopted the Western Multiplex Corporation 1999 Stock Incentive Plan (the “1999 Plan”) for key employees, officers, directors, and consultants. The Company has reserved for issuance 13.5 million shares of Class A common stock under the 1999 Plan. The types of awards that may be made under the 1999 Plan are incentive stock options, non-qualified options, stock appreciation rights, and other stock-based awards.

      The exercise price for stock options may not be less than 100% of the fair market value of the Company’s Class A common stock on the date of the grant (110% for any option granted to any stockholder who owns more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation), as determined by the Compensation Committee. An option may not vest at less than 20% per year over five years, and will vest on the specific schedule established by the Compensation Committee.

      Ubiquity Communication Plans. In connection with the acquisition of Ubiquity Communication, Inc. on March 24, 2000, the Company assumed the obligations under Ubiquity Communication’s equity incentive plans (“Ubiquity Plans”). As a result, all options granted under the Ubiquity Plans became options to purchase shares of the Company’s common stock. As of March 24, 2000, the Company assumed 137,727

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

options that had been granted under these plans. As of March 29, 2002, the Company had no options outstanding under the Ubiquity Plans.

      Platinum IP Stock Incentive Plan. In connection with the acquisition of WirelessHome on March 22, 2001, the Company assumed obligations under WirelessHome’s Platinum IP Stock Incentive Plan (“WirelessHome Plan”). As a result, all options granted under the WirelessHome Plan became options to purchase shares of the Company’s common stock. As of March 22, 2001, the Company assumed certain vested and unvested options that when exercised would result in approximately 14,400 and 113,000 shares of common stock outstanding. As a result of WirelessHome meeting the development milestones, in the fourth quarter of 2001 the Company issued 75,380 options, which were previously held in escrow to employees who were directly involved in the completion of the development milestones.

      Proxim, Inc. Stock Incentive Plans. In connection with the acquisition of Proxim, Inc. on March 26, 2002, the Company assumed obligations under Proxim, Inc. Stock Incentive Plan (“Proxim Plan”). As a result, all options granted under the Proxim Plan became options to purchase shares of the Company’s common stock. As of March 26, 2002, the Company assumed certain vested and unvested options that when exercised would result in approximately 8,679,657 and 7,294,702 shares of common stock outstanding.

      2002 Nonstatutory Merger Stock Option Plan. In March 2002, the Company established the 2002 Nonstatutory Merger Stock Option Plan, or the 2002 Plan, and reserved 7.0 million shares of Class A Common Stock for issuance to employees and officers upon exercise of awards granted thereunder. The 2002 Plan provides for the grant of awards in the form of stock options, restricted stock, performance shares, restricted stock units, and stock unit awards to employees and officers at prices not less than 100% of the fair market value of our Common Stock on the date of grant. The options terminate ten years after the date of grant. Unless otherwise provided for by the Board of Directors, the options are exercisable only upon vesting. Options generally vest ratably over a 36-month period.

      2002 Acquisition Stock Option Plan. In August 2002, the Company established the 2002 Acquisition Stock Option Plan, or the 2002 Acquisition Plan, and reserved 5.0 million shares of Class A Common Stock for issuance to employees and officers upon exercise of awards granted thereunder. The 2002 Acquisition Plan provides for the grant of awards in the form of stock options, restricted stock, performance shares, restricted stock units, and stock unit awards to employees and officers at prices not less than 100% of the fair market value of our Common Stock on the date of grant. The options terminate ten years after the date of grant. Unless otherwise provided for by the Board of Directors, the options are exercisable only upon vesting. Options generally vest ratably over a 36-month period.

      2000 Stock Option Plan for Non-Employee Directors. In June 2000, the Company adopted the 2000 Stock Option Plan for Non-Employee Directors. The Company has reserved for issuance a maximum of 1,500,000 shares of common stock pursuant to the grant of non-qualified stock options to newly elected members of the board of directors who are not employees of our Company.

      The exercise price of any option granted under this plan is the per share fair market value of the Company’s common stock on the date the option is granted except with respect to the initial grants made as of June 8, 2000 for which the exercise price is $8.50. An individual who becomes a director will receive an initial grant of an option to purchase 50,000 shares of the Company’s common stock, which option will be immediately vested upon grant as to one-third of the shares subject to the option. The option will then become vested as to one-third of the shares on each of the first and second anniversaries of the date of the initial grant, so long as the director continues to serve on the Company’s board of directors on each vesting date. In addition, so long as a director continues to serve on the Company’s board of directors, the director will receive an additional option to purchase 25,000 shares, the terms of which will be the same as those described above, on the date of each annual meeting of the Company’s stockholders.

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes stock options activity under all the Plans:

		Options Outstanding

			Weighted
			Average
	Options	Number of	Exercise
	Available	Shares	Price

Balance at December 31, 2000	4,687,999	7,433,728	$4.53
Authorized	3,185,998	—	—
Granted	(5,832,825)	5,832,825	6.55
Exercised	—	(1,328,772)	0.56
Cancelled	1,679,122	(1,679,122)	5.92

Balance at December 31, 2001	3,720,294	10,258,659	5.91
Authorized	38,744,226	—	—
Granted	(26,788,631)	26,788,631	4.46
Exercised	—	(683,582)	0.57
Cancelled	5,994,446	(5,995,960)	6.22

Balance at December 31, 2002	21,670,335	30,367,748	4.63
Authorized	—	—
Granted	(8,809,236)	8,809,236	1.20
Exercised	—	(1,178,690)	0.51
Cancelled	9,727,548	(9,760,216)	5.26

Balance at December 31, 2003	22,588,647	28,238,078	$3.51

      As part of the merger with Proxim, Inc., the Company assumed certain vested and unvested options that when converted would result in approximately 8.7 million and 7.3 million shares of common stock outstanding. These options have a weighted average exercise price of $5.75 per share. Additionally, approximately 10.8 million shares were available under Proxim, Inc. plans.

      The following table summarizes options outstanding and options exercisable at December 31, 2003 under all the Plans:

	Options Outstanding			Options Exercisable

		Weighted	Weighted		Weighted
		Average	Average		Average
Range of	Number of	Contractual Life	Exercise	Number of	Exercise
Exercise Prices	Shares	(In Years)	Price	Shares	Price

$ .50 – $ 1.42	6,266,904	8.9	$0.86	1,185,514	$0.78
$ 1.44 – $ 2.60	9,993,039	8.8	$2.26	4,810,540	$2.54
$ 2.75 – $ 3.56	6,720,503	7.0	$3.41	6,113,681	$3.40
$ 3.70 – $10.0	3,899,206	6.7	$7.22	3,668,119	$7.37
$10.20 – $29.11	1,358,426	6.6	$14.85	1,341,096	$14.90

$ .50 – $29.11	28,238,078	8.0	$3.51	17,118,950	$4.73

Note 18 — Commitments and Contingencies

      The Company occupies its facilities under several non-cancelable operating lease agreements expiring at various dates through September 2009, and requiring payment of property taxes, insurance, maintenance and

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

utilities. Future minimum lease payments under non-cancelable operating leases at December 31, 2003 were as follows (in thousands):

Year ending December 31:
2004	$7,854
2005	7,741
2006	6,708
2007	6,372
2008	6,436
Thereafter	4,434

Total minimum lease payments	$39,545

      Total rental expenses related to these operating leases were $5.2 million, $9.2 million and $3.7 million for 2003, 2002 and 2001, respectively.

      During the years ended December 31, 2003 and 2002, the Company recorded restructuring charges totaling $18.1 million, representing committed future lease payments for closed facilities, net of estimated future sublease receipts and reversal of previously recorded provisions (see Note 10).

Note 19 — Credit Facilities

      In December 2002, the Company entered into a secured credit facility with Silicon Valley Bank (the “Lender”), and then subsequently amended the credit facility in March 2003. On June 13, 2003, in order to secure additional working capital, the Company entered into a letter agreement (the “Letter Agreement”) and an accounts receivable financing agreement which effectively amended and restated the existing credit facility in its entirety. On July 25, 2003, the Company amended the accounts receivable financing agreement. On October 31, 2003, the Company amended the A/R Financing Agreement (as amended, the “Amended A/R Financing Agreement”).

      Under the Amended A/R Financing Agreement, the Lender may agree to accept for collection through a lockbox arrangement up to $20.0 million in accounts receivable from the Company, and in return the Company will receive advances from the Lender at a rate equal to 80% of accounts receivable from account debtors who are not distributors, and 50% of accounts receivable from account debtors who are distributors, subject to certain borrowing restrictions on international accounts and the discretion of the Lender. After collection of a receivable, the Lender will refund to the Company the difference between the amount collected and the amount initially advanced to the Company, less a finance charge applied against the average monthly balance of all transferred but outstanding receivables at a rate per annum equal to the Lender’s prime rate plus 1.50 percentage points, or 5.75%, whichever is greater. In addition to a facility fee of $100,000, the Company must pay each month to the Lender a handling fee equal to 0.25% of the average monthly balance of transferred but outstanding receivables. The Company must repay each advance upon the earliest to occur of (i) the collection of the corresponding financed receivable, (ii) the date on which the corresponding financed receivable becomes an ineligible receivable pursuant to the terms of the Amended A/R Financing Agreement, or (iii) July 31, 2004. No borrowings were outstanding under the Amended A/R Financing Agreement as of December 31, 2003.

      Obligations under the amended A/R Financing Agreement are secured by a security interest on all of the assets of the Company, including intellectual property, and are senior in lien priority and right of payment to the Company’s obligations to the funds affiliated with Warburg Pincus and Broadview Capital under the secured promissory notes issued in July 2003 and amended in October 2003. The amended A/R Financing Agreement requires the consent of the Lender in order to incur debt, grant liens and sell assets. The events of

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

default under the secured credit facility include the failure to pay amounts when due, failure to observe or perform covenants, bankruptcy and insolvency events, defaults under certain of the Company’s other obligations and the occurrence of a material adverse change in the Company’s business. Under the Amended A/R Financing Agreement, the events of default also include any judgment, restraining order, injunction or any material adverse development in connection with the Company’s litigation with Symbol Technologies before the U.S. District Court for the District of Delaware (see Note 19). Under the Amended A/R Financing Agreement, the financial covenants require the Company to maintain cash and cash equivalents with the Lender and its affiliates in an amount not less than $4.0 million. If the Company fails to meet this requirement, the Company may still remain in compliance with the financial covenants by maintaining a ratio of the total of cash, cash equivalents and accounts receivable approved by the Lender to the Company’s current liabilities of at least 5.0 to 1. The Company currently maintains substantially all of its cash, cash equivalents and investments at Silicon Valley Bank and its affiliates. In the event of default under the Amended A/R Financing Agreement, the Lender has the right to offset such cash, cash equivalents and investments against the Company’s obligations owing to the Lender.

      In the first quarter of 2003, the Company entered into an equipment and software lease agreement. Under the agreement, the Company may either lease or finance certain equipment, software and related services through a direct leasing or sales and leaseback arrangement with the lessor for up to $3.0 million. The lease term covers a period of 30 months, and the annual implicit interest rate on the lease is approximately 4%. During the second quarter of 2003, the Company installed and placed into service certain equipment, software and related services through both a direct leasing and sales leaseback arrangement and through a direct leasing arrangement during the third and fourth quarters of 2003. As the present value of total future minimum lease payments was greater than 90% of the fair value of the leased assets, the Company accounted for both the direct leasing and sales and leaseback transactions as capital lease transactions. Net book value of the leased assets capitalized in connection with this agreement as of December 31, 2003 was $2.1 million. Future minimum lease payments under noncancellable capital leases at December 31, 2003 were as follows (in thousands):

Year ending December 31:
2004	1,257
2005	901
2006	32

Total minimum lease payments	2,190
Less: amounts representing interest	80

Present value of future minimum lease payments	2,110
Less: current portion	1,176

Capital lease obligations, long-term portion	$934

      The Company had been seeking to renegotiate a material lease on a building in Sunnyvale, California that was in excess of the requirements of the business for the foreseeable future. This building was vacated in July 2002, and the net expected lease costs were included in the restructuring charge recorded in the second quarter of 2002, totaling approximately $29.0 million through the expiration of the lease in 2010, net of expected sublease proceeds. The rent rates of this lease were substantially greater than the current local market lease rates, and this unused space represented a negative cash flow of approximately $800,000 per quarter. The Company was not able to sublease the building since it was vacated in July 2002. Since November 2002, the Company ceased making direct lease payments, and the building owner utilized the Company’s cash security deposit to cover the monthly payments and other lease charges. On July 21, 2003, the Company entered into a letter agreement (as subsequently amended and restated by that certain Purchase

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Agreement dated September 11, 2003) to buy the leased property and terminate the lease on or before September 12, 2003. On September 12, 2003, the Company paid approximately $10.0 million to consummate the transaction. Transaction costs included cash consideration of $6.0 million to the building owner, $3.2 million to pay off the mortgage obligation secured by the leased property, $577,000 for prepayment premium, and a total of approximately $200,000 for closing costs and operating costs incurred by the building owner between the date of the letter agreement and the closing. As a result of consummating the transaction, the Company reversed $26.8 million of previously recorded lease obligation restructuring reserves that are no longer required.

      Subsequent to the purchase, the Company placed the property on the market for sale. On October 22, 2003, the Company entered into an agreement to sell the property for $3.5 million. As of September 26, 2003, the property was recorded as an asset held for sale of $3.0 million, representing its estimated net realizable value. On December 30, 2003, the Company consummated the sale and received $3.0 million cash proceeds, net of broker commissions, property repairs and closing costs.

Note 20 — Legal Proceedings

      Proxim, Inc.’s involvement in patent litigation has resulted in, and could in the future continue to result in, substantial costs and diversion of management resources of the company. In addition, this litigation, if determined adversely to the Company, could result in the payment of substantial damages and/or royalties or prohibitions against utilization of essential technologies, and could materially and adversely affect the Company’s business, financial condition and operating results and cash flows.

      On December 4, 2001, Symbol filed suit in the U.S. District Court for the District of Delaware alleging that Proxim, Inc. infringed four Symbol patents related to systems for packet data transmission. Symbol sought an award for unspecified damages and a permanent injunction against Proxim, Inc. based on alleged patent infringement counterclaims. On December 18, 2001, Proxim, Inc. filed an answer and counterclaims seeking declaratory judgments for non-infringement, invalidity and unenforceability of the four asserted Symbol patents, injunctive and monetary relief for Symbol’s infringement of a Proxim, Inc. patent, monetary relief for Symbol’s false patent marking, and injunctive and monetary relief for Symbol’s unfair competition under the Lanham Act, common law unfair competition and tortious interference.

      On September 15, 2003, the Company announced that a jury had rendered a verdict in the first phase of the patent infringement suit with Symbol. On Symbol’s claims of patent infringement, the jury found that certain of the Company’s products infringes two of Symbol’s patents and assessed a 6% royalty on the Company’s sales of these products from January 1, 1995. Accordingly, the Company recorded an accrual for estimated past royalties payable of $22.9 million and $2.9 million for interest during the third quarter of 2003. The Company has not been enjoined from continued sales of these products, and royalty payments, if any, on these sales have not been determined by the court. In November 2003, the court conducted a bench trial on the Company’s remaining equitable defenses not addressed by the jury and proceedings in the case continue. The Company will continue to evaluate and review the Company’s estimate of the royalties and interest payable from time to time for any indications that could require the Company to change its assumptions relating to the amount already recorded. In addition, the Company does not incur any immediate financial obligation to Symbol as a result of this verdict, pending completion of related proceedings.

      On March 17, 2003, the Company announced a settlement with Intersil Corporation to resolve all pending patent-related litigation between the two companies. Under the terms of the agreement, Proxim, Inc. and Intersil have agreed to dismiss all claims against each other, including lawsuits before the International Trade Commission and Delaware and Massachusetts Federal Courts. As part of the confidential settlement agreement, the two companies entered into a patent cross license agreement for their respective patent portfolios and Intersil agreed to make a one-time payment of $6.0 million to the Company. The two companies have also entered into a product supply agreement defining the terms under which the Company

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

will be able to purchase 802.11 products that utilize Intersil’s chipsets. During the first quarter of 2003, the Company recorded $6 million as licensing revenue and $3 million of legal expense as final settlement of outstanding legal fees and expenses related to the terminated patent litigation.

      On March 10, 2003, the Company was served with a complaint filed on January 15, 2003, by Top Global Technology Limited (“Top Global”), a distributor for Agere Systems Singapore. The Company’s demurrer to Top Global’s complaint was sustained in May 2003. Top Global then filed and served an amended complaint on May 30, 2003. Top Global’s lawsuit was filed against Agere Systems, Inc., Agere Systems Singapore, and Agere Systems Asia Pacific (collectively, “Agere”) and in the Superior Court for the State of California, County of Santa Clara. Top Global claims that it is entitled to return for a credit $1.2 million of products that it purchased from Agere Systems Singapore in June 2002 as a result of the Company’s decision to discontinue a product line that the Company purchased from Agere in August 2002. The amended complaint asks the court to determine whether Agere or the Company are responsible for accepting the product return and issuing a $1.2 million credit and also alleges breach of contract. We answered the amended complaint and asserted several defenses to Top Global’s claims. In January 2004, the parties mediated this dispute but were unable to reach a settlement. In March 2004, the Court dismissed the contract claims against Agere but at the same time granted Top Global’s motion for leave to amend its complaint to allege a fraud claim against Agere. Discovery continues and a trial setting conference is scheduled for May 4, 2004.

      On February 10, 2004, the Company received a copy of a complaint filed on February 2, 2004 in Tokyo District Court by Active Technology Corporation, a Japanese-based distributor of the Company’s products. The complaint alleges, among other things, that the Company sold to Active certain defective products, which Active in turn subsequently sold to its customers. Active seeks damages of 559.2 million Japanese yen, which includes the purchase price of the allegedly defective products and replacement costs allegedly incurred by Active. Active seeks to offset the claim of 559.2 million Japanese yen against outstanding accounts payable by Active of 175.3 million Japanese yen to the Company, resulting in a net claim against Proxim Corporation of 383.9 million Japanese yen. Translated into U.S. dollars on March 5, 2004, Active’s net claim is approximately $3.4 million. This case is in its earliest stages, as discovery has not yet commenced and a trial date has not been established. The Company intends to defend ourselves vigorously against this lawsuit.

      The Company is a party to disputes, including legal actions, with a number of suppliers and vendors. These disputes relate primarily to excess materials and order cancellation claims that resulted from the declines in demand for the Company’s products during 2001 and 2002 and the commensurate reductions in manufacturing volumes. The Company has recorded reserves related to these disputes to the extent that management believes appropriate and intends to defend ourselves vigorously against these claims.

      The results of any litigation matters are inherently uncertain. In the event of any adverse decision in the described legal actions or disputes, or any other related litigation with third parties that could arise in the future, the Company could be required to pay damages and other expenses, and, in the case of litigation related to patents or other intellectual property rights, to cease the manufacture, use and sale of infringing products, to expend significant resources to develop non-infringing technology, or to obtain licenses to the infringing technology. The Company cannot make any assurance that these matters will not materially and adversely affect the Company’s business, financial condition or operating results.

      In particular, if the proceedings before the court in the Company’s litigation with Symbol are not decided in the Company’s favor, the Company would likely be required to make significant payments to Symbol, including payments for royalties related to past sales of products found to infringe and additional royalties in connection with future sales of these products, or the Company would be required to post a bond in order to appeal the court’s decision. Any adverse ruling or judgment in this litigation that requires the Company to render payment or post a bond equal to or greater than $10 million, and any other ruling or judgment in this or any other litigation that is material and adverse to the Company, triggers an event of default under the Notes issued to Warburg Pincus and affiliates of Broadview Capital. Upon such occurrence, the Investors would have

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the ability to require the Company to repay the Notes. In addition, entry of any judgment, restraining order, injunction or any material adverse development in the litigation with Symbol would result in an event of default under the secured credit facility with Silicon Valley Bank. Upon such occurrence, Silicon Valley Bank would have the ability to require the Company to repay any outstanding amounts under the credit facility and to prohibit the Company from borrowing any additional amounts.

      If the Company were required to make payments to Symbol, post a bond to the court, and/or repay the Notes and amounts, if any, owed to Silicon Valley Bank, either due to an event of default or otherwise, the Company would be required to obtain immediate alternative sources of financing. If the Company were not able to obtain an alternative source of financing, the Company would most likely have insufficient cash to pay these obligations, be unable to meet its ongoing operating obligations as they come due in the ordinary course of business, and seek protection under applicable bankruptcy laws.

Note 21 — Employee Benefit Plan

      The Company adopted an Employees’ Investment 401(k) Plan that covers all employees and provides that the Company match employees’ salary deferrals up to 4% of eligible employee compensation. The amounts charged to continuing operations were $952,000, $936,000 and $795,000 in 2003, 2002 and 2001, respectively.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

      On March 21, 2002, our Board of Directors, upon recommendation of the Audit Committee, made a determination not to engage Arthur Andersen LLP as the Company’s independent accountants and, on March 26, 2002, engaged PricewaterhouseCoopers LLP to serve as our independent accountants for the fiscal year ended December 31, 2002. Arthur Andersen’s reports on our consolidated financial statements for each of the years ended December 31, 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

      During the years ended December 31, 2001 and 2000 and through the date of our engagement of PricewaterhouseCoopers LLP, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the subject matter in connection with its report on the Company’s consolidated financial statements for such years; and there were no reportable events as specified in Item 304(a)(1)(v) of Regulation S-K.

      The information set forth above and additional information relating to our change in accountants for the fiscal year ended December 31, 2002 is included in our Current Report on Form 8-K filed on March 28, 2002.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      The following discussion about our market risk disclosures involves forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements.

Interest Rate Sensitivity

      We maintain a short-term investment portfolio consisting mainly of corporate bonds purchased with an average maturity of less than one year. These available-for-sale securities are subject to interest rate risk and will decline in value if market interest rates increase. If market interest rates were to increase immediately and uniformly by 10 percent from levels at December 31, 2003, the fair value of the portfolio would decline by an immaterial amount. We generally have the ability to hold our fixed income investments until maturity and

PROXIM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

therefore do not expect our operating results or cash flows to be affected to any significant degree by the effect of a sudden change in market interest rates on our securities portfolio.

Exchange Rate Risk

      We currently have operations in the United States and several countries in South America, Europe and Asia. The functional currency of all our operations is the U.S. dollar. Though some expenses are incurred in local currencies by our overseas operations, substantially all of our transactions are made in U.S. dollars, hence, we have minimal exposure to foreign currency rate fluctuations relating to our transactions.

      While we expect our international revenues to continue to be denominated predominately in U.S. dollars, an increasing portion of our international revenues may be denominated in foreign currencies in the future. As a result, our operating results may become subject to significant fluctuations based upon changes in exchange rates of certain currencies in relation to the U.S. dollar. We will analyze our exposure to currency fluctuations and may engage in financial hedging techniques in the future to attempt to minimize the effect of these potential fluctuations; however, exchange rate fluctuations may adversely affect our financial results in the future.

Investment Risk

      We are exposed to market risk as it relates to changes in the fair value of our investments. We invested in equity investments in a public company for business and strategic purposes and we have classified these securities as available-for-sale. We have also invested in an equity instrument in a private company, which completed its IPO in January 2004. This equity investment, in a technology company, is subject to significant fluctuations in fair value due to the volatility of the stock market and the industries in which these companies participate. As of February 27, 2004, we had unrealized gain of $2.2 million which was recorded as a separate component of stockholders’ equity. Our objective in managing our exposure to stock market fluctuations is to minimize the impact of stock market declines to our earnings and cash flows. There are, however, a number of factors beyond our control.

      Continued market volatility, as well as mergers and acquisitions, have the potential to have a material impact on our results of operations in future periods.

APPENDIX F

FINANCIAL STATEMENTS AND

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
FOR THE PERIOD ENDED JULY 2, 2004, AS FILED IN PROXIM CORPORATION’S
QUARTERLY REPORT ON FORM 10-Q ON AUGUST 11, 2004

Management’s Discussion and Analysis of Financial Condition and Results of Operations

      Except for any historical information contained herein, the matters discussed in this Quarterly Report on Form 10-Q contain certain “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations, cash flows, revenues, financing plans, business strategies and market acceptance of its products. The words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend,” and similar expressions, are intended to identify these forward-looking statements. These forward-looking statements are found at various places throughout this Quarterly Report. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this Quarterly Report or to reflect the occurrence of unanticipated events. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to those discussed below under “Risk Factors” and elsewhere in this Report.

      The following discussion should be read together with our financial statements, notes to those financial statements included elsewhere in this Quarterly Report on Form 10-Q, our financial statements, notes to those financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Overview

      Proxim Corporation was formed in March 2002 as a result of the merger between Western Multiplex Corporation and Proxim, Inc. In August 2002, we acquired Agere Systems’ 802.11 wireless local area networking (WLAN) equipment business, including its market-leading ORiNOCO 802.11b product line. In accordance with accounting principles generally accepted in the United States of America, the results of operations for the periods presented include the results of the merged or acquired businesses beginning on the respective dates of completion of the business combinations. Prior to March 2002, we operated as Western Multiplex Corporation, a designer and manufacturer of broadband wireless systems.

      Proxim Corporation is a leader in wireless networking equipment for Wi-Fi and broadband wireless networks. We provide wireless solutions for the mobile enterprise, security and surveillance, last mile access, voice and data backhaul, public hot spots, and metropolitan area networks. We serve these markets by selling our systems to service providers, businesses and other enterprises, primarily indirectly through distributors, value-added resellers, products integrators and original equipment manufacturers and to a lesser extent directly through our sales force.

      We generate revenue primarily from the sale of our Lynx and Tsunami systems for our WWAN product line, and the sale of 802.11 standards based products, acquired in the Proxim, Inc. acquisition, and 802.11 products acquired from Agere, for our WLAN product line. We also generate a small percentage of our revenue from the sale of services and parts and rentals of our systems. We sell worldwide to service providers, businesses and other enterprises directly through our sales force and indirectly through distributors, value-added resellers and system integrators. Shipments to certain distributors are made under terms allowing certain rights of return, protection against subsequent price declines on our products held by our distributors and co-op marketing programs.

Liquidity

      We started 2003 with $16.5 million in cash and cash equivalents, down $14.5 million from $31.1 million at the beginning of 2002. The effects of an ongoing operating loss and restructuring charges left us with cash and cash equivalents of $4.5 million at the end of the second quarter of 2003. To address the lack of sufficient working capital and the ongoing negative cash flow, we focused on raising additional financing and restructuring the operations of the business. In a two-part transaction, we raised an additional $40.0 million in 2003. Warburg Pincus Private Equity VIII, L.P. and BCP Capital, L.P. (formerly known as “Broadview Capital Partners, L.P.”) and affiliates signed a securities purchase agreement in July, 2003, later amended in October, 2003, pursuant to which we received $30 million in exchange for issuing demand notes bearing interest at 25% per annum and exchangeable for shares of Series B Preferred Stock. (See Note 1 to the condensed consolidated financial statements for a detailed description of the Series B Financing). In December 2003, after stockholder approval of our transactions with the investors, we exercised our right to draw an additional $10 million from the investors in exchange for additional notes, senior to but otherwise having the same terms as the October notes. On July 30, 2004, the Investors exchanged the aggregate principal amount of the Notes, which includes accrued but unpaid interest, for shares of Series B Preferred Stock, in accordance with the existing terms and conditions of the Notes. The exchange relieved us from the requirement to repay the Notes on their maturity date of September 30, 2004. Subject to the approval of our stockholders, the Investors also agreed to surrender all of their Series A Preferred Stock, all of their Series B Preferred Stock, and all of their warrants to purchase our common stock in exchange for an aggregate of 164 million shares of common stock and 400,000 shares of our newly issued Series C Preferred Stock. Furthermore, on July 30, 2004, we received $10.0 million from the Investors in exchange for a new convertible bridge note pursuant to the securities purchase agreement dated July 27, 2004. Please refer to Note 1 to the condensed consolidated financial statements for a detailed description of our recent transactions with these Investors.

      If the remaining proceedings before the court in our litigation with Symbol are not decided in our favor, including our motion to the court to stay Symbol’s execution of judgment, we would likely be required to make significant payments to Symbol, including payments for royalties related to past sales of products found to infringe on two of Symbol’s patents and additional royalties in connection with future sales of these products, or we would be required to post a bond in order to proceed with the post-trial motions or to appeal the court’s decision.

      If we were required to make payments to Symbol, post a bond to the court, and/or repay the convertible bridge loan and amounts, if any, which may be owed to Silicon Valley Bank, either due to an event of default or otherwise, or if we sustain continued significant negative cash flows from our operations, we will be required to obtain immediate alternative sources of financing. If we were not able to obtain such alternative sources of financing, we would have insufficient cash to pay these obligations, be unable to meet our ongoing operating obligations as they come due in the ordinary course of business, and would have to seek protection under applicable bankruptcy laws. These matters raise substantial doubt about our ability to continue as a going concern. In addition, any judgment, restraining order, injunction or any material adverse development in this litigation triggers an event of default under the Silicon Valley Bank credit facility. Upon such occurrence, Silicon Valley Bank would have the ability to require us to repay any outstanding amounts under the credit facility and to prohibit us from borrowing any additional amounts. As of July 2, 2004 and August 11, 2004, no borrowings were outstanding under our credit facility.

      Our revenue declined from $68.8 million to $58.1 million from the six months ended June 27, 2003 to the six months ended July 2, 2004, and we have incurred substantial losses and negative cash flows from operations during the six months ended July 2, 2004 and the years ended December 31, 2003, 2002 and 2001. If we were not able to close a financing transaction by June 30, 2005 with gross proceeds of $20.0 million or more through a sale of our common stock and/or warrants to purchase common stock in accordance with our securities purchase agreement dated July 27, 2004, we will be required to repay the Bridge Loan. If our stockholders do not approve the Exchange, the Investors will have the right to demand immediate repayment of the Bridge Loan at any time after the thirtieth day following the date that our stockholders fail to approve the Exchange.

Product Developments

      Proxim, Inc. and Western Multiplex merged with the vision of forming a company that has the ability to provide wireless connectivity in any configuration regardless of whether the radios were providing access indoors or outdoors, and regardless of whether or not they were performing a bridging or routing function. This seamless WWAN/ WLAN capability is the backbone of our convergence strategy today. We subsequently acquired the ORiNOCO business from Agere Systems to enhance our position in the Enterprise Wireless LAN space.

      The resulting company had eight research and development centers and a multitude of product platforms and product variants. In order to realize the benefits of this strategy of converging WLAN/ WWAN, in early 2003, we focused on streamlining the product development and manufacturing operations. In this respect, we consolidated all product development activity in two locations; Sunnyvale, California and Bangalore, India. Manufacturing operations were consolidated in Sunnyvale, California and the number of contract manufacturers was substantially reduced.

      During the remainder of 2003, we completed the rationalization of the combined portfolio of Western Multiplex, ORiNOCO and Proxim. Central to that effort was the elimination of redundancy between the original ORiNOCO and Proxim product lines. Former Proxim products such as Harmony, Skyline, and Symphony were discontinued, although much of the underlying technology and networking principles were carried forward and embodied in our new advanced technology including the ORiNOCO Wireless Switching System. In parallel, we developed new platforms on which to standardize the product development efforts. These platforms will allow us to release enhanced versions of our currently existing product portfolio in 2004 and are providing improved product costs, industry leading functionality, and, in some cases, pioneering new market categories that we believe will enable Proxim to expand our market presence. Our new platforms include the:

•	GX broadband point to point platform on which we will continue to re-launch all of our Lynx and Tsunami wireless bridge products; and

•	A WiFi platform on which our new ORiNOCO enterprise class access point products and Tsunami MP.11 point to multipoint products for wireless internet service providers and campus networking are based upon.

      We have also recently announced the development of the ORiNOCO Wireless Switching Solution. This product is the cornerstone of a strategic relationship with Motorola and Avaya where the three parties are working to create a converged WiFi/ Cellular solution.

      In addition, we have recently announced a collaboration with Intel Corporation to develop and deliver WiMAX solutions for fixed and portable broadband wireless access. The agreement includes the development of base station and subscriber unit access points that deliver fast wireless access for data, voice and video services. WiMAX, known also as 802.16, is an emerging technology that allows long-range high-speed wireless Internet access, serving both dense metropolitan areas and rural or suburban communities.

      We intend to continue to further the WWAN/ WLAN converged strategy. Augmenting this basic wireless connectivity strategy we intend to continue to support standards based, interoperable solutions wherever possible and practical. Today, that means producing WiFi compliant solutions for the indoors and in the future that will mean developing WiMAX compliant solutions for the outdoors. We intend to closely watch developments related to available spectrum, unlicensed or licensed, and develop products in those bands that are demanded by our customers and provide us with the most promising returns on R&D investment.

Financial Performance

•	Our total revenue, net for the second quarter of 2004 was $31.4 million, a 9.7% decrease over our total revenue, net for the second quarter of 2003. Factors contributing to the revenue decrease included the decline in the sale of our former Proxim 802.11a and Harmony products, the fact that the increase in sales in a new family of ORiNOCO access point products did not offset the expected decrease in sale of the family of products it is replacing and our sales order flow materializing later than expected in the second quarter of 2004.

Our total revenue, net for the first half of 2004 was $58.1 million, a 22.3% decrease over our total revenue, net for the first half of 2003. Factors contributing to the revenue decrease included the decline in the sale of our former Proxim 802.11a and Harmony products, the lower than expected units sold resulting from carrier consolidation and delayed deployments, product availability issues arising from the introduction of a new family of ORiNOCO access point products, and the fact that sales in the new product family did not offset the expected decrease in sales of the product family it is replacing. In addition, revenue declined due to sales order flow materializing later than expected in the second quarter of 2004, and patent license revenue of $6.0 million in the first quarter of 2003, resulting from the patent litigation settlement with Intersil, as described in Note 17 to the condensed consolidated financial statements.

•	In our two geographical regions, North America and International, product revenue comprised 65.7% and 34.3%, respectively, of total revenue, net in the second quarter of 2004 and 58.5% and 41.5%, respectively, of total revenue, net in second quarter of 2003.

In the first half of 2004, North America and International product revenue comprised 58.7% and 41.3%, respectively of total revenue, net. In the first half of 2003, North America product revenue, North America license revenue, and International revenue comprised of 58.1%, 8.0% and 33.9% of total revenue, net.

•	Net loss attributable to common stockholders in the second quarter of 2004 was $10.1 million versus $48.7 million in the second quarter of 2003. The decrease was primarily attributable to the increase in gross profit by $19.9 million, as described below, restructuring charges of $12.5 million recorded in the second quarter of 2003, a decrease in legal expense for certain litigation by $0.8 million, a decrease in combined research and development and selling, general and administrative expenses by $2.6 million, an increase in interest and other income (expense), net by $3.3 million, offset by an income tax provision of $0.5 million recorded in the second quarter of 2004.

Net loss attributable to common stockholders in the first half of 2004 was $27.6 million versus $59.5 million in the first half of 2003. The decrease was primarily attributable to the increase in gross profit by $9.3 million, as described below, a decrease in restructuring charges by $10.5 million, a decrease in legal expense for certain litigation by $3.1 million, a decrease in combined research and development and selling, general and administrative expenses by $6.6 million, and an increase in interest and other income (expense), net by $2.4 million.

•	Gross profit or gross margin increased by $19.9 million from $(9.4) million or (27.1)% in the second quarter of 2003 to $10.5 million or 33.4% in the second quarter of 2004. Gross profit for the second quarter of 2004 included a provision for excess and obsolete and lower of cost or market inventory of $1.8 million, which had a 5.8% impact on our gross margin, and royalty charges of $0.8 million, which had a 2.5% impact on our gross margin. Gross profit for the second quarter of 2003 included a restructuring provision for excess and obsolete inventory of $22.5 million, which had a 64.8% impact on our gross margin.

Gross profit or gross margin increased by $9.3 million from $9.7 million or 12.9% in the first half of 2003 to $18.9 million or 32.7% in the first half of 2004. Gross profit for the first half of 2004 included a provision for excess and obsolete and lower of cost or market inventory of $2.1 million, which had a 3.6% impact on our gross margin, and royalty charges of $1.6 million, which had a 2.8% impact on our gross margin. Gross profit for the first half of 2003 included a restructuring provision for excess and obsolete inventory of $22.5 million, which had a 30.1% impact on our gross margin.

•	Combined research and development, selling, general and administrative expenses, improved from $18.7 million in the second quarter of 2003 to $16.1 million in the second quarter of 2004, partially attributable to our restructuring activities and cost reduction efforts implemented in 2003. Legal expenses for certain litigation, which represent legal fees associated with our litigation with Symbol

Technologies, Inc., decreased from $1.0 million during the second quarter of 2003 to $200,000 during the second quarter of 2004.

Combined research and development, selling, general and administrative expenses, improved from $38.7 million in the first half of 2003 to $32.0 million in the first half of 2004, partially attributable to our restructuring activities and cost reduction efforts implemented in 2003. Legal expenses for certain litigation decreased from $4.0 million during the first half of 2003 to $945,000 during the first half of 2004, primarily attributable to the $3.0 million of litigation fees associated with our patent lawsuit with Intersil during the first quarter of 2003.

Critical Accounting Policies, Judgments and Estimates

      Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to customer programs and incentives, product returns, bad debts, inventories, equity investments, goodwill, intangible assets, income taxes, financing operations, warranty obligations, excess component order cancellation costs, restructuring, long-term service contracts, pensions and other post-retirement benefits, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

      We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements.

Revenue Recognition

      Product revenue is generally recognized upon shipment when persuasive evidence of an arrangement exists, the price is fixed or determinable, and collectibility is reasonably assured. We grant certain distributors limited rights of return and price protection on unsold products. A provision for estimated future sales returns and warranty costs is recorded at the time revenue is recognized. Under circumstances where future returns cannot be reasonably estimated or where we are obligated to directly bring about resale of the products, revenue is deferred until shipment to end customers by the distributors. Generally, we have no obligation to provide any modification or customization upgrades, enhancements or other post-sale customer support.

      Revenue from services, such as pre-installation diagnostic testing and product repair services, is recognized over the period for which the services are performed, which is typically less than one month. Revenue from enhanced service contracts is recognized over the contract period, which ranges from one to three years.

Allowance for Doubtful Accounts, Returns and Discounts

      We record estimated reductions to revenue for sales returns, customer programs and incentive offerings including special pricing agreements, price protection and promotions. If market conditions were to decline, we may take actions to increase customer incentive offerings, possibly resulting in an incremental reduction of revenue at the time the incentive is offered.

      We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

Warranty Provision

      We provide for the estimated cost of product warranties at the time revenue is recognized. While we engage in extensive product quality programs and processes, including actively monitoring and evaluating the quality of our component suppliers, our warranty obligation is affected by product failure rates and material usage and service delivery costs incurred in correcting a product failure. Should actual product failure rates, material usage or service delivery costs differ from our estimates, revisions to the estimated warranty liability would be required.

Valuation of Inventories

      We write down our inventory for estimated excess and obsolete or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions. If actual market conditions are less favorable than those projected by management, additional inventory write-downs, including adverse purchase order commitments to our vendors, may be required.

Valuation of Investment

      We hold an investment in a publicly listed company having operations and technology within our strategic focus. We record an investment impairment charge when we believe an investment has experienced a decline in value that is other than temporary. Future adverse changes in market conditions or poor operating results of underlying investments could result in losses or an inability to recover the carrying value of the investments that may not be reflected in an investment’s current carrying value, thereby possibly requiring an impairment charge in the future.

Valuation of Deferred Tax Assets

      We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of our recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should we determine that we would not be able to realize all or part of our net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made.

Restructuring Costs and Impairment of Goodwill and Intangible Assets

      In response to changes in industry and market conditions, we may be required to strategically realign our resources and consider restructuring, disposing of, or otherwise, exiting businesses. Any decision to limit investment in or to dispose of or otherwise exit businesses may result in the recording of special charges, such as inventory and technology related write-offs and workforce reduction costs, charges relating to consolidation of excess facilities, or claims from third parties who were resellers or users of discontinued products. Estimates relating to the liabilities for excess facilities are affected by changes in real estate market conditions. Estimates with respect to the useful life or ultimate recoverability of our carrying basis of assets, including purchased intangible assets, could change as a result of such assessments and decisions. Additionally, we are required to perform goodwill impairment tests on an annual basis and between annual tests in certain circumstances. There can be no assurance that future goodwill impairment tests will not result in a charge to earnings.

Patent Litigation and Infringement Costs

      We have been involved in litigation in the normal course of business. The results of any litigation matter are inherently uncertain. In the event of any adverse decision in litigation with third parties that was pending as of July 2, 2004 and those that could arise in the future with respect to patents, other intellectual property rights relevant to our products and defective products, we could be required to pay damages and other expenses, to cease the manufacture, use and sale of infringing products, to expand significant resources to develop non-infringing technology, or to obtain licenses to the infringing technology. These charges may occur in any particular quarter resulting in variability in our operating results.

Results of Operations

      The following table provides results of operations data as a percentage of revenue for the periods presented:

	Three Months Ended		Six Months Ended

	July 2,	June 27,	July 2,	June 27,
	2004	2003	2004	2003

Total revenue, net	100.0%	100.0%	100.0%	100.0%
Cost of revenue	64.1	62.4	64.6	57.0
Royalty charges	2.5	—	2.8	—
Restructuring provision for excess and obsolete inventory	—	64.8	—	30.1

Gross profit (loss)	33.4	(27.1)	32.7	12.9
Operating expenses:
Research and development	15.5	17.9	16.2	18.9
Selling, general and administrative	35.7	35.8	38.9	32.8
Legal expense for certain litigation	0.6	2.9	1.6	5.3
Amortization of goodwill and other intangible assets	17.1	15.4	18.5	14.5
Restructuring charges (benefit)	(0.4)	35.9	3.5	16.7

Total operating expenses	68.5	107.8	78.7	88.2

Loss from operations	(35.1)	(135.0)	(46.0)	(75.3)
Interest expense	(8.3)	—	(9.0)	—
Other income (expense), net	18.3	(0.6)	13.0	(0.1)

Loss before income taxes	(25.1)	(135.5)	(42.1)	(75.4)
Income tax provision (benefit)	1.7	—	(0.3)	—

Net loss	(26.8)	(135.5)	(41.7)	(75.4)
Accretion of Series A Preferred Stock obligations	(5.4)	(4.5)	(5.8)	(4.1)

Net loss attributable to common stockholders	(32.2)%	(140.0)%	(47.5)%	(79.6)%

Comparison of the Three and Six Months Ended July 2, 2004 and June 27, 2003

Total Revenue, Net

      Revenue consists of product revenues, reduced by estimated sales returns and allowances for price protection. Provisions for estimated sales returns and allowances, which are based on historical trends, contractual terms and other available information, are recorded at the time revenue is recognized.

      We classify our products into two product lines: Wireless Wide Area Network, or WWAN, product line, and; Wireless Local Area Network, or WLAN, product line. The WWAN product line includes point-to-point Lynx and Tsunami products and point-to-multipoint Tsunami products. The WLAN product line includes ORiNOCO 802.11 access point and client card products. Total revenue, net during the three months ended March 28, 2003 also includes license revenue of $6 million related to the settlement agreement with Intersil during the first quarter of 2003 (see Note 17 of the condensed consolidated financial statements). Prior to the March 26, 2002 merger with Proxim, Inc., we did not have a WLAN product line. Historical WLAN revenue prior to March 26, 2002 of the former Proxim, Inc. and prior to August 5, 2002 for the ORiNOCO products acquired from Agere are not reported in the table below.

      Revenue information by product line is as follows (in thousands):

	Three Months Ended		Six Months Ended

	July 2,	June 27,	July 2,	June 27,
Product Line	2004	2003	2004	2003

WWAN	$17,185	$18,805	$30,259	$35,412
WLAN	14,232	16,000	27,855	33,422
WLAN license revenue	—	—	—	6,000

Total revenue	$31,417	$34,805	$58,114	$74,834

      We sell our products worldwide through a direct sales force, independent distributors, and value-added resellers. We currently operate in two geographic regions: North America and International. Revenue outside of North America are primarily export sales denominated in United States dollars. Disaggregated financial information regarding our revenue by geographic region is as follows (in thousands):

	Three Months Ended		Six Months Ended

	July 2,	June 27,	July 2,	June 27,
Geographic Region	2004	2003	2004	2003

North America product revenue	$20,647	$20,353	$34,100	$43,475
North America license revenue	—	—	—	6,000
International product revenue	10,770	14,452	24,014	25,359

Total revenue	$31,417	$34,805	$58,114	$74,834

      Three customers accounted for 15.8%, 13.8% and 12.7% of total revenue during the second quarter of 2004, and one customer accounted for 13.6% of total revenue during the second quarter of 2003. Two customers accounted for 15.1% and 13.2% of total revenue during the first half of 2004, and one customer accounted for 13.8% of total revenue during the first half of 2003.

      Total revenue, net decreased 9.7% from $34.8 million in the second quarter of 2003 to $31.4 million in the second quarter of 2004. The decrease was attributable to the decline in the sale of our former Proxim 802.11a and Harmony products, the fact that the increase in sales in a new family of ORiNOCO access point products did not offset the expected decrease in sales of the family of products it is replacing and our sales order flow materializing later in the 2004 quarter.

      Total revenue, net decreased 22.3% from $74.8 million in the first half of 2003 to $58.1 million in the first half of 2004. The decrease was attributable to the decline in the sale of our former Proxim 802.11a and Harmony products, lower than expected carrier units sold resulting from carrier consolidation and delayed deployments, decrease in international sales, product availability issues arising from the introduction of a new family of ORiNOCO access point products, and the fact that sales in the new product family did not offset the expected decrease in sales of the product family it is replacing. In addition, revenue declined due to sales order flow materializing later in the 2004 quarter, and in the 2003 quarter license revenue of $6.0 million, resulting from the patent litigation settlement with Intersil, as described in Note 17 to the condensed consolidated financial statements.

Cost of Revenue

      Cost of revenue decreased 7.2% from $21.7 million in the second quarter of 2003 to $20.1 million in the second quarter of 2004. As a percentage of total revenue, net, cost of revenue increased from 62.4% in the second quarter of 2003 to 64.1% in the second quarter of 2004. The decrease in cost of revenue and the increase in cost of revenue as a percentage of total revenue, net was primarily attributable to a $1.8 million provision for excess and obsolete inventory recorded in the second quarter of 2004, partially offset by improved margin performance arising from the sales increase in our next generation, higher margin products.

      Cost of revenue decreased 12.0% from $42.6 million in the first half of 2003 to $37.5 million in the second half of 2004. As a percentage of total revenue, net, cost of revenue increased from 57.0% in the second half of 2003 to 64.6% in the second half of 2004. Included in total revenue, net in the first quarter of 2003 was the $6.0 million license revenue in connection with the patent litigation settlement with Intersil. Excluding the $6.0 million license revenue, cost of revenue as a percentage of product revenue increased from 61.9% in the first half of 2003 to 64.6% in the first half of 2004. This increase as a percentage of product revenue was primarily attributable to a $2.1 million provision for excess and obsolete inventory and lower of cost or market recorded in the first half of 2004, partially offset by improved margin performance arising from the sales increase in our next generation, higher margin products.

      During the first half of 2004, we recorded a $2.1 million provision for excess and obsolete inventory as part of our ongoing review of our inventory reserve requirements. To mitigate the component supply constraints that have existed in the past, we had built inventory levels for certain components with long lead times and had entered into longer term commitments for certain components. The inventory charges were due to a sudden and significant decrease in anticipated demand for certain of our products, notification from customers that they would not be ordering as many products as they had previously indicated they would, and continued increase in competition for wireless networking products.

      Due to these factors, inventory levels exceeded our requirements based on our current 12-month sales forecasts. The additional excess and obsolete and lower of cost or market inventory charges were calculated based on the inventory levels in excess of the estimated 12-month sales forecasts and anticipated reduced selling prices for certain products. We do not anticipate that the excess and obsolete inventory subject to this reserve will be saleable at a later date based on our current 12-month demand forecast. We use a 12-month sales forecast, because the wireless communications industry is characterized by rapid technological changes such that if we have not sold a product after a 12-month period, it is unlikely that the product will be sold.

      The following is a summary of the changes in the reserve for excess and obsolete inventory during the first half of 2004 (in thousands):

Balance as of December 31, 2003	$5,072
Provision for excess and obsolete inventory	2,115
Inventory scrapped	(1,563)

Balance as of July 2, 2004	$5,624

Royalty Charges

      On September 15, 2003, we announced that a jury had rendered a verdict in the first phase of our patent infringement suit with Symbol. On Symbol’s claims of patent infringement, the jury found that certain of our products infringe two of Symbol’s patents and assessed a 6% royalty on the revenue of relevant products. On November 24, 2003, the District Court conducted a one-day bench trial on our equitable defenses not addressed by the jury. On July 29, 2004, we announced that the court has denied our equitable defenses and has determined that the jury’s award of a 6% royalty on our sales of these products from 1995 through September 2003, plus prejudgment interest, results in an award of damages to Symbol of $25.9 million. As of July 2, 2004, we had recorded an accrual for estimated past royalties of $22.9 million and interest of $3.0 million covering the period from 1995 through September 2003 plus a total of $2.8 million for estimated potential royalties and interest covering the period from October 2003 to July 2, 2004. As of July 2, 2004, our accrual in the aggregate for estimated potential royalties and interest was $28.7 million.

      During the second quarter of 2004, we recorded an accrual for estimated potential royalty charges of $789,000 and $130,000 for interest. During the first half of 2004, we recorded an accrual for estimated potential royalty charges of $1.6 million and $215,000 for interest. See Note 17 of the consolidated financial statements for a further description of the Symbol litigation.

Restructuring Provision for Excess and Obsolete Inventory

      During the second quarter and first half of 2003, we recorded a $22.5 million provision for excess and obsolete inventory as part of our restructuring activities. To mitigate the component supply constraints that have existed in the past, we had built inventory levels for certain components with long lead times and had entered into longer term commitments for certain components. The excess inventory charges were due to the following factors:

•	A sudden and significant decrease in demand for certain WWAN Lynx and Tsunami license-exempt point-to-point and WLAN 802.11a and Harmony products;

•	Notification from customers that they would not be ordering as many products as they had previously indicated they would;

•	Continued decline in the demand for fixed wireless solutions due to the worldwide slowdown in the telecom industry;

•	Continued increase in competition for wireless networking products, particularly related to home networking and enterprise LANs;

•	Management’s strategy to discontinue products, and in certain cases replace these products with new or redesigned products.

      Due to these factors, inventory levels exceeded our requirements based on current 12-month sales forecasts. The additional excess and obsolete inventory charge was calculated based on the inventory levels in excess of the estimated 12-month demand for each specific product family.

Research and Development Expense

      Research and development expenses decreased 22.1% from $6.2 million or 17.9% of total revenue, net in the second quarter of 2003 to $4.9 million or 15.5% of total revenue, net in the second quarter of 2004. The decrease in research and development expense was primarily attributable to the reduction in workforce implemented in 2003, resulting in decreased personnel expenses. Severance pay associated with the workforce reduction was included in the restructuring charges recorded in 2003.

      Research and development expenses decreased 33.3% from $14.1 million or 18.9% of total revenue, net in the first half of 2003 to $9.4 million or 16.2% of total revenue, net in the first half of 2004. The decrease in research and development expense was primarily attributable to the reduction in workforce implemented in 2003, resulting in decreased personnel expenses. Severance pay associated with the workforce reduction was included in the restructuring charges recorded in 2003.

Selling, General and Administrative Expense

      Selling, general and administrative expenses decreased 9.8% from $12.4 million or 35.8% of total revenue, net in the second quarter of 2003 to $11.2 million or 35.7% of total revenue, net in the second quarter of 2004. The decrease in selling, general and administrative expenses from the second quarter of 2003 to the second quarter of 2004 was primarily attributable to the workforce reduction implemented in 2003, resulting in reduced personnel expenses.

      In absolute dollars, selling, general and administrative expenses decreased 7.9% from $24.5 million or 32.8% of total revenue, net in the first half of 2003 to $22.6 million or 38.9% of total revenue, net in the first half of 2004. The decrease in selling, general and administrative expenses on an absolute basis from the first half of 2003 to the first half of 2004 was primarily attributable to the workforce reduction implemented in 2003, resulting in reduced personnel expenses. The increase as a percentage of revenue in the first half of 2004 was attributable to the decrease in revenue.

Legal Expense for Certain Litigation

      Legal expense for certain litigation decreased $800,000 from $1.0 million in the second quarter of 2003 to $200,000 in the second quarter of 2004. The decrease is primarily attributable to the decrease in legal services incurred during the respective periods in connection with our litigation with Symbol. Please refer to Part II, Item 1, Legal Proceedings for a description of our litigation.

      Legal expense for certain litigation decreased $3.1 million from $4.0 million in the first half of 2003 to $945,000 in the first half of 2004. The decrease is primarily attributable to the $3.0 million of litigation fees incurred in the first half of 2003 associated with our patent lawsuit with Intersil. As described in Part II, Item 1, Legal Proceedings, we settled our lawsuit with Intersil and recorded license revenue of $6.0 million in the first quarter of 2003.

Amortization of Intangible Assets

      Amortization of intangible assets was $5.4 million in the first quarter of 2004 and 2003. Amortization of intangible assets was $10.9 million in the second half of 2003 compared to $10.7 million in the second half of 2004.

Restructuring Charges for Severance and Excess Facilities

      During the first half of 2004, we recorded restructuring charges of $2.0 million, consisting of $1.9 million of cash provisions and $0.1 million of non-cash provisions for abandoned property and equipment. The $1.9 million of cash provisions consisted of $1.4 million of operating lease commitments, less estimated future sublease receipts and exit costs related to a portion of the Sunnyvale facility, which was closed in the first quarter of 2004, and $0.5 million of severance payments for five employees. The estimated future sublease receipts are based on current comparable rates for leases in the respective markets. If facility rental rates continue to decrease in these markets or if it takes longer than expected or if we are unable to sublease these facilities, the actual costs for closures of facilities could exceed the original estimates and additional restructuring charges totaling $2.6 million could result.

      The following table summarizes the restructuring activities for the year ended December 31, 2003 and the six months ended July 2, 2004 (in thousands):

			Asset Held
	Severance	Facilities	for Sale	Other	Total

Balance as of December 31, 2002	$—	$30,450	$—	$—	$30,450
Provision charged to operations	9,071	12,743	6,925	3,904	32,643
Reversal of previously recorded provision	—	(27,764)	—	—	(27,764)
Non-cash charges utilized	—	—	—	(3,304)	(3,304)
Cash payments	(5,451)	(3,845)	(9,966)	—	(19,262)
Proceeds from sale of asset held for sale, net	—	—	3,041	—	3,041

Balance as of December 31, 2003	3,620	11,584	—	600	15,804
Provision charged to operations	463	1,447	—	119	2,029
Non-cash charges utilized	—	—	—	(119)	(119)
Cash payments	(3,525)	(1,733)	—	—	(5,258)

Balance as of July 2, 2004	$558	$11,298	$—	$600	$12,456

Interest Expense

      Interest expense increased from $192,000 to $2.7 million from the second quarter of 2003 to the second quarter of 2004. Interest expense increased from $93,000 to $5.4 million from the first half of 2003 to the first half of 2004. The following table summarizes interest expense (in thousands):

	Three Months Ended		Six Months Ended

	July 2,	June 27,	July 2,	June 27,
	2004	2003	2004	2003

Interest expense on royalty charges	$(130)	$—	$(215)	$—
Interest expense on convertible notes	(2,493)	—	(5,041)	—
Other	(96)	(192)	(179)	(93)

	$(2,719)	$(192)	$(5,435)	$(93)

Other Income (Expense), Net

      Other income (expense), net was $5.9 million and $7.7 million during the three and six months ended July 2, 2004. The following table summarizes other income (expense), net (in thousands):

	Three Months Ended		Six Months Ended

	July 2,	June 27,	July 2,	June 27,
	2004	2003	2004	2003

Amortization of debt discount and issuance costs	$(2,845)	$—	$(5,737)	$—
Revaluation of common stock warrants	8,700	—	13,800	—
Loss on disposal of property and equipment	—	—	(350)	—

	$5,855	$—	$7,713	$—

Income Tax Provision (Benefit)

      The income tax benefit recorded during the six months ended July 2, 2004 represents the net reversal of the valuation allowance of deferred tax assets to offset the deferred tax liability arising from the revaluation of the short-term investments

Accretion of Series A Preferred Stock Redemption Obligations

      The accretion of Series A Preferred Stock represents the quarterly adjustments to the carrying value of the Series A Preferred Stock, on an effective-interest basis, so that the carrying value will equal the redemption amount at the earliest redemption date. The accretion was recorded to increase the net loss attributable to common stockholders.

Liquidity and Capital Resources

Sources and Use of Cash

      Cash and cash equivalents decreased by $8.4 million from $19.8 million at December 31, 2003 to $11.4 million at July 2, 2004.

      Net cash used in operating activities for the six months ended July 2, 2004 was $7.7 million, attributable to the net loss after the effect of non-cash charges, an increase in inventory excluding the provision of excess and obsolete inventory, and an increase in restricted cash and other assets, current and non-current, partially offset by a decrease in accounts receivable, net, an increase in accounts payable and other accrued liabilities and accrued royalties and interest. Net cash used in operating activities for the six month ended June 27, 2003 was $13.7 million and was attributable to the net loss after the effect of non-cash charges, an increase in inventory excluding the restructuring provision for excess and obsolete inventory, and a decrease in accounts payable and other accrued liabilities, partially offset by an decrease in accounts receivable, net and a decrease in restricted cash and other assets, current and non-current.

      Net cash used in investing activities for the six months ended July 2, 2004 was $416,000 and represented capital spending. Net cash used in investing activities for the six months ended June 27, 2003 was $2.1 million and was attributable to capital spending of $2.6 million, offset by a $500,000 repayment of a portion of a loan to a former officer. As discussed in Note 6 to the condensed consolidated financial statements, we intend to continue to seek repayment on the outstanding loan balance from this former officer.

      Net cash used in financing activities for the six months ended July 2, 2004 was $149,000 and was attributable to the issuance of common stock, net of $446,000, offset by principal payments on capital lease obligations of $595,000. Net cash provided by financing activities for the six months ended June 27, 2003 was $3.7 million and was attributable to borrowing on short-term bank loan of $2.0 million, borrowings on capital lease obligations of $1.6 million, proceeds from repayments of notes receivable from stockholders of $187,000, and the issuance of common stock, net of $237,000, offset by principal payments on capital lease obligations of $302,000.

Contractual Commitments

      We occupy our facilities under several non-cancelable operating lease agreements expiring at various dates through September 2009, and require payment of property taxes, insurance, maintenance and utilities. Future payments under contractual obligations as of July 2, 2004 were as follows (in thousands):

	Payments Due By Period

	Total	Year Ending December 31,
	Amounts
	Committed	2004	2005	2006	2007	2008	Thereafter

Severance pay	$558	$558	$—	$—	$—	$—	$—
Repayment of convertible notes	50,753	50,753	—	—	—	—	—
Operating leases	35,622	3,934	7,740	6,708	6,371	6,435	4,434
Capital leases	1,603	637	920	46	—	—	—
Project commitments	799	799	—	—	—	—	—
Redemption of Series A Preferred Stock	106,899	—	—	—	106,899	—	—

	$196,234	$56,681	$8,660	$6,754	$113,270	$6,435	$4,434

      As of July 2, 2004, we were required to repay the convertible promissory notes in September 2004 if they had not been exchanged for Series B Preferred Stock on July 30, 2004.

      We will also be required to redeem all outstanding shares of Series A Preferred Stock for cash in August 2007 if they have not been previously converted into common stock.

      For the six months ended July 2, 2004 and the years ended December 31, 2003 and 2002, we recorded restructuring charges of $19.5 million related to the committed future lease payments for closed facilities, net of estimated future sublease receipts and reversal of previously recorded provision, which are included in the operating leases caption above. As of July 2, 2004, we had unconditional purchase order commitments of $799,000, which are included as accrued liabilities.

      As described in Note 1 under Subsequent Events in the Notes to the Condensed Consolidated Financial Statements, on July 30, 2004, the Investors exchanged the aggregate principal amount of the Notes, which includes accrued but unpaid interest, into shares of Series B Preferred Stock, in accordance with the existing terms and conditions of the Notes. The exchange relieved us from the requirement to repay the Notes on their maturity date of September 30, 2004. Subject to the approval of the Company’s stockholders, the Investors also agreed to surrender all of their Series A Preferred Stock, all of their Series B Preferred Stock, and their warrants to purchase shares of the Company’s common stock in exchange for an aggregate of 164 million shares of common stock and 400,000 shares of our newly issued Series C Preferred Stock. On July 30, 2004, we received $10.0 million in cash proceeds from the Investors in exchange for a new convertible bridge note pursuant to the securities purchase agreement dated July 27, 2004.

Credit Facilities

      In December 2002, we entered into a secured credit facility with Silicon Valley Bank (the “Lender”), and then subsequently amended the credit facility in March 2003. On June 13, 2003, in order to secure additional working capital, we entered into a letter agreement (the “Letter Agreement”) and an accounts receivable financing agreement, which effectively amended and restated the existing credit facility in its entirety. We subsequently amended the accounts receivable financing agreement (as amended, the “Amended A/R Financing Agreement”) on July 25, 2003, October 31, 2003 and most recently on July 31, 2004. On July 25, 2003, we amended the accounts receivable financing agreement.

      Under the Amended A/R Financing Agreement, we may borrow up to $20 million in total. First, we may borrow up to $10.0 million by financing a portion of our eligible accounts receivable, primarily to our customers in the United States. Under this arrangement, we may accept for collection through a lockbox arrangement accounts receivable from us, and in return we will receive advances from the Lender at a rate equal to 80% of accounts receivable from account debtors who are not distributors, and 50% of accounts receivable from account debtors who are distributors, subject to borrowing restrictions on most international accounts and at the discretion of the Lender. After collection of a receivable, the Lender will refund to us the difference between the amount collected and the amount initially advanced to us, less a finance charge applied against the average monthly balance of all transferred but outstanding receivables at a rate per annum equal to the Lender’s prime rate plus 1.50 percentage points, or 5.75%, whichever is greater. In addition to a facility fee of $100,000, we must pay each month to the Lender a handling fee equal to 0.25% of the average monthly balance of transferred but outstanding receivables. We must repay each advance upon the earliest to occur of (i) the collection of the corresponding financed receivable, (ii) the date on which the corresponding financed receivable becomes an ineligible receivable pursuant to the terms of the Amended A/R Financing Agreement, or (iii) July 30, 2005. Second, we may borrow up to an additional $10.0 million, under which we are required to maintain a compensating cash balance equal to such borrowings.

      Under the A/R Financing Agreement, we receive temporary advances from the Lender in excess of the availability otherwise applicable under the A/R Financing Agreement (“Temporary Overadvances”), in an amount equal to $4.0 million for advances relating to letters of credit and in an amount equal to $4.0 million to be used for working capital purposes. We may receive Temporary Overadvances under this arrangement through August 31, 2004. This Temporary Overadvances arrangement may be renewed upon agreement by both the Company and the Lender. Borrowings outstanding under Temporary Overadvances are subject to a finance charge of 1.5% per week.

      As of July 2, 2004, no borrowings were outstanding under the Amended A/R Financing Agreement.

      Obligations under the amended A/R Financing Agreement are secured by a security interest on all of our assets, including intellectual property, and are senior in lien priority and right of payment to our obligations to the funds affiliated with Warburg Pincus and BCP Capital, L.P. under the secured promissory notes issued in July 2003 and amended in October 2003 and the senior secured promissory notes issued in December 2003. The amended A/R Financing Agreement requires the consent of the Lender in order to incur debt, grant liens and sell assets. The events of default under the secured credit facility include the failure to pay amounts when due, failure to observe or perform covenants, bankruptcy and insolvency events, defaults under certain of our other obligations and the occurrence of a material adverse change in our business. Under the Amended A/R Financing Agreement, the events of default also include any judgment, attempt by Symbol to execute on a judgment, the court not issuing a stay on execution of judgment by August 31, 2004, restraining order, injunction or any material adverse development in connection with a lawsuit filed by Symbol Technologies before the U.S. District Court for the District of Delaware. Please refer to Part II, Item 1, Legal Proceedings for a further description of the litigation with Symbol Technologies.

      Under the Amended A/R Financing Agreement, the financial covenants require us to maintain cash and cash equivalents with the Lender and its affiliates in an amount not less than $4.0 million. If we fail to meet this requirement, we may still remain in compliance with the financial covenants by maintaining a ratio of the total of cash, cash equivalents and accounts receivable approved by the Lender to our current liabilities of at least 5.0 to 1. In addition, we are required to maintain restricted cash balances to the extent that our outstanding letters of credit exceed $4.0 million. We currently maintain substantially all of our cash, cash equivalents and investments at Silicon Valley Bank and its affiliates. In the event of default under the Amended A/R Financing Agreement, the Lender has the right to offset such cash, cash equivalents and investments against our obligations owing to the Lender. As of July 2, 2004, we complied with all of the financial covenants under this agreement.

Other Restructuring Activities

      We have taken steps to reduce our expenses from operations in order to begin generating cash flow from operations. Restructuring charges related primarily to severance payments.

      Restructuring charges for the six months ended July 2, 2004 were $2.0 million, consisting of $1.9 million of cash provisions and $0.1 million of non-cash provisions for abandoned property and equipment. The $1.9 million of cash provisions consisted of $1.4 million of operating lease commitments, less estimated future sublease receipts and exit costs related to a portion of the Sunnyvale facility, which was closed in the first quarter of 2004, and $0.5 million of severance payments for five employees.

Debt Financing

      In April 2003, our management and board of directors recognized our need to secure additional funding to support our growth objectives and strengthen our balance sheet position. During 2003, Warburg Pincus Private Equity VIII, L.P. and BCP Capital, L.P. and affiliates invested an aggregate of $40 million in us in exchange for secured promissory notes, exchangeable for shares of our Series B Preferred Stock, and warrants to purchase an aggregate of 24 million shares of our common stock. On July 30, 2004, the Investors exchanged the aggregate principal amount of the Notes, which includes accrued but unpaid interest, into shares of Series B Preferred Stock, in accordance with the existing terms and conditions of the Notes. The exchange relieves us from the requirement to repay the Notes on their maturity date of September 30, 2004. Subject to the approval of our stockholders, the Investors also agreed to surrender all of their Series A Preferred Stock, all of their Series B Preferred Stock, all of their warrants to purchase our common stock in exchange for an aggregate of 164 million shares of common stock and 400,000 shares of our newly issued Series C Preferred Stock. Furthermore, on July 30, 2004, we received $10.0 million from the Investors in exchange for a new convertible bridge note pursuant to the securities purchase agreement dated July 27, 2004. Please refer to Note 1 to the condensed consolidated financial statements for a detailed description of our recent transactions with these Investors.

Litigation with Symbol Technologies

      On September 15, 2003, we announced that a jury had rendered a verdict in the first phase of the patent infringement suit with Symbol Technologies, Inc. (“Symbol”). On Symbol’s claims of patent infringement, the jury found that certain of our products infringe two of Symbol’s patents and assessed a 6% royalty on the revenue of relevant products. On November 24, 2003, the District Court conducted a one-day bench trial on our equitable defenses not addressed by the jury.

      On July 29, 2004, we announced that the court has denied our equitable defenses and has determined that the jury’s award of a 6% royalty on our sales of these products from 1995 through September 2003, plus prejudgment interest, results in an award of damages to Symbol of $25.9 million. The court entered its judgment on this matter on August 4, 2004. We are not presently enjoined from continued sales of these products, and the court denied Symbol’s request that it impose a court ordered royalty on future sales of these products by us. On August 6, 2004, Symbol filed a motion for entry of a permanent injunction against further manufacture and sale of the Company’s products found to infringe Symbol’s patents. We intend to oppose this motion. If we are enjoined from future sales of these products and are not able to negotiate a license arrangement with acceptable royalty rates, our revenue, results of operations and financial condition would be materially adversely affected.

      We have fully accrued for the amount awarded in our financial statements since the date of the initial jury award in September 2003. As of July 2, 2004, we had recorded an accrual for estimated past royalties of $22.9 million and interest of $3.0 million covering the period from 1995 through September 2003 plus a total of $2.8 million for estimated potential royalties and interest covering the period from October 2003 to July 2, 2004. As of July 2, 2004, our accrual in the aggregate for estimated potential royalties and interest was $28.7 million. Depending upon the ultimate outcome of the litigation with Symbol, we may be required to pay royalty charges and interest at the time specified by the court. We will continue to evaluate and review our estimate of royalties and interest payable from time to time for any indications that could require us to change our assumptions relating to the amount already recorded.

      To date, we have not incurred immediate financial obligation to Symbol as a result of this decision and we intend to file a motion to stay execution on the judgment, pending completion of all related proceedings, including post trial motions on this matter. On August 10, 2004, Symbol informed us that it will attempt to execute on the judgement. If the remaining proceedings before the court in our litigation with Symbol are not decided in our favor, including our motion to the court to stay Symbol’s execution of judgment, we would likely be required to make significant payments to Symbol, including payments for royalties related to past sales of products found to infringe on two of Symbol’s patents and additional royalties in connection with future sales of these products, or we would be required to post a bond in order to proceed with the post-trial motions or to appeal the court’s decision. The court could deny our motion to stay execution of the judgment or could require us to post a bond to secure our post-trial motions.

      Although we have recorded an accrual for $28.7 million in connection with the Symbol litigation, we do not have sufficient cash to pay or post a bond in this amount. If we were required to make payments to Symbol, post a bond to the court, and/or repay the Bridge Loans (defined below) and amounts, if any, owed to Silicon Valley Bank, either due to an event of default or otherwise, we would be required to obtain immediate alternative sources of financing. If we were not able to obtain an alternative source of financing, we would have insufficient cash to pay these obligations, be unable to meet our ongoing operating obligations as they come due in the ordinary course of business, and be required to seek protection under applicable bankruptcy laws. There can be no assurance that alternative sources of financing will be available to us. We intend to vigorously defend ourself in this litigation and to consider all available options after the conclusion of all matters before the court.

      Any additional adverse ruling or judgment in this litigation that results in our obligation and/or any of our subsidiaries under GAAP (generally accepted accounting principles) to establish an additional reserve in respect of such ruling or judgment in an amount excess of $5 million, and any other ruling or judgment in any other litigation that is material and adverse to the Company, triggers an event of default under the Bridge Loan (defined below) issued to Warburg Pincus and BCP Capital, L.P. and affiliates. Upon such occurrence, the Investors would have the ability to require us to repay the Bridge Loan. The court’s rulings to date have not triggered an event of default under the terms of the Bridge Loan. If the judgment entered on August 4, 2004 is not vacated, discharged, stayed or bonded pending appeal within thirty days thereof, we would be in default under the Bridge Loan and the Investors would have the right to require us to repay the Bridge Loan. In addition, an attempt by Symbol to execute on a judgment, the court not issuing a stay on execution of judgment by August 31, 2004, restraining order, injunction or any material adverse development in the litigation with Symbol would result in an event of default under the secured credit facility with Silicon Valley Bank. Upon such occurrence, Silicon Valley Bank would have the right to require us to repay any outstanding amounts under the credit facility and to prohibit us from borrowing any additional amounts. The occurrence of an event of default under the secured credit facility with Silicon Valley Bank would trigger an event of default under the Bridge Loan notes if outstanding amounts owed under the credit facility exceeded $1 million. As of July 2, 2004 and August 11, 2004, no borrowings were outstanding under the credit facility.

Additional Sources of Financing

      Our revenue declined from $68.8 million to $58.1 million from the six months ended June 27, 2003 to the six months ended July 2, 2004, and we have incurred substantial losses and negative cash flows from operations during the six months ended July 2, 2004 and the years ended December 31, 2003, 2002 and 2001. If we were not able to close a financing transaction by June 30, 2005 with gross proceeds of $20.0 million or more through a sale of our common stock and/or warrants to purchase common stock in accordance with the securities purchase agreement date July 27, 2004, Company will be required to repay the Bridge Loan. If our stockholders do not approve the Exchange, the Investors will have the right to demand immediate repayment of the Bridge Loan at any time after the thirtieth day following the date that our stockholders fail to approve the Exchange. If we were required to make payments to Symbol, post a bond to the court, and/or repay the convertible bridge loan and amounts, if any, which may be owed to Silicon Valley Bank, either due to an event of default or otherwise, or if we sustain continued significant negative cash flows from our operations, we will be required to obtain immediate alternative sources of financing in excess of the additional financing required to provide sufficient working capital for the business. If we were not able to obtain such alternative sources of financing, we would have insufficient cash to pay these obligations, be unable to meet our ongoing operating obligations as they come due in the ordinary course of business, and would have to seek protection under applicable bankruptcy laws. These matters raise substantial doubt about our ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from this uncertainty.

Recent Accounting Pronouncements

      In April 2004, the Emerging Issues Task Force issued Statement No. 03-06, Participating Securities and the Two-Class Method Under FASB Statement No. 128, Earnings Per Share, (“EITF 03-06”). EITF 03-06 addresses a number of questions regarding the computation of earnings per share by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company when, and if, it declares dividends on our common stock. The issue also provides further guidance in applying the two-class method of calculating earnings per share, clarifying what constitutes a participating security and how to apply the two-class method of computing earnings per share once it is determined that a security is participating, including how to allocate undistributed earnings to such a security. EITF 03-06 is effective for fiscal periods beginning after March 31, 2004. We adopted this EITF during the quarter ended July 2, 2004 and the adoption has to date not had a material impact on our results of operations.

      At its November 2003 meeting, the EITF reached a consensus on disclosure guidance previously discussed under EITF 03-01, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” The consensus provided for certain disclosure requirements that were effective for fiscal years ending after December 15, 2003.

      At its March 2004 meeting, the EITF reached a consensus on recognition and measurement guidance previously discussed under EITF 03-01. The consensus clarifies the meaning of other-than-temporary impairment and its application to investments classified as either available-for-sale or held-to-maturity under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and investments accounted for under the cost method or the equity method. The recognition and measurement guidance for which the consensus was reached in the March 2004 meeting is to be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004. We are currently evaluating the effect of adopting EITF 03-01 on our results of operations.

PROXIM CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

	July 2,	December 31,
	2004	2003

	(In thousands, except share
	and per share data)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$11,441	$19,756
Short-term investments	2,510	—
Accounts receivable, net	9,134	13,961
Inventory	18,056	19,939
Other current assets	4,466	5,301

Total current assets	45,607	58,957
Property and equipment, net	6,373	7,522
Goodwill	9,726	9,726
Intangible assets, net	29,604	40,333
Restricted cash	770	1,254
Other assets	427	2,316

Total assets	$92,507	$120,108

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$9,738	$10,500
Capital lease obligations, current	1,218	1,176
Accrued royalties and interest	28,738	26,906
Other accrued liabilities	18,311	20,804
Convertible promissory notes	—	34,735

Total current liabilities	58,005	94,121
Convertible promissory notes refinanced (Note 1)	45,551	—
Capital lease obligations, long-term	342	934
Long-term debt	101	101
Restructuring accruals, long-term	8,428	8,660
Common stock warrants	8,000	21,800

Total liabilities	120,427	125,616

Commitments and contingencies (Notes 15 and 17)
Mandatorily redeemable convertible preferred stock: 25,000,000 shares authorized; Series A, par value $.01; 3,000,000 shares issued and outstanding at July 2, 2004 and December 31, 2003, respectively	78,325	73,580

Stockholders’ deficit:
Common stock, Class A, par value $.01; authorized 390,000,000 shares: 165,593,851 and 165,037,194 shares issued and outstanding at July 2, 2004 and December 31, 2003, respectively	1,656	1,650
Common stock, Class B, par value $.01; authorized 10,000,000 shares: no shares issued and outstanding at July 2, 2004 and December 31, 2003, respectively	—	—
Additional paid-in capital	339,439	339,311
Treasury stock, at cost; 42,185,534 shares at July 2, 2004 and December 31, 2003	(21,585)	(21,585)
Notes receivable from stockholders	(711)	(711)
Accumulated deficit	(425,350)	(397,753)
Accumulated other comprehensive income	306	—

Total stockholders’ deficit	(106,245)	(79,088)

Total liabilities, mandatorily redeemable convertible preferred stock and stockholders’ deficit	$92,507	$120,108

The accompanying notes are an integral part of these condensed consolidated financial statements.

PROXIM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended

	July 2,	June 27,	July 2,	June 27,
	2004	2003	2004	2003

	(In thousands, except per share data)
	(Unaudited)
Product revenue, net	$31,417	$34,805	$58,114	$68,834
License revenue	—	—	—	6,000

Total revenue, net	31,417	34,805	58,114	74,834
Cost of revenue	20,140	21,701	37,517	42,629
Royalty charges	789	—	1,617	—
Restructuring provision for excess and obsolete inventory	—	22,549	—	22,549

Gross profit (loss)	10,488	(9,445)	18,980	9,656
Operating expenses:
Research and development	4,858	6,234	9,412	14,117
Selling, general and administrative	11,227	12,446	22,598	24,541
Legal expense for certain litigation	200	1,000	945	4,000
Amortization of intangible assets	5,364	5,365	10,729	10,865
Restructuring charges (benefit)	(138)	12,492	2,029	12,492

Total operating expenses	21,511	37,537	45,713	66,015

Loss from operations	(11,023)	(46,982)	(26,733)	(56,359)
Interest expense	(2,719)	(192)	(5,435)	(93)
Other income (expense), net	5,855	—	7,713	—

Loss before income taxes	(7,887)	(47,174)	(24,455)	(56,452)
Income tax provision (benefit)	542	—	(203)	—

Net loss	(8,429)	(47,174)	(24,252)	(56,452)
Accretion of Series A Preferred Stock obligations	(1,687)	(1,560)	(3,345)	(3,085)

Net loss attributable to common stockholders — basic and diluted	$(10,116)	$(48,734)	$(27,597)	$(59,537)

Net loss per share attributable to common stockholders — basic and diluted	$(0.08)	$(0.40)	$(0.22)	$(0.49)

Shares used to compute net loss per share — basic and diluted	123,404	121,714	123,293	120,994

The accompanying notes are an integral part of these condensed consolidated financial statements.

PROXIM CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Month Ended

	July 2,	June 27,
	2004	2003

	(In thousands)

	(Unaudited)
Cash flows from operating activities:
Net loss	$(24,252)	$(56,452)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	11,870	12,819
Amortization of warrants issued to customer	348	—
Provision for excess and obsolete inventory and lower of cost or market	2,115
Restructuring provision for excess and obsolete inventory	—	22,549
Restructuring charges	2,029	12,492
Loss on disposition of property and equipment	350	—
Amortization of debt discount on convertible notes and issuance costs	5,737	—
Deferred income taxes	(203)
Revaluation of common stock warrants	(13,800)	—
Changes in assets and liabilities:
Accounts receivable, net	4,827	3,084
Inventory	(232)	(8,129)
Restricted cash and other assets, current and non-current	(1,262)	2,510
Accounts payable and other accrued liabilities	2,891	(2,529)
Accrued royalties and interest	1,832	—

Net cash used in operating activities	(7,750)	(13,656)

Cash flows from investing activities:
Purchase of property and equipment	(416)	(2,567)
Proceeds from repayment of loan to officer	—	500

Net cash used in investing activities	(416)	(2,067)

Cash flows from financing activities:
Borrowings on short-term bank loan	—	1,981
Borrowings on capital lease obligations	—	1,605
Principal payments on capital lease obligations	(595)	(302)
Proceeds from repayments of notes receivable from stockholders	—	187
Issuance of common stock, net	446	237

Net cash provided by (used in) financing activities	(149)	3,708

Net decrease in cash and cash equivalents	(8,315)	(12,015)
Cash and cash equivalents at beginning of period	19,756	16,535

Cash and cash equivalents at end of period	$11,441	$4,520

Supplemental disclosures:
Cash received (paid) during the period for:
Income taxes	$—	$1,655

Interest on capital lease obligations	$(18)	$(28)

Non-cash transactions:
Inception of capital leases	$45	$824

Accretion of Series A Preferred Stock redemption obligations	$4,745	$4,550

The accompanying notes are an integral part of these condensed consolidated financial statements.

PROXIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1 —	The Company

      Proxim Corporation (the “Company”) is the company created by the merger of Proxim, Inc. and Western Multiplex Corporation, or Western Multiplex. On March 26, 2002, Western Multiplex merged with Proxim, Inc. located in Sunnyvale, California which designs, manufactures and markets high performance wireless local area networking, or WLAN, and building-to-building network products based on radio frequency, or RF, technology and changed its name to Proxim Corporation. On August 5, 2002, the Company completed the acquisition of the 802.11 WLAN systems business of Agere Systems, Inc., or Agere, including its ORiNOCO product line. In accordance with accounting principles generally accepted in the United States of America, the results of operations for the periods presented include the results of the merged or acquired businesses beginning from the respective dates of completion of the business combinations.

      Western Multiplex was founded in 1979 in Sunnyvale, California, as a vendor of radio components and related services. In 1992, Western Multiplex became a designer and manufacturer of broadband wireless systems and launched its Lynx broadband wireless systems. These point-to-point systems are primarily used by wireless operators to connect their base stations to other base stations and to existing wire line networks. In 1999, Western Multiplex introduced its Tsunami point-to-point broadband wireless systems, which primarily enable service providers, businesses and other enterprises to expand or establish private networks by bridging data and voice network traffic among multiple facilities. Based on Western Multiplex’s core technologies and the technology acquired through its purchase of WirelessHome Corporation, or WirelessHome, in March 2001, Western Multiplex developed Tsunami point-to-multipoint systems designed to enable service providers, businesses and other enterprises to connect multiple facilities within a geographic area to a central hub. Western Multiplex began shipping its first generation of these products at the end of the fourth quarter of 2001.

Subsequent Events

Litigation with Symbol

      On September 15, 2003, the Company announced that a jury had rendered a verdict in the first phase of the patent infringement suit with Symbol Technologies, Inc. (“Symbol”). On Symbol’s claims of patent infringement, the jury found that certain of the Company’s products infringe two of Symbol’s patents and assessed a 6% royalty on the revenue of relevant products. On November 24, 2003, the District Court conducted a one-day bench trial on the Company’s equitable defenses not addressed by the jury.

      On July 29, 2004, the Company announced that the court has denied the Company’s equitable defenses and has determined that the jury’s award of a 6% royalty on the Company’s sales of these products from 1995 through September 2003, plus prejudgment interest, results in an award of damages to Symbol of $25.9 million. The court entered its judgment on this matter on August 4, 2004. The Company is not presently enjoined from continued sales of these products, and the court denied Symbol’s request that it impose a court ordered royalty on future sales of these products by the Company. On August 6, 2004, Symbol filed a motion for entry of a permanent injunction against further manufacture and sale of the Company’s products found to infringe Symbol’s patents. The Company intends to oppose this motion. If the Company is enjoined from future sales of these products and is not able to negotiate a license arrangement with acceptable royalty rates, its revenue, results of operations and financial condition would be materially adversely affected.

      The Company has fully accrued for the awarded amount in its financial statements since the date of the initial jury award in September 2003. As of July 2, 2004, the Company had recorded an accrual for estimated past royalties of $22.9 million and interest of $3.0 million covering the period from 1995 through September 2003 plus a total of $2.8 million for estimated potential royalties and interest covering the period from October 2003 to July 2, 2004. As of July 2, 2004, the Company’s accrual in the aggregate for estimated potential

PROXIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

royalties and interest was $28.7 million. Depending upon the outcome of the litigation with Symbol, the Company may be required to pay royalty charges and interest at the time specified by the court. The Company will continue to evaluate and review its estimate of royalties and interest payable from time to time for any indications that could require the Company to change its assumptions relating to the amount already recorded.

      To date, the Company has not incurred immediate financial obligation to Symbol as a result of this decision and the Company intends to file a motion to stay execution on the judgment, pending completion of all related proceedings, including post trial motions on this matter. On August 10, 2004, Symbol informed the Company that it will attempt to execute on the judgment. The court could deny the Company’s motion to stay execution of the judgment or could require the Company to post a bond to secure our post-trial motions.

      Although the Company has recorded an accrual for $28.7 million in connection with the Symbol litigation, the Company does not have sufficient cash to pay or post a bond in this amount. If the Company were required to make payments to Symbol, post a bond to the court, and/or repay the Bridge Loans (defined below) and amounts, if any, owed to Silicon Valley Bank, either due to an event of default or otherwise, the Company would be required to obtain immediate alternative sources of financing. If the Company were not able to obtain an alternative source of financing, the Company would have insufficient cash to pay these obligations, be unable to meet its ongoing operating obligations as they come due in the ordinary course of business, and be required to seek protection under applicable bankruptcy laws. There can be no assurance that alternative sources of financing will be available to the Company. The Company intends to vigorously defend itself in this litigation and to consider all available options after the conclusion of all matters before the court.

      Additionally, any further adverse ruling or judgment in this litigation that results in the obligation of the Company and/or any of its subsidiaries under GAAP (generally accepted accounting principles) to establish an additional reserve in respect of such ruling or judgment in an amount excess of $5 million, and any other ruling or judgment in any other litigation that is material and adverse to the Company, triggers an event of default under the Bridge Loan (defined below) agreement with Warburg Pincus and BCP Capital, L.P. and affiliates. Upon such occurrence, the Investors would have the ability to require the Company to repay the Bridge Loan. If the judgment entered on August 4, 2004 is not vacated, discharged, stayed or bonded pending appeal within thirty days thereof, the Company would be in default under the terms of the Bridge Loan and the Investors would have the right to require the Company to repay the Bridge Loan. In addition, an attempt by Symbol to execute on a judgment, the court not issuing a stay on execution of judgment by August 31, 2004, restraining order, injunction or any material adverse development in the litigation with Symbol would result in an event of default under the secured credit facility with Silicon Valley Bank. Upon such occurrence, Silicon Valley Bank would have the right to require the Company to repay any outstanding amounts under the credit facility and to prohibit the Company from borrowing any additional amounts. The occurrence of an event of default under the secured credit facility with Silicon Valley Bank would trigger an event of default under the Bridge Loan if outstanding amounts owed under the credit facility exceeded $1 million. As of July 2, 2004 and August 11, 2004, no borrowings were outstanding under the credit facility.

Capital Restructuring and Bridge Loan

      On July 27, 2004, the Company entered into an agreement with its strategic investors, Warburg Pincus Private Equity VIII, L.P., BCP Capital, L.P. (formerly known as Broadview Capital Partners, L.P.) and affiliates (collectively, the “Investors”) to restructure their equity instruments and debt holdings in the Company. Pursuant to the terms of the securities purchase agreement, on July 30, 2004, the Investors exchanged the $49.0 million in aggregate amount of secured convertible promissory notes, including accrued but unpaid interest of $9.0 million, into shares of Series B Preferred Stock, in accordance with the existing terms and conditions of the secured convertible promissory notes, as described below under Significant Events and Liquidity. The exchange relieved the Company of the requirement to repay the notes on their maturity date of September 30, 2004. As a result of the exchange completed on July 30, 2004, the carrying value of the

PROXIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

convertible promissory notes of $38.1 million, accrued and unpaid interest of $8.3 million and unamortized deferred financing costs of $872,000 were reclassified from current liabilities to long-term liabilities in accordance with SFAS No. 6, “Classification of Short-Term Obligations Expected to be Refinanced.”

      On July 30, 2004, the Company received $10.0 million in cash proceeds from the Investors in exchange for a new convertible bridge note (the “Bridge Loan”) pursuant to the securities purchase agreement dated July 27, 2004. The secured convertible bridge loan bears interest at 15 percent per annum and is due on June 30, 2005. In accordance with the terms of the Bridge Loan, all principal and accrued interest will convert into common stock and/or warrants to purchase common stock, at the same price and upon the same terms and conditions offered to other investors, if prior to June 30, 2005 the Company closes a financing transaction with gross proceeds of $20.0 million or more through a sale of its common stock and/or warrants to purchase common stock. If such a financing transaction does not occur, the Bridge Loan becomes due and payable by its terms on June 30, 2005. If the Company’s stockholders do not approve the Exchange as described below, the Investors will have the right to demand immediate repayment of the Bridge Loan at any time after the thirtieth day following the date that the stockholders fail to approve the Exchange.

      Subject to the approval of the Company’s stockholders, the Investors also agreed to surrender all of their Series A Preferred Stock, all of their Series B Preferred Stock and all of their warrants to purchase the Company’s common stock in exchange for an aggregate of 164 million shares of Class A common stock and 400,000 shares of the Company’s newly issued Series C Preferred Stock (the “Exchange”). If the Company’s stockholders approve the Exchange and Class A common stock is issued to the Investors, Warburg Pincus Private Equity VIII, L.P. will own 142,133,339 shares of Class A common stock, which would represent approximately 49.4 percent of the Company’s outstanding common stock based on 123,510,674 shares outstanding as of August 4, 2004. BCP Capital, LP. and affiliates will own 21,866,661 shares of Class A common stock, which would represent approximately 7.6 percent of the Company’s outstanding common stock based on 123,510,674 shares outstanding as of August 4, 2004. If the Company’s stockholders do not approve the Exchange, the Investors will have the right to demand immediate repayment of the Bridge Loan at any time after the thirtieth day following the date that the Company’s stockholders fail to approve the Exchange.

      At issuance, the Series C Preferred Stock to be issued to the Investors will be a mandatorily redeemable and nonvoting security and is not convertible into common stock or any other equity security at any time. This new long-term equity instrument will not be required to be repaid in cash until it is due on July 30, 2012, except in the event of a change in control or liquidation. Further, the Series C Preferred Stock will have an initial liquidation preference of $100 per share, or $40 million in aggregate. The liquidation preference on the Series C Preferred Stock will accrete at 8.75 percent per annum, compounded quarterly, and will be required to be repaid by the Company at the fully accreted value of approximately $80 million on July 30, 2012. In addition, the Series C Preferred Stock shall be automatically redeemed at its fully accreted value in the event of an earlier change in control of the Company.

      The terms of the agreement also provide that the Company may redeem the Series C Preferred Stock at any time within the first three years after the date of issuance at its then accreted liquidation preference if the market price of the Company’s common stock on the Nasdaq National Market remains above $2.25 for a period of 45 consecutive trading days. After the third anniversary of the date of issuance, the Company may redeem the Series C Preferred Stock at any time at its then accreted liquidation preference, if the market price of the Company’s common stock on the Nasdaq National Market has remained above $2.00 for a period of 45 consecutive trading days.

PROXIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Significant Events and Liquidity

Amended Exchangeable Promissory Notes

      On July 22, 2003, the Company announced that the Investors had agreed to collectively invest $30.0 million, and potentially up to $40.0 million, in the Company. On July 30, 2003, these Investors collectively invested $30.0 million, and the Company issued short-term secured exchangeable promissory notes bearing interest at 25% per annum pursuant to that certain securities purchase agreement dated July 22, 2003. On October 21, 2003, the Company amended and restated its securities purchase agreement (the “Amended Agreement”) with the Investors and its $30.0 million short-term secured promissory notes issued to these Investors on July 30, 2003. The amended and restated secured exchangeable promissory notes (the “Amended Notes”) continued to bear interest at 25% per annum, subject to increase on an event of default or other events.

      At the option of the Investors and subject to the approval of the Company’s stockholders, the Amended Notes were exchangeable for shares of the Company’s Series B Preferred Stock with an aggregate initial liquidation preference equal to the principal amount of the exchanged indebtedness, plus accrued but unpaid interest, at the conversion price of $100.00 per share. The liquidation preference accretes at 14% per annum, compounded quarterly, through the seventh anniversary of the date on which the Company first issued shares of the Series B Preferred Stock, or the Series B Preferred Stock original issue date. Upon issuance, the Series B Preferred Stock also are entitled to weighted average conversion price adjustments for dilutive issuances and subscription rights in certain equity financings.

      Subject to the approval of its stockholders, the Company agreed to issue to the Investors warrants to purchase 18 million and 6 million shares of common stock at an exercise price of $1.46 and $1.53 per share, respectively (collectively, the “Series B Warrants”). The Investors also agreed to make available to the Company an additional $10.0 million, issuable in exchange for senior secured exchangeable promissory notes (the “New Notes,” and together with the Amended Notes, the “Notes”), at the Company’s election (the “Call Right”).

      At a special meeting of stockholders held on December 12, 2003, the Company’s stockholders approved the Company’s ability to issue to the Investors: (i) shares of the Company’s Series B Preferred Stock upon exercise of each Investor’s right to exchange the Notes, plus accrued but unpaid interest, as well as upon each Investor’s exercise of the right to exchange any New Notes that the Company may issue to the Investors, plus accrued but unpaid interest; and (ii) the Series B Warrants. Following the receipt of stockholder approval, the Company issued the Series B Warrants to the Investors on December 12, 2003. In accordance with the terms of the Amended Agreement, the Company exercised its Call Right and on December 19, 2003, the Company issued the New Notes to the Investors in exchange for an additional investment of $10 million.

      As of July 2, 2004, the Notes, including accrued and unpaid interest, were subject to repayment in the event the Investors did not exchange the Notes for Series B Preferred Stock. Had such an exchange not occurred, repayment would have been required on September 30, 2004, the maturity date of the Notes, or upon an event of default, as defined, or a change in control, as defined, whichever had occurred earlier.

      As described above, on July 30, 2004, the Investors exchanged the aggregate principal amount of the Notes plus accrued but unpaid interest, for shares of Series B Preferred Stock, in accordance with the existing terms and conditions of the Notes. The exchange relieved the Company from the requirement to repay the Notes on their maturity date of September 30, 2004.

Credit Facility

      The Company amended and restated its secured financing agreements with Silicon Valley Bank (the “Lender”) in June and July 2003 and then further amended these agreements in October 2003 and in

PROXIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

July 2004. The financial covenant requiring the Company to maintain cash and cash equivalents of an amount not less than $8 million, as amended, was reduced to $4 million. As amended, the events of default also include attempt by Symbol to execute on a judgment, the court not issuing a stay on execution of judgment by August 31, 2004, restraining order, injunction, any material adverse development in connection with the Company’s litigation with Symbol, or failure of the Company to advise the Lender of all material developments in this litigation. See Note 16 for further description of the amended credit facility.

Liquidity

      If the remaining proceedings before the court in the Company’s litigation with Symbol are not decided in the Company’s favor, including its motion to the court to stay Symbol’s execution on the judgment entered on August 4, 2004, the Company would likely be required to make significant payments to Symbol, including payments for royalties related to past sales of products found to infringe on two of Symbol’s patents and additional royalties in connection with future sales of these products, or the Company would be required to post a bond in order to proceed with the post-trial motions or to appeal the court’s decision.

      If the Company were required to make payments to Symbol, post a bond to the court, and/or repay the convertible Bridge Loan and amounts, if any, which may be owed to Silicon Valley Bank, either due to an event of default or otherwise, or if it sustains continued significant negative cash flows from its operations, it would be required to obtain immediate alternative sources of financing. If the Company were not able to obtain such alternative sources of financing, it would have insufficient cash to pay these obligations, be unable to meet its ongoing operating obligations as they come due in the ordinary course of business, and would have to seek protection under applicable bankruptcy laws. These matters raise substantial doubt about the Company’s ability to continue as a going concern. These consolidated financial statements do not include any adjustments that might result from this uncertainty.

      In addition, any judgment, restraining order, injunction or any material adverse development in this litigation triggers an event of default under the Silicon Valley Bank credit facility. Upon such occurrence, Silicon Valley Bank would have the right to require the Company to repay any outstanding amounts under the credit facility and to prohibit the Company from borrowing any additional amounts. As of July 2, 2004 and August 11, 2004, no borrowings were outstanding under the Company’s credit facility.

      The Company’s revenue declined from $68.8 million to $58.1 million from the six months ended June 27, 2003 to the six months ended July 2, 2004 and the Company has incurred substantial losses and negative cash flows from operations during the six months ended July 2, 2004 and the years ended December 31, 2003, 2002 and 2001. If the Company were not able to close a financing transaction by June 30, 2005 with gross proceeds of $20.0 million or more through a sale of its common stock and/or warrants to purchase common stock in accordance with the securities purchase agreement dated July 27, 2004, the Company would be required to repay the Bridge Loan. If the Company’s stockholders do not approve the Exchange, the Investors will have the right to demand immediate repayment of the Bridge Loan at any time after the thirtieth day following the date that the Company’s stockholders fail to approve the Exchange.

Risks and Uncertainties

      The Company depends on single or limited source suppliers for several key components used in the Company’s products. The Company depends on single sources for proprietary application specific integrated circuits, or ASICs, and assembled circuit boards for these products. Any disruptions in the supply of these components or assemblies could delay or decrease our revenues. In addition, even for components with multiple sources, there have been, and may continue to be, shortages due to capacity constraints caused by high demand. The Company does not have any long-term arrangements with any suppliers.

PROXIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

      The Company relies on contract and subcontract manufacturers for turnkey manufacturing and circuit board assemblies which subjects the Company to additional risks, including a potential inability to obtain an adequate supply of finished assemblies and assembled circuit boards and reduced control over the price, timely delivery and quality of such finished assemblies and assembled circuit boards. If the Company’s Sunnyvale facility were to become incapable of operating, even temporarily, or were unable to operate at or near the Company’s current or full capacity for an extended period, the Company’s business and operating results could be materially adversely affected.

Basis of Presentation

      The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. The condensed consolidated balance sheet as of July 2, 2004, the condensed consolidated statements of operations for the three months and six months ended July 2, 2004 and June 27, 2003 and the condensed consolidated statements of cash flows for the six months ended July 2, 2004 and June 27, 2003, are unaudited, but include all adjustments (consisting of normal recurring adjustments), which the Company considers necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

      The balance sheet at December 31, 2003 has been derived from Proxim Corporation’s audited consolidated financial statements as of that date. Certain information and footnote information normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. Results for any interim period are not necessarily indicative of results for any future interim period or for the entire year. The accompanying condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates and such differences may be material to the financial statements.

Principles of Consolidation

      The condensed consolidated financial statements include the financial statements of Proxim Corporation and all of its subsidiaries. The financial condition and results of operations for the three month and six months ended July 2, 2004 and June 27, 2003 include the results of acquired subsidiaries from their effective dates. All significant intercompany transactions and balances are eliminated in consolidation.

Note 2 —	Recent Accounting Pronouncements

      In April 2004, the Emerging Issues Task Force issued Statement No. 03-06, Participating Securities and the Two-Class Method Under FASB Statement No. 128, Earnings Per Share, (“EITF 03-06”). EITF 03-06 addresses a number of questions regarding the computation of earnings per share by companies that have issued securities other than common stock that contractually entitle the holder to participate in dividends and earnings of the company when, and if, it declares dividends on its common stock. EITF 03-06 also provides further guidance in applying the two-class method of calculating earnings per share, clarifying what constitutes

PROXIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

a participating security and how to apply the two-class method of computing earnings per share once it is determined that a security is participating, including how to allocate undistributed earnings to such a security. EITF 03-06 is effective for fiscal periods beginning after March 31, 2004. The Company adopted this EITF during the quarter ended July 2, 2004 and the adoption has to date not had a material impact on its results of operations.

      At its November 2003 meeting, the EITF reached a consensus on disclosure guidance previously discussed under EITF 03-01, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” The consensus provided for certain disclosure requirements that were effective for fiscal years ending after December 15, 2003.

      At its March 2004 meeting, the EITF reached a consensus on recognition and measurement guidance previously discussed under EITF 03-01. The consensus clarifies the meaning of other-than-temporary impairment and its application to investments classified as either available-for-sale or held-to-maturity under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” and investments accounted for under the cost method or the equity method. The recognition and measurement guidance for which the consensus was reached in the March 2004 meeting is to be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004. The Company is currently evaluating the effect of adopting EITF 03-01 on its results of operations.

Note 3 —	Intangible Assets

      Acquired intangible assets, net of accumulated amortization, consist of the following (in thousands):

	July 2,	December 31,
	2004	2003

Acquired intangible assets, net:
Proxim, Inc.	$14,681	$18,810
802.11 WLAN systems business	14,923	21,523

Total intangible assets, net	$29,604	$40,333

      Acquired intangible assets by categories as of July 2, 2004 and December 31, 2003 consist of the following (in thousands):

		Accumulated Amortization
	Gross
	Carrying	July 2,	December 31,
	Amounts	2004	2003

Amortized intangible assets:
Core Technology	$26,531	$11,371	$8,718
Developed Technology	29,036	25,318	19,063
Customer Relationships	8,995	5,747	4,247
Patents	3,439	1,870	1,549

Total	$68,001	$44,306	$33,577

Unamortized intangible assets:
Tradename	$5,909

PROXIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

      Core technology, developed technology, customer relationships and patents are being amortized on a straight-line basis over the following estimated periods of benefit:

Core technology	5 years
Developed technology	2-3 years
Customer relationships	3 years
Patents	5 years

      The Company expects amortization expense of intangible assets to be $7.2 million in the remaining fiscal 2004, $8.7 million in fiscal 2005, $5.9 million in fiscal 2006, and $1.9 million in fiscal 2007, at which time intangible assets, other than tradename, will be fully amortized assuming no future impairments of those intangible assets or additions as a result of business combinations.

Note 4 —	Balance Sheet Components

      The following is a summary of certain of our condensed consolidated balance sheets (in thousands):

	July 2,	December 31,
	2004	2003

Short-term investments:
Time deposits	$770	$1,254
Restricted securities in a wireless company	2,510	—

	3,280	1,254
Less: long-term restricted portion	(770)	(1,254)

Current portion	$2,510	$—

Accounts receivable, net:
Accounts receivable	$25,398	$34,345
Less: Deferred revenue	(6,654)	(10,599)
Allowances for bad debts, sales returns and price protection	(9,610)	(9,785)

	$9,134	$13,961

Inventory:
Raw materials	$5,647	$4,238
Work-in-process	1,594	1,282
Finished goods	5,132	8,223
Consignment inventories	5,683	6,196

	$18,056	$19,939

Property and equipment, net:
Computer and test equipment	$11,115	$11,427
Furniture and fixtures	196	194
Leased assets	2,987	2,942
Leasehold improvements	438	438

	14,736	15,001
Less: accumulated depreciation and amortization	(8,363)	(7,479)

	$6,373	$7,522

PROXIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

	July 2,	December 31,
	2004	2003

Intangible assets, net:
Core technology	$26,531	$26,531
Developed technology	29,036	29,036
Customer relationships	8,995	8,995
Tradename	5,909	5,909
Patents	3,439	3,439

	73,910	73,910
Less: Accumulated amortization	(44,306)	(33,577)

	$29,604	$40,333

Other accrued liabilities:
Restructuring accruals, current portion	$4,028	$7,144
Accrued interest on convertible promissory notes	—	3,247
Accrued unconditional project commitments	799	1,284
Accrued compensation	3,416	3,402
Accrued warranty costs	1,318	1,395
Deferred revenue	5,127	—
Other accrued liabilities	3,623	4,332

	$18,311	$20,804

      The restricted securities, which are presented as short-term investments and consist of common stock of a publicly traded company, is accounted for as available-for-sale. The Company’s short-term investment is valued at market value and the unrealized gain, net of tax, is recorded in stockholders’ deficit as accumulated other comprehensive income.

      The following is a summary of the movements in allowance for bad debt, sales returns and price protection and product warranty costs during the six months ended July 2, 2004 and June 27, 2003 (in thousands):

	Allowance for Bad
	Debt, Sales Returns		Product Warranty
	and Discounts		Costs

	2003	2004	2003	2004

Balance at beginning of period	$7,500	$9,785	$2,041	$1,395
Additional provision	2,230	8,688	—	115
Settlements made during the period	(433)	(8,863)	(431)	(192)

Balance at end of period	$9,297	$9,610	$1,610	$1,318

      The following is a summary of the changes in the reserve for excess and obsolete inventory and lower of cost or market during the six months ended July 2, 2004 (in thousands):

Balance as of December 31, 2003	$5,072
Provision for excess and obsolete inventory and lower of cost or market	2,115
Inventory scrapped	(1,563)

Balance as of July 2, 2004	$5,624

PROXIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

      During the six months ended July 2, 2004, the Company recorded a $2.1 million provision for excess and obsolete inventory and lower of cost or market as part of its ongoing review of its inventory reserve requirements. To mitigate the component supply constraints that have existed in the past, the Company had built inventory levels for certain components with long lead times and had entered into longer term commitments for certain components. The inventory charges were due to a decrease in anticipated demand for certain of the Company’s products, notification from customers that they would not be ordering as many products as they had previously indicated they would, and continued increase in competition for wireless networking products.

      Due to these factors, inventory levels exceeded the Company’s requirements based on its current 12-month sales forecasts. The additional excess and obsolete and lower of cost or market inventory charges were calculated based on the inventory levels in excess of the estimated 12-month sales forecasts and anticipated reduced selling prices for certain products. The Company does not anticipate that the excess and obsolete inventory subject to this reserve will be saleable at a later date based on its current 12-month sales forecast. The Company uses a 12-month sales forecast, because the wireless communications industry is characterized by rapid technological changes such that if the Company has not sold a product after a 12-month period, it is unlikely that the product will be sold.

      Property and equipment includes $3.0 million of computer equipment under capital leases at July 2, 2004. Accumulated amortization of assets under capital leases totaled $525,000.

Note 5 —	Impairment of Loan to Officer

      The Company had guaranteed up to $5 million of obligations of an officer of the Company, with respect to a margin loan with an investment bank that he established prior to 2001. On October 15, 2002, the investment bank called the Company’s guaranty of $5 million. The Company continues to seek repayment from the former officer under a Reimbursement and Security Agreement. In this regard, in January 2003, the former officer made a cash payment of $0.5 million to the Company. The Company assessed the recoverability of the remaining balance of the loan with respect to the former officer’s current financial position and recorded an impairment charge of $4.5 million in the fourth quarter of 2002. This impairment charge does not constitute forgiveness of the former officer’s indebtedness to the Company. Future payments by the former officer under the Reimbursement and Security Agreement will be recorded as income in the period cash is received.

Note 6 —	Revenue Information and Concentration of Credit Risks

      The Company’s products are grouped into two product lines: WWAN and WLAN product lines. The WWAN product line includes point-to-point Lynx and Tsunami products and point-to-multipoint Tsunami products. The WLAN product line includes ORiNOCO 802.11 access point and client card products. Total revenue during the three months ended March 28, 2003 also includes one-time license revenue of $6.0 million related to the patent infringement legal settlement agreement with Intersil (see Note 17). Revenue information by product line is as follows (in thousands):

	Three Months Ended		Six Months Ended

	July 2,	June 27,	July 2,	June 27,
Product Line	2004	2003	2004	2003

WWAN	$17,185	$18,805	$30,259	$35,412
WLAN	14,232	16,000	27,855	33,422
WLAN license revenue	—	—	—	6,000

Total revenue	$31,417	$34,805	$58,114	$74,834

PROXIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

      The Company sells its products worldwide primarily through independent distributors and value-added resellers and, to a lesser extent, through its direct sales force. It currently operates in two geographic regions: North America and International. Revenue outside of North America is primarily export sales denominated in United States dollars. Disaggregated financial information regarding the Company’s revenue by geographic region is as follows (in thousands):

	Three Months Ended		Six Months Ended

	July 2,	June 27,	July 2,	June 27,
Geographic Region	2004	2003	2004	2003

North America product revenue	$20,647	$20,353	$34,100	$43,475
North America license revenue	—	—	—	6,000
International product revenue	10,770	14,452	24,014	25,359

Total revenue	$31,417	$34,805	$58,114	$74,834

      Three customers accounted for 15.8%, 13.8% and 12.7% of total revenue for the three months ended July 2, 2004, and one customer accounted for 13.6% of total revenue for the three months ended June 27, 2003. Two customers accounted for 15.1% and 13.2% of total revenue for the six months ended July 2, 2004, and one customer accounted for 13.8% of total revenue for the six months ended June 27, 2003.

Note 7 —	Restructuring Charges for Severance and Excess Facilities

      During the six months ended July 2, 2004, the Company recorded restructuring charges of $2.0 million, consisting of $1.9 million of cash provisions and $0.1 million of non-cash provisions for abandoned property and equipment. The $1.9 million of cash provisions consisted of $1.4 million of operating lease commitments, less estimated future sublease receipts and exit costs related to a portion of the Sunnyvale facility, which was closed in the first quarter of 2004, and $0.5 million of severance payments for five employees. The estimated future sublease receipts are based on current comparable rates for leases in the respective markets. If facility rental rates continue to decrease in these markets, or if it takes longer than expected, or if the Company is unable to sublease these facilities, the actual costs to close these facilities could exceed the original estimates, and additional restructuring charges totaling $2.6 million could result.

      The following table summarizes the restructuring activities for the year ended December 31, 2003 and the six months ended July 2, 2004 (in thousands):

			Asset Held
	Severance	Facilities	for Sale	Other	Total

Balance as of December 31, 2002	$—	$30,450	$—	$—	$30,450
Provision charged to operations	9,071	12,743	6,925	3,904	32,643
Reversal of previously recorded provision	—	(27,764)	—	—	(27,764)
Non-cash charges utilized	—	—	—	(3,304)	(3,304)
Cash payments	(5,451)	(3,845)	(9,966)	—	(19,262)
Proceeds from sale of asset held for sale, net	—	—	3,041	—	3,041

Balance as of December 31, 2003	3,620	11,584	—	600	15,804
Provision charged to operations	463	1,447	—	119	2,029
Non-cash charges utilized	—	—	—	(119)	(119)
Cash payments	(3,525)	(1,733)	—	—	(5,258)

Balance as of July 2, 2004	$558	$11,298	$—	$600	$12,456

PROXIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

      The restructuring reserves were presented on the balance sheet as follows (in thousands):

	July 2,	December 31,
	2004	2003

Current	$4,028	$7,144
Long-term	8,428	8,660

Total restructuring accruals	$12,456	$15,804

Note 8 —	Interest Expense and Other Income (Expense), Net

      The following table summarizes the components of interest expense (in thousands):

	Three Months Ended		Six Months Ended

	July 2,	June 27,	July 2,	June 27,
	2004	2003	2004	2003

Interest expense on royalty charges	$(130)	$—	$(215)	$—
Interest expense on convertible notes	(2,493)	—	(5,041)	—
Other	(96)	(192)	(179)	(93)

	$(2,719)	$(192)	$(5,435)	$(93)

      The following table summarizes the components of other income (expense), net (in thousands):

	Three Months Ended		Six Months Ended

	July 2,	June 27,	July 2,	June 27,
	2004	2003	2004	2003

Amortization of debt discount and issuance costs	$(2,845)	$—	$(5,737)	$—
Revaluation of common stock warrants	8,700	—	13,800	—
Loss on disposal of property and equipment	—	—	(350)	—

	$5,855	$—	$7,713	$—

Note 9 —	Income Taxes

      The income tax benefit recorded during the six months ended July 2, 2004 represents the net reversal of the valuation allowance of deferred tax assets to offset the deferred tax liability arising from the revaluation of the short-term investments.

PROXIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Note 10 —	Loss Per Share Attributable to Common Stockholders

      Basic and diluted net loss per share attributable to common stockholders is presented in conformity with SFAS No. 128, “Earnings Per Share” and EITF 03-06, “Participating Securities and the Two-Class Method Under FASB Statement No. 128, Earnings Per Share.” The following is a reconciliation of the numerators and denominators of the basic and diluted net loss per share computations for the three and six months ended July 2, 2004 and June 27, 2003 (in thousands except share data):

	Three Months Ended		Six Months Ended

	July 2,	June 27,	July 2,	June 27,
	2004	2003	2004	2003

Net loss attributable to common stockholders	$(10,116)	$(48,734)	$(27,597)	$(59,537)
Weighted average common shares outstanding	123,404	121,714	123,293	120,994

Net loss per share — basic and diluted	$(0.08)	$(0.40)	$(0.22)	$(0.49)

Common stock equivalents not included in the calculation because they are antidilutive	115,409	66,618	114,630	67,423

      For the three and six months ended July 2, 2004 and June 27, 2003, basic net loss per share was computed using the weighted average number of shares outstanding during the period. Diluted net loss per share was determined in the same manner as basic earnings per share except that the number of shares was increased assuming dilutive stock options and warrants using the treasury stock method. For the three and six months ended July 2, 2004 and June 27, 2003, the incremental shares from the assumed exercise of stock options and warrants, and the assumed conversion of Series A Preferred Stock, were not included in computing diluted per share amounts as the effect would be antidilutive.

Note 11 —	Comprehensive Loss

      The total comprehensive loss for the three and six months ended July 2, 2004 and June 27, 2003 is as follows (in thousands):

	Three Months Ended		Six Months Ended

	July 2,	June 27,	July 2,	June 27,
	2004	2003	2004	2003

Net loss attributable to common stockholders	$(10,116)	$(48,734)	$(27,597)	$(59,537)
Unrealized gain (loss) on investments	(813)	(84)	306	404

Total comprehensive loss	$(10,929)	$(48,818)	$(27,291)	$(59,133)

Note 12 —	Convertible Promissory Notes and Mandatorily Redeemable Convertible Series B Preferred Stock

      As described in Note 1, on July 30, 2004, the Investors exchanged the aggregate principal amount of the Notes, plus accrued but unpaid interest, for shares of Series B Preferred Stock, in accordance with the existing terms and conditions of the Notes. The exchange relieved the Company from the requirement to repay the Notes on their maturity date of September 30, 2004. Accordingly, the carrying value of the convertible promissory notes of $38.1 million, accrued and unpaid interest of $8.3 million and unamortized deferred financing costs of $872,000 were reclassified from current liabilities to long-term liabilities in accordance with SFAS No. 6, “Classification of Short-Term Obligations Expected to be Refinanced.” Subject to the approval of the Company’s stockholders, the Investors also agreed to surrender all of their Series A Preferred Stock, all of their Series B Preferred Stock, and all of their warrants to purchase the Company’s common stock in

PROXIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

exchange for an aggregate of 164 million shares of common stock and 400,000 shares of the Company’s newly issued Series C Preferred Stock.

      As of July 30, 2004, Series B Preferred Stock consisted of the following:

				Total Number of
				Shares of
				Common Stock
		Issued and	Liquidation	Issuable Upon
	Authorized	Outstanding	Preference	Conversion

Series B	540,000	490,599	$49,059,900	42,660,810

      On a fully accreted basis on July 30, 2011, Series B Preferred Stock would consist of the following:

		Total Number of
		Shares of
		Common Stock
	Liquidation	Issuable Upon
	Preference	Conversion

Series B	$128,545,376	111,778,658

      As of July 2, 2004, the Company had outstanding Notes with an aggregate principal amount of $40.0 million and accrued interest of $8.3 million. The New Notes of $10.0 million, which were issued on December 19, 2003, rank senior to the Amended Notes of $30.0 million originally issued on July 30, 2003. In addition, in connection with the financing, the note holders also received warrants to purchase common stock as described in Note 14.

      The holders of the Notes and the Series B Preferred Stock had various rights and preferences as follows:

Voting

      In addition to its rights as a holder of Series A Preferred Stock, for so long as Warburg Pincus owns at least 25% of its shares of Series B Preferred Stock or the common stock issuable on conversion of its Series B Preferred Stock and exercise of its warrants, Warburg Pincus will have the right to nominate for election one member of the Company’s board of directors, who will sit on all major board committees for so long as such committee membership does not conflict with any applicable law or regulation or any listing requirements of the Nasdaq National Market. The approval of holders of a majority of the Series B Preferred Stock is separately required to approve changes to the Company’s certificate of incorporation or bylaws that adversely affect these holders’ rights, any other, sale or issuance of the Company’s equity or equity-linked securities ranking senior to or equally with the Series B Preferred Stock, and any repurchase or redemption of the Company’s equity securities (other than from an employee, director or consultant following termination), or the declaration or payment of any dividend on the Company’s Common Stock.

      Although the conversion of the Series B Preferred Stock is subject to weighted-average anti-dilution adjustments in the event of certain issuances of the Company’s common stock, or securities exercisable for or exchangeable or convertible into our common stock, as described below, the Series B Certificate of Designations limits the voting rights of the Series B Preferred Stock, such that the Series B Preferred Stock shall not vote at a higher rate than if converted to common stock at $1.15, subject to certain adjustments.

Redemption

      In July 2011, the Company will be required to redeem all outstanding shares of Series B Preferred Stock, if any, for cash equal to their liquidation preference, which bears interest at 14% per annum, compounded quarterly, for seven years, plus accrued and unpaid dividends.

PROXIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Repayment

      As of July 2, 2004, the Notes, including accrued and unpaid interest, were subject to repayment in the event the Investors did not exchange the Notes for Series B Preferred Stock. In such an event, repayment would have been required on September 30, 2004, the maturity date of the Notes, or upon an event of default, as defined, or a change in control, as defined, whichever occurred earlier.

      At the option of the Investors and subject to the approval of the Company’s stockholders, the Notes were exchangeable for shares of the Company’s Series B Preferred Stock with an aggregate initial liquidation preference equal to the principal amount of the exchanged indebtedness, plus accrued but unpaid interest, at the conversion price of $100.00 per share. The liquidation preference of the Series B Preferred Stock accretes at 14% per annum, compounded quarterly, through the seventh anniversary of the date on which the Company first issued shares of its Series B Preferred Stock, or the Series B Preferred Stock original issue date.

Conversion

      At the option of the note holders, the Series B Preferred Stock is exchangeable for shares of the Company’s common stock at the conversion price of $1.15 per share, subject to antidilution adjustments. The Company has the right to require conversion of the Series B Preferred Stock after five years if the closing price of its common stock exceed 300% of the conversion price for ninety consecutive trading days. The Series B Preferred Stock is convertible at the option of the holders at any time, in whole or in part, into that number of shares of common stock equal to the liquidation preference then in effect divided by the then current conversion price.

      In the event of a change in control of the Company, the holders of the Series B Preferred Stock will have the right to convert the Series B Preferred Stock into common stock if upon such conversion the holders of Series B Preferred Stock would receive liquid securities or cash with a fair market value equal to or greater than 110% of the liquidation preference then in effect. If the consideration is less than 110% of the liquidation preference, the Company may either modify the conversion price so that the consideration will equal 110% of the liquidation preference then in effect or offer to repurchase the Series B Preferred Stock for cash at 101% of the liquidation preference then in effect. In addition, in the event of a change of control that occurs prior to the seventh anniversary of the issuance of the Series B Preferred Stock, the liquidation preference will increase as necessary to provide for seven years of accretion.

Anti-Dilution

      The conversion price is subject to customary weighted average anti-dilution adjustments and other customary adjustments upon some transactions that affect the Company’s capital stock.

Put Rights

      Had a change in control occurred while the Notes were outstanding, 150% of the accrued value of the Notes with a cap of $10.0 million on the accrued interest portion of the Notes, would have been immediately due and payable.

Interest

      As of July 2, 2004, the Notes bore interest at 25% per annum. Had the Notes remained outstanding after their maturity date, the interest rate would have increased to 30% per annum.

      As of July 2, 2004, the Company had reserved 540,000 shares of Series B Preferred Stock for the conversion of the Notes.

PROXIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

      Pursuant to stockholder approval of the terms of the Amended Agreement, including the Amended Notes and the New Notes, on December 12, 2003 (see Note 1), the Company issued to the Investors warrants as described in Note 14.

Note 13 —	Mandatorily Redeemable Convertible Series A Preferred Stock

      As described in Note 1 under Subsequent Events, on July 27, 2004, subject to the approval of the Company’s stockholders, the Investors agreed to surrender all of their Series A Preferred Stock, all of their Series B Preferred Stock, and all of their warrants to purchase the Company’s common stock in exchange for an aggregate of 164 million shares of common stock and 400,000 shares of the Company’s newly issued Series C Preferred Stock.

      As of July 2, 2004, Mandatorily Redeemable Convertible Preferred Stock, Series A, consisted of the following:

				Total Number of
				Shares of
				Common Stock
		Issued and	Liquidation	Issuable Upon
	Authorized	Outstanding	Preference	Conversion

Series A	3,000,000	3,000,000	$84,365,000	41,695,179

      As described in Note 1, on July 30, 2004, the Investors exchanged the Notes for shares of the Company’s Series B Preferred Stock. Because this exchange took place before the maturity date of the Notes, the conversion price for the Series A Preferred Stock was adjusted according to the terms of the Series A Preferred Stock to approximately $2.07 to reflect the decrease in the dilutive effect of the issuance of the Series B Preferred Stock to the holders of the Series A Preferred Stock. Subsequent to this adjustment, on a fully accreted basis as of August 5, 2005, the Series A Preferred Stock would consist of the following:

		Total Number of
		Shares of
		Common Stock
	Liquidation	Issuable Upon
	Preference	Conversion

Series A	$94,899,000	45,889,229

      In August 2002, in connection with the acquisition of the 802.11 WLAN systems business of Agere Systems, Inc., Warburg Pincus Private Equity VIII, L.P., BCP Capital, L.P. and affiliated entities agreed to collectively invest $75.0 million in the Company. These investors received 1,640,000 shares of Series A Preferred Stock in the amount of approximately $41.0 million, with a conversion price of approximately $3.06 per share, and warrants to purchase approximately 6.7 million shares of our Common Stock valued at $12.3 million. The value of the warrants was recorded as a reduction of the Series A Preferred Stock carrying value and recorded as additional paid-in capital. A deemed preferred stock dividend representing the beneficial conversion feature of the Series A Preferred Stock of $2.7 million was also recorded to increase the loss attributable to holders of the Company’s Common Stock.

      Upon receipt of approval of the Company’s stockholders at a special meeting held on October 8, 2002, the notes issued to these investors (Note 1) were converted into 1,360,000 shares of Series A Preferred Stock and the Company granted to these investors additional warrants to purchase approximately 5.6 million shares of the Company’s common stock value at $1.7 million. In total, the investors were granted warrants to acquire 12,271,345 shares of Common Stock for approximately $3.06 per share value at $14.0 million. The Series A Preferred Stock issued to the investors represents approximately 15.2% of the Company’s outstanding Common Stock on an as-converted and as-exercised basis as of July 2, 2004.

PROXIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

      The issuance of Series A Preferred Stock, convertible notes and related warrants and the subsequent conversion, accretion and interest accrual were recorded through July 2, 2004 as follows (in thousands):

			Additional
	Convertible	Preferred	Paid-In	Accumulated
	Notes	Stock	Capital	Deficit

Issuance of Series A Preferred Stock	$—	$41,000	$—	$—
Issuance of convertible notes	34,000	—	—	—
Issuance of warrants	—	(13,993)	13,993	—
Conversion of convertible notes	(34,000)	34,000	—	—
Deemed Preferred Stock dividend	—	—	2,740	(2,740)
Accretion of Preferred Stock redemption obligations	—	2,936	(1,046)	(1,890)
Accrued interest on convertible notes payable in Preferred Stock	—	469	—	—

Balance as of December 31, 2002	—	64,412	15,687	(4,630)
Accretion of Preferred Stock redemption obligations	—	9,168	(2,865)	(6,303)

Balance as of December 31, 2003	$—	$73,580	$12,822	$(10,933)
Accretion of Preferred Stock redemption obligations	—	4,745	(1,400)	(3,345)

Balance as of July 2, 2004	$—	$78,325	$11,422	$(14,278)

      The holders of Series A Preferred Stock have various rights and preferences as follows:

Voting

      For so long as Warburg Pincus owns at least 25% of its shares of Series A Preferred Stock or the Common Stock issuable on conversion of its Series A Preferred Stock and exercise of its warrants, Warburg Pincus will have the right to nominate for election one member of the Company’s board of directors, who will sit on all major board committees for so long as such committee membership does not conflict with any applicable law or regulation or any listing requirements of the Nasdaq National Market.

      The approval of holders of a majority of the Series A Preferred Stock is separately required to approve changes to the Company’s certificate of incorporation or bylaws that adversely affect these holders’ rights, any offer, sale or issuance of the Company’s equity or equity-linked securities ranking senior to or equally with the Series A Preferred Stock, and any repurchase or redemption of the Company’s equity securities (other than from an employee, director or consultant following termination), or the declaration or payment of any dividend on the Company’s Common Stock.

Redemption

      In August 2007, the Company will be required to redeem all outstanding shares of Series A Preferred Stock, if any, for cash equal to their liquidation preference, which bears interest at 8% per annum, compounded semi-annually, for three years, plus accrued and unpaid dividends.

PROXIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Dividends

      From August 2005 through August 2007, outstanding shares of Series A Preferred Stock will be entitled to cumulative dividends equal to 8% of their liquidation preference per year, payable, at the Company’s election, in cash or shares of the Company’s Common Stock valued at the then-market price;

Liquidation

      Each share of Series A Preferred Stock has an initial liquidation preference of $25.00 and the liquidation preference bears interest at 8% per annum, compounded semi-annually, for three years. The liquidation preference is subject to adjustments in the event the Company undertakes a business combination or other extraordinary transaction, or the Company is liquidated or dissolved.

Conversion

      In the event of a change in control of the Company, it will have the right to convert the Series A Preferred Stock into Common Stock if upon such conversion the holders of Series A Preferred Stock would receive liquid securities or cash with a fair market value equal to or greater than 110% of the liquidation preference then in effect. If the consideration is less than 110% of the liquidation preference, the Company may either repurchase or modify the conversion price so that the consideration would equal 110% of the liquidation preference then in effect or change the Series A Preferred Stock for cash at 101% of the liquidation preference then in effect. In addition, in the event of a change in control that occurs prior to August 2005, the liquidation preference will increase as necessary to provide for three years of accretion.

      Holders of Series A Preferred Stock have rights to acquire additional shares of the Company’s capital stock or rights to purchase property in the event of certain grants, issuance or sales.

      The conversion price of the Series A Preferred Stock, which initially was approximately $3.06 per share, is subject to customary weighted average anti-dilution adjustments and other customary adjustments, and as of July 2, 2004 had been reduced to $2.049 per share. As a result of transactions subsequent to July 2, 2004, the conversion price was further adjusted to approximately $2.07.

      In connection with the acquisition of the 802.11 WLAN systems business of Agere Systems, Inc., the Company also issued warrants as described in Note 14.

Note 14 —	Stockholders’ Deficit

Warrants to Purchase Common Stock

      In connection with the acquisition of the 802.11 WLAN systems business of Agere Systems, Inc., the Company issued 12,271,345 warrants to Warburg Pincus Private Equity VIII, L.P. and BCP Capital, L.P. and affiliated entities. Each new warrant was convertible into one share of Class A common stock of the Company at an exercise price of approximately $3.06 per share. As a result of subsequent antidilution adjustments, these warrants represented rights to purchase 18,301,612 shares of our Class A common stock at an exercise price of approximately $2.05 as of July 2, 2004 and 18,133,464 shares as of August 4, 2004 at an exercise price of approximately $2.07 which accounts for full accretion of the Series A Preferred Stock and Series B Preferred Stock. At issuance, the Company estimated the fair value of the warrants using the Black-Scholes option valuation model totaling $14.0 million. The warrants will expire on August 5, 2007.

      In connection with a three-year licensing and distribution agreement entered into with Motorola, Inc. on September 8, 2003, the Company issued to Motorola a fully vested warrant to purchase 1,080,000 shares of the Company’s common stock at an exercise price of $2.34 per share. This warrant will expire on September 8, 2008. The Company has estimated the fair value of the warrant using the Black-Scholes option valuation model at $2.1 million. The fair value of the warrant is being amortized on a straight-line basis over the three-

PROXIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

year term of the commercial arrangement with Motorola with quarterly charges against revenue of $174,000 effective beginning in the first quarter of 2004.

      In connection with additional investments made by Warburg Pincus Private Equity VIII, L.P., BCP Capital, L.P. and affiliated entities during the year ended December 31, 2003, the Company issued to these investors warrants to purchase 18.0 million and 6.0 million shares of the Company’s common stock at an exercise price of $1.46 per share and $1.53 per share, respectively (see Note 1). These warrants were valued by the Company with the assistance of an independent valuation consulting firm at $22.2 million at December 12, 2003 and $21.8 million at December 31, 2003. The fair value of the warrants are recorded as a long-term liability, as the warrant holders are entitled to require the Company to purchase the warrants for cash, as defined in the agreement, upon the occurrence of a change in control event. The fair value of the warrants will be subject to revaluation adjustments at the end of each reporting period, until they are exercised or expired, whichever is earlier. The resulting gain or loss will be recorded as other income or expense in the corresponding reporting period. These warrants will expire on December 15, 2010.

      As of July 2, 2004, the Company had issued in the aggregate, warrants to purchase 44,952,918 shares of the Company’s common stock, and 42,301,612 of these warrants were issued to the Investors. As a result of antidilution adjustments subsequent to July 2, 2004, these warrants currently represent rights to purchase 44,784,770 shares of common stock, 42,133,464 of which are held by the Investors.

      As described in Note 1 under Subsequent Events, on July 27, 2004, subject to the approval of the Company’s stockholders, the Investors agreed to surrender all of their Series A Preferred Stock, all of their Series B Preferred Stock, and all of their warrants to purchase the Company’s common stock in exchange for an aggregate of 164 million shares of common stock and 400,000 shares of the Company’s newly issued Series C Preferred Stock.

Pro Forma Fair Value Disclosure Under SFAS No. 123 and 148

      In accordance with SFAS No. 148, “Accounting for Stock-based Compensation, Transition and Disclosure,” the Company is required to disclose the effects on reported net loss and basic and diluted net loss per share as if the fair value based method had been applied to all awards.

      The weighted average estimated grant date fair value, as defined by SFAS No. 123, for stock options granted under its stock option plans during the six months ended July 2, 2004 and June 27, 2003 was $0.84 and $0.99 per share, respectively. The weighted average estimated grant date fair value of stock purchase rights granted pursuant to its employee stock purchase plan during the six months ended July 2, 2004 and June 27, 2003 was $1.03 and $1.26 per share, respectively. The estimated grant date fair value disclosed by the Company is calculated using the Black-Scholes option pricing model. The Black-Scholes model, as well as other currently accepted option valuation models, was developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from its stock option and purchase awards. These models also require highly subjective assumptions, including future stock price volatility and expected time until exercise, which greatly affect the calculated grant date fair value.

PROXIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

      Had the Company recorded compensation based on the estimated grant date fair value, as defined by SFAS No. 123, for awards granted under its stock option plans and stock purchase plan, the net loss attributable to common stockholders and net loss per share attributable to common stockholders would have been (in thousands, except per share data):

	Three Months Ended		Six Months Ended

	July 2,	June 27,	July 2,	June 27,
	2004	2003	2004	2003

Net loss attributable to common stockholders as reported	$(10,116)	$(48,734)	$(27,597)	$(59,537)
Less: stock-based employee compensation expense determined under fair value method	(1,294)	(1,159)	(3,088)	(5,713)

Pro forma net loss attributable to common stockholders	$(11,410)	$(49,893)	$(30,685)	$(65,250)

	Three Months Ended		Six Months Ended

	July 2,	June 27,	July 2,	June 27,
	2004	2003	2004	2003

As reported:
Basic and diluted net loss attributable to common stockholders per share	$(0.08)	$(0.40)	$(0.22)	$(0.49)

Pro forma:
Basic and diluted net loss attributable to common stockholders per share	$(0.09)	$(0.41)	$(0.25)	$(0.54)

      The pro forma effect on net loss and net loss per share for the three and six months ended July 2, 2004 and June 27, 2003 is not representative of the pro forma effect on net loss in future years because it does not take into consideration pro forma compensation expense related to grants made prior to 1996.

Note 15 —	Commitments and Contingencies

      The Company occupies its facilities under several non-cancelable operating lease agreements expiring at various dates through September 2009, and requiring payment of property taxes, insurance, maintenance and utilities. Future minimum lease payments under non-cancelable operating leases at July 2, 2004 were as follows (in thousands):

Six months ending December 31, 2004	$3,934
Year ending December 31:
2005	7,740
2006	6,708
2007	6,371
2008	6,435
Thereafter	4,434

Total minimum lease payments	$35,622

      For the six months ended July 2, 2004 and the years ended December 31, 2003 and 2002, the Company recorded restructuring charges relating to the committed future lease payments for closed facilities, net of estimated future sublease receipts, which are included in the above disclosures.

PROXIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Note 16 —	Credit Facilities

      In December 2002, the Company entered into a secured credit facility with Silicon Valley Bank (the “Lender”), and then subsequently amended the credit facility in March 2003. On June 13, 2003, in order to secure additional working capital, the Company entered into a letter agreement (the “Letter Agreement”) and an accounts receivable financing agreement, which effectively amended and restated the existing credit facility in its entirety. The Company subsequently amended the accounts receivable financing agreement (as amended, the “Amended A/ R Financing Agreement”) on July 25, 2003, October 31, 2003 and most recently on July 31, 2004.

      Under the Amended A/ R Financing Agreement, the Company may borrow up to $20.0 million in total. First, the Company may borrow up to $10.0 million by financing a portion of its eligible accounts receivable, primarily limited to customers in the United States. Under this arrangement, the Lender may agree to accept for collection through a lockbox arrangement accounts receivable from the Company, and in return the Company will receive advances from the Lender at a rate equal to 80% of accounts receivable from account debtors who are not distributors, and 50% of accounts receivable from account debtors who are distributors, subject to borrowing restrictions on most international accounts and at the discretion of the Lender. After collection of a receivable, the Lender will refund to the Company the difference between the amount collected and the amount initially advanced to the Company, less a finance charge applied against the average monthly balance of all transferred but outstanding receivables at a rate per annum equal to the Lender’s prime rate plus 1.50 percentage points, or 5.75%, whichever is greater. In addition to a facility fee of $100,000, the Company must pay each month to the Lender a handling fee equal to 0.25% of the average monthly balance of transferred but outstanding receivables. The Company must repay each advance upon the earliest to occur of (i) the collection of the corresponding financed receivable, (ii) the date on which the corresponding financed receivable becomes an ineligible receivable pursuant to the terms of the Amended A/ R Financing Agreement, or (iii) July 30, 2005. Second, the Company may borrow up to an additional $10 million, under which the Company is required to maintain a compensating cash balance equal to such borrowings.

      Under the A/ R Financing Agreement, the Company may receive temporary advances from the Lender in excess of the availability otherwise applicable under the A/ R Financing Agreement (“Temporary Overadvances”), in an amount equal to $4.0 million for advances relating to letters of credit and in an amount equal to $4.0 million to be used for working capital purposes. The Company may receive Temporary Overadvances under this arrangement through August 31, 2004. This Temporary Overadvances arrangement may be renewed upon agreement by both the Company and the Lender. Borrowings outstanding under Temporary Overadvances are subject to a finance charge of 1.5% per week.

      As of July 2, 2004 and August 11, 2004, no borrowings were outstanding under the Amended A/ R Financing Agreement.

      Obligations under the amended A/R Financing Agreement are secured by a security interest on all of the assets of the Company, including intellectual property, and are senior in lien priority and right of payment to the Company’s obligations totaling $40 million to the funds affiliated with Warburg Pincus and BCP Capital, L.P. under the secured promissory notes issued in July 2003 and amended in October 2003. The amended A/R Financing Agreement requires the consent of the Lender in order to incur debt, grant liens and sell assets. The events of default under the secured credit facility include the failure to pay amounts when due, failure to observe or perform covenants, bankruptcy and insolvency events, defaults under certain of the Company’s other obligations and the occurrence of a material adverse change in the Company’s business. Under the Amended A/R Financing Agreement, the events of default also include any judgment, attempt by Symbol to execute on a judgment, the court not issuing a stay on execution of judgment by August 31, 2004, restraining order, injunction or any material adverse development in connection with the Company’s litigation with Symbol Technologies before the U.S. District Court for the District of Delaware (see Note 17).

PROXIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

      Under the Amended A/R Financing Agreement, the financial covenants require the Company to maintain cash and cash equivalents with the Lender and its affiliates in an amount not less than $4.0 million. If the Company fails to meet this requirement, the Company may still remain in compliance with the financial covenants by maintaining a ratio of the total of cash, cash equivalents and accounts receivable approved by the Lender to the Company’s current liabilities of at least 5.0 to 1. In addition, the Company is required to maintain restricted cash balances to the extent that our outstanding letters of credit exceed $4.0 million. The Company currently maintains substantially all of its cash, cash equivalents and investments at Silicon Valley Bank and its affiliates. In the event of default under the Amended A/R Financing Agreement, the Lender has the right to offset such cash, cash equivalents and investments against the Company’s obligations owing to the Lender. As of July 2, 2004, the Company complied with all of the financial covenants under this agreement.

      In the first quarter of 2003, the Company entered into an equipment and software lease agreement. Under the agreement, the Company may either lease or finance certain equipment, software and related services through a direct leasing or sales and leaseback arrangement with the lessor for up to $3.0 million. The lease term covers a period of 30 months, and the annual implicit interest rate on the lease is approximately 4%. During the second quarter of 2003, the Company installed and placed into service certain equipment, software and related services through both a direct leasing and sales leaseback arrangement and through a direct leasing arrangement during the third and fourth quarters of 2003 and during the second quarter of 2004. As the present value of total future minimum lease payments was greater than 90% of the fair value of the leased assets, the Company accounted for both the direct leasing and sales and leaseback transactions as capital lease transactions. Net book value of the leased assets capitalized in connection with this agreement as of July 2, 2004 was $2.5 million. Future minimum lease payments under non-cancelable capital leases at July 2, 2004 were as follows (in thousands):

Six months ending December 31, 2004	$637
Year ending December 31:
2005	920
2006	46

Total minimum lease payments	1,603
Less: amounts representing interest	43

Present value of future minimum lease payments	1,560
Less: current portion	1,218

Capital lease obligations, long-term portion	$342

Note 17 —	Legal Proceedings

      Proxim, Inc.’s involvement in patent litigation has resulted in, and could in the future continue to result in, substantial costs and diversion of management resources of the Company. In addition, this litigation, if determined adversely to the Company, could result in the payment of substantial damages and/or royalties or prohibitions against utilization of essential technologies, and could materially and adversely affect the Company’s business, financial condition, operating results or cash flows.

Symbol Technologies, Inc.

      On December 4, 2001, Symbol filed suit in the U.S. District Court for the District of Delaware alleging that Proxim, Inc. infringed four Symbol patents related to systems for packet data transmission. Symbol sought an award for unspecified damages and a permanent injunction against Proxim, Inc. based on alleged patent infringement counterclaims. On December 18, 2001, Proxim, Inc. filed an answer and counterclaims seeking declaratory judgments for non-infringement, invalidity and unenforceability of the four asserted

PROXIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Symbol patents, injunctive and monetary relief for Symbol’s infringement of a Proxim, Inc. patent, monetary relief for Symbol’s false patent marking, and injunctive and monetary relief for Symbol’s unfair competition under the Lanham Act, common law unfair competition and tortious interference.

      On September 15, 2003, the Company announced that a jury had rendered a verdict in the first phase of the patent infringement suit with Symbol Technologies, Inc. (“Symbol”). On Symbol’s claims of patent infringement, the jury found that certain of the Company’s products infringe two of Symbol’s patents and assessed a 6% royalty on the revenue of relevant products. On November 24, 2003, the District Court conducted a one-day bench trial on the Company’s equitable defenses not addressed by the jury.

      On July 29, 2004, the Company announced that the court has denied the Company’s equitable defenses and has determined that the jury’s award of a 6% royalty on the Company’s sales of these products from 1995 through September 2003, plus prejudgment interest, results in an award of damages to Symbol of $25.9 million. The court entered its judgment on this matter on August 4, 2004. The Company is not presently enjoined from continued sales of these products, and the court denied Symbol’s request that it impose a court ordered royalty on future sale of these products by the Company. On August 6, 2004, Symbol filed a motion for entry of a permanent injunction against further manufacture and sale of the Company’s products found to infringe Symbol’s patents. The Company intends to oppose this motion. If the Company is enjoined from future sales of these products and is not able to negotiate a license arrangement with acceptable royalty rates, its revenue, results of operations and financial condition would be materially adversely affected.

      The Company has fully accrued for the awarded amount in its financial statements since the date of the initial jury award in September 2003. As of July 2, 2004, the Company had recorded an accrual for estimated past royalties of $22.9 million and interest of $3.0 million covering the period from 1995 through September 2003 plus a total of $2.8 million for estimated potential royalties and interest covering the period from October 2003 to July 2, 2004. As of July 2, 2004, the Company’s accrual in the aggregate for estimated potential royalties and interest was $28.7 million. Depending upon the ultimate outcome of the litigation with Symbol, the Company may be required to pay royalty charges and interest at the time specified by the court. The Company will continue to evaluate and review its estimate of royalties and interest payable from time to time for any indications that could require the Company to change its assumptions relating to the amount already recorded.

      To date, the Company has not incurred immediate financial obligation to Symbol as a result of this decision and the Company intends to file a motion to stay execution on the judgment, pending completion of all related proceedings, including post trial motions on this matter. On August 10, 2004, Symbol informed the Company that it would attempt to execute on the judgment. The court could deny our motion to stay execution of the judgment or could require the Company to post a bond to secure our post-trial motions.

      Although the Company has recorded an accrual for $28.7 million in connection with the Symbol litigation, the Company does not have sufficient cash to pay or post a bond in this amount. If the Company were required to make payments to Symbol, post a bond to the court, and/or repay the Bridge Loans (defined below) and amounts, if any, owed to Silicon Valley Bank, either due to an event of default or otherwise, the Company would be required to obtain immediate alternative sources of financing. If the Company were not able to obtain an alternative source of financing, the Company would have insufficient cash to pay these obligations, be unable to meet its ongoing operating obligations as they come due in the ordinary course of business, and be required to seek protection under applicable bankruptcy laws. There can be no assurance that alternative sources of financing will be available to the Company. The Company intends to vigorously defend itself in this litigation and to consider all available options after the conclusion of all matters before the court.

      Additionally, any further adverse ruling or judgment in this litigation that results in the obligation of the Company and/or any of its subsidiaries under GAAP (generally accepted accounting principles) to establish an additional reserve in respect of such ruling or judgment in an amount excess of $5 million, and any other

PROXIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

ruling or judgment in any other litigation that is material and adverse to the Company, triggers an event of default under the Bridge Loan (defined below) issued to Warburg Pincus and BCP Capital, L.P. and affiliates. Upon such occurrence, the Investors would have the ability to require the Company to repay the Bridge Loan. The court’s rulings to date have not triggered an event of default under the terms of the Bridge Loan. If the judgment entered on August 4, 2004 is not vacated, discharged, stayed or bonded pending appeal within thirty days thereof, the Company would be in default under the Bridge Loan and the Investors would have the right to require the Company to repay the Bridge Loan. In addition, an attempt by Symbol to execute on a judgment, the court not issuing a stay on execution of judgment by August 31, 2004, restraining order, injunction or any material adverse development in the litigation with Symbol would result in an event of default under the secured credit facility with Silicon Valley Bank. Upon such occurrence, Silicon Valley Bank would have the right to require the Company to repay any outstanding amounts under the credit facility and to prohibit the Company from borrowing any additional amounts. The occurrence of an event of default under the secured credit facility with Silicon Valley Bank would trigger an event of default under the Bridge Loan notes if outstanding amounts owed under the credit facility exceeded $1 million. As of July 2, 2004 and August 11, 2004, no borrowings were outstanding under the credit facility.

Intersil Corporation

      On March 17, 2003, the Company announced a settlement with Intersil Corporation to resolve all pending patent-related litigation between the two companies. Under the terms of the agreement, Proxim, Inc. and Intersil have agreed to dismiss all claims against each other, including lawsuits before the International Trade Commission and Delaware and Massachusetts Federal Courts. As part of the confidential settlement agreement, the two companies entered into a patent cross license agreement for their respective patent portfolios and Intersil agreed to make a one-time payment of $6.0 million to the Company. The two companies have also entered into a product supply agreement defining the terms under which the Company will be able to purchase 802.11 products that utilize Intersil’s chipsets. During the first quarter of 2003, the Company recorded $6 million as license revenue and $3 million of legal expense as final settlement of outstanding legal fees and expenses related to the terminated patent litigation.

Top Global Technology Limited

      On March 10, 2003, the Company was served with a complaint filed on January 15, 2003, by Top Global Technology Limited (“Top Global”), a distributor for Agere Systems Singapore. The Company’s demurrer to Top Global’s complaint was sustained in May 2003. Top Global then filed and served an amended complaint on May 30, 2003. Top Global’s lawsuit was filed against Agere Systems, Inc., Agere Systems Singapore, and Agere Systems Asia Pacific (collectively, “Agere”) and in the Superior Court for the State of California, County of Santa Clara. Top Global claims that it is entitled to return for a credit $1.2 million of products that it purchased from Agere Systems Singapore in June 2002 as a result of the Company’s decision to discontinue a product line that the Company purchased from Agere in August 2002. The amended complaint asks the court to determine whether Agere or the Company are responsible for accepting the product return and issuing a $1.2 million credit and also alleges breach of contract. We answered the amended complaint and asserted several defenses to Top Global’s claims. In January 2004, the parties mediated this dispute but were unable to reach a settlement. In March 2004, the Court dismissed the contract claims against Agere but at the same time granted Top Global’s motion for leave to amend its complaint to allege a fraud claim against Agere. In March 2004, the court dismissed the contract claims against Agere but at the same time granted Top Global’s motion for leave to amend its complaint to allege a fraud claim against Agere. Top Global subsequently amended its complaint to allege a claim of fraud against Agere. The parties are currently conducting discovery. A trial date has not been set.

PROXIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Active Technology Corporation

      On February 10, 2004, the Company received a copy of a complaint filed on February 2, 2004 in Tokyo District Court by Active Technology Corporation, a Japanese-based distributor of the Company’s products. The complaint alleges, among other things, that the Company sold to Active certain defective products, which Active in turn subsequently sold to its customers. Active seeks damages of 559.2 million Japanese yen, which includes the purchase price of the allegedly defective products and replacement costs allegedly incurred by Active. Active seeks to offset the claim of 559.2 million Japanese yen against outstanding accounts payable by Active of 175.3 million Japanese yen to the Company, resulting in a net claim against Proxim Corporation of 383.9 million Japanese yen. Translated into U.S. dollars on August 4, 2004, Active’s net claim is approximately $3.4 million. Discovery has not yet commenced, and a trial date has not been established. The Company intends to defend itself vigorously against this lawsuit.

General

      The Company is a party to disputes, including legal actions, with several of our suppliers and vendors. These disputes relate primarily to excess materials and order cancellation claims that resulted from the declines in demand for the Company’s products during 2001 and 2002 and the commensurate reductions in manufacturing volumes. The Company has recorded reserves related to these disputes to the extent that management believes appropriate and intends to defend ourselves vigorously against these claims.

      The results of any litigation matters are inherently uncertain. In the event of any adverse decision in the described legal actions or disputes, or any other related litigation with third parties that could arise in the future, the Company could be required to pay damages and other expenses, and, in the case of litigation related to patents or other intellectual property rights, to cease the manufacture, use and sale of infringing products, to expend significant resources to develop non-infringing technology, or to obtain licenses to the infringing technology. The Company cannot make any assurance that these matters will not materially and adversely affect the Company’s business, financial condition, operating results or cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      The following discussion about our market risk disclosures involves forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements.

Interest Rate Sensitivity

      We currently do not maintain investments that are subject to interest rate risk.

Exchange Rate Risk

      We currently have operations in the United States and several countries in South America, Europe and Asia. The functional currency of all our operations is the U.S. dollar. Though some expenses are incurred in local currencies by our overseas operations, substantially all of our transactions are made in U.S. dollars; hence, we have minimal exposure to foreign currency rate fluctuations relating to our transactions.

      While we expect our international revenues to continue to be denominated predominately in U.S. dollars, an increasing portion of our international revenues may be denominated in foreign currencies in the future. As a result, our operating results may become subject to significant fluctuations based upon changes in exchange rates of certain currencies in relation to the U.S. dollar. We will analyze our exposure to currency fluctuations and may engage in financial hedging techniques in the future to attempt to minimize the effect of these potential fluctuations; however, exchange rate fluctuations may adversely affect our financial results in the future.

PROXIM CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS —  (Continued)

Investment Risk

      We are exposed to market risk as it relates to changes in the fair value of our investments. We have invested in an equity instrument in a private company, which completed our initial public offering in February 2004. This equity investment, in a technology company, is subject to significant fluctuations in fair value due to the volatility of the stock market and the industries in which these companies participate. As of July 2, 2004, we had $306,000 of unrealized gain, net of tax on this investment recorded as a component of stockholders’ deficit. Our objective in managing our exposure to stock market fluctuations is to minimize the impact of stock market declines to our earnings and cash flows. There are, however, a number of factors beyond our control.

      Continued market volatility, as well as mergers and acquisitions, have the potential to have a material impact on our results of operations in future periods.

APPENDIX G

RISK FACTORS

As Filed in Proxim Corporation’s
Quarterly Report on Form 10-Q on August 11, 2004

      You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

      If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline and you could lose all or part of your investment.

      This Form 10-Q also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this Form 10-Q.

We will need to obtain additional capital in the future and may not be able to secure adequate funds on terms acceptable to us or to our Investors.

      If we are required to make payments in connection with our pending litigation with Symbol, as described below, post a bond to the court, and/or repay the convertible bridge loan and amounts, if any, which may be owed to Silicon Valley Bank, either due to an event of default or otherwise, or if we sustain continued negative cash flows from our operations, we will be required to obtain immediate alternative sources of financing. If we were not able to obtain such alternative sources of financing, we would have insufficient cash to pay these obligations, be unable to meet our ongoing operating obligations as they come due in the ordinary course of business, and would have to seek protection under applicable bankruptcy laws.

      In addition, our revenue declined from $68.8 million to $58.1 million from the six months ended June 27, 2003 to the six months ended July 2, 2004, and we have incurred substantial losses and negative cash flows from operations during the six months ended July 2, 2004 and the years ended December 31, 2003, 2002 and 2001. If we were not able to close a financing transaction by June 30, 2005 with gross proceeds of $20.0 million or more through a sale of our common stock and/or warrants to purchase common stock in accordance with the securities purchase agreement dated July 27, 2004, we will be required to repay the Bridge Loan. If our stockholders do not approve the Exchange, the Investors will have the right to demand immediate repayment of the Bridge Loan at any time after the thirtieth day following the date that our stockholders fail to approve the Exchange.

      Our ability to raise funds may be adversely affected by factors beyond our control, including market uncertainty and conditions in the capital markets. In addition, almost all of the shares of common stock we are authorized to issue pursuant to our certificate of incorporation are either outstanding or reserved for future issuance upon the exchange, conversion or exercise of outstanding securities. We may need to seek approval of our stockholders to amend our certificate of incorporation to provide us with sufficient authorized shares for any new equity or convertible debt financing. There can be no assurance that any financing will be available on terms acceptable to us, if at all, and any need to raise additional capital through the issuance of equity or convertible debt securities may result in additional, and perhaps significant dilution. In the event that such additional financing is not available, we may need to seek protection under applicable bankruptcy laws.

      On July 29, 2004, we announced that the court has denied our equitable defenses and has determined that the jury’s award of a 6% royalty on our sales of these products from 1995 through September 2003, plus prejudgment interest, results in an award of damages to Symbol of $25.9 million. We are not enjoined from continued sales of these products, and the court denied Symbol’s request that it impose a court ordered royalty on future sales of these products by us. The court entered its judgment on this matter on August 2, 2004. If we are enjoined from future sales of these products and are not able to negotiate a license arrangement with acceptable royalty rates, our revenue, results of operations and financial condition would be materially adversely affected.

      To date, we have not incurred immediate financial obligation to Symbol as a result of this decision and we intend to file a motion to stay execution on the judgment, pending completion of all related proceedings, including post trial motions on this matter. On August 10, 2004, Symbol informed us that it will attempt to execute on the judgment. If the remaining proceedings before the court in our litigation with Symbol are not decided in our favor, including our motion to the court to stay Symbol’s execution of judgment, we would likely be required to make significant payments to Symbol, including payments for royalties related to past sales of products found to infringe on two of Symbol’s patents and additional royalties in connection with future sales of these products, or we would be required to post a bond in order to proceed with the post-trial motions or to appeal the court’s decision. The court could deny our motion to stay execution of the judgment or could require us to post a bond to secure our post-trial motions.

      Although we have recorded an accrual for $28.7 million in connection with the Symbol litigation, we do not have sufficient cash to pay or post a bond in this amount. If we were required to make payments to Symbol, post a bond to the court, and/or repay the Bridge Loans and amounts, if any, owed to Silicon Valley Bank, either due to an event of default or otherwise, we would be required to obtain immediate alternative sources of financing. If we were not able to obtain an alternative source of financing, we would have insufficient cash to pay these obligations, be unable to meet our ongoing operating obligations as they come due in the ordinary course of business, and be required to seek protection under applicable bankruptcy laws. There can be no assurance that alternative sources of financing will be available to us.

      Any additional adverse ruling or judgment in this litigation that results in the obligation of Proxim and/or any of our subsidiaries under GAAP (generally accepted accounting principles) to establish an additional reserve in respect of such ruling or judgment in an amount excess of $5 million, and any other ruling or judgment in any other litigation that is material and adverse to the Company, triggers an event of default under the Bridge Loan notes issued to Warburg Pincus and BCP Capital, L.P. and affiliates. Upon such occurrence, the Investors would have the ability to require us to repay the Bridge Loan. The court’s rulings to date have not triggered an event of default under the Bridge Loan notes. If the judgment entered on August 4, 2004 is not vacated, discharged, stayed or bonded pending appeal within thirty days thereof, we would be in default under the Bridge Loan notes and the Investors would have the ability to require us to repay the Bridge Loan. In addition, an attempt by Symbol to execute on a judgment, the court not issuing a stay on execution of judgment by August 31, 2004, restraining order, injunction or any material adverse development in the litigation with Symbol would result in an event of default under the secured credit facility with Silicon Valley Bank. Upon such occurrence, Silicon Valley Bank would have the ability to require us to repay any outstanding amounts under the credit facility and to prohibit us from borrowing any additional amounts. The occurrence of an event of default under the secured credit facility with Silicon Valley Bank would trigger an event of default under the Bridge Loan notes if outstanding amounts owed under the credit facility exceeded $1 million. As of July 2, 2004 and August 11, 2004, no borrowings were outstanding under the credit facility.

We are not profitable and may not be profitable in the future.

      For the six months ended July 2, 2004 and the year ended December 31, 2003 we had a net loss attributable to holders of our common stock of $27.6 million and $133.7 million, respectively. We cannot assure you that our revenue will increase or continue at current levels or growth rates or that we will achieve profitability or generate cash from operations in future periods. In view of the rapidly evolving nature of our business, period-to-period comparisons of operating results are not necessarily meaningful and you should not rely on them as indicating what our future performance will be.

      We expect that we will continue to incur significant sales, marketing, product development and administrative expenses. As a result, we will need to generate increased revenue to achieve profitability and we cannot assure you that we will achieve profitability in the future. Any failure to significantly increase our revenue or control costs as we implement our product and distribution strategies would harm our ability to achieve profitability and the operating results and financial condition of the business.

Our gross profit may decline in the future.

      Our gross profit is affected by both the average selling prices of our systems and our cost of revenue. Historically, decreases in our average selling prices have generally been offset by reductions in our per unit product cost. We cannot assure you, however, that we will achieve any reductions in per unit product cost in the future or that any reductions will offset a reduction in our average selling prices. Gross profit will be affected by a variety of factors, including manufacturing efficiencies, the degree to which our manufacturing is outsourced, the location of manufacturing, cost reduced product designs, future manufacturing licenses of our products, product mix, competitive pricing pressures, the degree of customization of individual products required by OEM customers and component and assembly costs.

Should the outcome of our patent or other litigation be unfavorable, we may be required to pay damages and other expenses, or we could be enjoined from selling certain products, which could materially and adversely affect our business, financial condition and operating results.

      Proxim, Inc.’s involvement in patent litigation has resulted in, and could in the future continue to result in, substantial costs and diversion of management resources of the Company. In addition, this litigation, if determined adversely to us, could result in the payment of substantial damages and/or royalties or prohibitions against utilization of essential technologies, and could materially and adversely affect our business, financial condition, operating results or cash flows.

      On December 4, 2001, Symbol filed suit in the U.S. District Court for the District of Delaware alleging that Proxim, Inc. infringed four Symbol patents related to systems for packet data transmission. Symbol sought an award for unspecified damages and a permanent injunction against Proxim, Inc. based on alleged patent infringement counterclaims. On December 18, 2001, Proxim, Inc. filed an answer and counterclaims seeking declaratory judgments for non-infringement, invalidity and unenforceability of the four asserted Symbol patents, injunctive and monetary relief for Symbol’s infringement of a Proxim, Inc. patent, monetary relief for Symbol’s false patent marking, and injunctive and monetary relief for Symbol’s unfair competition under the Lanham Act, common law unfair competition and tortious interference.

      On September 15, 2003, we announced that a jury had rendered a verdict in the first phase of the patent infringement suit with Symbol. On Symbol’s claims of patent infringement, the jury found that certain of our products infringe two of Symbol’s patents and assessed a 6% royalty on the revenue of relevant products. On November 24, 2003, the District Court conducted a one-day bench trial on our equitable defenses not addressed by the jury.

      On July 29, 2004, we announced that the court has denied our equitable defenses and has determined that the jury’s award of a 6% royalty on our sales of these products from 1995 through September 2003, plus prejudgment interest, results in an award of damages to Symbol of $25.9 million. The court entered its judgment on this matter on August 4, 2004. We are not presently enjoined from continued sales of these products, and the court denied Symbol’s request that it impose a court ordered royalty on future sales of these products by us. On August 6, 2004, Symbol filed a motion for entry of a permanent injunction against further manufacture and sale of the Company’s products found to infringe Symbol’s patents. We intend to oppose this motion.

      We have fully accrued for the awarded amount in our financial statements since the date of the initial jury award in September 2003. As of July 2, 2004, we had recorded an accrual for estimated past royalties of $22.9 million and interest of $3.0 million covering the period from 1995 through September 2003 plus a total of $2.8 million for estimated potential royalties and interest covering the period from October 2003 to July 2, 2004. As of July 2, 2004, our accrual in the aggregate for estimated past and potential royalties and interest was $28.7 million. Depending upon the ultimate outcome of the litigation with Symbol, we may be required to pay royalty charges and interest at the time specified by the court. We will continue to evaluate and review our estimate of royalties and interest payable from time to time for any indications that could require us to change our assumptions relating to the amount already recorded.

      To date, the Company has not incurred immediate financial obligation to Symbol as a result of this decision and the Company intends to file a motion to stay execution on the judgment, pending completion of all related proceedings, including post trial motions on this matter. On August 10, 2004, Symbol informed the Company that it would attempt to execute on the judgment. The court could deny our motion to stay execution of the judgment or could require the Company to post a bond to secure our post-trial motions.

      Although we have recorded an accrual for $28.7 million in connection with the Symbol litigation, we do not have sufficient cash to pay or post a bond in this amount. If we were required to make payments to Symbol, post a bond to the court, and/or repay the Bridge Loans and amounts, if any, owed to Silicon Valley Bank, either due to an event of default or otherwise, we would be required to obtain immediate alternative sources of financing. If we were not able to obtain an alternative source of financing, we would have insufficient cash to pay these obligations, be unable to meet its ongoing operating obligations as they come due in the ordinary course of business, and be required to seek protection under applicable bankruptcy laws. There can be no assurance that alternative sources of financing will be available to us. We intend to vigorously defend ourselves in this litigation and to consider all available options after the conclusion of all matters before the court.

      Any additional adverse ruling or judgment in this litigation that results in the obligation of Proxim and/or any of our subsidiaries under GAAP (generally accepted accounting principles) to establish an additional reserve in respect of such ruling or judgment in an amount excess of $5 million, and any other ruling or judgment in any other litigation that is material and adverse to the Company, triggers an event of default under the Bridge Loan (defined below) issued to Warburg Pincus and BCP Capital, L.P. and affiliates. Upon such occurrence, the Investors would have the ability to require us to repay the Bridge Loan. The court’s rulings to date have not triggered an event of default under the terms of the Bridge Loan. If the judgment entered on August 4, 2004 is not vacated, discharged, stayed or bonded pending appeal within thirty days thereof, we would be in default under the Bridge Loan and the Investors would have the right to require us to repay the Bridge Loan. In addition, an attempt by Symbol to execute on a judgment, the court not issuing a stay on execution of judgment by August 31, 2004, restraining order, injunction or any material adverse development in the litigation with Symbol would result in an event of default under the secured credit facility with Silicon Valley Bank. Upon such occurrence, Silicon Valley Bank would have the right to require us to repay any outstanding amounts under the credit facility and to prohibit us from borrowing any additional amounts. The occurrence of an event of default under the secured credit facility with Silicon Valley Bank would trigger an event of default under the Bridge Loan notes if outstanding amounts owed under the credit facility exceeded $1 million. As of July 2, 2004 and August 11, 2004, no borrowings were outstanding under the credit facility.

      On or about March 10, 2003, we were served with a complaint filed on January 15, 2003, by Top Global Technology Limited (“Top Global”), a distributor for Agere Systems Singapore. Our demurrer to Top Global’s complaint was sustained in May 2003. Top Global then filed and served an amended complaint on May 30, 2003. Top Global’s lawsuit was filed against Agere Systems, Inc., Agere Systems Singapore, and Agere Systems Asia Pacific (collectively, “Agere”) and us in the Superior Court for the State of California, County of Santa Clara. Top Global claims that it is entitled to return for a credit $1.2 million of products that it purchased from Agere Systems Singapore in June 2002 as a result of our decision to discontinue a product line that we purchased from Agere in August 2002. The amended complaint asks the court to determine whether Agere or we are responsible for accepting the product return and issuing a $1.2 million credit and also alleges breach of contract. We answered the amended complaint and asserted several defenses to Top Global’s claims. In January 2004, the parties mediated this dispute but were unable to reach a settlement. In March 2004, the Court dismissed the contract claims against Agere but at the same time granted Top Global’s motion for leave to amend our complaint to allege a fraud claim against Agere. Top Global subsequently amended its complaint to allege a claim of fraud against Agere. The parties are currently conducting discovery. A trial date has not been set.

      On February 10, 2004, we received a copy of a complaint filed on February 2, 2004 in Tokyo District Court by Active Technology Corporation, a Japanese-based distributor of our products. The complaint alleges, among other things, that we sold to Active certain defective products, which Active in turn subsequently sold to our customers. Active seeks damages of 559.2 million Japanese yen, which includes the purchase price of the allegedly defective products and replacement costs allegedly incurred by Active. Active seeks to offset the claim of 559.2 million Japanese yen against outstanding accounts payable by Active of 175.3 million Japanese yen to us, resulting in a net claim against Proxim Corporation of 383.9 million Japanese yen. Translated into U.S. dollars on August 4, 2004, Active’s net claim is approximately $3.4 million. Discovery has not yet commenced, and a trial date has not been established. We intend to defend ourselves vigorously against this lawsuit.

      We are party to disputes, including legal actions, with several of our suppliers and vendors. These disputes relate primarily to excess materials and order cancellation claims that resulted from the declines in demand for our products during 2001 and 2002 and the commensurate reductions in manufacturing volumes. We have recorded reserves related to these disputes to the extent that management believes are appropriate. We intend to vigorously defend ourself in these matters.

      The results of any litigation matters are inherently uncertain. In the event of any adverse decision in the described legal actions or disputes, or any other related litigation with third parties that could arise in the future, we could be required to pay damages and other expenses, and, in the case of litigation related to patents or other intellectual property rights, to cease the manufacture, use and sale of infringing products, to expend significant resources to develop non-infringing technology, or to obtain licenses to the infringing technology. We cannot make any assurance that these matters will not materially and adversely affect our business, financial condition, operating results or cash flows.

We may not be able to continue to meet the listing criteria for the Nasdaq National Market, which would adversely affect the ability of investors to trade our common stock and could adversely affect our business and financial condition.

      We cannot assure you that we will be able to maintain the listing of our common stock on the Nasdaq National Market, or that we will be able to meet the listing criteria for the Nasdaq SmallCap Market. In particular, from time to time in recent periods, the bid price of our Common Stock has closed below the $1.00 per share minimum required for continued inclusion on the Nasdaq National Market pursuant to Nasdaq’s Marketplace Rules. If as a result of the application of these listing requirements, our common stock is delisted from The Nasdaq National Market, our common stock would become more difficult to buy and sell. In addition, our common stock could be subject to certain rules placing additional requirements on brokers-dealers who sell or make a market in our securities. Consequently, if we were removed from the Nasdaq National Market, the ability or willingness of broker-dealers to sell or make a market in our common stock might decline, which would adversely affect the ability of investors to resell our common stock. In addition, our ability to secure additional capital in financing transactions with investors might be impacted, which would adversely affect our business and financial condition.

      We may undertake to effect a reverse split of our outstanding capital stock in order to increase the per-share trading price to comply with the Nasdaq’s Marketplace Rules. However, we cannot assure you that we would receive the vote of our stockholders required to effect the reverse stock split or that, if consummated, the reverse stock split would effectively increase or maintain our per share trading price above the $1.00 per share minimum.

Several of our stockholders beneficially own a significant percentage of our common stock, which will allow them to significantly influence matters requiring shareholder approval and could discourage potential acquisitions of our company.

      Warburg Pincus and entities affiliated with BCP Capital hold outstanding shares of Series A Preferred Stock convertible into an aggregate of 42,562,172 shares of common stock as of August 4, 2004. Including additional accretion at an annual rate of 8% through August 5, 2005, the Series A Preferred Stock will be convertible into an aggregate of 45,889,229 shares of common stock. The Investors also hold 490,599 shares of our Series B Preferred Stock, which is convertible into 42,727,171 shares of our common stock as of August 4, 2004. Including additional accretion at an annual rate of 14% through the seventh anniversary of the date of issuance of the Series B Preferred Stock, the Series B Preferred Stock will be convertible into 111,778,658 shares of our common stock. In addition, the Investors currently hold warrants to purchase an aggregate of 18,133,464 shares of our common stock at an exercise price of approximately $2.07 per share, 18,000,000 shares of our common stock at an exercise price of $1.46 per share and 6,000,000 shares of our common stock at an exercise price of $1.53 per share.

      Assuming conversion of our Series A Preferred Stock, our Series B Preferred Stock and the warrants held by the Investors, the Investors would be expected to represent approximately 48.2% of our outstanding capital stock on an as-converted and as-exercised basis, based on shares outstanding as of August 4, 2004, and excluding total outstanding employee options and other warrants to purchase approximately 28,605,483 shares and 2,651,306 shares, respectively, of common stock.

      On July 27, 2004, we entered into an agreement with our Investors that, pending stockholder approval, the Investors will surrender all of their Series A Preferred Stock, all of their Series B Preferred Stock and all of their common stock warrants in exchange for 164 million shares of our common stock and 400,000 shares of Series C Preferred Stock. If our stockholders do not approve this exchange, our Series A Preferred Stock, Series B Preferred Stock and the common stock warrants held by the Investors will remain outstanding in accordance with their terms. If our stockholders approve the Exchange, the Investors together will own approximately 57.0% of our outstanding capital stock, based on shares outstanding as of August 4, 2004.

      As a result of their ownership as outlined above, the Investors are able to exert significant influence over actions requiring the approval of our stockholders, including many types of change of control transactions and any amendments to our certificate of incorporation. The interests of the Investors may be different than those of other stockholders of our company. In addition, the significant ownership percentage of the Investors could have the effect of delaying or preventing a change in control of our company or otherwise discouraging a potential acquirer from obtaining control of our company.

As holders of our Series A Preferred Stock and Series B Preferred Stock, the Investors have rights that are senior to those of our common stock.

      Holders of our Series A Preferred Stock are entitled to receive certain benefits not available to holders of our common stock. In particular:

•	from August 2005 through August 2007, shares of Series A Preferred Stock will be entitled to dividends equal to 8% of their liquidation preference per year, payable, at our election, in cash or shares of our common stock valued at the then-market price;

•	each share of Series A Preferred Stock will have an initial liquidation preference of $25.00 and the liquidation preference will bear interest at 8%, compounded semi-annually, for three years. The liquidation preference is subject to adjustments in the event we undertake a business combination or other extraordinary transaction, or we are liquidated or dissolved;

•	in August 2007, we will be required to redeem all outstanding shares of Series A Preferred Stock, if any, for cash equal to their liquidation preference plus accrued and unpaid dividends;

•	in the event of a change of control of our company, we will have the right to convert the Series A Preferred Stock into common stock if upon such conversion the holders of Series A Preferred Stock would receive liquid securities or cash with a fair market value equal to or greater than 110% of the liquidation preference then in effect. If the consideration is less than 110% of the liquidation preference, we may either modify the conversion price so that the consideration will equal 110% of the liquidation preference then in effect or repurchase the Series A Preferred Stock for cash at 101% of the liquidation preference then in effect. In addition, in the event of a change of control that occurs prior to August 2005, the liquidation preference will increase as necessary to provide for three years of accretion;

•	holders of Series A Preferred Stock have rights to acquire additional shares of our capital stock or rights to purchase property in the event of certain grants, issuance or sales;

•	the conversion price of the Series A Preferred Stock, which initially was approximately $3.06 per share, and was reduced to approximately $2.07 in connection with the issuance of the Notes, the warrants held by the Investors and the issuance of the Series B Preferred Stock on July 30, 2004, is subject to additional customary weighted average anti-dilution adjustments and other customary adjustments; and

•	the approval of holders of a majority of the Series A Preferred Stock is separately required to approve changes to our certificate of incorporation or bylaws that adversely affect these holders’ rights, any offer, sale or issuance of our equity or equity-linked securities ranking senior to or equally with the Series A Preferred Stock, and any repurchase or redemption of our equity securities (other than from an employee, director or consultant following termination), or the declaration or payment of any dividend on our common stock.

      Holders of our Series B Preferred Stock are entitled to receive certain benefits not available to holders of our common stock. In particular:

•	each share of Series B Preferred Stock will have an initial liquidation preference of $100.00 and the liquidation preference will bear interest at an annual rate of 14%, compounded quarterly, for seven years from the date of issuance. The liquidation preference is subject to adjustments in the event we undertake a business combination or other extraordinary transaction, or we are liquidated or dissolved;

•	on the seventh anniversary of the issuance of the Series B Preferred Stock, we will be required to redeem all outstanding shares of Series B Preferred Stock, if any, for cash equal to their liquidation preference plus accrued and unpaid dividends;

•	in the event of a change in control of our company, the holders of the Series B Preferred Stock will have the right to convert the Series B Preferred Stock into common stock if upon such conversion the holders of Series B Preferred Stock would receive liquid securities or cash with a fair market value equal to or greater than 110% of the liquidation preference then in effect. If the consideration is less than 110% of the liquidation preference, we may either modify the conversion price so that the consideration will equal 110% of the liquidation preference then in effect or offer to repurchase the Series B Preferred Stock for cash at 101% of the liquidation preference then in effect. In addition, in the event of a change of control that occurs prior to the seventh anniversary of the issuance of the Series B Preferred Stock, the liquidation preference will increase as necessary to provide for seven years of accretion;

•	holders of Series B Preferred Stock will have rights to acquire additional shares of our capital stock or rights to purchase property in the event of certain grants, issuance or sales;

•	the conversion price of the Series B Preferred Stock, which initially shall be approximately $1.15 per share, will be subject to customary weighted average anti-dilution adjustments and other customary adjustments; and

•	the approval of holders of a majority of the Series B Preferred Stock is separately required to approve changes to our certificate of incorporation or bylaws that adversely affect these holders’ rights, any offer, sale or issuance of our equity or equity-linked securities ranking senior to or equally with the Series B Preferred Stock, any repurchase or redemption of our equity securities (other than from an employee, director or consultant following termination), or the declaration or payment of any dividend on our common stock.

      If our stockholders approve the Exchange and the Investors exchange their Series A Preferred Stock, Series B Preferred Stock and common stock warrants for shares of our common stock and our Series C Preferred Stock, Warburg Pincus has agreed that it will limit its voting rights until July 22, 2008 to limit no more than 49% of our issued and outstanding voting stock. In addition, if our stockholders approve the Exchange, for so long as each of the Investors owns at least 25% of the aggregate principal amount of the common stock issuable to it in the Exchange , the Investors each will have the right to appoint a member of our Board of Directors. For so long as Warburg Pincus owns 50% of the common stock issuable to it in the

Exchange, it shall have the right to appoint a second member of our Board of Directors. Independent of its holdings, Warburg Pincus shall have the right to have one observer attend meetings of the Board of Directors.

      We are obligated to register the common stock issuable upon conversion of the Series A preferred stock and Series B Preferred Stock and upon exercise of all warrants held by the Investors on a resale registration statement with the Securities and Exchange Commission.

We have a limited operating history with some of our current product lines, which makes your evaluation of our business difficult and will affect many aspects of our business.

      Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in developing industries, particularly companies in relatively new and rapidly evolving markets. These risks include:

•	an evolving and unpredictable business model;

•	uncertain acceptance of our new ORiNOCO, Lynx and Tsunami products;

•	litigation challenging our intellectual property;

•	competition; and

•	challenges in managing growth.

      We cannot assure you that we will succeed in addressing these risks. If we fail to do so, our revenue and operating results could be materially harmed.

We may experience fluctuations in operating results and may not be able to adjust spending in time to compensate for any unexpected revenue shortfall, which may cause operating results to fall below expectations of securities analysts and investors.

      Our operating results may fluctuate significantly in the future as a result of a variety of factors, many of which will be outside our control. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues in relation to planned expenditures could materially harm our operating results and financial condition, and may cause our operating results to fall below the expectations of securities analysts and investors. If this happens, the trading price of our common stock could decline significantly.

      Factors that may harm operating results include:

•	the effectiveness of our distribution channels and the success in maintaining our current distribution channels;

•	the effectiveness of developing new distribution channels;

•	our ability to effectively manage the development of new business segments and markets;

•	seasonal factors that may affect capital spending by customers;

•	market adoption of radio frequency, or RF, standards-based products (such as those compliant with the IEEE 802.11b, IEEE 802.11a, IEEE 802.11g, IEEE 802.16 or IEEE. 802.20 specifications);

•	our ability to develop, introduce, ship and support new products and product enhancements;

•	the sell-through rate of our WLAN and WWAN products through commercial distribution channels;

•	market demand for our point-to-point Lynx and Tsunami systems;

•	market demand for our point-to-multipoint Tsunami systems;

•	our ability to effectively manage product transitions from one generation of product platforms to newer product platform designs, including inventories on hand, product certifications, and customer transitions;

•	the mix of products sold because our products generate different gross margins;

•	a decrease in the average selling prices of our products;

•	our ability to upgrade and develop our systems and infrastructure;

•	difficulties in expanding and conducting international operations; and

•	general economic conditions and economic conditions specific to the wireless communications industry.

Shares eligible for future sale, including shares owned by our principal stockholders, may cause the market price of our common stock to drop significantly, even if our business is doing well.

      The potential for sales of substantial amounts of our common stock into the public market may adversely affect the market price of our common stock. Our Investors hold outstanding shares of Series A preferred stock convertible into an aggregate of 42,562,172 shares of common stock as of August 4, 2004. Including additional accretion at an annual rate of 8% through August 5, 2005, the Series A Preferred Stock will be convertible into an aggregate of 45,889,229 shares of common stock. The Investors also hold 490,599 shares of our Series B Preferred Stock, which is convertible into 42,727,171 shares of our common stock as of August 4, 2004. Including additional accretion at an annual rate of 14% through the seventh anniversary of the date of issuance of the Series B Preferred Stock, the Series B Preferred Stock will be convertible into 111,778,658 shares of our common stock. In addition, the Investors currently hold warrants to purchase an aggregate of 18,133,464 shares of our common stock at an exercise price of approximately $2.07 per share, 18,000,000 shares of common stock at an exercise price of $1.46 per share and 6,000,000 shares of our common stock at an exercise price of $1.53 per share.

      Assuming conversion of Series A Preferred Stock, our Series B Preferred Stock and the warrants held by the Series A and Series B Preferred Stock investors, would be expected to represent approximately 48.2% of our outstanding capital stock on an as-converted and as-exercised basis, based on shares outstanding as of August 4, 2004, and excluding total outstanding employee options and other warrants to purchase approximately 28,605,483 shares and 2,651,306 shares, respectively, of common stock.

      Upon the request of a majority-in-interest of the Investors, the Company has agreed to use reasonable best efforts, to prepare and file with the SEC within 180 days after the closing of a Qualified Transaction or such other time as shall be mutually agreed upon by the Company and the Investors, a registration statement on Form S-3 covering the securities held by each Investor in compliance with the Securities Act. Upon the effectiveness of such registration statement, the Investors will have the right to resell any shares of common stock issued to them upon conversion of the Series A Preferred Stock and Series B Preferred Stock and upon exercise of all of the warrants issued in connection with the Series A Preferred Stock and Series B Preferred Stock.

      We have entered into an agreement with our Investors that, pending stockholder approval, the Investors will surrender all of their Series A Preferred Stock, all of their Series B Preferred Stock and all of their common stock warrants in exchange for 164 million shares of our common stock and 400,000 shares of Series C Preferred Stock. If our stockholders do not approve the Exchange, our Series A Preferred Stock, Series B Preferred Stock and the common stock warrants held by the Investors will remain outstanding in accordance with their terms. If our stockholders approve the Exchange, the Investors together will own approximately 57.0% of our outstanding capital stock, based on shares outstanding as of August 4, 2004.

      In addition to these securities, as of August 4, 2004, options and warrants to acquire 28,605,483 and 2,651,306 shares, respectively, of our common stock were outstanding. Also, as of August 4, 2004, approximately an additional 13,451,677 shares of our common stock were reserved for issuance to our employees under existing and/or assumed stock option plans.

We may not be able to secure stockholders approval of the Exchange and the Exchange might not be consummated.

      Our stockholders may not approve the Exchange and the Exchange may not be consummated. If the Exchange is not consummated, the Series A Preferred Stock, the Series B Preferred Stock, and the common stock warrants held by the Investors would remain outstanding according to their terms. In addition, at any time after the thirtieth day following a special meeting at which our stockholders fail to approve the Exchange, the Investors may put the Bridge Loan to the Company for payment in accordance with its terms. If this were to occur, the Company might not be able to pay the amounts due under the Bridge Loan and might be forced to seek other sources of financing which may not be available on favorable terms or at all. If financing is not available, the Company might be forced to seek protection under applicable bankruptcy laws.

We may not be able to successfully market additional common stock financing transactions and the Bridge Loan might not convert into equity interest.

      If we are unable to market and close a common stock financing transaction with aggregate gross proceeds to the Company of $20.0 million or more by June 30, 2005, the Bridge Loan will not convert into common stock and will become immediately due and payable in accordance with its terms. If our stockholders do not approve the Exchange, the Investors will have the right to demand immediate repayment of the Bridge Loan at any time after the thirtieth day following the date that our stockholders fail to approve the Exchange. If either of these events were to occur, the we might not be able to pay the amounts due under the Bridge Loan and might be forced to seek other sources of financing which may not be available on favorable terms or at all. If financing is not available, we might be forced to seek protection under applicable bankruptcy laws.

Possible third-party claims of infringement of proprietary rights against us could have a material adverse effect on our business, results of operation and financial condition.

      The communications industry and products based on the 802.11 standards in particular are characterized by a relatively high level of litigation based on allegations of infringement of proprietary rights. There can be no assurance that third parties will not assert infringement claims against us, that any such assertion of infringement will not result in litigation or that we would prevail in such litigation. Furthermore, any such claims, with or without merit, could result in substantial cost to our business and diversion of our personnel, require us to develop new technology or enter into royalty or licensing arrangements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, or at all. In the event of a successful claim of infringement or misappropriation against us, and our failure or inability to develop non-infringing technology or to license the infringed, misappropriated or similar technology at a reasonable cost, our business, results of operations and financial condition would be materially adversely affected. In addition, we may be obligated to indemnify our customers against claimed infringement of patents, trademarks, copyrights and other proprietary rights of third parties. Any requirement to indemnify our customers could have a material adverse effect on our business, results of operations or financial condition.

Competition within the wireless networking industry is intense and is expected to increase significantly. Our failure to compete successfully could materially harm our prospects and financial results.

      The market for broadband wireless systems and wireless local area networking and building-to-building markets are extremely competitive and we expect that competition will intensify in the future. Increased competition could adversely affect our business and operating results through pricing pressures, the loss of market share and other factors. The principal competitive factors affecting wireless local area networking and fixed wireless markets include the following: data throughput; effective RF coverage area; interference immunity; network security; network scalability; price; integration with voice technology; wireless networking protocol sophistication; ability to support industry standards; roaming capability; power consumption; product miniaturization; product reliability; ease of use; product costs; product features and applications; product time to market; product certifications; changes to government regulations with respect to each country served and related to the use of radio spectrum; brand recognition; OEM partnerships; marketing alliances; manufacturing capabilities and experience; effective distribution channels; and company reputation.

      We could be at a disadvantage when compared to our competitors, particularly Symbol, Cisco Systems, NetGear and D-Link, that have broader distribution channels, greater brand recognition, more extensive patent portfolios and, in particular, more diversified product lines. In the broadband wireless access market, we have several competitors, including without limitation, Alvarion, Ceragon Networks, Stratex Networks, and Harris Corporation.

      We face competition from numerous companies that have developed competing products in both the commercial wireless and home networking markets, including several Asia-based companies offering low-price IEEE 802.11a/b/g products. We are also facing future competition from companies that offer products, which replace network adapters or offer alternative communications solutions (such as the integrated wireless functionality on the Intel Centrino computer chip), or from large computer companies, PC peripheral companies, as well as other large networking equipment companies that integrate network adapters into their products. Furthermore, we could face competition from certain of our OEM customers, which have, or could acquire, wireless engineering and product development capabilities, or might elect to offer competing technologies. We can offer no assurance that we will be able to compete successfully against these competitors or those competitive pressures we face will not adversely affect our business or operating results.

      Many of our present and potential competitors have substantially greater financial, marketing, technical and other resources with which to pursue engineering, manufacturing, marketing, and distribution of their products. These competitors may succeed in establishing technology standards or strategic alliances in the WLAN and building-to-building markets, obtain more rapid market acceptance for their products, or otherwise gain a competitive advantage. We can offer no assurance that we will succeed in developing products or technologies that are more effective than those developed by our competitors. Furthermore, we compete with companies that have high volume manufacturing and extensive marketing and distribution capabilities, areas in which we have only limited experience. We can offer no assurance that we will be able to compete successfully against existing and new competitors as wireless markets evolve and the level of competition increases.

Wireless networking markets are subject to rapid technological change and to compete, we must continually introduce new products that achieve broad market acceptance.

      We have expended substantial resources in developing products that are designed to conform to the IEEE 802.11 standards. There can be no assurance, however, that the IEEE 802.11 compliant products will have an ongoing meaningful commercial impact. Already, even within the 802.11 standard, there have been significant technological changes. The IEEE approved the 2.4 Ghz WLAN standard designated 802.11b. In 2000, the IEEE approved the 5 Ghz WLAN standard designated 802.11a. In 2003, the IEEE approved a new 2.4 Ghz WLAN standard designated 802.11g. IEEE is in the process of establishing additional 802.11 standards, including 802.11e related to quality of service for voice and video transmission, 802.11i related to enhanced security, and 802.11h related to dynamic frequency selection and transmission power control. Furthermore, IEEE has recently committed to developing new wireless WAN standards under two separate initiatives, 802.16 (WiMAX) and 802.20, standards which when finalized will produce transmission distances measured in kilometers.

      While we have products based on the 802.11a, 802.11b and 802.11g standards, future standards developments may make these technologies obsolete and require significant additional investment by the company. As an example, in August 2000, the FCC adopted a rule change to Part 15. Based on the rule change, we made significant investments in developing higher-speed frequency hopping technology that allowed for wider band hopping channels and increased the data rate from 1.6 Mbps to up to 10 Mbps based on the HomeRF 2.0 standard. However, widespread adoption of products based on the IEEE 802.11 standard have lead us to discontinue these products. There can be no assurance that a similar future change in industry standards and market acceptance will not require us to abandon our current product lines and invest significantly in research and development of future standards based products.

      Given the emerging nature of the WLAN market, there can be no assurance that the products and technology, or our other products or technology, will not be rendered obsolete by alternative or competing technologies, including cellular. Currently, cellular companies are developing 3rd generation technologies designed to transmit data at up to 2 mbps. In particular, Verizon has already announced an initiative based on this technology known as EV-DO. Cellular technology today has an inherent advantage of being more ubiquitous than WLAN hotspot technology. There can be no assurance that the Company’s current product offerings will be competitive with cellular or other WLAN technologies in the future.

      In addition, when we announce new products or product enhancements that have the potential to replace or shorten the life cycle of our existing products, customers may defer purchasing our existing products. These actions could materially adversely affect our operating results by unexpectedly decreasing sales, increasing our inventory levels of older products and exposing us to greater risk of product obsolescence. As the market for our wireless networking products is evolving, we believe our ability to compete successfully in this market is dependent upon the continued compatibility and interoperability of our products with products and architectures offered by other vendors. To remain competitive, we need to introduce products in a timely manner that incorporate or are compatible with these new technologies as they emerge. If we are unable to enter a particular market in a timely manner with internally developed products, we may license technology from other businesses or acquire other businesses as an alternative to internal research and development. Our expenses for research and development in the first half of 2004 decreased compared to the first half of 2003, primarily due to reduced personnel expenses as a result of the workforce reduction implemented in 2003. To the extent our revenues do not increase or we do not raise additional financing for working capital purposes, we may be required to further reduce our expenses for research and development which could limit our ability to introduce new products.

Our revenue may decline and our ability to achieve profitability may be threatened if the demand for wireless services in general and broadband wireless access systems in particular does not continue to grow.

      Our success is dependent on the continued trend toward wireless telecommunications and data communications services. If the rate of growth slows and service providers reduce their capital investments in wireless infrastructure or fail to expand into new geographic markets, our revenue may decline. Unlike some competitors such as Cisco Systems (including Linksys), NetGear and 3Com, our principal product offerings rely on wireless technologies. Accordingly, we would experience a greater impact from a decline in the demand for wireless services than some of our most important competitors. In addition, wireless access solutions are unproven in the marketplace and some of the wireless technologies, such as our Tsunami point-to-multipoint technology and 802.11 technologies in which we have invested substantial capital, were only commercially introduced in the last few years. In addition, we are also investing in the development of products that comply with the emerging 802.16 wireless access standard. If wireless access technology turns out to be unsuitable for widespread commercial deployment, it is unlikely we could generate enough sales to achieve and sustain profitability. We have listed below the factors that we believe are key to the success or failure of broadband wireless access technology:

•	its reliability and security and the perception by end users of its reliability and security;

•	its capacity to handle growing demands for faster transmission of increasing amounts of data, voice and video;

•	the availability of sufficient frequencies for network service providers to deploy products at commercially reasonable rates;

•	its cost-effectiveness and performance compared to other forms of broadband access, whose prices and performance continue to improve;

•	its suitability for a sufficient number of geographic regions; and

•	the availability of sufficient site locations for network service providers to install products at commercially reasonable rates.

      We have experienced the effects of many of the factors listed above in interactions with customers selecting wireless versus wire line technology. For example, because of the frequency with which individuals using cellular phones experience fading or a loss of signal, customers often hold the perception that all broadband wireless technologies will have the same reliability constraints even though the wireless technology we use does not have the same problems as cellular phones. In some geographic areas, because of adverse weather conditions that affect wireless transmissions, but not wire line technologies, we are not able to sell products as successfully as competitors with wire line technology. In addition, future legislation, legal decisions and regulation relating to the wireless telecommunications industry may slow or delay the deployment of wireless networks.

      We may also lose customers to different types of wireless technologies. Many of our products operate in the unlicensed frequency bands, in compliance with various governmental regulations. In addition, many of the emerging wireless standards utilize these unlicensed frequency bands. The proliferation and market acceptance of unlicensed wireless products increases the probability of interference among unlicensed devices. Increasing interference can adversely affect the operation of our unlicensed products, resulting in customers selecting alternative products that do not operate in these unlicensed frequency bands. For example, we have only a limited offering of products that operate in licensed radio spectrums. Some customers, however, may want to operate in licensed radio spectrums because they sometimes offer less interference than license free radio spectrums or have other advantages.

We depend on international sales and our ability to sustain or expand international sales is subject to many risks, which could adversely affect our operating results.

      During the six months ended July 2, 2004 and years ended December 31, 2003 and 2002, international sales accounted for approximately 41%, 41% and 38% of our total sales, respectively. We expect that our revenue from shipments to international customers will vary as a percentage of total revenue. There are certain risks inherent in doing business in international markets, including the following:

•	uncertainty of product acceptance by customers in foreign countries;

•	difficulty in assessing the ability to collect on orders to be shipped in an uncertain economic environment;

•	difficulty in collecting accounts receivable;

•	export license and documentation requirements;

•	unforeseen changes in regulatory requirements;

•	difficulties in staffing and managing multinational operations;

•	governmental restrictions on the repatriation of funds into the United States;

•	foreign currency fluctuations;

•	longer payment cycles for international distributors;

•	tariffs, duties, taxes and other trade barriers;

•	difficulties in finding foreign licensees or joint venture partners; and

•	potential political and economic instability.

      There is a risk that such factors will harm our ability to continue to successfully operate internationally and our efforts to expand international operations. In this regard, our revenue levels have been affected, in part, by reduced ability to ship our products to international customers in cases where collectibility, based on a number of factors, could not be reasonably assured.

      While we may extend limited credit terms, fluctuations in currency exchange rates could cause our products to become relatively more expensive to customers in a particular country, leading to a reduction in sales or profitability in that country. There can be no assurance that foreign markets will continue to develop or that we will receive additional orders to supply our products to foreign customers. Our business and operating results could be materially adversely affected if foreign markets do not continue to develop or if we do not receive additional orders to supply our products for use by foreign customers.

      To successfully expand international sales, we will need to recruit additional international sales and support personnel and expand our relationships with international distributors and value-added resellers. This expansion will require significant management attention and financial resources. We may incur these additional costs and add these management burdens without successfully expanding sales. This failure would harm our operating results.

Our business will depend on rapidly evolving telecommunications and Internet industries.

      Our future success is dependent upon the continued growth of the data communications and wireless industries, particularly with regard to Internet usage. The global data communications and Internet industries are evolving rapidly and it is difficult to predict potential growth rates or future trends in technology development. We cannot assure you that the deregulation, privatization and economic globalization of the worldwide telecommunications market that has resulted in increased competition and escalating demand for new technologies and services will continue in a manner favorable to us or our business strategies. In addition, there can be no assurance that the growth in demand for wireless and Internet services, and the resulting need for high speed or enhanced data communications products and wireless systems, will continue at its current rate or at all.

We may be dependent on and receive a significant percentage of our revenue from a limited number of OEM customers.

      A limited number of OEM customers may contribute a significant percentage of our revenue. We expect that sales to a limited number of OEM customers will continue to account for a significant portion of our revenue for the foreseeable future. Sales of many of our wireless networking products depend upon decisions of prospective OEM customers to develop and market wireless solutions which incorporate our wireless technology. OEM customers’ orders are affected by a variety of factors, including the following:

•	new product introductions;

•	end user demand for OEM customers’ products;

•	joint development efforts;

•	OEM customers’ product life cycles;

•	inventory levels;

•	market and OEM customers’ adoption of new wireless standards;

•	manufacturing strategies;

•	lengthy design-in cycles;

•	pricing;

•	regulatory changes;

•	contract awards; and

•	competitive situations.

      The loss of one or more of, or a significant reduction in orders from, our major OEM customers could materially and adversely affect our operating results or stock price. In addition, there can be no assurance that we will become a qualified supplier for new OEM customers or that we will remain a qualified supplier for existing OEM customers.

Our business derives a substantial portion of its revenue from a limited number of distributors. Therefore, a decrease or loss in business from any of them may cause a significant delay or decline in our revenue and could harm our reputation.

      Our business has historically generated a significant amount of revenue from a limited number of distributors. The loss of business from any of these distributors or the delay of significant orders from any of them, even if only temporary, could significantly reduce our revenue, delay recognition of revenue, harm our reputation or reduce our ability to accurately predict cash flow. Two distributors accounted for approximately 15% and 13% of our total revenue for the six months ended July 2, 2004, and one distributor accounted for approximately 14% and 23% of our total revenue for the years ended December 31, 2003 and 2002, respectively. We do not have long-term contracts with any of these distributors. While we expect to have a more diversified and expansive end customer base, the future success of our business will depend significantly on the timing and size of future purchase orders, if any, from a limited number of distributors. Additionally, our reliance on distributors limits our visibility to our end user customers, which impacts our ability to accurately forecast our revenues. Most of our expenses are fixed in the short term and any shortfall in revenues in relation to planned expenditures could materially harm our operating results and financial condition.

We depend on limited suppliers for key components that are difficult to manufacture, and because we may not have long-term arrangements with these suppliers, we could experience disruptions in supply that could decrease or delay the recognition of revenues.

      We depend on single or limited source suppliers for several key components used in our products. Any disruptions in the supply of these components or assemblies could delay or decrease our revenues. In addition, even for components with multiple sources, there have been, and may continue to be, shortages due to capacity constraints caused by high demand. We do not have any long-term arrangements with our suppliers and could be at a disadvantage compared to other companies, particularly larger companies that have contractual rights or preferred purchasing arrangements. In addition, during periods of capacity constraint, we are disadvantaged compared to better capitalized companies, as suppliers have in the past and may in the future choose not to do business with us, or may require letters of credit guaranteeing our obligations, as a result of our financial condition. If, for any reason, a supplier fails to meet our quantity or quality requirements, or stops selling components to us or our contract manufacturers at commercially reasonable prices, we could experience significant production delays and cost increases, as well as higher warranty expenses and product reputation problems. Because the key components and assemblies of our products are complex, difficult to manufacture and require long lead times, we may have difficulty finding alternative suppliers to produce our components and assemblies on a timely basis. In the Wi-Fi market, the growth in demand has created unexpected shortages and sudden increases in lead times. We have experienced shortages of some of these components in the past, which delayed related revenue, and we may experience shortages in the future. In addition, because the majority of our products have a short sales cycle of between 30 and 90 days, we may have difficulty in making accurate and reliable forecasts of product needs. As a result, we could experience shortages in supply, which could delay or decrease revenue because our customers may cancel their orders or choose a competitor for their future needs.

We have limited manufacturing capabilities and we will need to increasingly depend on contract manufacturers for our manufacturing requirements.

      We have limited manufacturing capability in large scale or foreign manufacturing. There can be no assurance that we will be able to develop or contract for additional manufacturing capacity on acceptable terms on a timely basis. In addition, in order to compete successfully, we will need to achieve significant product cost reductions. Although we intend to achieve cost reductions through engineering improvements, production economies, and manufacturing at lower cost locations including outside the United States, there can be no assurance that we will be able to do so. In order to remain competitive, we must continue to introduce new products and processes into our manufacturing environment, and there can be no assurance that any such new products will not create obsolete inventories related to older products. For example, as part of our ongoing review of our inventory reserve requirements, we increased our reserve for excess and obsolete inventory and lower of cost or market by $2.1 million in the first half of 2004, primarily related to legacy WWAN products. As part of our restructuring charge in the second quarter of 2003, we increased our reserve for excess and obsolete inventory by $22.5 million, also primarily related to legacy WWAN products. As a part of our restructuring charge in the first quarter of 2002, we increased our reserve for obsolete and excess inventory, including purchase commitments, totaling $12.7 million, of which $7.7 million related to excess inventory and $5.0 million related to purchase commitments, primarily related to legacy WLAN products. These provisions related to a decrease in demand for certain products as well as our strategy to discontinue certain products in order to concentrate on selling next generation products.

      We rely on contract and subcontract manufacturers for turnkey manufacturing and circuit board assemblies which subjects us to additional risks, including a potential inability to obtain an adequate supply of finished assemblies and assembled circuit boards and reduced control over the price, timely delivery and quality of such finished assemblies and assembled circuit boards. If our Sunnyvale facility were to become incapable of operating, even temporarily, or were unable to operate at or near our current or full capacity for an extended period, our business and operating results could be materially adversely affected.

      Changes in our manufacturing operations to incorporate new products and processes, or to manufacture at lower cost locations outside the United States, could cause disruptions, which, in turn, could adversely affect customer relationships, cause a loss of market opportunities and negatively affect our business and operating results. In addition, our reliance on a limited number of manufacturers involves a number of risks, including the risk that these manufacturers may terminate their relationship with us, may choose not to devote adequate capacity to produce our products or may delay production of our products. If any of these risks are realized, we could experience an interruption in supply, which could have an adverse impact on the timing and amount our revenues. There can be no assurance that we will be able to effectively transition these products, which, in turn, could adversely affect customer relationships, cause a loss of market opportunities and negatively affect our business and operating results.

      Our reliance on contract manufacturers could subject us to additional costs or delays in product shipments as demand for our products increases or decreases. As demand for wireless products increases, our contract manufacturers are experiencing increasing lead times for many components increasing the possibility that they will be unable to satisfy our product requirements in a timely fashion. There can be no assurance that we will effectively manage our contract manufacturers or that these manufacturers will meet our future requirements for timely delivery of products of sufficient quality and quantity. The inability of our contract manufacturers to provide us with adequate supplies or the loss of a contract manufacturer would result in costs to acquire additional manufacturing capacity and delays in shipments of our products, materially adversely affecting our business and operating results. In addition, cancellations in orders as a result of decreases in demand for products may subject us to claims for damages. In this regard, we are party to disputes, including legal actions, with several of our suppliers and vendors. These disputes relate primarily to excess materials and order cancellation claims that resulted from declines in demand for our products during 2001 and 2002 and the commensurate reductions in manufacturing volumes.

We may be unable to achieve the manufacturing cost reductions and improvements required in order to achieve or maintain profitability.

      In general, the average selling prices of our products decline over time. If we do not reduce production costs and other expenses, we may not be able to offset this continuing decline and achieve or maintain profitability. We must also develop and introduce on a timely basis new products and features that can be sold at higher average selling prices or produced at lower costs.

Failure to decrease the cost of our products or to effectively develop new systems would cause our gross profit and our revenue to decline or to increase more slowly.

      We expect that average selling prices of our products will continue to decrease because one of our strategies is to increase the percentage of domestic and international sales being made through distributors and value-added resellers, and to OEM customers, which involve lower prices than our direct sales. This risk from declining average selling prices may also intensify because we expect that market conditions, particularly falling prices for competing broadband solutions, will force us to reduce prices over time. Under some circumstances, we may be forced to reduce prices even if it causes us to decrease gross profit or to take a loss on our products. We may also be unable to reduce sufficiently the cost of our products to enable us to compete with other broadband access technologies with lower product costs. In order to remain competitive, we will need to design our products so that they can be manufactured with low-cost, automated manufacturing, assembly and testing techniques. We cannot assure you that we will be successful in designing our products to allow contract manufacturers to use lower-cost, automated techniques. In addition, any redesign may fail to result in sufficient cost reductions to allow us to significantly reduce the price of our products or prevent our gross profit from declining as prices decline.

Because many of our current and planned products are or will be highly complex, they may contain defects or errors that are detectable only after deployment in complex networks and which, if detected, could harm our reputation, result in costs to us in excess of our estimates, adversely affect our operating results, result in a decrease in revenue or result in difficulty collecting accounts receivable.

      Many of our complex products can only be fully tested when deployed in commercial networks. As a result, end users may discover defects or errors or experience breakdowns in their networks after the products have been deployed. The occurrence of any defects or errors in these products, including defects or errors in components supplied by our contract manufacturers, could result in:

•	failure to achieve market acceptance and loss of market share;

•	cancellation of orders;

•	difficulty in collecting accounts receivable;

•	increased service and warranty costs;

•	diversion of resources, legal actions by customers and end users; and

•	increased insurance costs and other losses to our business or to end-users.

      If we experience warranty failure that indicate either manufacturing or design deficiencies, we may be required to recall units in the field and or stop producing and shipping such products until the deficiency is identified and corrected. In the event of such warranty failures, our business could be adversely affected resulting in reduced revenue, increased costs and decreased customer satisfaction. Because customers often delay deployment of a full system until they have tested the products and any defects have been corrected, we expect these revisions to cause delays in orders by our customers for our systems. Because our strategy is to introduce more complex products in the future, this risk will intensify over time. End users have discovered errors in our products. If the costs of remediating problems experienced by our customers exceed our warranty reserves, these costs may adversely affect our operating results.

To compete effectively, we will need to establish and expand new distribution channels for our point-to-point and point-to-multipoint products and 802.11 WLAN products.

      We sell our products through domestic and international distributors. In general, distributors, value-added resellers and retailers offer products of several different companies, including products that may compete with our products. Accordingly, they may give higher priority to products of other suppliers, thus reducing our efforts to sell our products. In addition they often focus on specific markets and we will need to add new distributors and value-added resellers as we expand our sales to new markets. Agreements with distributors and retailers are generally terminable at their option. Any reduction in sales efforts or termination of a relationship may materially and adversely affect our business and operating results. Use of distributors and retailers also entails the risk that they will build up inventories in anticipation of substantial growth in sales. If such growth does not occur as anticipated, they may substantially decrease the amount of products ordered in subsequent quarters. Such fluctuations could contribute to significant variations in our future operating results.

Broadband wireless access solutions have some disadvantages and limitations as compared to other alternative broadband access solutions that may prevent widespread adoption, which could hurt our prospects.

      Broadband wireless access solutions, including point-to-point and point-to-multipoint systems, compete with other high-speed access solutions such as digital subscriber lines, cable modem technology, fiber optic cable and other high-speed wire line and satellite technologies. If the market for our Lynx and Tsunami point-to-point and Tsunami point-to-multipoint solutions fails to develop or develops more slowly than we expect due to this competition, our sales opportunities will be harmed. Many of these alternative technologies can take advantage of existing installed infrastructure and are generally perceived to be reliable and secure. As a result, they have already achieved significantly greater market acceptance and penetration than point-to-point and point-to-multipoint broadband wireless access technologies. Moreover, current point-to-point and point-to-multipoint broadband wireless access technologies have inherent technical limitations that may inhibit their widespread adoption in many areas, including the need for line-of-sight installation and, in the case of operating frequencies above 11 GHz, reduced communication distance in bad weather.

      We expect point-to-point and point-to-multipoint broadband wireless access technologies to face increasing competitive pressures from both current and future alternative technologies. In light of these factors, many service providers may be reluctant to invest heavily in broadband wireless access solutions.

Broadband wireless access products frequently require a direct line-of-sight, which may limit the ability of service providers to deploy them in a cost-effective manner and could harm our sales.

      Because of line-of-sight limitations, service providers often install broadband wireless access equipment on the rooftops of buildings and on other tall structures. Before undertaking these installations, service providers must generally secure roof rights from the owners of each building or other structure on which the equipment is to be installed. The inability to easily and cost-effectively obtain roof rights may deter customers from choosing to install broadband wireless access equipment, which could have an adverse effect on our sales.

We are exposed to increased costs and risks associated with complying with increasing and new regulation of corporate governance and disclosure standards.

      We are spending an increased amount of management time and external resources to comply with changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and Nasdaq Stock Market rules. In particular, Section 404 of the Sarbanes-Oxley Act of 2002 requires management’s annual review and evaluation of our internal control systems, and attestations of the effectiveness of these systems by our independent auditors. We are currently documenting and testing our internal control systems and procedures and considering improvements that may be necessary in order for us to comply with the requirements of Section 404 by the end of 2004. This process has required us to hire additional personnel and outside advisory services and has resulted in additional accounting and legal expenses. In addition, the evaluation and attestation processes required by Section 404 are new and neither companies nor auditing firms have significant experience in testing or complying with these requirements. Accordingly, we may encounter problems or delays in completing the review and evaluation, the implementation of improvements and the receipt of a positive attestation by our independent auditors. While we believe that we currently have adequate internal controls over financial reporting, in the event that our chief executive officer, chief financial officer or independent auditors determine that our controls over financial reporting are not effective as defined under Section 404, investor perceptions of our company may be adversely affected and could cause a decline in the market price of our stock.

Inability to attract and retain key personnel could hinder our ability to operate.

      Our success depends to a large extent on the continued services of Mr. Frank Plastina, our Chairman and Chief Executive Officer, Mr. Kevin Duffy, our President and Chief Operating Officer, Mr. Michael D. Angel, our Executive Vice President and Chief Financial Officer, and other members of our senior management team. We recently announced that our board of directors has approved a plan for Mr. Duffy to assume the role of Chief Executive Officer in January 2005, which Mr. Plastina to serve as full time Executive Chairman. The loss of the services of any of these management members could harm our business because of the crucial role each of them is expected to play in our operations and strategic development. In order to be successful, we must also retain and motivate key employees, including those in managerial, technical, marketing and sales positions. In particular, our product generation efforts depend on hiring and retaining qualified engineers. Experienced management and technical, sales, marketing and support personnel in the wireless networking industry are in high demand and competition for their talents is intense. This is particularly the case in Silicon Valley, where our headquarters and a majority of our operations are located.

Uncertainties and heightened security associated with the aftermath of war in Iraq and the ongoing war on terrorism may continue to adversely affect domestic and international demand for our products, result in a further deterioration of global economic conditions, and increase shipment times and costs for our products.

      The economic uncertainty resulting from hostilities in Iraq may continue to negatively impact consumer and business confidence. In recent periods, general economic conditions in the U.S. caused and may continue to cause U.S. businesses to slow spending on products and to delay sales cycles. Similarly, global economic conditions could cause foreign businesses to slow or halt spending on our products. We manufacture a substantial portion of our products outside the U.S., and we may experience delays in the delivery of our products or increased shipping costs as a result of increased security measures. This economic uncertainty may make it more difficult to continue to implement our business strategy and could adversely impact future operating results.

Compliance with governmental regulations in multiple jurisdictions where we sell our products is difficult and costly.

      In the United States, we are subject to various Federal Communications Commission, or FCC, rules and regulations. Current FCC regulations permit license-free operation in certain FCC-certified bands in the radio spectrum. Our wireless products are certified for unlicensed operation in the 902-928 MHz, 2.4-2.4835 GHz, 5.15-5.35 GHz and 5.725-5.825 GHz frequency bands, and we expect soon to have certified products in the newly opened 5.470-5.725 GHz band. Operation in these frequency bands is governed by rules set forth in Part 15 of the FCC regulations. The Part 15 rules are designed to minimize the probability of interference to other users of the spectrum and, thus, accord Part 15 systems unlicensed status in the frequency band. In the event that there is interference caused by a Part 15 user, the FCC can require the Part 15 user to curtail transmissions that create interference. In this regard, if users of our products experience excessive interference from primary users, market acceptance of our products could be adversely affected, which could materially and adversely affect our business and operating results. The FCC, however, has established certain standards that create an irrefutable presumption of noninterference for Part 15 users and we believe that our products comply with such requirements. There can be no assurance that the occurrence of regulatory changes, including changes in the availability of spectrum, changes in the allowed use spectrum, or modification to the standards establishing an irrefutable presumption for unlicensed Part 15 users, would not significantly affect our operations by rendering current products obsolete, restricting the applications and markets served by our products or increasing the opportunity for additional competition.

      Our products are also subject to regulatory requirements in international markets and, therefore, we must monitor the development of frequency regulations in certain countries that represent potential markets for our products. While there can be no assurance that we will be able to comply with regulations in any particular country, we will design our products to minimize the design modifications required to meet various 2.4 GHz and 5 GHz international spread spectrum regulations. In addition, we will seek to obtain international certifications for our product line in countries where there are substantial markets for wireless networking systems. Changes in, or the failure by us to comply with, applicable domestic and international regulations could materially adversely affect our business and operating results. In addition, with respect to those countries that do not follow FCC regulations, we may need to modify our products to meet local rules and regulations.

      Regulatory changes by the FCC or by regulatory agencies outside the United States, including changes in the availability of spectrum, could significantly affect our operations by restricting our development efforts, rendering current products obsolete or increasing the opportunity for additional competition. Several changes by the FCC were approved within the last eight years including changes in the allocation and use of available frequency spectrum, as well as the granting of an interim waiver. These approved changes could create opportunities for other wireless networking products and services. There can be no assurance that new regulations will not be promulgated, that could materially and adversely affect our business and operating results. It is possible that the United States and other jurisdictions will adopt new laws and regulations affecting the pricing, characteristics and quality of broadband wireless systems and products. Increased government regulations could:

•	decrease the growth of the broadband wireless industry;

•	hinder our ability to conduct business both domestically and internationally;

•	reduce our revenues;

•	increase the costs and pricing of our products;

•	increase our operating expenses; and

•	expose us to significant liabilities.

      Any of these events or circumstances could seriously harm our business and results of operations.

Our operating results have been, and could further be, adversely affected as a result of purchase accounting treatment and the impact of amortization and impairment of intangible assets relating to the merger and the Agere asset purchase.

      In accordance with generally accepted accounting principles, we accounted for our merger with Proxim, Inc. using the purchase method of accounting. Under the purchase method of accounting, we have recorded the market value of our Common Stock issued in connection with the merger, the fair value of the options to purchase Proxim, Inc. Common Stock that became options to purchase Proxim Corporation Common Stock and the amount of direct transaction costs as the cost of combining with Proxim, Inc. We have allocated the cost of the individual assets acquired and liabilities assumed, including various identifiable intangible assets (such as acquired technology and acquired trademarks and trade names) and in-process research and development, based on their respective fair values at the date of the completion of the merger. Intangible assets are required to be amortized prospectively over their estimated useful lives. The purchase price was allocated to deferred compensation, based on the portion of the intrinsic value of the unvested Proxim, Inc. options we have assumed to the extent that service is required after completion of the merger in order to vest. Any excess of the purchase price over those fair market values will be accounted for as goodwill. We are not required to amortize goodwill against income but goodwill and other non-amortizable intangible assets will be subject to periodic reviews for impairment.

      In this regard, due to the decline in forecasted revenue in future periods, we took a charge of $129.1 million related to the impairment of goodwill in accordance with SFAS No. 142 in the fourth quarter of 2002. The impairment charged was measured as the amount that the carrying amount exceeded our estimated fair value. If we are required to recognize additional impairment charges, the charge will negatively impact reported earnings in the period of the charge.

Changes in stock option accounting rules may adversely impact our reported operating results prepared in accordance with generally accepted accounting principles, our stock price and our competitiveness in the employee marketplace.

      Technology companies like ours have a history of using broad based employee stock option programs to hire, incentivize and retain our workforce in a competitive marketplace. Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) allows companies the choice of either using a fair value method of accounting for options, which would result in expense recognition for all options granted, or using an intrinsic value method, as prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), with a pro forma disclosure of the impact on net income (loss) of using the fair value option expense recognition method. We have elected to apply APB 25 and accordingly we generally do not recognize any expense with respect to employee stock options as long as such options are granted at exercise prices equal to the fair value of our common stock on the date of grant.

      During March 2004 the FASB issued a proposed Statement, “Share-Based Payment, an amendment of FASB Statements No. 123 and 95”. The proposed statement eliminates the treatment for share-based transactions using APB 25 and generally would require share-based payments to employees be accounted for using a fair-value-based method and recognized as expenses in our statements of operations. The proposed standard would require the modified prospective method be used, which would require that the fair value of new awards granted from the beginning of the year of adoption plus unvested awards at the date of adoption be expensed over the vesting term. In addition, the proposed statement encourages companies to use the “binomial” approach to value stock options, as opposed to the Black-Scholes option pricing model that we currently use for the fair value of our options under SFAS 123 disclosure provisions.

      The effective date the proposed standard is recommending is for fiscal years beginning after December 15, 2004. Should this proposed statement be finalized, it will have a significant impact on our consolidated statement of operations as we will be required to expense the fair value of our stock options rather than disclosing the impact on our consolidated result of operations within our footnotes in accordance with the disclosure provisions of SFAS 123 (see Note 14 of the notes to condensed consolidated financial statements). This will result in lower reported earnings per share which could negatively impact our future stock price. In addition, should the proposal be finalized, this could impact our ability to utilize broad based employee stock plans to reward employees and could result in a competitive disadvantage to us in the employee marketplace.

The price of our common stock may be subject to wide fluctuation, and you may lose all or part of your investment in our common stock.

      The trading prices of our common stock have been subject to wide fluctuations, and such trend is likely to continue with respect to the trading price of our common stock. The trading price of our common stock may fluctuate in response to a number of events and factors, including:

•	quarterly variations in revenues and operating results;

•	announcements of innovations and new products;

•	strategic developments or business combinations by us or our competitors;

•	changes in our expected operating expense levels;

•	changes in financial estimates including the Company’s ability to meet its future revenue and operating profit or loss projections;

•	recommendations of financial and industry analysts;

•	the operating and securities price performance of comparable companies; and

•	news reports relating to trends in the wireless communications industry.

      The Company has not met its revenue and/or operating profit or loss projections from time to time in the past, most recently in the quarters ended April 2, 2004 and July 2, 2004. In addition, the stock market in general, and the market prices for wireless-related companies in particular, have experienced extreme volatility that often has been unrelated to the operating performance of these companies. These broad market and industry fluctuations may influence the trading price of our common stock. These trading price fluctuations may make it more difficult to use our common stock as currency to make acquisitions that might otherwise be advantageous, or to use stock options as a means to attract and retain employees. Accordingly, you may lose all or part of your investment in our common stock.

Provisions of our certificate of incorporation, bylaws and Delaware law could deter takeover attempts.

      Some provisions in our certificate of incorporation and bylaws could delay, prevent or make more difficult a merger, tender offer, proxy contest or change of control of our company despite the possibility that such transactions may be viewed to be in the best interest of our stockholders since such transactions could result in a higher stock price than the then-market price of our common stock. Among other things, our certificate of incorporation and bylaws:

•	authorize our board of directors to issue preferred stock with the terms of each series to be fixed by the board of directors;

•	divide our board of directors into three classes so that only approximately one-third of the total number of directors is elected each year;

•	permit directors to be removed only for cause; and

•	specify advance notice requirements for stockholder proposals and director nominations.

      In addition, with some exceptions, the Delaware General Corporation Law will restrict or delay mergers and other business combinations between us and any stockholder that acquires 15% or more of our voting stock.

PROXY
PROXIM CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
SPECIAL ANNUAL MEETING OF STOCKHOLDERS, SEPTEMBER [          ], 2004

     The undersigned stockholder of Proxim Corporation (the “Company”) hereby appoints Franco Plastina and Richard J. Tallman, and each of them, with power of substitution to each, true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all the shares of stock of the Company held of record by the undersigned as of August [          ], 2004, at the special annual meeting of stockholders of the Company to held on [                    ], September [          ], 2004 at 10:00 a.m. local time at Company’s principal executive offices located at 935 Stewart Drive, Sunnyvale, California 94085 and at any adjournment or postponement thereof.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

VOTER CONTROL NUMBER
[                                        ]

Your vote is important. Please vote immediately.

VOTE-BY-TELEPHONE

1. Read the accompanying proxy statement and proxy card.

2. Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683).

3. Enter your Voter Control Number listed above your name and follow the easy recorded instructions.

PLEASE DO NOT MAIL YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE

—DETACH HERE IF YOU ARE RETURNING YOUR PROXY BY MAIL—

☒      Please mark votes as in this example

The shares represented by this proxy will be voted in the manner directed. In the absence of any direction, the shares will be voted FOR Proposals 1, 2, 3 and 4. The undersigned acknowledges receipt of the notice and proxy statement for the special annual meeting of stockholders to be held on September [   ], 2004.

Please mark, sign and date this proxy and return it promptly whether you plan to attend the meeting or not. If you do attend, you may vote in person if you desire.

Proposal I:	To approval the Company’s ability to issue an aggregate of 164,000,000 shares of Common Stock and 400,000 shares of Series C Preferred Stock to the Investors upon the Investors’ surrender of all of their Series A Convertible Preferred Stock, all of their Series B Convertible Preferred Stock and their warrants to purchase an aggregate of 42,133,464 shares of the Company’s Class A Common Stock.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Proposal II:	To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a one-for-ten reverse split of the outstanding shares of Proxim’s common stock.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Proposal III:	To elect three Class I directors to hold office until the 2007 annual meeting of stockholders.

Nominees:	(01) Franco Plastina
(02) Michael P. Ressner, and
(03) Kenneth E. Westrick

FOR	WITHHELD
☐	☐

☐		☐	MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW
For all nominees except as noted above

Proposal IV:	To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending December 31, 2004.

FOR	AGAINST	ABSTAIN
☐	☐	☐

Proposal V:	In their discretion, the proxyholders are authorized to vote upon such other business as may properly come before the meeting, or any adjournment or postponement thereof.

Please sign exactly as name appears hereon. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign and give their full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in partnership name by an authorized person.

Signature	Date	Signature	Date